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As filed with the Securities and Exchange Commission on October 27, 2004

Registration No. 333-117800

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Diamond Jo, LLC (Exact name of registrants as specified in their charter)	Peninsula Gaming, LLC (Exact name of registrants as specified in their charter)	Peninsula Gaming Corp. (formerly known as The Old Evangeline Downs Capital Corp.) (Exact name of registrants as specified in their charter)	The Old Evangeline Downs, L.L.C. (Exact name of registrants as specified in their charter)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)	Louisiana (State or other jurisdiction of incorporation or organization)
42-1483875 (I.R.S. Employer Identification No.)	20-0800583 (I.R.S. Employer Identification No.)	25-1902805 (I.R.S. Employer Identification No.)	72-1280511 (I.R.S. Employer Identification No.)

7948
(Primary standard industrial
classification code number)

P.O. Box 90270
Lafayette, Louisiana 70509-0270
(337) 896-7223
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

M. Brent Stevens
Chief Executive Officer
P.O. Box 90270
Lafayette, Louisiana 70509-0270
(337) 896-7223
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nazim Zilkha, Esq.
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York
(212) 506-2620

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 27, 2004

PROSPECTUS

DIAMOND JO, LLC
PENINSULA GAMING CORP.
PENINSULA GAMING, LLC

Offer to Exchange

$233,000,000

8 3/4% Senior Secured Notes due 2012

  •
  We are offering to exchange new registered 8 3/4% Senior Secured Notes due 2012 for all of our outstanding unregistered 8 3/4% Senior Secured Notes due 2012.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

  •
  The exchange offer is subject only to the conditions that the exchange offer will not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission.

  •
  All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

  •
  Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new notes to be issued are substantially identical to your notes, except that the new notes will not have securities laws transfer restrictions, and you will not have registration rights.

  •
  We may redeem the notes in whole or in part anytime on or after April 15, 2008.

  •
  Any restricted subsidiary we form or acquire will be required to fully and unconditionally guarantee the notes on a senior secured basis, subject to the prior lien with respect to the collateral securing our senior secured credit facility.

  •
  There is no established trading market for the new notes, and we do not intend to apply for listing of the new notes on any securities exchange.

        For a discussion of factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 17 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

Prospectus Summary	1
Terms of the Exchange Offer	8
Risk Factors	17
Forward-Looking Statements	34
The Transactions	36
Use of Proceeds	39
Capitalization	40
Selected Consolidated Financial Data	42
Management's Discussion and Analysis of Financial Condition and Results of Operations	44
Business	61
Regulatory Matters	67
Management	76
Executive Compensation	78
Security Ownership of Certain Beneficial Owners and Management	81
Certain Relationships and Related Party Transactions	83
Description of Senior Secured Credit Facility	85
The Exchange Offer	87
Description of Notes	98
Book-Entry; Delivery and Form	145
Specific United States Federal Income Tax Consequences	148
Plan of Distribution	152
Legal Matters	152
Experts	152
Where You Can Find More Information	153
Index to Financial Statements	F-1

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

i

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including any information or documents to which we refer you, before deciding to participate in the offer.

        Unless the context requires otherwise, references to the "Company" mean Peninsula Gaming, LLC ("PGL"), and references to "our," "us," and "we" mean Diamond Jo, LLC ("DJL", formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs, L.L.C. ("OED"), Peninsula Gaming Corp. ("PGC", formerly known as The Old Evangeline Downs Capital Corp.("OED Corp.")), and PGL. PGC has no assets or operations and exists to facilitate the offering of the notes in certain jurisdictions. PGL is a newly formed holding company of DJL, OED and PGC. Unless otherwise specified herein, references to the "Transactions" shall mean the transactions described below under "The Transactions."

The Company

        We own and operate both the Evangeline Downs pari-mutuel horse racetrack and casino, or "racino," in Opelousas, Louisiana and the Diamond Jo riverboat casino in Dubuque, Iowa. Evangeline Downs, located approximately 20 miles north of Lafayette, Louisiana at the intersection of Interstate 49 and U.S. Highway 190, began casino operations in December 2003. Evangeline Downs' new horse racetrack is scheduled to establish its schedule of live racing meets commencing with the 2005 racing season, at which time its existing horse racetrack near Lafayette will cease operations. We believe, because of its close proximity to Lafayette and ease of access from major interstates and highways, Evangeline Downs will become the primary source of gaming entertainment for the Lafayette area, its primary market.

        As one of only two licensed gaming operations in Dubuque, the Diamond Jo has consistently captured more than 50% of Dubuque's casino gaming revenues since 1995, its first full year of operations. We believe Evangeline Downs and the Diamond Jo operate in favorable environments, benefiting from strong market demographics and limited competition. Both of these operations focus primarily on local markets, repeat customers and higher margin, less volatile slot machine play while offering unique and diverse gaming experiences.

        The table below provides a summary of our properties.

	Evangeline Downs		Diamond Jo
Property Data:
Size	Approx. 120,000 square feet		Approx. 48,000 square feet
Location	Opelousas, LA		Dubuque, IA
Gaming	• • • •	Approx. 40,000 square feet (15,000 of designated gaming space), excluding OTBs 1,627 slots Live and simulcast horse racing with grandstands 2 OTBs (one with 100 video poker machines)	• • •	Approx. 19,000 square feet 749 slots 17 tables
Amenities	• • • • • •	Fine dining restaurant Food court Buffet Sports bar with screened patio VIP Lounge Gift shop	• • • • •	Fine dining restaurant Buffet Banquet facility VIP lounge Deli
Parking	•	Approx. 2,229 spaces (including valet) 60 semis 5 buses	•	Approx. 1,200 spaces (including valet)

Financial Highlights

        Our net revenues were $76.5 million for the year ended December 31, 2003 and $72.1 million for the six months ended June 30, 2004. The Diamond Jo and the Evangeline Downs contributed net revenues of $54.0 million and $22.5 million, respectively, in 2003, and $24.5 million and $47.6 million, respectively, in the six months ended June 30, 2004. Our income from operations was $12.2 million for the year ended December 31, 2003 and $9.5 million for the six months ended June 30, 2004. The Diamond Jo and the Evangeline Downs contributed income (loss) from operations of $15.4 million and $(3.2) million, respectively, in 2003, and $6.2 million and $3.3 million, respectively, in the six months ended June 30, 2004. Our net loss to common members' interests was $12.7 million for the year ended December 31, 2003 and $42.3 million for the six months ended June 30, 2004. The Diamond Jo had net income to common members' interest of $4.1 million in 2003 and the Evangeline Downs had a net loss to common members' interests of $16.8 million in 2003. The Diamond Jo and the Evangeline Downs had a net loss of $8.0 million (including a loss on early retirement of debt of $8.9 million) and $34.3 million (including a loss on early retirement of debt of $28.7 million), respectively, in the six months ended June 30, 2004.

        Total debt outstanding at June 30, 2004 was $274 million, and our ratio of earnings to fixed charges was 0.5, representing a deficiency of $14.9 million, in 2003 and 0.2, representing a deficiency of $42.8 million, for the six months ended June 30, 2004. As of June 30, 2004, we had $14.9 million outstanding under the revolver portion of our new senior secured credit facility, which has a $35.0 million limit. In addition, as of June 30, 2004, we had outstanding letters of credit of approximately $3.5 million.

Competitive Advantages

        In each of our markets, we offer, or will offer, our customers unique and diverse gaming entertainment. At the Diamond Jo we offer the only table games, video poker and video keno within 60 miles of Dubuque. At Evangeline Downs we will offer live horse racing a minimum of 80 days per year and year-round simulcast horse racing with pari-mutuel wagering. Since only three other racinos are legislatively authorized in Louisiana, with the nearest located over 100 miles to the west, we believe that Evangeline Downs' entertainment offerings will be unrivaled in both its primary market area of Lafayette and its secondary markets, including Baton Rouge, which is approximately 50 miles to the east. In addition, a significant portion of the fees imposed on Evangeline Downs' slot machine revenues is required to be allocated to purses for live horse racing at the racino. We believe that a substantial increase in purses at Evangeline Downs will attract higher quality horses to our new horse racetrack, which should in turn increase the wagering for both on-site and off-track betting.

Evangeline Downs

        Overview.    Our new Evangeline Downs Racetrack and Casino ("racino") in Opelousas has a Southern Louisiana Cajun roadhouse theme on the exterior, with a complementary regional Acadian atmosphere on the interior. The racino currently includes a casino with 1,627 slot machines, parking spaces for approximately 2,229 cars, 60 semis and 5 buses, and several dining options. Our dining options include a 312-seat Cajun Buffet, an 82-seat fine dining Evangeline restaurant, a 192-seat Lagniappe food court and a 202-seat Mojos sports bar with an additional 98-seat screened patio, in addition to a raised bar and lounge area with 120 seats, known as Zydeco's, occupying the center of our casino floor. In accordance with our regulatory requirements for the racino, we expect to complete construction of a one-mile dirt track, stables for 980 horses, a grandstand and clubhouse with seating for 1,295 patrons, and apron and patio space for an additional 3,000 patrons by the end of fiscal 2004 with related additional capital expenditures of approximately $6.0 million. Consistent with our regulatory requirements, we also expect to continue construction on our turf track during fiscal 2005. Pending completion of our new horse racetrack, horse racing operations are conducted at our nearby pari-mutuel wagering complex in Lafayette, Louisiana, whose operations will be transferred to our new horse racetrack upon completion. Our Evangeline Downs operations also include two OTBs, one in New Iberia, and one in Port Allen, Louisiana. Our OTB in Port Allen, located on Interstate 10 across the Mississippi River from Baton Rouge, Louisiana, also operates 100 video poker machines.

        Large Market With Strong Local Demographics.    Louisiana generated approximately $2.0 billion of casino gaming revenue in 2003, excluding Native American casinos. Such amount has grown at a compounded annual rate of 8.7% since 1996 and 6.0% since 2001. We believe that our centralized location in Louisiana will afford us the opportunity to participate in this large and growing market. There are approximately 300,000 adults living within 35 miles of the racino site, mostly within the Lafayette metropolitan area, our primary market. In addition, there are approximately 1.5 million adults living within 100 miles of the racino site. This area includes secondary markets from which we believe we will attract patrons due to our ease of access from major interstates and highways compared to our competitors in those areas, as well as our offering of pari-mutuel live horse racing. Approximately 39,000 vehicles per day pass through the intersection of Interstate 49 and U.S. Highway 190 where the racino site is located. In addition, the racino site is located adjacent to a recently opened shopping center, which currently includes a Wal-Mart Supercenter. A Lowe's and a Home Depot have recently opened nearby, affording us an opportunity to attract additional patrons.

        Limited Competition.    The nearest competitor to Evangeline Downs is a Native American casino located approximately 50 miles to the south of Lafayette, including several miles off the highway. Besides that, patrons in Lafayette need to drive approximately 50 miles to reach riverboat casinos in Baton Rouge and approximately 70 miles to reach riverboat casinos in Lake Charles and Native American casinos in Marksville and Kinder. Because our competition in Marksville is situated more than 20 miles off the primary highway, we believe that patrons of the Marksville casino may find the ease of highway access to our racino more convenient.

The Diamond Jo

        Overview.    The Diamond Jo is a three-story, approximately 48,000 square foot riverboat casino, replicating a classic 19th century paddlewheel riverboat. The Diamond Jo has an approved capacity for 1,394 patrons, features a spacious two-story atrium and a 48-seat capacity deli and offers 749 slot machines and 17 table games on approximately 19,000 square feet of gaming space. Adjacent to the Diamond Jo is a two-story, approximately 36,000 square foot dockside pavilion, featuring our 142-seat capacity Lighthouse Grill restaurant, our 140-seat capacity High Steaks restaurant, our 25-seat capacity Club Wild players lounge and our 205-seat capacity Harbor View Room, a full service banquet facility. Approximately 1,200 convenient parking spaces are available to our patrons, including valet parking.

        The Diamond Jo operates from, and the dockside pavilion is located in, the Port of Dubuque, a waterfront development on the Mississippi River in downtown Dubuque and is accessible from each of the major highways in the area. On average, more than 30,000 vehicles pass the Diamond Jo per day. The Port of Dubuque is the site of the City of Dubuque's $188 million redevelopment project, known as the America's River Project. The America's River Project is on a 90-acre site on the Dubuque riverfront that features the National Mississippi River Museum & Aquarium, the Grand River Center for conferences and events, the Grand Harbor Resort and Waterpark, the Alliant Energy Amphitheater, and the Mississippi Riverwalk. This project, which was substantially completed in 2003, was designed to enhance the attractiveness of the Port of Dubuque as a community center and tourist destination, and has led to, and should continue to generate, increased foot traffic around the site of, and increased admissions to, the Diamond Jo.

        Strong Dubuque Market.    The Diamond Jo currently draws approximately 90% of its patrons from within a 100-mile radius of Dubuque, an area of approximately 2.4 million residents. Dubuque is situated at the intersection of Illinois, Iowa and Wisconsin, acts as the region's trade hub and has a diverse employer base. Casino gaming revenues in Dubuque have grown at a compound annual rate of 7.0% since 1996, and there are no betting or loss limits in Iowa. In addition to the America's River Project, Dubuque contains several tourist attractions, drawing more than one million visitors annually, and Galena, Illinois, a historic community located 15 miles east of Dubuque, also draws more than one million visitors annually.

        Limited Competition.    The Diamond Jo's principal competition is the only other licensed gaming facility in Dubuque, the Dubuque Greyhound Park (the "DGP"). The DGP is located approximately three miles north of the Port of Dubuque and currently offers 600 slot machines, live and simulcast greyhound racing and, on a limited basis, simulcast horse racing. For a discussion of DGP's proposed expansion and recent changes in Iowa law, see "Risk Factor—Risks Relating to Our Business—Competition."

The Transactions

        The offering of the notes was conducted as part of a plan to refinance our existing debt to improve our financial and operating flexibility. In addition, in connection with this refinancing plan, following our receipt of requisite approvals from applicable Iowa and Louisiana regulatory authorities, we effected a series of corporate transactions to, among other things, simplify our organizational structure.

        Refinancing Plan.    In addition to the offering of the notes, the elements of the refinancing plan included the following:

  •
  The Company used a portion of the offering proceeds to execute the following transactions:

  (a)
  redeem approximately $116.3 million of OED's outstanding 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes") that were tendered in the tender offer by OED;

  (b)
  pay consent payments in connection with the redemption of a portion of the OED Notes pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004 (the "Statement") of approximately $16.3 million;

  (c)
  pay accrued interest (including contingent interest) on the OED Notes redeemed of approximately $2.1 million;

  (d)
  redeem all of DJL's $71.0 million principal amount of outstanding 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes");

  (e)
  pay a call premium related to the redemption of the DJL Notes of approximately $5.7 million;

  (f)
  pay accrued interest on the DJL Notes redeemed of approximately $3.2 million;

  (g)
  pay accrued distributions on DJL's preferred membership interests of approximately $1.1 million; and

  (h)
  pay related fees and expenses of approximately $13.3 million.

  •
  We refinanced both DJL's and OED's senior secured credit facilities and OED's FF&E credit facility with Wells Fargo Foothill, Inc. ("Wells Fargo Foothill") by entering into a new senior secured credit facility with Wells Fargo Foothill. For more information regarding our new senior credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Financing Activities."

        Corporate Transactions.    The corporate transactions consisted of the following:

  •
  Peninsula Gaming, LLC ("PGL") was formed as a holding company and became a direct wholly-owned subsidiary of Peninsula Gaming Partners, LLC ("PGP"). PGL does not have any independent assets or operations.

  •
  OED Acquisition, LLC ("OEDA"), formerly a subsidiary of DJL and the parent of OED, became a direct wholly-owned subsidiary of PGP and a sister company to PGL.

  •
  OED Corp., formerly a subsidiary of OED, was renamed Peninsula Gaming Corp. ("PGC") and became a direct wholly-owned subsidiary of PGL. PGC does not have any independent assets or operations.

  •
  OED, formerly a subsidiary of OEDA, became a direct wholly-owned subsidiary of PGL and a sister subsidiary with DJL and PGC. DJL and OED continue to own and manage their respective gaming operations, the Diamond Jo riverboat casino and the Evangeline Downs racino, respectively.

        Our corporate structure after giving effect to the corporate transactions is shown in the chart below.

        The indenture governing the notes permitted DJL and PGC to consummate the corporate transactions without requiring the consent of any of the holders of the notes following receipt by DJL and OED of such final regulatory approvals.

        For more information about these transactions, see "The Transactions" and "Description of Senior Credit Facility" in this prospectus.

Manager

        PGP is the sole managing member of, and the owner of 100% of the common membership interests in, PGL. Certain affiliates, officers and employees of Jefferies & Company, Inc. (the "Initial Purchaser") serve as managers and executive officers of PGL and PGP. In addition, certain affiliates, officers and employees of the Initial Purchaser beneficially own or control in the aggregate approximately 66.2% of PGL's equity interests through their direct and indirect beneficial ownership or control of voting equity interests of PGP. See "Risk Factors—Risks Relating to Our Business—Interested Party Matters" and "Certain Relationships and Related Party Transactions".

        Our principal executive offices are located at 400 East Third Street, P.O. Box 1750, Dubuque, Iowa, 52001-1750, and our telephone number is (563) 583-7005. PGL is a Delaware limited liability company, DJL is a Delaware limited liability company, and PGC is a Delaware corporation. Our websites are www.evangelinedowns.com and www.diamondjo.com. Information on our websites does not constitute part of this prospectus.

The Exchange Offer

        We sold $233.0 million of our 8 3/4% Senior Secured Notes due 2012 to the Initial Purchaser in a private placement of our notes on April 16, 2004. The Initial Purchaser resold those notes in reliance on Rule 144A under the Securities Act.

        On April 16, 2004, we also entered into a registration rights agreement with the Initial Purchaser in which we agreed, among other things, to:

  •
  file a registration statement with the Securities and Exchange Commission relating to the exchange offer on or before July 15, 2004;

  •
  deliver to you this prospectus;

  •
  cause the registration statement, which includes this prospectus, to become effective on or before October 13, 2004;

  •
  consummate the exchange offer within 45 days after the registration statement is declared effective;

  •
  keep the exchange offer open for at least 20 business days after the date on which we mail notice of the exchange offer to you.

        You are entitled to exchange your old notes for new registered 8 3/4% Senior Secured Notes due 2012 with substantially identical terms as your notes, except for transfer restrictions and registration rights. If we do not offer you the opportunity to exchange your old notes, or if we commit other "registration defaults", we may be required to pay you liquidated damages at an amount per week per $1,000 principal amount equal to $0.05 following the registration default, increasing by an additional $0.05 per week per $1,000 principal amount with respect to each subsequent 90-day period, up to a maximum of $0.25 per week per $1,000 principal amount. As a consequence of our filing this registration statement with the Securities and Exchange Commission after July 15, 2004, the date we were required to file this registration statement pursuant to the terms of the Registration Rights Agreement, you are entitled to receive liquidated damages in the form of additional interest on the notes. See "The Exchange Offer—Purpose and Effect; Registration Rights" and "Specific United States Federal Income Tax Consequences". As soon as we cure a registration default, the interest rates on the notes will revert to their original levels. You should read the discussion under the heading "The Exchange Offer—Purpose and Effect; Registration Rights" and "Description of Notes" for further information regarding registration defaults, additional interest and the new notes that we are offering in exchange for your notes.

        We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under "The Exchange Offer". You should read that section for further information regarding the exchange offer.

TERMS OF THE EXCHANGE OFFER

        We refer to the originally issued 8 3/4% Senior Secured Notes due 2012 as the "old notes", the registered notes being offered in the exchange offer as the "new notes", and the old notes and the new notes together as the "notes." The following summary of the exchange offer is not intended to be complete. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus.

Old Notes	8 3/4% Senior Secured Notes due 2012, which we issued on April 16, 2004.
New Notes
8 3/4% Senior Secured Notes due 2012, the issuance of which has been registered under the Securities Act of 1933. The terms of the registered new notes and your old notes are substantially identical, except:
• the new notes will be registered under the Securities Act of 1933;
• the new notes will not bear any legends restricting transfer; and
• except under limited circumstances, your rights under the registration rights agreement, including your right to receive additional interest, will terminate.
The Exchange Offer
We are offering to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of your old notes. As of the date of this prospectus, $233.0 million aggregate principal amount of the old notes is outstanding.
Expiration Date	You have until 5:00 p.m., New York City time, on , 2004 to validly tender your old notes if you want to exchange your old notes for new notes. We may extend that date under some conditions.
Conditions of the Exchange Offer; Extensions; Amendments
You are not required to tender any minimum principal amount of your old notes in order to participate in the exchange offer. If you validly tender and do not validly withdraw your old notes, your old notes will be exchanged for new notes as long as the exchange offer does not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission.

We may delay or extend the exchange offer and, if either of the above conditions is not met, we may terminate the exchange offer. We will notify you of any delay, extension or termination of the exchange offer by way of a public announcement in a press release issued through a national news service.
We may also waive any condition or amend the terms of the exchange offer. If we materially amend the exchange offer, we will notify you.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer.
Interest
The first interest payment date on your old notes is October 15, 2004. Interest has accrued on your old notes since April 16, 2004, but has not yet been paid. If your old notes are exchanged for new notes, you will not receive any accrued interest on your old notes. You will receive interest on your new notes from April 16, 2004.
Consequences of Failure to Exchange
Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act of 1933 and applicable state securities laws.
We, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Procedures for Tendering Old Notes; Special Procedures for Beneficial Owners
If you want to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent. Please send these materials to the exchange agent at the address set forth in the accompanying letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. You must also send one of the following:
• certificates of your old notes;
• a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company; or
•
the items required by the guaranteed delivery procedures described below. If you are a beneficial owner of your old notes and your old notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company, and you wish to tender your old notes in the exchange offer, you should instruct your nominee to promptly tender the old notes on your behalf. If you are a beneficial owner and you want to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, make appropriate arrangements to either register ownership of your old notes in your name or obtain a properly completed bond power from the registered holder of your old notes.

By executing the letter of transmittal, you will represent to us that:
	•	you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;
	•	you will acquire the new notes in the ordinary course of your business;
•
you are not a broker-dealer that acquired your notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;
	•	if you are a broker-dealer that acquired your notes as a result of market making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and
	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.
Guaranteed Delivery Procedures	If you wish to tender your old notes and:
	•	your old notes are not immediately available; or
	•	you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent;
	•	then you may tender your old notes according to the guaranteed delivery procedures that are discussed in the letter of transmittal and in "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of New Notes
We will accept all old notes that you have properly tendered on time when all conditions of the exchange offer are satisfied or waived. The new notes will be delivered promptly after the expiration date.
Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
The Exchange Agent	U.S. Bank National Association is the exchange agent. Its address and telephone number are set forth in "The Exchange Offer—The Exchange Agent; Assistance."
Fees and Expenses
We will pay all expenses relating to the exchange offer and compliance with the registration rights agreement. We will also pay some kinds of transfer taxes, if applicable, relating to the exchange offer.

Resales of New Notes
We believe that the new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 if:
	•	you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;
	•	you acquire the new notes in the ordinary course of your business;
	•	you are not a broker-dealer that purchased old notes from us to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;
	•	you are not participating, and have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act of 1933, of the new notes.

You should read the information under the heading "The Exchange Offer—Resales of the New Notes" for a more complete description of why we believe that you can freely transfer new notes received in the exchange offer without registration or delivery of a prospectus.

All broker-dealers that are issued new notes for their own accounts in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes. If you are a broker-dealer and are required to deliver a prospectus, you may use this prospectus for an offer to resell, a resale or other transfer of the new notes.
Federal Income Tax Consequences
The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for federal income tax purposes. You should read the information under the heading "Specific United States Federal Income Tax Consequences" for a more complete discussion of the United States federal income tax consequences of an exchange of old notes for new notes and of holding the notes.

Registration Rights Agreement
In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchaser of the old notes that grants the holders of the old notes registration rights. As a result of making and consummating this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your old notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely transferable new notes in the exchange offer. You should read the information under the heading "The Exchange Offer—Purpose and Effect; Registration Rights" for a more complete discussion of the effects the exchange offer will have on your registration rights.

Summary Terms of the New Notes

Issuers	Diamond Jo, LLC, Peninsula Gaming Corp. and Peninsula Gaming, LLC are co-issuers.
Securities Offered	$233,000,000 aggregate principal amount of 8 3/4% Senior Secured Notes due 2012.
Maturity Date	April 15, 2012.
Interest Rate	We will pay a fixed annual rate of interest equal to 8 3/4%.
Interest Payment Dates	We will pay interest on the notes semiannually, on each April 15 and October 15, beginning on October 15, 2004.
Ranking
The notes will be our senior secured obligations, will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to all of our existing and future subordinated indebtedness.
Guarantees	The notes will be guaranteed on a senior secured basis by all of our existing and future domestic restricted subsidiaries other than DJL and PGC, which are co-Issuers of the notes.
Security Interest
The notes and the guarantees will be secured by a security interest in our current and future assets and in the current and future assets of our domestic restricted subsidiaries, including a pledge of our equity interests in our restricted subsidiaries (other than certain excluded assets). The lien on the collateral that secures the notes and the guarantees will be contractually subordinated to the liens securing any of our existing or future senior credit facilities pursuant to an intercreditor agreement.
Optional Redemption
On or after April 15, 2008, we will have the right to redeem all or some of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on April 15 of the years indicated below:

For the period	Percentage
2008	104.375%
2009	102.917%
2010	101.458%
2011 and thereafter	100.000%

Prior to April 15, 2007, we may redeem from time to time up to 35% of the aggregate principal amount of the notes at a redemption price equal to 108.75% plus accrued and unpaid interest with the proceeds of any equity offering.

Required Regulatory Redemption	The notes will be subject to mandatory disposition or redemption following certain determinations by applicable racing and gaming regulatory authorities.
Change of Control Offer	If a change of control occurs, the holders of the notes will have the right to require us to purchase their notes at 101% of the principal amount, plus accrued and unpaid interest.
Asset Sale Offers
If we sell assets or an event of loss occurs and the proceeds are not applied as designated, we may have to use the proceeds to offer to purchase some of the notes at 100% of the principal amount, plus accrued and unpaid interest.
Certain Indenture Provisions	The indenture governing the notes will limit our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur more debt;
	•	redeem stock;
	•	pay dividends or make other distributions to PGP;
	•	issue stock of restricted subsidiaries;
	•	make investments;
	•	create liens;
	•	enter into transactions with affiliates;
	•	merge or consolidate; and
	•	transfer or sell assets.

In addition, the indenture governing the notes will prohibit PGC from holding any assets, becoming liable for any obligations (other than the notes, remaining OED Notes and borrowings under OED's existing credit facilities) or engaging in any business activities. These covenants are subject to a number of important exceptions. See "Description of Notes—Certain Covenants."
Absence of a Public Market
The notes are a new issue of securities, and there is currently no established market for them. The notes will not be listed on any securities exchange or included in any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The notes are eligible for trading in PORTAL. See "Risk Factors—Risks Relating to this Offering—No Prior Market for the Notes."

Risk Factors

        Investing in the notes involves substantial risk. Before making an investment in the notes, you should consider carefully the information included in the "Risk Factors" section, as well as all other information set forth in this prospectus.

Summary Adjusted and Historical Consolidated Financial Data

        Our summary adjusted and historical consolidated financial data set forth below for each of the three years in the period ended December 31, 2003, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary adjusted and historical consolidated financial data set forth below as of June 30, 2004 and for each of the six month periods ended June 30, 2003 and 2004, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The data presented below is a summary only and should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

	Fiscal Years Ended December 31,						Six Months Ended June 30,
	2001		2002		2003		2003		2004
	(Dollars in thousands)
Statement of Operations Data:
Net revenues	$48,117		$65,188		$76,502		$35,230		$72,131
Operating expenses	36,304		53,466		64,252		28,383		62,613
Depreciation and amortization	3,963		2,950		3,324		1,649		5,855
Income from operations	11,813		11,723		12,250		6,847		9,518
Loss on early retirement of debt									(37,566)
Net income (loss) to common members' interests	1,819		(732)		(12,742)		(4,978)		(42,300)
Other Financial Data:
Capital expenditures(1)	1,603		1,695		2,206		1,439		1,423
Ratio of earnings to fixed charges(2)	1.2	x	0.9	x	0.5	x	0.6	x	0.2	x

At June 30, 2004 Actual
(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$27,592
Total assets	245,855
Total senior debt	270,350
Total debt(3)	274,350
Total members' deficit(4)	(58,945)

(1)
Excludes capital expenditures associated with the Racino project.

(2)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges include interest expense on all indebtedness and amortization of deferred financing costs. Earnings were insufficient to cover fixed charges for the years ended December 31, 2002 and 2003 and the six months ended June 30, 2003 and 2004 by $0.8 million, $14.9 million, $5.5 million and $42.8 million, respectively.

(3)
In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150)." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. As a result of the adoption of SFAS 150 on July 1, 2003, we reclassified our $4 million mandatory redeemable preferred members' interest from the mezzanine section of the consolidated balance sheet to long-term debt. Further, preferred member distributions paid or accrued subsequent to adoption of SFAS 150 are required to be presented as interest expense separately from interest due to other creditors. We are precluded from reclassifying prior period amounts pursuant to this standard.

(4)
In connection with the offering of the old notes and the consummation of our refinancing plan and related corporate transactions as described in "The Transactions," the Company expensed, among other things, approximately $11.4 million of deferred financing fees associated with the repayment of the DJL Notes and the OED Notes, approximately $22.0 million in redemption premiums and consent payments associated with the DJL Notes and the OED Notes, approximately $0.4 million in unamortized bond discounts related to the DJL Notes, approximately $2.1 million in unamortized bond discounts related to the OED Notes and approximately $0.7 million of interest in respect of the 30 day call period relating to the redemption of the DJL Notes.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should carefully consider the following risks, as well as other information set forth in this prospectus, before tendering your old notes in the exchange offer.

Risks Relating to the Exchange Offer and Holding the New Notes

Failure to Exchange Notes—Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer. If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Not Exchanging Old Notes" and "Specific United States Federal Income Tax Consequences."

Exchange Offer Procedures—You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the exchange agreement. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Not Exchanging Old Notes."

Potential Restricted Securities—Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

No Public Market—There is currently no public market for the new notes and you may find it difficult to sell your new notes.

        There is no existing market for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The liquidity of the trading market in the new notes, and the market price quoted for the new notes, will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not know the extent to which investor interest will lead to the development of a trading market for the new notes or how liquid that market might be. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities. Any disruptions may make it more difficult for holders to sell their new notes and may have an adverse effect on the price at which the new notes might be sold.

Substantial Indebtedness—Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and our other indebtedness.

        We have, and will continue to have after this offering, substantial indebtedness. In addition to the notes, we and our subsidiaries are permitted under the indenture governing the notes to incur additional indebtedness including $35.0 million of indebtedness under a senior secured credit facility, incur certain indebtedness to purchase furniture, fixtures and equipment, and certain other additional indebtedness pursuant to the terms of the Indenture and our new senior secured credit facility. At June 30, 2004, we had $14.9 million outstanding under the revolver portion of our new senior secured credit facility. Additionally, as a result of not all the OED Notes being tendered in the tender offer, approximately $6.8 million of the OED Notes remain outstanding. See "The Transactions—Repurchase of OED Notes." Additionally, if we satisfy debt coverage tests, we could issue additional notes and incur further indebtedness. If new debt were to be incurred in the future, the related risks could intensify. For 2003, our earnings were insufficient to cover fixed charges by $14.9 million.

        Our substantial indebtedness could have important consequences to you and significant effects on our business. For example, it could:

  •
  make it more difficult for us to satisfy our obligations under the notes and our other indebtedness;

  •
  result in an event of default if we fail to satisfy our obligations under the notes or our other indebtedness or fail to comply with the financial and other restrictive covenants contained in the indenture or our senior secured credit facility, which event of default could result in all of our indebtedness becoming immediately due and payable and could permit our lenders to foreclose on our assets securing such indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow from our business operations to pay our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes;

  •
  limit our ability to obtain additional financing for working capital, capital expenditures and other activities;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business; and

  •
  place us at a competitive disadvantage compared to competitors that are not as highly leveraged.

        We expect to obtain the funds to pay our expenses and to pay the amounts due under the notes, our senior secured credit facility and our other debt primarily from our operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to pay amounts due under our indebtedness, including the notes, or to fund other liquidity needs. If we do not have sufficient cash flow from operations, we may be required to refinance all or part of our then existing debt (including the notes), sell assets, reduce or delay capital expenditures or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including our senior secured credit facility and the indenture governing the notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes.

Value of Collateral—The fair market value of the collateral securing the notes may not be sufficient to pay the amounts owed under the notes. As a result, you may not receive full payment on your notes if there is an event of default.

        The proceeds of any sale of collateral following an event of default with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes. No appraisal has been made of the collateral. We believe, however, that the total value of the collateral is less than the amount due on the notes.

        The value of the collateral in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. The collateral does not include contracts, agreements, licenses (including gaming, and liquor licenses) and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Some of these may be material to us and such exclusion could have a material adverse effect on the value of the collateral. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that liens, security interests and other rights granted to other parties (including the lenders under our senior secured credit facilities) encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the trustee under the indenture or the holders of the notes to realize or foreclose on that collateral. Consequently, we cannot assure you that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior claims on the collateral. In addition, under the intercreditor agreement between the trustee and the lenders under our senior secured credit facility, described below, the right of the lenders to exercise remedies with respect to the collateral could delay liquidation of the collateral. The gaming licensing process, along with bankruptcy laws and other laws relating to foreclosure and sale, as discussed below, also could substantially delay or prevent the ability of the trustee or any holder of the notes to obtain the benefit of any collateral securing the notes. Such delays could have a material adverse effect on the value of the collateral.

        We have not yet received, and may not receive prior to the closing of this exchange offer, an updated survey for the real property collateral located in Dubuque, Iowa (the "Dubuque Property"). There can be no assurances that such survey would not disclose any encumbrances, title defects or liens affecting the applicable collateral, which could have a material adverse effect on the value of the applicable collateral or the operation of our business. While the terms of our Purchase Agreement with the Initial Purchaser for the notes include a post-closing obligation to provide an updated survey and an indemnity with respect to such defects, if any, as may be disclosed on such survey as reasonably required by the trustee, and that failure to do so would be an event of default under the indenture governing the notes, there can be no assurance that such parties can or will do so.

        The indenture governing the notes and the agreements governing our other secured indebtedness also permit us, subject to satisfaction of certain conditions, to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate a restricted subsidiary as an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our senior secured credit facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a prior claim (ahead of the notes) on the assets of such unrestricted subsidiary and its subsidiaries.

        If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against our remaining assets.

Lien Subordination—Your right to receive payments on the notes or proceeds from the sale of collateral securing the notes will be contractually subordinated to payments under our senior secured credit facility to the extent of the collateral securing such credit facility and subject to the prior claim of purchase money lenders and holders of mechanics' liens.

        The security interests securing the notes and the guarantees are contractually subordinated to $35.0 million (which may be increased by $15.0 million per gaming property that we acquire or construct or in which we invest) principal amount of indebtedness that may be incurred under our senior secured credit facility, pursuant to an intercreditor agreement between the trustee under the indenture and the lender or lenders under our senior secured credit facility. In addition, lenders of furniture, fixtures and equipment financing and other purchase money indebtedness will have a security interest in the assets securing that indebtedness, although those assets, so long as they secure only such indebtedness, will not secure the notes. As a result, upon any distribution to our creditors, whether or not in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, the lenders under our senior secured credit facility and the lenders of furniture, fixtures and equipment financing and other purchase money indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness before any payment is made to you from such proceeds. Consequently, it is unlikely that the liquidation of the collateral securing the notes would produce proceeds in an amount sufficient to pay the amounts due on the notes after also satisfying the obligations to pay our senior secured credit facility lenders and purchase money lenders, even if the fair market value of the collateral securing the notes would be sufficient, absent our senior secured credit facility and purchase money indebtedness, to pay all amounts due on the notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against our remaining assets.

        In addition, Louisiana law provides contractors, subcontractors and material suppliers with a lien on the property improved by their services or supplies in order to secure their right to be paid. If these parties are not paid in full, they may seek foreclosure on their liens. In Louisiana, the priority of all mechanics' liens related to a particular construction project relate back to the date on which construction of the project first commenced by any contractor. Accordingly, contractors, subcontractors and suppliers providing goods and services in connection with the construction of the racino who after recordation of the security interests securing the notes otherwise comply with the applicable requirements of Louisiana law may have a lien on the racino that is senior in priority to the security interests securing the notes until they are paid in full. In the event of a liquidation, proceeds from the sale of collateral will be used to pay the holders of any mechanics' liens then in existence before holders of the notes.

        None of our unrestricted domestic subsidiaries or any foreign subsidiaries that we may designate, form or acquire will guarantee the notes. If any of our unrestricted domestic subsidiaries or foreign subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us.

Limited Remedies—Your right to exercise remedies with respect to the collateral will be limited by an intercreditor agreement between the trustee and the lenders under our senior secured credit facility.

        A number of the trustee's rights and remedies with respect to the collateral to be shared with the lenders under our senior secured credit facility also will be significantly limited under the intercreditor agreement. For instance, if the notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under our senior secured credit facility, the trustee will not have the right to foreclose upon the collateral unless and until the lenders under our senior secured credit facility fail to take steps to exercise remedies with respect to or in connection with the collateral within 180 days following notice to such lenders of the occurrence of an event of default under the indenture. In addition, the intercreditor agreement will prevent the trustee and the holders of the notes from pursuing remedies with respect to the collateral in an insolvency proceeding.

Distributions from Subsidiaries—Our ability to make payments under the notes and service our other debt depends on cash flow from our subsidiaries.

        We will depend on distributions or other intercompany transfers of funds from our subsidiaries to make payments under the notes and service our other debt. Distributions and intercompany transfers of funds to us from our subsidiaries will depend on:

  •
  their earnings;

  •
  covenants contained in our and their debt agreements, including our senior secured credit facilities and the indenture governing the notes;

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including laws regarding the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the notes or our other indebtedness.

Ability to Realize on Collateral—Gaming laws, bankruptcy laws and other factors may delay or otherwise impede the trustee's ability to foreclose on the collateral.

        In addition to our intercreditor arrangements with lenders under our senior secured credit facility, described above, the gaming and racing laws of the States of Iowa and Louisiana and the licensing processes, along with other laws relating to foreclosure and sale, could substantially delay or prevent the ability of the trustee or any holder of the notes to obtain the benefit of any collateral securing the notes. For example, if the trustee sought to operate, or retain an operator for, the racino, the trustee would be required to obtain Louisiana gaming and racing licenses. Potential purchasers of the racino or the gaming equipment would also be required to obtain a Louisiana gaming license as well as appropriate racing licenses relating to horse racetrack operations. This could limit the number of potential purchasers in a sale of the racino or gaming equipment, which may delay the sale of and reduce the price paid for the collateral.

        In addition, the trustee's ability to repossess and dispose of collateral is subject to the procedural and other restrictions of state real estate, commercial and gaming law, as well as the prior approval of the lenders under our senior secured credit facility. Among other things, if the trustee did conduct a foreclosure sale, and if the proceeds of the sale were insufficient, after expenses, to pay all amounts due on the notes, the trustee might, under certain circumstances, be permitted to assert a deficiency claim against us. There can be no assurance that the trustee would be able to obtain a judgment for the deficiency or that we would have sufficient other assets to pay a deficiency judgment.

        Federal bankruptcy law also could impair the trustee's ability to foreclose upon the collateral. If we or a guarantor become a debtor in a case under the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), the automatic stay, imposed by the Bankruptcy Code upon the commencement of a case, would prevent the trustee from foreclosing upon the collateral or (if the trustee has already taken control of the collateral) from disposing of it, without prior bankruptcy court approval.

        The bankruptcy court might permit us to continue to use the collateral while the bankruptcy case was pending, even if the notes were then in default. Under the Bankruptcy Code, you and the trustee would be entitled to "adequate protection" of your interest in the collateral, if necessary to protect against any diminution in value during the case. Because the Bankruptcy Code does not define "adequate protection," and because the bankruptcy court has broad discretion, however, there can be no assurance that the court would require us to provide you with any form of "adequate protection," or that any protection so ordered would, in fact, be adequate.

        In a bankruptcy case, the court would allow a claim for all amounts due under the notes, including all accrued and unpaid interest through the date of bankruptcy. Under the Bankruptcy Code, interest stops accruing on the date of bankruptcy except under certain specified circumstances, and there can be no assurance that the court would allow a claim for post-bankruptcy interest. If the court held that the value of the collateral securing the notes was less than the amount due, the trustee would be permitted to assert a secured claim in an amount equal to the collateral's value and an unsecured claim for the deficiency.

        For these and other reasons, if we or our subsidiaries become debtors in cases under the Bankruptcy Code, there can be no assurance:

  •
  whether any payments under the notes would be made;

  •
  whether or when the trustee could foreclose upon or sell the collateral;

  •
  whether the term or other conditions of the notes or any rights of the holders could be altered in a bankruptcy case without the trustee's or your consent;

  •
  whether the trustee or you would be able to enforce your rights against the guarantors under their guarantees; or

  •
  whether or to what extent holders of the notes would be compensated for any delay in payment or decline in the collateral's value.

        Finally, the trustee's ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee's security interest in the collateral.

Fraudulent Transfer—Under certain circumstances, a court could cancel the guarantees of our subsidiaries.

        Unless designated as an unrestricted subsidiary, each domestic subsidiary we form or acquire will be required to guarantee the notes and grant a security interest in certain of its assets (junior to the security interest granted to the lenders under our senior secured credit facility) to secure its guarantee. Although these guarantees will provide you with a direct claim against the assets of the subsidiary guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, under certain circumstances a court could void (i.e., cancel) a guarantee and the security interest in the guarantor's assets and order the return of any payments made thereunder to the guarantor or to a fund for the benefit of its other creditors.

        A court might take these actions if it found that when the guarantor entered into its guarantee (or, in some jurisdictions, when payments became due on its guarantee), (i) it received less than reasonably equivalent value or fair consideration for its guarantee, and (ii) any of the following conditions was then satisfied:

  •
  the guarantor was insolvent or rendered insolvent by reason of incurring its obligations under its guarantee;

  •
  the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

        In applying these factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the notes' issuance. The determination of whether a subsidiary was or was rendered "insolvent" would vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent or unliquidated debts) as they become absolute and matured.

        A court might also void a guarantor's guarantee and the security interest in its assets if the court concluded that the guarantor entered into the guarantee with actual intent to hinder, delay, or defraud creditors. If a court avoided a guarantor's guarantee, you would no longer have a claim against that subsidiary, and the claims of creditors of such subsidiary would be entitled to be paid in full prior to payments, if any, being made to us to satisfy any claims under the notes, including, in the case of OED, claims of holders of OED Notes who elected not to tender their OED Notes. There can be no assurance that the assets of any guarantor whose guarantee was not voided would be sufficient to pay amounts then due under the notes.

Bankruptcy Considerations Regarding the Corporate Form of our Member—We are uncertain how the bankruptcy of our member would affect our ability to continue to operate.

        PGP is our sole managing member. Generally, limited liability companies ("LLCs") are intended to provide both the limited liability of the corporate form for their members and certain advantages of partnerships, including "pass-through" income tax treatment for members, and thus have attributes of both corporations and partnerships. LLCs and their members have been involved in relatively few bankruptcy cases as debtors, and there has been little reported judicial authority addressing bankruptcy issues as they pertain to LLCs. There is some authority that the bankruptcy of a partnership's general partner may lead to the winding up or dissolution of the partnership. It is possible that a bankruptcy court might hold, by analogy, that an LLC member's bankruptcy would have a similar effect on a LLC. In the absence of judicial precedent, there can be no assurance as to the effect that the bankruptcy of PGP might have on our ability or the ability of our operating subsidiaries to continue in business.

Restrictive Covenants—The indenture governing the notes and our senior secured credit facility contains covenants that significantly restrict our operations.

        The indenture governing the notes and the agreement governing our senior secured credit facility contain, and any other future debt agreements may contain, numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. These covenants place restrictions on our ability and the ability of our restricted subsidiaries to, among other things:

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  pay dividends or make other distributions or restricted payments to PGP;

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  redeem stock;

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  incur indebtedness or issue preferred membership interests;

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  make certain investments;

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  create liens;

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  agree to payment restrictions affecting the subsidiary guarantors;

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  consolidate or merge;

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  sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries;

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  enter into transactions with our affiliates;

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  designate our subsidiaries as unrestricted subsidiaries; and

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  use the proceeds of permitted sales of our assets.

        Our senior secured credit facility also requires us to meet, among other things, certain minimum EBITDA and maximum capital expenditure requirements. For example, under our senior secured credit facility:

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  OED and DLJ must maintain a minimum Combined EBITDA plus, for the relevant period, the premiums paid in connection with the repurchase of a portion of the OED Notes and the premiums paid in connection with the repurchase of the DJL Notes of, in the aggregate,

    $10.0 million for the six-month period ended June 30, 2004, $20.0 million for the nine-month period ending September 30, 2004, $32.5 million for the twelve-month period ending December 31, 2004 and $35.0 million for the twelve-month period ending March 31, 2005 and each fiscal quarter thereafter;

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  we are limited to capital expenditures, excluding Racino development expenditures and certain specified capital projects aggregating up to $13.0 million, of $15.5 million for the year ending December 31, 2004 and $6.0 million, plus any unused portion of the previous year's capital expenditure amount, for the year ending December 31, 2005 and each fiscal year thereafter; and

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  OED must maintain a minimum Combined EBITDA plus, for the relevant period, the premiums paid in connection with the repurchase of a portion of the OED Notes of, in the aggregate, approximately $4.2 million for the four-month period ended June 30, 2004, approximately $7.3 million for the seven-month period ending September 30, 2004, approximately $12.5 million for the ten-month period ending December 31, 2004, approximately $20.0 million for the twelve-month periods ending March 31, 2005 and June 30, 2005, approximately $20.1 million for the twelve- month periods ending September 30, 2005 and December 31, 2005 and approximately $20.2 million for the twelve-month period ending March 31, 2006.

As of June 30, 2004, we were in compliance with the above mentioned financial covenants.

        Non-compliance with the financial ratios and tests contained in our debt agreements may adversely affect our ability to incur more debt, adequately finance our operations or capital needs in the future or to pursue attractive business opportunities that may arise in the future. Our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default under the notes and our other indebtedness.

Change of Control—Our ability to repurchase the notes upon a change of control may be limited.

        Upon the occurrence of specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. The lenders under our senior secured credit facility have a similar right to be repaid upon a change of control. Any of our future debt agreements may contain a similar provision. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of notes or repayment of our other indebtedness. The terms of our senior secured credit facility also limit our ability to purchase your notes until all debt under our senior secured credit facility is paid in full. Any of our future debt agreements may contain similar restrictions. If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indenture which would, in turn, constitute an event of default under our senior secured credit facility and could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the notes and thus not permit the holders of the notes to require us to repurchase or redeem the notes. See "Description of Notes—Redemption," "—Repurchase Upon Change of Control" and "—Certain Covenants—Limitation on Asset Sales."

Required Regulatory Redemption—Noteholders may be required to be licensed by a gaming authority and, if not so licensed, their notes will be subject to redemption.

        We are required to notify the Iowa Racing and Gaming Commission (the "Iowa Gaming Commission") and the Louisiana Gaming Control Board and the Louisiana State Racing Commission

as to the identity of, and may be required to submit background information regarding, each owner, partner or any other person who has a beneficial interest of five percent or more, direct or indirect, in the Company. The Iowa Gaming Commission, the Louisiana Gaming Control Board and the Louisiana State Racing Commission may also request that we provide them with a list of persons holding beneficial ownership interests in the Company of less than five percent. For purposes of these rules, "beneficial interest" includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Iowa Gaming Commission, the Louisiana Gaming Control Board and the Louisiana State Racing Commission may determine that holders of the notes have a "beneficial interest" in the Company.

        If any gaming, racing or liquor agencies, including the Iowa Gaming Commission, the Louisiana Gaming Control Board or the Louisiana State Racing Commission, requires any person, including a record or beneficial owner of the notes, to be licensed, qualified or found suitable, that person must apply for a license, qualification or finding of suitability within the time period specified by the gaming authority. The person would be required to pay all costs of obtaining a license, qualification or finding of suitability. If you are unable or unwilling to obtain such license, qualification or finding of suitability, such agencies and authorities may not grant us or, if already granted, may suspend or revoke our licenses unless we terminate our relationship with you. Under these circumstances, we would be required to repurchase your notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your notes. See "Regulatory Matters" and "Description of Notes—Redemption" for more information about regulatory redemptions affecting the notes.

Risks Relating to Our Business

Risk of a New Venture—Our racino does not have any operating history or history of earnings.

        We are still completing construction on our racino and have no operating history or history of earnings with regard to racino operations. In addition, neither we nor the Operator (as defined herein) of the racino have any experience in operating or marketing a casino in Opelousas, Louisiana. As a result, you must evaluate our business prospects in light of the difficulties frequently encountered by companies in the early stages of substantial real estate development and gaming projects and the risks inherent in the establishment of a new business enterprise. There can be no assurance that we or the Operator will be able to successfully operate the racino, that the racino will be profitable or that we will generate sufficient cash flow to meet our payment obligations under the notes and our other indebtedness. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled opening of our new horse racetrack.

Failure to Complete New Racetrack on Time and Within Budget—If we fail to complete construction of the horse racetrack on time and within budget, it could have a material adverse effect on our business.

        There can be no assurance that we will complete the new horse racetrack on time or within budget. Construction projects are subject to development and construction risks, any of which could cause unanticipated costs increases and delays. Unexpected changes or concession required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled opening of our new horse racetrack.

        We expect to meet our regulatory requirements for the racino project for fiscal 2004 with related additional capital expenditures of approximately $6.0 million. Consistent with our regulatory requirements, we also expect to continue construction on our turf track during fiscal 2005. We expect to fund these capital expenditures from borrowings under our senior secured credit facility and cash flow from operations. If these amounts are not sufficient, or if actual construction costs exceed expected amounts, we would be required to seek additional financing, modify our construction plans or use cash from operations that would otherwise be used for other purposes (including servicing our indebtedness). There can be no assurances that these alternatives would be available or that they would not have a material adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other indebtedness.

Licensing—If we fail to complete construction of the horse racetrack at the racino by January 21, 2005 or if we fail to meet the minimum live racing day requirements, our gaming license with respect to the racino will be canceled and all slot machine gaming at the racino must cease.

        Our failure to complete construction of the horse racetrack at the racino by January 21, 2005 may result in the cancellation of our gaming license with respect to the racino. While Louisiana allows us to operate slot machines at the racino prior to completion of the new horse racing facility and the commencement of live racing at the new horse racetrack, Louisiana gaming regulations and our gaming license require that the racino must be constructed and a schedule of live racing meets at the new horse racetrack must be established by January 21, 2005, which is within two years from the date of the grant of our gaming license with respect to the racino. Our schedule for the 2005 live racing season was approved by the Louisiana State Racing Commission in August 2004. In addition, to maintain our gaming license, we must remain an "eligible facility" under the Louisiana Pari-Mutuel Live Racing Facility Economic Redevelopment and Gaming Control Act (the "Pari-Mutuel Act"). This means that we must, among other things, have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the new horse racetrack. Live racing days typically vary in number from year to year and are based on a number of factors, many of which are beyond our control, including the number of suitable race horses and the occurrence of severe weather. If we fail to have the minimum number of live racing days, our gaming license with respect to the racino may be canceled, and the casino will be required to cease operations. Any cessation of our operation would have a material adverse affect on our business and financial condition and ability to meet our payment obligations under the notes and our other indebtedness.

Future Operating Performance—Our future operating performance could be adversely affected by disruptions and reduced patronage of our properties as a result of economic and other business factors.

        Our future operating performance could be adversely affected by disruptions and reduced patronage of our properties as a result of economic and other business factors. The impact of these factors will be more significant to us than it would be to a diversified gaming company or to a gaming company that does not depend on seasonal earnings from racing. Either the Diamond Jo or the racino could be completely or partially closed due to, among other things, severe weather, casualty, mechanical failure, including the failure of our slot machines, physical damage or extended or extraordinary maintenance or inspection. Severe weather may also cause the closure of highways which provide access to the Diamond Jo or the racino and could reduce the number of people visiting these facilities. In addition, to maintain our gaming license for our racino, we must have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the new racetrack, and poor weather conditions may make it difficult for us to comply with this requirement.

        We are also vulnerable to any adverse changes in general political, financial and economic conditions (including as a result of international conflict) and any negative economic, competitive, demographic or other conditions affecting the States of Iowa and Louisiana, the cities of Dubuque, Iowa and Lafayette and Opelousas, Louisiana and the surrounding areas from which we expect to attract patrons. If the economy of any of these areas suffers a downturn or if any of that area's larger employers lays off workers, we may be adversely affected by the decline in disposable income of consumers in that area. Any of the foregoing factors could limit or result in a decrease in the number of patrons at either the Diamond Jo or the racino or a decrease in the amount that patrons are willing to wager. Although we maintain insurance policies, insurance proceeds may not adequately compensate us for all economic consequences of any such event. If either the Diamond Jo or the racino is not able to generate sufficient cash flow, we may not be able to meet our payment obligations under the notes and our other indebtedness.

History of Net Losses—We have had net losses in recent years and may continue to experience net losses in the future.

        We had net losses to common members' interest in 2002, 2003 and in the six months ended June 30, 2004 of $0.7 million, $12.7 million and $42.3 million, respectively. Of the $42.3 million net loss in the six months ended June 30, 2004, $37.6 million related to loss on early retirement of debt. As we continue to execute our business strategy, we may experience net losses in the future, which could have an adverse effect on our financial condition, cash flows and prospects.

Requirement of a Certificate of Inspection—DJL must hold a Certificate of Inspection and a Certificate of Documentation from the United States Coast Guard for the Diamond Jo. Loss of the Certificate of Inspection would result in discontinuance of operations at the Diamond Jo riverboat casino.

        DJL must hold, and currently possesses, a Certificate of Inspection ("COI") and a Certificate of Documentation from the United States Coast Guard for the Diamond Jo riverboat. Loss of the COI would preclude its use of the Diamond Jo as an operating riverboat. The United States Coast Guard requires periodic hull inspections. A traditional dry dock hull inspection would result in the temporary loss of service of its riverboat for approximately two weeks. The United States Coast Guard, upon request and approval of the request, allows for an underwater hull inspection instead of the traditional out of water dry dock inspection. An underwater hull inspection does not result in any loss of services of the riverboat. DJL completed an underwater hull inspection in March 2003 and DJL will be required to perform another hull inspection within sixty (60) months from the date of the underwater hull inspection. At that time, DJL may again seek approval from the Coast Guard for an underwater hull inspection in order to avoid any loss of services of the riverboat. No assurances can be given that the Coast Guard would again approve DJL's request for an underwater hull inspection.

        Due to changes in Iowa law, we may operate a gaming vessel that is not required to cruise, without a COI. We have applied to the US Army Corp of Engineers and the Coast Guard to give up our COI and become a Permanently Moored Vessel (PMV). The US Army Corp of Engineers approved our application in July 2004. The process of becoming a PMV is expected to take at least several months and, if granted, will allow us to reduce our marine personnel to a level fitting of a non-cruising vessel.

Reauthorization of Gaming in Dubuque County, Iowa—The Dubuque County electorate must vote in 2010 and every eight years thereafter whether to continue to allow riverboat gaming in Dubuque County, Iowa. If riverboat gaming is discontinued, it is unlikely that DJL will be able to conduct its gaming operations, and, in that case, DJL may not be able to continue to service our indebtedness, including the notes.

        Under Iowa law, a license to conduct gaming may be issued in a county only if the county electorate has approved the gaming, and a reauthorization referendum requiring majority approval must be held every eight years. On November 5, 2002, the electorate of Dubuque County, Iowa, which includes the City of Dubuque, approved gaming by approximately 79% of the votes cast. If any reauthorization referendum is defeated it is unlikely that DJL would be able to conduct gaming operations on the Diamond Jo, and, in that case, DJL may not be able to continue to service our indebtedness, including the notes.

Liquor Regulation—Revocation of any of our liquor licenses, which are subject to extensive regulation, could have a material adverse effect on our gaming operations and our ability to generate cash to service our indebtedness.

        The sale of alcoholic beverages by DJL and OED is subject to licensing, control and regulation by state and local agencies in Iowa and Louisiana, respectively. Subject to limited exceptions, all persons who have a financial interest in DJL, OED, or PGL, by ownership, loan or otherwise, must be disclosed in an application filed with, and are subject to investigation by, Iowa and Louisiana liquor agencies. All liquor licenses are subject to annual renewal, are revocable and are not transferable. Persons who have a direct or indirect interest in any Iowa liquor licensee, other than hotel and restaurant liquor licensees, may be prohibited from purchasing or holding the notes. The liquor agencies have broad powers to limit, condition, suspend or revoke any liquor license. Any disciplinary action with respect to any of our liquor licenses could, and any failure to renew or revocation of our liquor licenses would, have a material adverse effect on our business.

Competition—We face intense competition in our gaming markets and increased competition may have a material adverse effect on our business, financial condition and resulting operations.

        The gaming industry is intensely competitive. If our existing competitors expand and/or upgrade their facilities or operate more efficiently than us, or new gaming firms enter the markets in which we operate, we could lose market share, our gaming markets could become saturated and new opportunities for expanding our business could become limited. As a result, increased competition could have a material adverse effect on our business, financial condition and resulting operations.

        In Iowa, we face competition primarily from the Dubuque Greyhound Park and Casino ("DGP"), which possesses several competitive strengths. The DGP offers some amenities that Diamond Jo does not have, including live and simulcast greyhound racing, and, on a limited basis, simulcast horse racing. As a not-for-profit organization, the DGP has developed strong relationships with the local community and city officials by distributing a percentage of its cash-flow, through contributions, to the City of Dubuque and local charities. In addition, legislation recently passed allows the DGP to offer table games and video games that simulate table games, subject to DJL and the DGP filing with the Iowa Gaming Commission an agreement with respect thereto that also allows DJL to operate as a barge. Furthermore, the DGP, which currently operates 600 slot machines and is permitted to operate up to 1,000 slot machines, is in the process of expanding its facilities to accommodate additional slot machines, which expansion is anticipated to be completed by June 2005. In addition, a group of private investors is planning to construct a hotel adjacent to the DGP, which is expected to be completed in June 2005. Besides the DGP, we also currently face limited competition from other gaming facilities located approximately 60 to 120 miles from our operations.

        In Louisiana, we face competition from several other casinos and pari-mutuel gaming facilities located 50 to 100 miles from our racino, including Native American casinos in Marksville and in Kinder, Louisiana, and riverboat casinos in Baton Rouge and Lake Charles, Louisiana. The nearest horse racetrack to our racino that is allowed to have gaming operations is located in Vinton, Louisiana. We also face competition from truck stop video poker parlors and OTBs in the areas surrounding Lafayette and Opelousas.

        We also compete to some extent with other forms of gaming on both a local and national level, including state-sponsored lotteries, charitable gaming, on- and off-track wagering, and other forms of entertainment, including motion pictures, sporting events and other recreational activities. It is possible that these secondary competitors could reduce the number of visitors to our facilities or the amount they are willing to wager, which could have a material adverse effect on our ability to generate revenue or maintain our profitability. See "Business—Competition."

        We could also face additional competition if Louisiana or any of the states bordering Iowa or Louisiana adopts laws authorizing new or additional gaming. Iowa recently took steps to begin authorizing an increase in the number of gaming licenses, and it is likely that new gaming facilities will begin to compete with us. In Louisiana, in the past legislative session, a bill was introduced in the House of Representatives to allow live harness or standard bred horse racetracks. If future legislation authorizes live harness or standard bred horse tracks, our operations at our racino would likely be adversely effected by the increased competition. See "—Governmental Regulation."

        Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis and making other expenditures to increase the attractiveness and add to the appeal of our facilities. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient funds to undertake these expenditures or that we will be able to obtain sufficient financing to fund such expenditures. If we are unable to make such expenditures, our competitive position could be materially adversely affected.

Governmental Regulation—Extensive gaming and racing-related regulation continuously impacts our operations and changes in such laws may have a material adverse effect on our operations by, among other things, prohibiting or limiting gaming in the jurisdictions in which we operate.

        The ownership, management and operation of our gaming facilities are subject to extensive laws, regulations and ordinances which are administered by the Iowa Gaming Commission, the Louisiana State Gaming Control Board, the Louisiana State Racing Commission and various other federal, state and local government entities and agencies. We are subject to regulations that apply specifically to the gaming industry and horse racetracks and casinos, in addition to regulations applicable to businesses generally. If current laws, regulations or interpretations thereof are modified, or if additional laws or regulations are adopted, it could have a material adverse effect on our business. See "—Competition" and "—Liquor Regulation" and "Regulatory Matters."

        Legislative or administrative changes in applicable legal requirements, including legislation to prohibit casino gaming, have been proposed in the past. For example, in 1996, the State of Louisiana adopted a statute in connection with which votes were held locally where gaming operations were conducted and which, had the continuation of gaming been rejected by the voters, might have resulted in the termination of operations at the end of their current license terms. During the 1996 local gaming referendums, Lafayette Parish voted to disallow gaming in the Parish, whereas St. Landry Parish, the site of our relocation, voted in favor of gaming. All parishes where riverboat gaming operations are currently conducted voted to continue riverboat gaming, but there can be no guarantee that similar referenda might not produce unfavorable results in the future. Proposals to amend or supplement the Louisiana Riverboat Economic Development and Gaming Control Act and the Pari-Mutuel Act also are frequently introduced in the Louisiana State legislature. In the 2001 session, a representative from Orleans Parish introduced a proposal to repeal the authority of horse racetracks in Calcasieu Parish (i.e., site of Delta Downs) and St. Landry Parish (i.e., site of our racino) to conduct slot machine gaming at such horse racetracks and to repeal the special taxing districts created for such purposes. If adopted, this proposal would have effectively prohibited us from operating the casino portion of our racino. In addition, the Louisiana legislature, from time to time, considers proposals to repeal the Pari-Mutuel Act.

        Similarly, in Iowa, the county electorate must reauthorize gaming every eight years. See "—Reauthorization of Gaming in Dubuque County, Iowa."

        To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of the Diamond Jo and the racino. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

        The approval of the Iowa Gaming Commission, and the approval of applicable Louisiana regulatory authorities are required for any material debt or equity financing, including the issuance of the notes, and the corporate transactions. The Iowa Gaming Commission and the applicable Louisiana regulatory authorities recently approved the offering of the notes, refinancing of our existing senior secured credit facilities and the corporate transactions.

        The legislation permitting riverboat gaming in Iowa authorizes the granting of licenses to "qualified sponsoring organizations." Such "qualified sponsoring organizations" may operate the riverboat itself, or it may enter into an agreement with a boat operator to operate the casino riverboat on its behalf. A operator must be approved and licensed by the Iowa Gaming Commission. The Dubuque Racing Association, Ltd. ("DRA"), a not-for-profit corporation organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received a riverboat gaming license in 1990 and, pursuant to the DRA Operating Agreement, has served as the "qualified sponsoring organization" of the Diamond Jo since March 18, 1993. The term of the DRA Operating Agreement expires on December 31, 2008. If the DRA Operating Agreement were to terminate, or if the DRA were to otherwise discontinue acting as our "qualified sponsoring organization" with respect to our operation of the Diamond Jo, and we were unable to obtain a license from the Iowa Gaming Commission for an alternative "qualified sponsoring organization" to act on our behalf, we would no longer be able to continue our Diamond Jo operations, which would materially and adversely affect our business, results of operations and cash flows.

Environmental Matters—We are subject to environmental laws and potential exposure to environmental liabilities. This may affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

        We are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges to air and water, the generation, handling, management and disposal of petroleum products or hazardous substances or wastes, and the health and safety of our employees. Permits may be required for our operations and these permits are subject to renewal, modification and, in some cases, revocation. In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of some kinds of hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, the substances may adversely affect the ability to sell or rent the property or to borrow funds using the property as collateral. Additionally, the owner of a site may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

        We have reviewed environmental assessments, in some cases including soil and groundwater testing, relating to our currently owned and leased properties in Dubuque, Iowa, and other properties we may lease from the City of Dubuque or other parties. As a result, we have become aware that there is contamination present on some of these properties apparently due to past industrial activities. With respect to parcels we currently own or lease, we believe, based on the types and amount of contamination identified, the anticipated uses of the properties and the potential that the contamination, in some cases, may have migrated onto our properties from nearby properties, that any cost to clean up these properties will not result in a material adverse effect on our earnings.

        We do not anticipate any material adverse effect on our earnings or competitive position relating to environmental matters, but it is possible that future developments could lead to material costs of environmental compliance for us and that these costs could have a material adverse effect on our business and financial condition.

Taxation—An increase in the taxes and fees that we pay could have a material adverse effect on us, and might reduce the cash flow available to service our indebtedness, including under the notes.

        We are subject to significant taxes and fees relating to our gaming operations, which are subject to increase at any time. Currently, in Iowa, we are taxed at an effective rate of approximately 22% of our adjusted gross receipts by the State of Iowa and we pay the City of Dubuque a fee equal to $0.50 per patron. In addition, there will be two assessments due on June 1, 2005 and June 1, 2006 in an amount equal to 2.152% of the licensee's adjusted gross receipts for fiscal year 2004. These assessments will be used against future state gaming taxes paid by the licensee with a credit for 20% of the assessments paid allowed each year for five consecutive years beginning July 1, 2010. In addition, all Iowa riverboats share equally in costs of the Iowa Gaming Commission and related entities to administer gaming in Iowa, which is currently approximately $600,000 per year per riverboat. Recently enacted legislation eliminated the cruising requirement and now allows all riverboats licensed in the state to operate as either a self-propelled excursion gambling boat, an excursion gambling boat that has been removed from navigation and is designated as a permanently moored vessel by the United States Coast Guard, or a moored barge. Currently, in Louisiana, we are taxed at an effective rate of approximately 36.5% of our adjusted gross slot revenue and pay to the Louisiana State Racing Commission a fee of $0.25 for each patron who attends a live race at our horse racetrack, enters the racino during non-racing season, from the hours of noon to midnight, Thursday through Monday, or enters any one of our OTBs. In addition, there have been proposals in the past to tax all gaming establishments, including riverboat casinos, at the federal level. Any material increase in taxes or fees, or in costs of the Iowa Gaming Commission and related entities, would have a material adverse affect on us and our ability to service our indebtedness, including the notes. See "Regulatory Matters" for more information about the taxes and fees we are required to bear.

Difficulty in Attracting and Retaining Qualified Employees—If we are unable to attract and retain a sufficient number of qualified employees or are required to substantially increase our labor costs, our business, results of operations and financial condition will be materially adversely affected.

        The operation of our business requires qualified executives, managers and skilled employees with gaming industry experience and qualifications to obtain the requisite licenses. We may have difficulty attracting and retaining a sufficient number of qualified employees and may be required to pay higher levels of compensation than we have estimated in order to do so. If we are unable to attract and retain a sufficient number of qualified employees or are required to substantially increase our labor costs, we may not be able to operate our business in a cost effective manner or at all.

        We are dependent upon the available labor pool of unskilled and semi-skilled employees. We are also subject to the Fair Labor Standards Act, which governs matters such as minimum wage, overtime and other working conditions. In addition, Iowa law effectively requires that we pay Iowa employees 25% more than the federally mandated minimum wage rates. Changes in applicable state or federal laws and regulations, particularly those governing minimum wages, could increase labor costs, which could have a material adverse effect on the cash flow available to service our indebtedness.

Interested Party Matters—All of the Company's voting equity interests are indirectly beneficially owned in the aggregate by managers and executive officers of PGP and the Initial Purchaser, and such ownership may give rise to conflicts of interest.

        All of the Company's voting equity interests are indirectly beneficially owned or controlled in the aggregate by Messrs. Stevens, Luzich, Oliver and Whittaker. Specifically, M. Brent Stevens, our Chief Executive Officer, is also the Chairman of the Board of Managers of PGP and the Chief Executive Officer of PGP, DJL, OED and PGL. Mr. Stevens indirectly beneficially owns or controls (through his beneficial ownership or control of voting equity interests in PGP) approximately 66.2% of the Company's equity interests. Michael Luzich, our President and Secretary, is also a Manager of PGP and the President and Secretary of PGP, DJL, OED and PGL. Mr. Luzich indirectly beneficially owns (through his ownership of voting equity interests in PGP) approximately 32.3% of the Company's equity interests. Terrance W. Oliver, a Manager of PGP, indirectly beneficially owns (through his direct ownership of interests in The Oliver Family Trust) approximately 1.5% of the Company's equity interests. Andrew Whittaker, a Manager of PGP, indirectly beneficially owns (through his indirect ownership of voting equity interests in PGP) approximately 4.2% (which is included in the calculation of the 66.2% owned or controlled by Mr. Stevens) of the Company's equity interests. In addition Mr. Stevens has the right to designate three of the five members of PGP's board of managers, including one of the two independent managers, and Mr. Luzich has the right to designate two of the five members of PGP's board of managers, including one of the two independent managers, for so long as Mr. Stevens and Mr. Luzich, respectively, beneficially hold at least 5% of the voting equity interests of PGP. See "Management," "Security Ownership of Certain Beneficial Owners and Management," and "Certain Relationships and Related Party Transactions."

        Mr. Stevens also is an Executive Vice President of the Initial Purchaser, and Mr. Whittaker also is a Vice Chairman of the Initial Purchaser. Certain affiliates, officers and employees of the Initial Purchaser also are members of PGP Investors, LLC, a Delaware limited liability company, which beneficially owns approximately 41.3% (which is included in the calculation of the 66.2% owned or controlled by Mr. Stevens) of the Company's equity interests. In connection with the offering of the old notes, the Initial Purchaser advised us that, while it is not obligated to do so, it intends to make a market in the notes as permitted by applicable laws and regulations.

        There can be no assurance that the interests of these individuals or PGP will not conflict with your interests as a holder of notes. Because of their controlling interests, these individuals have the power to elect a majority of our managers, appoint new management and approve any action requiring the approval of holders of our equity interests, including adopting amendments to our certificate of formation, approving mergers or sales of substantially all of our assets or changes to our capital structure, or pursuing other transactions which may increase the value of their or PGP's equity investment even though these transactions may involve risks to you as a holder of notes.

        PGP is primarily responsible for managing the Diamond Jo and the racino, as well as supervising the construction of the racino. Neither PGP nor any of its affiliates is restricted from managing other gaming operations, including new gaming ventures or facilities that may compete with ours, except that certain restrictions under the DRA Operating Agreement will terminate if we or any of our affiliates operate another facility in Dubuque County or the adjoining counties of Illinois or Wisconsin. If PGP or any of its affiliates decides to manage other gaming operations, such activities could require a significant amount of attention from PGP's officers and managers and require them to devote less time to managing our operations. While we believe that any new ventures will not detract from PGP's ability to manage and operate the Diamond Jo or the racino, there can be no assurance that such ventures would not have a material adverse effect on us or on PGP.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "would," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "likely," "continue" and similar terms and phrases, including references to assumptions. The forward-looking information contained in this prospectus is generally located under the headings "Prospectus Summary," "Risk Factors," "Use of Proceeds," "The Transactions," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management's current beliefs or estimates of future results or trends. These statements also include all statements with respect to the Transactions (as defined herein). Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions. Accordingly, there can be no assurance that such plans, intentions or expectations will be achieved or that any trends noted in this prospectus will continue. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We do not plan to update forward-looking statements even though our situation may change in the future.

        Specific factors that might cause actual results to differ from our expectations, might cause us to modify our plans or objectives, may affect our ability to pay timely amounts due under the notes and/or may affect the value of the notes, include, but are not limited to:

  •
  the loss of any licenses, permits or approvals in the jurisdictions in which we operate (including gaming, racing, alcoholic beverage and tobacco licenses), or the limitation, conditioning, suspension or revocation of any such licenses, permits or approvals;

  •
  our ability to complete construction of the racetrack on schedule and within budget, the failure of which could result in, among other things, the cancellation of our gaming license for the racino and our inability to make payments on the notes;

  •
  uncertainties in starting up new operations at the racino, including our ability to retain qualified employees and to conduct our gaming operations;

  •
  the lack of positive earnings from our racino operations and the uncertainties about its cash flow and overall financial performance during the completion of its racetrack;

  •
  the loss of any of our gaming facilities or any portion of their operations due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

  •
  our substantial indebtedness and the effect of restrictive covenants in our debt instruments on our operating and financial flexibility;

  •
  our control by Peninsula Gaming Partners, LLC and potential conflicts of interest with Peninsula Gaming Partners, LLC and its affiliates;

  •
  competition in our markets and in the gaming industry, including, without limitation, new or expansion of existing Native American gaming establishments in the jurisdictions in which we operate and the availability and success of alternative gaming venues and other entertainment attractions;

  •
  other risks related to the notes (including the value of the collateral) and to high-yield securities and gaming securities generally;

  •
  risks related to pending legislation and other adverse changes or developments in laws, regulations, including liquor regulation, or taxes in the gaming or racing industry or a decline in the public acceptance of gaming;

  •
  other adverse conditions, such as adverse economic conditions, changes in general customer confidence or spending, weather-related factors, factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events, that may adversely affect the economy in general and/or the casino industry in particular;

  •
  the availability and adequacy of our cash flow to satisfy our obligations, including payment of the notes and additional funds required to support capital improvements and development;

  •
  other economic, competitive, demographic, business and other conditions in our local and regional markets, including the Dubuque market and the Lafayette market;

  •
  actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

  •
  changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

  •
  the termination of our operating agreement with the Dubuque Racing Association, Ltd. or the failure of the Dubuque Racing Association, Ltd. to continue as our "qualified sponsoring organization" with respect to our operation of the Diamond Jo; and

  •
  other factors discussed under the section entitled "Risk Factors" or elsewhere in this prospectus and factors that may be disclosed from time to time in our SEC filings or otherwise.

        All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

THE TRANSACTIONS

        The offering of the notes was conducted as part of our plan to refinance our existing debt to improve our financial and operating flexibility (the "Refinancing Plan"). In addition, in connection with the Refinancing Plan, we effected a series of corporate transactions (the "Corporate Transactions" and, together with the Refinancing Plan, the "Transactions") to, among other things, simplify our organizational structure.

Refinancing Plan

        The elements of the Refinancing Plan included the following:

          Repurchase of OED Notes.    In March 2004, OED commenced a tender offer and consent solicitation to repurchase all of its outstanding OED Notes and to solicit consents to certain proposed amendments to the indenture governing the OED Notes (the "Amendments") and to terminate the related collateral agreements and release the liens on the collateral that secures the OED Notes (the "Collateral Release" and, together with the Amendments, the "Proposals"). The Amendments eliminated substantially all of the restrictive covenants and events of default under the indenture governing the OED Notes, other than those relating to the payment of principal and interest. The Amendments required for adoption the consent of the holders of a majority in aggregate principal amount of the outstanding OED Notes (excluding for such purpose any OED Notes owned by OED or any of its affiliates) (the "Requisite Consents"). The tender offer and consent solicitation was conditioned on, among other things, there being validly tendered (and not withdrawn) of a majority of the aggregate principal amount of the outstanding OED Notes. OED received the Requisite Consents for the Amendments in its consent solicitation and tenders of a majority of the aggregate principal amount of the outstanding OED Notes. We used a portion of the net proceeds from the offering of the notes to redeem approximately $116.3 million principal amount of the outstanding OED Notes in the tender offer, to pay the related consent payments of approximately $16.3 million and to pay accrued interest (including contingent interest) on the OED Notes redeemed of approximately $2.1 million. OED Notes not purchased in the tender offer remain outstanding and do not have the benefit of substantially all of the restrictive covenants in the indenture or the liens on the collateral.

          Repurchase of DJL Notes.    Under the indenture governing DJL's 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes"), DJL had the right to redeem all of the DJL Notes at the redemption price set forth in such indenture. On the issue date of the notes, DJL deposited a portion of the net proceeds from the offering of the notes with the trustee for the purpose of defeasing the covenants and releasing the liens on the collateral that secure the DJL Notes. On May 17, 2004, the DJL Notes were redeemed for $71.0 million with proceeds from the offering of the notes. In addition, DJL used $5.7 million and $3.2 million of the proceeds from the offering of the notes to pay call premiums and accrued interest related to the DJL Notes redeemed, respectively. Approximately $1.1 million of the proceeds from the offering of the notes was used to pay accrued distributions on DJL's preferred membership interests. DJL was required to pay all accrued distributions on the preferred membership interests upon a refinancing of the DJL Notes.

          Refinancing of Existing Senior Secured Credit Facilities.    On June 16, 2004, DJL and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits DJL and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base (the "Borrowing Base"). For the purposes of the PGL Credit Facility, the Borrowing Base is the lesser of the Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL for the twelve months immediately preceding the current month end multiplied by 150% and the Combined EBITDA of OED and DJL for the most recent quarterly period annualized multiplied by 150%. Immediately upon the closing of the PGL Credit Facility, DJL borrowed approximately $11.1 million to refinance outstanding obligations under the DJL Credit Facility and pay financing related fees and expenses and OED borrowed approximately $4.8 million to refinance outstanding obligations under the OED Credit Facility and pay financing related fees and expenses. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin of 3% -3.5% or Wells Fargo prime rate plus a margin of .5% -1% (current rate of 5.3%); provided that at no time shall the interest rate be lower than 4%.

          The PGL Credit Facility also contains a term loan in the amount of $14,666,667 (the "Term Loan"). The proceeds from the Term Loan were used to repay outstanding obligations under the OED FF&E Credit Facility. The Term Loan is secured by certain assets of OED and requires monthly payments of $333,333 starting July 1, 2004 until the full balance is paid, with a maturity no later than June 15, 2008. The Term Loan has an interest rate equal to the Wells Fargo prime rate plus 2.5% (current rate of 6.8%); provided that at no time shall the interest rate be lower than 6%. Under the terms of the PGL Credit Facility, OED was required to issue a letter of credit in the amount of $3.2 million in favor of Wells Fargo related to the Term Loan.

          DJL and OED are jointly and severally liable under the PGL Credit Facility, other than for borrowings under the Term Loan. Borrowings under the PGL Credit Facility, other than borrowings under the Term Loan, are collateralized by substantially all assets of OED and DJL. Borrowings under the Term Loan will be secured by a separate lien on the furniture, fixtures and equipment of OED financed pursuant to the terms of the OED FF&E Facility. Borrowings under the PGL Credit Facility are guaranteed by Peninsula Gaming, LLC and Peninsula Gaming Corp. (formerly known as OED Capital Corp.).

Corporate Transactions

        The Corporate Transactions consisted of the following:

  •
  On June 16, 2004, PGL was formed as a holding company and became a direct wholly-owned subsidiary of PGP and a new direct parent company of DJL. PGL became an additional co-issuer of the notes, together with DJL and PGC.

  •
  OEDA, formerly a subsidiary of DJL and the parent of OED, became a direct wholly-owned subsidiary of PGP and a sister company of PGL.

  •
  OED Corp. was renamed Peninsula Gaming Corp. ("PGC") and became a direct wholly-owned subsidiary of PGL. PGC does not have any operations and is a co-issuer of the OED Notes.

  •
  OED became a direct wholly-owned subsidiary of PGL and a sister subsidiary with DJL and PCG. OED and DJL continue to own and manage their respective gaming operations, the Diamond Jo riverboat casino in Dubuque, Iowa and the Evangeline Downs racino located near Lafayette, Louisiana, respectively.

  •
  Following the redemption of the DJL Notes, Peninsula Gaming Corp. ("PGC Corp"), a subsidiary of DJL, was dissolved.

Corporate Structure

        Our corporate structure immediately following the offering of the old notes, and prior to the consummation of the Transactions, was as follows:

        Our current corporate structure is as follows:

        As part of the Transactions, PGL became an additional co-issuer of the notes at the time we entered into the PGL Credit Facility and PGC Corp. was dissolved. DJL is a co-issuer (and not a guarantor) of the notes.

        The indenture governing the notes permitted DJL and PGC to consummate the Corporate Transactions without requiring the consent of any of the holders of the notes following receipt by DJL and OED of requisite final regulatory approvals.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our existing debt.

        We used the net proceeds of the offering of the original notes to redeem all of DJL's outstanding 12 1/4% Senior Secured Notes due 2006 (including accrued interest and resulting call premium), to repay approximately $116.3 million aggregate principal amount of OED's 13% Senior Secured Notes due 2010 with Contingent Interest, to pay certain accrued distributions on DJL's outstanding preferred membership interests, to pay related fees and expenses and for other corporate purposes.

CAPITALIZATION

        The following table sets forth our consolidated cash and investments and capitalization at June 30, 2004. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

At June 30, 2004
(Dollars in thousands)
Cash and cash equivalents	$27,592

Debt:
The Notes, net of discount	$229,799
OED Notes, net of discount	6,789
PGL Credit Facility	14,888
Term Loan(1)	14,667
Other debt	4,207

Total senior debt	270,350
Preferred members' interests redeemable	4,000

Total debt	274,350
Members' Equity (Deficit):
Common members' interests	9,000
Accumulated deficit(2)	(67,945)

Total members' (deficit)	(58,945)

Total capitalization	$215,405

(1)
On June 16, 2004, DJL and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits DJL and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base (the "Borrowing Base"). For the purposes of the PGL Credit Facility, the Borrowing Base is the lesser of the Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL for the twelve months immediately preceding the current month end multiplied by 150% and the Combined EBITDA of OED and DJL for the most recent quarterly period annualized multiplied by 150%. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin of 3% - 3.5% or Wells Fargo prime rate plus a margin of .5% - 1% (current rate of 5.3%); provided that at no time shall the interest rate be lower than 4%. The PGL Credit Facility also contains a Term Loan in the amount of $14,666,667. The proceeds from the Term Loan were used to repay outstanding obligations under the FF&E Credit Facility. The Term Loan is secured by certain assets of OED and requires monthly payments of $333,333 starting July 1, 2004 until the full balance is paid, with a maturity no later than June 15, 2008. The Term Loan has an interest rate equal to the Wells Fargo prime rate plus 2.5% (current rate of 6.8%); provided that at no time shall the interest rate be lower than 6%. Under the terms of the PGL Credit Facility, at closing OED was required to issue a letter of credit in the amount of $3.2 million in favor of Wells Fargo related to the Term Loan. The proceeds of the PGL Credit Facility were used to repay the DJL Credit Facility, the OED Credit Facility, the OED FF&E Credit Facility and the remaining proceeds of $1.1 million were used to pay the fees and costs associated with the new facility and accrued interest on the prior borrowings.

(2)
In connection with the offering of the old notes and the consummation of our refinancing plan and the related corporate transactions as described in "The Transactions," the Company expensed, among other things, approximately $11.4 million of deferred financing fees associated with the repayment of the DJL Notes, the OED Notes, DJL's and OED's existing senior secured credit facilities and OED's FF&E credit facility, approximately $22.0 million in redemption premiums and consent payments associated with the DJL Notes and the OED Notes, approximately $0.4 million in unamortized bond discounts related to the DJL Notes, approximately $2.1 million in unamortized bond discounts related to the OED Notes and approximately $0.7 million of interest in respect of the 30 day call period relating to the redemption of the DJL Notes.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected historical consolidated financial data of PGL as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 have been derived from PGL's audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data of PGL as of December 31, 2001, 2000 and 1999 and for both the year ended December 31, 2000 and the period July 15, 1999 to December 31, 1999 have been derived from audited financial statements not included elsewhere in this prospectus. The selected historical financial data as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 have been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with the audited financial statements and include all normal recurring adjustments necessary for a fair presentation of information set forth therein. The data presented below is summary only, should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

Period from July 15, 1999 to December 31, 1999	2000	2001	2002	2003	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
(dollars in thousands)
Statement of Operations Data:
Revenues:
Casino	$21,153	$45,519	$47,710	$48,262	$56,795	$24,980	$59,006
Racing	—	—	—	15,510	17,774	9,455	10,860
Food and beverage	1,235	2,663	2,745	3,886	4,565	1,996	5,776
Other	122	169	132	145	589	163	609
Less: Promotional allowances	(1,017)	(2,599)	(2,470)	(2,615)	(3,221)	(1,364)	(4,120)

Net revenues	21,493	45,752	48,117	65,188	76,502	35,230	72,131

Expenses:
Casino	8,599	19,517	20,375	20,555	23,533	10,460	29,369
Racing	—	—	—	12,651	14,646	7,768	8,931
Food and beverage	1,328	2,856	2,857	3,820	4,282	1,600	4,805
Boat operations	991	2,242	2,259	2,296	2,322	1,142	1,119
Other	16	37	22	27	443	57	588
Selling, general and administrative	3,736	6,459	6,681	8,740	12,343	5,502	11,214
Depreciation and amortization	1,541	3,571	3,963	2,950	3,324	1,649	5,855
Pre-opening expense	—	—	—	—	3,257	205	273
Development costs	—	—	—	—	102	—	59
Management fee	—	—	—	—	—	—	400
Litigation settlement	—	—	—	1,600	—	—	—
Referendum	—	—	—	771	—	—	—
State of Wisconsin government relations	—	—	147	55	—	—	—
Non-recurring expenses	3,134	—	—	—	—	—	—

Total expenses	19,345	34,682	36,304	53,465	64,252	28,383	62,613

Income From Operations	2,148	11,070	11,813	11,723	12,250	6,847	9,518
Other income (expense):
Interest income	155	434	184	46	490	290	130
Interest expense, net of amounts capitalized	(4,383)	(9,507)	(9,640)	(11,888)	(25,072)	(11,829)	(14,202)
Loss on early retirement of debt	—	—	—	—	—	—	(37,566)
Loss on sale of assets	(68)	(122)	(152)	(8)	(50)	(105)	—
Interest expense related to preferred members' interest, redeemable(1)	—	—	—	—	(180)	(180)

Total other expense	(4,296)	(9,195)	(9,608)	(11,850)	(24,812)	(11,644)	(51,818)

Preferred member distributions(1)	(289)	(630)	(386)	(373)	(180)	(181)
Minority Interest	—	—	—	(232)	—	—	—

Net income (loss) to common interests	$(2,437)	$1,245	$1,819	$(732)	$(12,742)	$(4,978)	$(42,300)

Ratio of earnings to fixed charges(2)	0.4	x	1.1	x	1.2	x	0.9	x	0.5	x	0.6	x	0.2	x
Pro forma ratio of earnings to fixed charges(3)	0.5	x	0.7	x

	As of December 31
						At June 30, 2004
	1999	2000	2001	2002	2003
	(dollars in thousands)
Balance Sheet Data:
Current assets	$8,765	$9,134	$8,034	$12,160	$40,227	$34,117
Total assets	88,175	86,788	84,374	126,448	261,519	245,855
Current liabilities	4,370	3,533	3,964	35,358	46,321	34,674
Total debt(1)	70,680	70,764	70,860	102,944	228,825	274,350
Preferred members' interest, redeemable(1)	7,000	7,000	4,000	4,000	—	—
Total members' equity (deficit)	6,277	5,604	5,663	3,671	(10,629)	(58,945)

(1)
In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. As a result of the adoption of SFAS No. 150 on July 1, 2003, we reclassified our $4 million mandatory redeemable preferred members' interest from the mezzanine section of the consolidated balance sheet to long-term debt. Further, preferred member distributions paid or accrued subsequent to adoption of SFAS No. 150 are required to be presented as interest expense separately from interest due to other creditors. We are precluded from reclassifying prior period amounts pursuant to this standard.

(2)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges include interest expense on all indebtedness amortization of deferred financing costs and capitalized interest. Earnings were insufficient to cover fixed charges for the period from July 15, 1999 to December 31, 1999, the fiscal years ended December 31, 2002 and 2003 and the six months ended June 30, 2003 and 2004 by $2.4 million, $0.8 million, $14.9 million, $5.5 million and $42.8 million, respectively.

(3)
For purposes of determining the pro forma ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges, in each case, after giving effect to the offering of the old notes and the consummation of our refinancing plan and the related corporate transactions as described in "The Transactions" as if they had occurred on December 31, 2002 for the pro forma information presented for the year ended December 31, 2003 and on December 31, 2003 for the pro forma information presented for the six-month period ended June 30, 2004. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and capitalized interest. Earnings were insufficient to cover fixed charges for the fiscal year ended December 31, 2003 and the six months ended June 30, 2004 by $13.4 million and $4.1 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward-looking statements" which involve risks and uncertainties. See "Forward-Looking Statements."

Overview

        We own and operate (1) the Diamond Jo riverboat casino in Dubuque, Iowa with 749 slot machines and 17 table games, (2) the new Evangeline Downs racino development with 1,627 slot machines in Opelousas, Louisiana, (3) two OTBs, one in Port Allen, Louisiana and one in New Iberia, Louisiana, and (4) an existing horse racetrack near Lafayette, Louisiana. In December 2003 we began casino operations at the new racino and expect to begin scheduling live races at our new racetrack by the end of 2004. Upon the opening of the horse racing facilities at the new racino, we will close operations at the existing horse racetrack. During 2003, we also renovated our Port Allen OTB and began offering 100 video poker machines in May 2003. Through December 2003, these video poker machines were operated by a third-party until we received a license to operate them ourselves.

        Our operations began with the acquisition of the Diamond Jo in 1999 for $77.0 million. The Diamond Jo opened in May 1994 and was doubled in size by the replacement of the original smaller riverboat casino with the current riverboat casino in October 1995.

        During 2002, through a series of related transactions, we acquired OED for approximately $30.5 million. At that time, OED's operations consisted of the existing horse racetrack near Lafayette and the two OTBs. We situated the racino in Opelousas, which is in St. Landry Parish, because St. Landry Parish permits slot machines while Lafayette Parish, where the existing horse racetrack is located, does not permit slot machines.

        From 2000 to 2003, our net revenues have grown from $45.8 million to $76.5 million. During 2003, $22.5 million of net revenues were derived from our operations in Louisiana. Such operations were comprised largely of racing operations at the existing horse racetrack near Lafayette and the two OTBs. We attribute the remaining increase at the Diamond Jo to, among other things, our successful operating strategies that focus on maintaining a loyal customer base, maximizing game play and profitability through targeted marketing, and attracting new customers. In addition, during 2003 the City of Dubuque substantially completed its $188 million redevelopment project in the Port of Dubuque, where the Diamond Jo is located. We expect our operations to continue to benefit from this redevelopment project, which was designed to enhance the attractiveness of the Port of Dubuque as a convention center and tourist destination, by generating increased foot traffic around the site of, and increased admissions to, the Diamond Jo.

Results of Operations

	Diamond Jo		OED
	Six Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Casino	$24,344,147	$24,979,954	$34,662,325
Racing			10,859,643	$9,454,725
Food and beverage	1,397,404	1,366,735	4,378,111	629,869
Other	163,262	97,246	445,939	65,467
Less promotional allowances	(1,389,213)	(1,364,413)	(2,730,554)

Net revenues	24,515,600	25,079,522	47,615,464	10,150,061

Expenses:
Casino	10,496,314	10,459,803	18,873,024
Racing			8,931,186	7,768,167
Food and beverage	1,298,973	1,320,659	3,505,613	279,507
Boat operations	1,119,047	1,142,348
Other	143,073	44,363	444,724	12,256
Selling, general and administrative	4,049,261	4,178,070	7,164,971	1,323,823
Depreciation and amortization	1,164,666	1,502,745	4,690,548	145,895
Pre-opening expense			272,280	204,921
Development expense	59,231
Management fees			400,000

Total expenses	18,330,565	18,647,988	44,282,346	9,734,569

Income from operations	$6,185,035	$6,431,534	$3,333,118	$415,492

Six months ended June 30, 2004 Compared to Six months ended June 30, 2003

        Net revenues increased 104.7% to $72.1 million for the six months ended June 30, 2004 from $35.2 million for the six months ended June 30, 2003. Net revenues at OED increased $37.5 million to $47.6 million for the six months ended June 30, 2004 from $10.1 million for the six months ended June 30, 2003. Net revenues at OED increased due primarily to casino revenues of $34.7 million derived from OED's new racino which opened on December 19, 2003 and an increase in racing revenues of $1.4 million due to an increase in video poker revenues of approximately $1.4 million at OED's renovated OTB in Port Allen, Louisiana. Net revenues at the Diamond Jo decreased $0.6 million to $24.5 million for the six months ended June 30, 2004 from $25.1 million for the six months ended June 30, 2003. This decrease in net revenues at the Diamond Jo is due to a decrease in slot revenue of 0.7%, or $0.1 million, for the six months ended June 30, 2004 compared to the six months ended June 30, 2003, primarily due to a decrease in coin-in of 2.1% over the same period. In addition, table game revenues at the Diamond Jo decreased 15.2%, or $0.5 million, for the six months ended June 30, 2004 compared to the six months ended June 30, 2003, primarily due to a decrease in hold percentage to 19.1% for the six months ended June 30, 2004 compared to 21.2% during the six months ended June 30, 2003. Had our hold percentage remained consistent with the prior year, table game revenues would have decreased 5.9%, or $0.2 million based on our actual drop during the six months ended June 30, 2004.

        Overall casino revenues increased $34.0 million to $59.0 million for the six months ended June 30, 2004 from $25.0 million for the six months ended June 30, 2003. Casino revenues of $34.7 million at OED consisted solely of revenues from slot machines at OED's recently opened racino. Casino win per gaming position per day at OED was $121 for the six months ended June 30, 2004. Casino revenues at the Diamond Jo decreased 2.5% to $24.3 million for the six months ended June 30, 2004 from $25.0 million for the six months ended June 30, 2003. This decrease was due to a 0.7% decrease in slot revenues and a 15.2% decrease in table game revenues as discussed above. Casino revenues at the Diamond Jo were derived 88.7% from slot machines and 11.3% from table games for the six months ended June 30, 2004 compared to 87.1% from slot machines and 12.9% from table games for the six months ended June 30, 2003. Our slot win per unit per day at the Diamond Jo decreased 5.6% to $152 for the six months ended June 30, 2004 from $161 for the six months ended June 30, 2003. Our admissions at the Diamond Jo for the six months ended June 30, 2004 increased 1.0% to 488,000 from 483,000 for the six months ended June 30, 2003. For the six months ended June 30, 2004 our casino win per admission at the Diamond Jo decreased 3.8% to $50 from $52 for the six months ended June 30, 2003.

        Racing revenues at OED increased $1.4 million to $10.9 million for the six months ended June 30, 2004 from $9.5 million for the six months ended June 30, 2003. The increase in racing revenues is due to an increase in video poker revenues of $1.4 million resulting from OED's Port Allen OTB facility renovation and the installation of 100 video poker machines during the second quarter of 2003.

        Net food and beverage revenues, other revenues and promotional allowances increased $1.5 million during the six months ended June 30, 2004 compared to the six months ended June 30, 2003 due primarily to food and beverage revenues generated from OED's new racino.

        Overall casino expenses increased $18.9 million to $29.4 million for the six months ended June 30, 2004 from $10.5 million for the six months ended June 30, 2003. Casino expenses of $18.9 million at OED primarily related to purse supplements and gaming taxes, which are based on net casino revenues, and casino related payroll.

        Racing expenses increased 15.0% to $8.9 million for the six months ended June 30, 2004 from $7.8 million for the six months ended June 30, 2003 due primarily to (i) an increase in franchise fees, purse supplements and operating expenses of $0.9 million related to OED's video gaming devices at its renovated OTB in Port Allen, Louisiana and (ii) admission fees related to the OTB located at the racino of approximately $0.1 million (under current Louisiana law, OED must pay $0.25 to the Louisiana State Racing Commission per patron entering a building in which OED has an OTB, including the new racino).

        Food and beverage expenses increased $3.2 million to $4.8 million for the six months ended June 30, 2004 from $1.6 million for the six months ended June 30, 2003 due primarily to an increase in food and beverage expenses at OED of $3.2 million related to the opening of OED's new racino. Boat operation expenses at the Diamond Jo were substantially unchanged at $1.1 million for the six months ended June 30, 2004 and 2003. Other expenses increased $0.5 million due primarily to costs associated with OED's new outdoor entertainment venue.

        Selling, general and administrative expenses increased $5.7 million to $11.2 million for the six months ended June 30, 2004 from $5.5 million for the six months ended June 30, 2003. This increase was due primarily to an increase in general and administrative expenses at OED of $5.8 million due primarily to payroll, marketing and other general and administrative expenses associated with the new racino.

        Depreciation and amortization expenses increased $4.2 million to $5.9 million for the six months ended June 30, 2004 from $1.7 million for the six months ended June 30, 2003 due to depreciation of property and equipment at OED's racino of approximately $4.2 million during the six months ended June 30, 2004. During the first quarter of 2004, we performed our annual impairment test on goodwill and indefinite life intangible assets in accordance with SFAS No. 142. Based on that review, management determined that there was no impairment of goodwill and indefinite life intangible assets.

        Pre-opening expenses of $0.3 million and $0.2 million for the six months ended June 30, 2004 and 2003, respectively, relate to expenses incurred by OED with respect to start-up activities surrounding the racino project, including pre-opening costs associated with the continued construction of the racetrack portion of the project. Management fees of $0.4 million during the six months ended June 30, 2004 relate to management fees and board of director fees paid to related parties.

        Net interest expense, including loss on early retirement of debt and interest expense related to DJL's redeemable preferred member interests, increased $40.3 million to $51.8 million for the six months ended June 30, 2004 from $11.5 million for the six months ended June 30, 2003. This increase is primarily due to the loss on early retirement of debt of $37.6 million related to our debt refinancing activities discussed below under Liquidity and Capital Resources. The remaining difference is primarily related to the timing of the offering of the OED Notes, which occurred on February 25, 2003. Interest expense of approximately $0.5 million and $0.5 million was capitalized as part of our construction of the racino during the six months ended June 30, 2004 and 2003, respectively.

	Diamond Jo			Evangeline Downs
					Period from February 15, 2002 to December 31, 2002
	Years Ended December 31,
				Year Ended December 31, 2003
	2003	2002	2001
Revenues:
Casino	$53,567,052	$48,262,485	$47,710,208	$3,227,477	—
Racing				17,773,481	$15,509,989
Food and beverage	3,027,064	2,806,118	2,745,333	1,538,374	1,080,208
Other	421,907	144,817	131,916	167,361	—
Less promotional allowances	(3,011,987)	(2,615,355)	(2,470,310)	(209,147)	—

Net revenues	54,004,036	48,598,065	48,117,147	22,497,546	16,590,197

Expenses:
Casino	21,624,237	20,554,920	20,375,265	1,908,730	—
Racing				14,646,351	12,650,996
Food and beverage	2,781,945	2,822,160	2,856,568	1,500,065	998,205
Boat operations	2,322,126	2,295,771	2,259,314	—	—
Other	383,030	27,471	21,801	59,934	—
Selling, general and administrative	8,890,080	7,285,166	6,680,581	3,452,507	1,454,476
Depreciation and amortization	2,499,597	2,766,543	3,963,350	823,944	183,826
Pre-opening expense	—	—	—	3,256,963	—
Development costs	102,272	—	—	—	—
Litigation settlement	—	—	—	—	1,600,000
Referendum	—	771,111	—	—	—
State of Wisconsin government relations	—	55,000	147,163	—	—

Total expenses	38,603,287	36,578,142	36,304,042	25,648,494	16,887,503

Income from operations	$15,400,749	$12,019,923	$11,813,105	$(3,150,948)	$(297,306)

  Twelve months ended December 31, 2003 compared to twelve months ended December 31, 2002

        Net revenues increased 17.4% to $76.5 million for the year ended December 31, 2003 from $65.2 million for the year ended December 31, 2002. The majority of this increase is due to an increase in the Diamond Jo's slot revenue of 10.7%, or $4.5 million, for the year ended December 31, 2003 compared to the year ended December 31, 2002, primarily due to an increase in coin-in of 9.5% over the same period. We believe this increase in slot revenue was largely attributable to the recent economic development in the Port of Dubuque known as the America's River Project, where the Diamond Jo is located, which includes the opening of a new riverwalk and related amenities, a new riverfront hotel, which includes an indoor water park and the National Mississippi River Museum and Aquarium. The increase in slot revenue was also attributable to (i) the construction of our new outdoor entertainment venue featuring nationally recognized musicians weekly from June through September, (ii) a decrease in competition in the Eastern Iowa market due to the temporary closing of a Native American casino approximately 125 miles southwest of the Diamond Jo and (iii) internal factors such as targeted promotions to capitalize on opportunities related to the Port of Dubuque development and reduced competition noted above as well as our continued focus on targeted players club promotions and maintenance of our slot mix, which includes the addition of 47 nickel slot machines. In addition, our table game revenue at the Diamond Jo increased 13.3%, or $0.8 million, for the year ended December 31, 2003 compared to the year ended December 31, 2002, primarily due to an increase in the total table game drop of 6.0% and a 1.3 percentage point increase in our table game hold percentage over the same period. The majority of the remaining increase in our net revenues was due to an increase in net revenues at OED. Net revenues at OED increased due primarily to an increase in casino revenue of $3.2 million derived from OED's newly opened racino which opened its doors to the public on December 19, 2003 and an increase in racing revenues of $2.3 million due primarily to the fact that we did not acquire a 50% interest in OED until February 15, 2002, as well as an increase in video poker revenues of approximately $0.6 million at OED's renovated OTB in Port Allen, Louisiana. Our results of operations during the period ended December 31, 2002 only include ten and one-half months of OED operations compared to a full twelve months of operations during the year ended December 31, 2003.

        Casino gaming win in the Dubuque market increased 9.6% to $97.2 million for the year ended December 31, 2003 from $88.7 million for the year ended December 31, 2002. We believe this increase was primarily due to our ability to capitalize on the recent economic development in the Port of Dubuque, a decrease in competition in the Eastern Iowa market, strategic use of targeted players club promotions and a continued focus on maintenance of our slot mix as noted above combined with a continued focus by operators at the DGP on maintenance of their slot mix during such periods as well as benefiting from the reduced competition in the Eastern Iowa market as noted above. Our share of the Dubuque market casino gaming win increased to 55.1% for the year ended December 31, 2003 from 54.4% for the year ended December 31, 2002. Our casino revenues at the Diamond Jo increased 11.0% to $53.6 million for the year ended December 31, 2003 from $48.3 million for the year ended December 31, 2002. This percentage increase was the third highest percentage increase in casino revenues for all thirteen casinos in the State of Iowa as reported to the Iowa Gaming Commission for the year ended December 31, 2003 compared to the year ended December 31, 2002. This increase was due to a 10.7% increase in slot revenues and a 13.3% increase in table game revenues as discussed above. Casino revenues at the Diamond Jo were derived 87.6% from slot machines and 12.4% from table games for the year ended December 31, 2003 compared to 87.8% from slot machines and 12.2% from table games for the year ended December 31, 2002. Consistent with an increase in casino revenue, our casino win per gaming position per day at the Diamond Jo increased 9.1% to $171 for the year ended December 31, 2003 from $157 for the year ended December 31, 2002. Admissions to the casinos in the Dubuque market increased 6.1% to 2,080,000 for the year ended December 31, 2003 from 1,960,000 for the year ended December 31, 2002. For the year ended December 31, 2003, our share of the Dubuque market casino admissions increased to 50.7% from 50.5% for the year ended December 31, 2002. Our admissions at the Diamond Jo for the year ended December 31, 2003 increased 6.5% to 1,054,000 from 990,000 for the year ended December 31, 2002. For the year ended December 31, 2003 our casino win per admission at the Diamond Jo increased 4.2% to $50.81 from $48.76 for the year ended December 31, 2002. Casino revenues of $3.2 million at OED consisted solely of revenues from slot machines at OED's recently opened racino. Casino win per position at OED was $236 for the year ended December 31, 2003.

        Racing revenues at OED for the year ended December 31, 2003 were $17.8 million compared to $15.5 million for the period February 15, 2002 (the date OED was acquired) to December 31, 2003. The increase in racing revenues was directly related to the timing of the acquisition of OED as discussed above and an increase in video poker revenues of $0.6 million resulting from OED's Port Allen OTB facility renovation and the installation of 100 video poker machines during the second quarter of 2003.

        Net food and beverage revenues, other revenues and promotional allowances increased $0.5 million during the year ended December 31, 2003 compared to the year ended December 31, 2002 due primarily to food & beverage revenues generated from OED's new racino and revenues from the Diamond Jo's new outdoor entertainment venue as discussed above.

        Casino operating expenses increased 14.5%, or $3.0 million, to $23.5 million for the year ended December 31, 2003 from $20.6 million for the year ended December 31, 2002 due primarily to (i) casino expenses at OED of $1.9 million primarily related to purse supplements and gaming taxes which are based on net casino revenues and casino related payroll and (ii) an increase in gaming taxes at the Diamond Jo of $1.1 million associated with our increased casino revenues. Racing expenses increased 15.8% to $14.6 million for the year ended December 31, 2003 from $12.7 million for the period ended December 31, 2002 due primarily to (i) timing of the acquisition of OED in 2002 as discussed above and (ii) an increase in operating expenses of $0.6 million related to the addition of 100 new video gaming devices at OED's renovated OTB in Port Allen, Louisiana. Food and beverage expenses increased 12.1%, or $0.5 million, to $4.3 million for the year ended December 31, 2003 from $3.8 million for the year ended December 31, 2002 due primarily to food and beverage expenses at OED related to the opening of OED's new racino. Boat operation expenses at the Diamond Jo were substantially unchanged at $2.3 million for the year ended December 31, 2003 and 2002. Other expenses increased $0.4 million primarily due to costs associated with the Diamond Jo's new outdoor entertainment venue as discussed above.

        Selling, general and administrative expenses increased 41.2% to $12.3 million for the year ended December 31, 2003 from $8.7 million for the year ended December 31, 2002. This increase was due to (i) an increase in general and administrative expenses at OED of $2.0 million due primarily to payroll, marketing and other general and administrative expenses associated with the new racino and the timing of the acquisition of OED (as discussed above), including an increase in professional fees at OED of approximately $0.2 million and an increase in insurance expense at OED of approximately $0.2 million, and (ii) an increase in general and administrative expenses at the Diamond Jo of approximately $1.6 million due primarily to an increase in management compensation at the Diamond Jo of $0.6 million, an increase in donations of $0.3 million related to a charitable giving agreement with an Iowa non-for-profit organization and an increase in insurance expense at the Diamond Jo of $0.1 million.

        Pre-opening expenses of $3.3 million for the year ended December 31, 2003 relate to payroll and other expenses incurred by OED with respect to start-up activities surrounding the racino project. Development costs of approximately $0.1 million related to expenses incurred relative to us entering into an exclusive agreement with the Worth County Development Authority pursuant to which the parties agreed to jointly submit an application for a license to operate a gaming facility in Worth County, Iowa. Under this agreement, we have agreed to design, construct, operate and manage a casino with no less than 700 gaming positions, a waterway, if necessary, a recreational vehicle park with a minimum capacity of 200 spaces, and, upon reaching a targeted rate of return on invested capital, a 100-room hotel development. Litigation settlement of $1.6 million for the year ended December 31, 2002 relates to OED's settlement with the Louisiana Horsemen's Benevolent and Protective

Association 1993, Inc. (the "LHBPA") in February 2003. Referendum costs of $0.8 million during the year ended December 31, 2002 relate to various advertising and promotional expenses to promote the approval of continued gaming on riverboats in Dubuque County in 2002. During 2002, DJL incurred expenses of $55,000 related to a governmental relations services agreement with respect to gaming issues and developments in the State of Wisconsin which might affect DJL and its gaming operations.

        Depreciation and amortization expenses increased 12.6% to $3.3 million for the year ended December 31, 2003 from $3.0 million for the year ended December 31, 2002 due primarily to depreciation of property and equipment at OED's racino of approximately $0.3 million during the period December 19, 2003 (date at which the racino was opened to the public) through December 31, 2003. During the first quarter of 2002, DJL performed a transitional impairment test on goodwill in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets" and determined the estimated fair value of DJL exceeded its carrying value as of that date. During the first quarter of 2003, DJL performed its annual impairment test on goodwill in accordance with SFAS No. 142 and determined that the estimated fair value of DJL exceeded its carrying value as of that date. Based on that review, management determined that there was no impairment of goodwill.

        Net interest expense, including interest expense related to our redeemable preferred member interests, increased 109.1% to $24.8 million for the year ended December 31, 2003 from $11.8 million for the year ended December 31, 2002. This increase is due to (i) an increase in net interest expense at OED of $12.7 million primarily associated with interest on the OED Notes and on OED's senior credit facilities with Wells Fargo Foothill, the amortization and write-off of deferred financing costs associated with OED's term loan with Wells Fargo Foothill, the PGP Note (as defined below) and the WET2 Note (as defined below) (all of which were repaid in February 2003 with the proceeds of the offering of the OED Notes) and timing of the OED acquisition as discussed above, (ii) DJL's adoption of FASB Statement No. 150 on July 1, 2003 which requires that interest expense associated with our redeemable preferred members interest be included in interest expense (prior to July 1, 2003, this amount was included as a separate line item above "Net income for common members' interest" and not included in "Total other expenses" with interest expense) and (iii) interest associated with DJL's senior secured credit facility with Wells Fargo Foothill dated February 23, 2001 (the "DJL Credit Facility"), $12.0 million of which was drawn down by DJL on February 15, 2002 to consummate the acquisition of OED, resulting in twelve months of interest during the year ended December 31, 2003 compared to only ten and one-half months of interest during the year ended December 31, 2002. Interest expense of approximately $2.2 million and $0.1 million was capitalized as part of our construction of the racino during 2003 and 2002, respectively. The "PGP Note" means the note payable to PGP, issued by OEDA, bearing interest at a rate of 7% until January 31, 2003, thereafter at 8% until February 28, 2003, thereafter at 9% until March 31, 2003, and thereafter at the greater of 12% or the fixed rate on the OED Notes, and maturing on June 30, 2003. The "WET2 Note" means the note payable to WET2, bearing interest at a rate of 7% until March 31, 2003, and thereafter at the greater of 12% or the fixed rate on the OED Notes, and maturing on June 30, 2003.

Twelve months ended December 31, 2002 compared to twelve months ended December 31, 2001

        Net revenues increased 35.5% to $65.2 million for 2002 from $48.1 million for 2001 primarily due to net revenues from OED of $16.6 million and an increase in the Diamond Jo's casino revenues of $0.6 million. This increase in casino revenue was due to an increase in slot revenue of 3.8%, or $1.6 million for 2002 compared to 2001. This increase in slot revenues was a result of an increased marketing focus on the addition of new players club members as well as on targeting players club promotions towards more profitable market segments and an increase in the number of slot machines on the gaming floor. This increase in slot revenues was offset by a decrease in table games revenue at the Diamond Jo of $1.0 million. This decrease was a direct result of a 0.9 percentage point decrease in our table game hold percentage and a 10.4% decrease in table game drop.

        Casino gaming win in the Dubuque market increased 2.8% to $88.7 million for 2002 from $86.3 million for 2001. We believe this increase was primarily due to targeted players club promotions and a continued focus on maintenance of our slot mix as well as a continued focus by operators at the DGP on maintenance of their slot mix during such period. Our share of the Dubuque market casino gaming win decreased slightly to 54.4% for 2002 from 55.3% for 2001. This decrease was attributed to a decrease in our table game revenue as discussed above. Our casino revenues increased 1.2% to $48.3 million for 2002 from $47.7 million for 2001. This increase was due to an increase in slot revenue offset by a decrease in table game revenues as discussed above. Casino revenues were derived 87.8% from slot machines and 12.2% from table games for 2002 compared to 85.6% from slot machines and 14.4% from table games for 2001. Consistent with an increase in casino revenue, our casino win per gaming position per day at the Diamond Jo increased 4.0% to $157 for 2002 from $151 for 2001. Admissions to the casinos in the Dubuque market increased slightly to 1,959,709 for 2002 from 1,946,326 for 2001. For 2002, our share of the Dubuque market casino admissions decreased to 50.5% from 51.7% for 2001. We believe this decrease was primarily attributable to our targeted use of marketing dollars directed primarily towards more profitable market segments during 2002 compared to 2001. Our admissions at the Diamond Jo for 2002 decreased slightly to 989,865 for 2002 from 1,006,237 for 2001. For 2002 our casino win per admission at the Diamond Jo increased 2.8% to $48.76 from $47.41 for 2001.

        Racing revenues of $15.5 million related solely to revenues at OED for the period February 15, 2002 (the date OED was acquired) to December 31, 2002. Net food and beverage revenues, other revenues and promotional allowances increased to $1.4 million for 2002 from $0.4 million for 2001 due to food and beverage revenues at OED of $1.0 million.

        Casino operating expenses at the Diamond Jo increased slightly to $20.6 million for 2002 from $20.4 million for 2001 due mainly to an increase in gaming taxes paid, as a result of an increase in gaming revenues, of $0.1 million and an increase in the state admission fee imposed by the State of Iowa of $0.1 million. Racing expenses at OED were $12.7 million for the period February 15, 2002 (the date OED was acquired) to December 31, 2002. Food and beverage expenses increased to $3.8 million for 2002 from $2.9 million for 2001 due primarily to food and beverage expenses from OED of $0.9 million. Boat operation expenses and other expenses were $2.3 million for 2002 and 2001. Selling, general and administrative expenses increased to $8.7 million for 2002 from $6.7 million for 2001. This increase in such expenses resulted from selling, general and administrative expenses at OED of $1.5 million, an increase in legal expenses of approximately $0.3 million (resulting primarily from a credit of $0.2 million in legal expense during the prior year), and an increase in management bonuses of $0.2 million. Depreciation and amortization expenses decreased 25.6% to $3.0 million for 2002 from $4.0 million for 2001. This decrease was due to adoption of SFAS 142 which provides that goodwill and certain indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value. Goodwill amortization during 2001 was approximately $1.4 million. This decrease was offset by an increase in depreciation at the Diamond Jo of $0.2 million and at OED of $0.2 million. Litigation settlement of $1.6 million relates to OED's settlement with the LHBPA in February 2003. Although the settlement occurred after the date of the financial statements, Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" requires DJL to accrue the loss contingency during 2002. During 2002, DJL incurred various advertising, promotional and other referendum related expenses totaling $0.8 million to promote the approval of continued gaming on riverboats in Dubuque County. During 2002 and 2001, DJL incurred expenses of $55,000 and $147,163, respectively, related to a governmental relations services agreement with respect to gaming issues and developments in the State of Wisconsin which might affect DJL and its gaming operations.

        Net interest expense increased 25.2% to $11.8 million for 2002 from $9.5 million for 2001. This increase was due to an increase in interest expense of $1.2 million associated with DJL's senior credit facility with Wells Fargo Foothill providing for commitments of up to $12.5 million which terminate in 2005, $12.0 million of which was drawn down by DJL on February 15, 2002 to consummate an investment in OED and net interest expense at OED of $1.1 million. Interest expense of approximately $0.1 million was capitalized as part of our construction of the racino during 2002.

Liquidity and Capital Resources

Cash Flows from Operating, Investing and Financing Activities for the six months ended June 30, 2004

        Our cash balance increased $6.4 million during the six months ended June 30, 2004 to $27.6 million from $21.2 million at December 31, 2003.

        Cash flows from operating activities declined by $29.9 million to a use of $27.0 million for the six months ended June 30, 2004 compared to a positive $2.9 million for the six months ended June 30, 2003. The decline is primarily due to tender and call premiums paid on early retirement of debt of $22.0 million, increased payments of accrued expenses of $9.6 million primarily due to payments of accrued interest and increased payments to our restricted cash account for purse settlements due to OED's new racino operations of $2.0 million, partially offset by higher non-cash depreciation and amortization expense of $4.2 million due to depreciation of property and equipment at OED.

        Cash flows from investing activities for the six months ended June 30, 2004 was $10.0 million consisting of cash inflows of (i) draws from restricted cash accounts held by the trustee of the OED Notes of approximately $20.0 million and (ii) cash proceeds from the maturity of restricted investments of $15.8 million. These cash inflows were offset by (i) payments of approximately $24.3 million for construction, architecture fees and other development costs associated with the racino project and (ii) cash outflows of approximately $1.4 million used for capital expenditures mainly related to the purchase of new slot machines at DJL and conversions of slot machines at OED to incorporate ticket-in, ticket-out technology, which we believe enhances customer service, produces operating efficiencies and eliminates hopper fills and the down time associated with them. In September 2004, we entered into agreements with various slot machine manufacturers to purchase, subject to regulatory approvals, approximately 783 slot machines, of which 366 are to be installed at the Diamond Jo and 417 are to be installed at OED, all during the fourth quarter of 2004. All of the new slot machines will be equipped with ticket-in, ticket-out technology which, upon installation, will result in having ticket-in, ticket-out technology installed in 100% of the slot machines at the Diamond Jo and in over 95% of the slot machines at OED, thus further enhancing customer service and operating efficiencies associated with this technology. We expect additional capital expenditures at DJL and OED (other than the capital expenditures related to the racino project but including the slot machine purchase described above) to be approximately $6.4 million and $6.1 million, respectively, for the year ended December 31, 2004. We expect to meet our regulatory requirements for the racino project for fiscal 2004 with related additional capital expenditures of approximately $6.0 million. Consistent with our regulatory requirements, we also expect to continue construction on our turf track during fiscal 2005.

        Cash flows from financing activities for the six months ended June 30, 2004 of $23.5 million reflects (i) net proceeds from the offering of the Peninsula Gaming Notes of approximately $229.7 million, (ii) proceeds from advances under the revolver portion of the PGL Credit Facility of approximately $15.9 million, (iii) proceeds from the initial draw under the Term Loan portion of the PGL Credit Facility of approximately $14.7 million and (iv) proceeds from OED's draws under the OED FF&E Facility of $3.5 million. These proceeds were offset by (i) redemption of $71.0 million aggregate principal amount of DJL Notes, (ii) redemption of $116.3 million aggregate principal amount of OED Notes, (iii) aggregate principal payments on borrowings under the OED FF&E Facility of $16.0 million, (iv) aggregate principal payments on borrowings under the DJL Credit Facility of $11.3 million, (v) aggregate principal payments on borrowings under the OED Credit Facility of $5.1 million, (vi) aggregate principal payments on borrowings under the revolver portion of the PGL

Credit Facility of $1.0 million, (vii) aggregate principal payments on notes payable of $0.2 million, (viii) payment of fees and expenses associated with the offering of the Peninsula Gaming Notes and the consummation of the PGL Credit Facility of approximately $13.3 million and (ix) member distributions of approximately $6.1 million.

        As of June 30, 2004, we had $14.9 million and $14.7 million outstanding under the revolver portion and Term Loan portion of the PGL Credit Facility, respectively. In addition, as of June 30, 2004, we had outstanding letters of credit of approximately $3.5 million.

Cash Flows from Operating, Investing and Financing Activities for the twelve months ended December 31, 2003

        Our cash balance increased $10.6 million during the year ended December 31, 2003 to $21.2 million from $10.5 million at December 31, 2002.

        Cash flows used in operating activities of $0.8 million for the year ended December 31, 2003 consisted of a net loss of $12.7 million increased by non-cash charges of $6.7 million, principally depreciation and amortization and write-off and amortization of deferred financing costs and an increase in working capital of $6.8 million. The change in working capital is primarily due to an increase in accrued interest of approximately $5.3 million related to the OED Notes and an increase in accrued payroll of $1.5 million primarily related to the opening of OED's racino in December 2003.

        Cash flows from operating activities declined by $11.0 million to a positive $0.8 million for the year ended December 31, 2003 compared to a positive $11.8 million for the year ended December 31, 2002. The decline is primarily due to an increase in cash interest payments associated with the OED Notes during the year ended December 31, 2003 of approximately $8.2 million and cash paid for pre-opening expenses during the year ended December 31, 2003 of approximately $2.8 million related to the opening of OED's new racino.

        Cash flows used in investing activities for the year ended December 31, 2003 was $94.7 million consisting of (i) an increase in restricted cash—racino project and restricted investments of $43.9 million related to the investment of unused proceeds from the OED Notes into interest bearing cash equivalents and investments whose distribution is restricted as outlined in the Cash Collateral and Disbursement Agreement, (ii) approximately $55.3 million for construction, architecture fees and other development costs associated with the racino project and the purchase of land at St. Landry Parish where the racino is being developed, (iii) approximately $1.8 million in development costs related to the OED acquisition and OED's racing and gaming licenses and (iv) cash outflows of approximately $2.2 million used for capital expenditures mainly related to the purchase of new slot machines at the Diamond Jo and video poker machines at OED's Port Allen OTB, the construction of our concert area adjacent to the Diamond Jo which hosts weekly concerts throughout the summer months and the renovation of OED's Port Allen OTB to accommodate the purchase and installation of 100 video poker machines. These cash outflows were offset by (i) cash proceeds from the maturity of restricted investments of $8.1 million, the proceeds of which were used to make the first interest payment on the OED Notes due September 1, 2003 and (ii) cash proceeds from the sale of assets of $0.4 million.

        Cash flows from financing activities for the year ended December 31, 2003 of $104.6 million reflects the net proceeds from the offering of the OED Notes of $120.7 million, proceeds from OED's draws under the OED Credit Facility and the OED FF&E Facility of $17.6 million. These proceeds were partially offset by (i) principal payments to extinguish OED's obligations under OED's term loan with Wells Fargo Foothill, the PGP Note and the WET2 Note totaling $20.1 million, (ii) deferred financing costs paid of $11.5 million associated with the issuance of the OED Notes, the OED Credit Facility and the OED FF&E Credit Facility, (iii) member distributions of $1.6 million and (iv) aggregate principal payments on borrowings under the DJL Credit Facility of $0.6 million.

        As of December 31, 2003, DJL had $11.3 million outstanding under the DJL Credit Facility and OED had $5.1 million and $12.5 million outstanding under the OED Credit Facility and the OED FF&E Facility, respectively. Approximately $24.2 million of the net proceeds from the sale of the OED Notes were deposited into an interest reserve account in order to pay the first three payments of fixed interest on the OED Notes. Although OED's earnings for the year ended December 31, 2003 were not sufficient to cover their current fixed charges (which consist of interest on the OED Notes, including capitalized interest), OED does have sufficient funds deposited in the interest reserve account to satisfy its obligations under the OED Notes until March 1, 2005, after which, OED anticipates satisfying its interest obligations out of earnings from operations. In September 2003, $8.1 million of the initial proceeds deposited into the interest reserve account, along with interest earned on those proceeds, were used to pay the first fixed interest payment on the OED Notes.

Financing Activities

        On July 15, 1999, DJL authorized and issued $7.0 million of preferred membership units. The holders of all of DJL's preferred membership interests are entitled to receive, subject to certain restrictions contained in the indenture governing the DJL Notes, out of funds legally available therefor, cumulative preferred distributions payable semiannually at an annual rate of 9% of the original face amount thereof. Other than certain limited consent rights and as required by law, holders of DJL's preferred membership interests have no voting rights.

        DJL redeemed $3.0 million in original face amount of its preferred membership interests on January 19, 2001 at a redemption price of $3.0 million, plus a portion of accrued and unpaid distributions thereon of $170,000, the balance of which, in an amount equal to $145,000 plus accrued interest on such amount (the "Accrued Preferred Distribution"), was agreed to be paid by DJL at such time that such payment is permitted to be made pursuant to DJL's existing financing arrangements, but in no event later than January 15, 2003. The Accrued Preferred Distribution totaling $171,100 was paid on January 15, 2003. An additional $1.1 million of accrued distributions were paid during May 2004 in connection with net proceeds received from the sale of the Peninsula Gaming Notes discussed below. The balance of preferred membership interests not redeemed by DJL must be redeemed by DJL on or prior to October 13, 2006 at a redemption price of $4.0 million, plus any accrued and unpaid preferred distributions through the date of redemption. At June 30, 2004, accrued distributions related to the preferred membership interests was approximately $0.2 million.

        In March 2003, OED entered into a participation agreement with a third party operator to own and operate 100 video poker machines at OED's OTB in Port Allen, Louisiana. In December 2003, OED obtained its license to own and operate video poker machines. In accordance with the participation agreement, OED assumed the remaining balance of an original $663,700 promissory note payable in exchange for ownership of the 100 video poker machines. The note bears interest at 9.5% and is payable in monthly installments of principal and interest of $31,250 with the last payment due July 1, 2005. The note is collateralized by a security interest in the machines.

        In October 2003, OED entered into a purchase agreement to acquire 93 acres of land, divided into seven approximately equal parcels, for a total purchase price of $3,850,000. The purchase price under this second purchase agreement was financed by the seller with OED issuing a $3,850,000 note payable to the seller. The note is payable in seven equal annual installments of $550,000 beginning October 24, 2004 and bears interest at a rate of 4.75% of the unpaid balance due monthly in arrears on the fifth day of each month beginning on December 5, 2003. The note is collateralized by a mortgage on the property. Simultaneously with the payment of each $550,000 annual installment discussed above, the seller agrees to release one of the remaining parcels from the mortgage.

        On March 9, 2004, OED commenced a tender offer and consent solicitation to repurchase all of its outstanding OED Notes and to solicit consents to certain proposed amendments to the indenture governing the OED Notes as set forth in OED's Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004. On March 19, 2004, the expiration date of the consent solicitation, OED received the requisite consents and tenders from holders of a majority of the aggregate principal amount of the outstanding OED Notes. The tender offer expired on April 5, 2004, and OED redeemed approximately $116.3 million principal amount of OED Notes.

        On April 16, 2004, DJL and Old Evangeline Downs Capital Corp. completed a Rule 144A private placement of $233 million principal amount of 8 3/4% Senior Secured Notes due 2012 (the "Peninsula Gaming Notes"). The Peninsula Gaming Notes were issued at a discount of approximately $3.3 million. Interest on the Peninsula Gaming Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2004.

        We used the net proceeds from the sale of the Peninsula Gaming Notes as follows (all payments based on outstanding balances as of April 16, 2004): (1) to irrevocably deposit funds into an escrow account to redeem all of the DJL Notes in an amount (including call premium and accrued interest) of approximately $79.9 million; (2) to repurchase approximately $116.3 million principal amount of OED Notes for an aggregate amount (including tender premium, accrued interest and contingent interest) of approximately $134.6 million; (3) to pay accrued distributions on DJL's outstanding preferred membership interests-redeemable of approximately $1.1 million; (4) to pay related fees and expenses of approximately $13.4 million; and (5) for general corporate purposes. As a result of the issuance of the Peninsula Gaming Notes, DJL incurred a loss of approximately $8.7 million consisting of the write-off of deferred financing fees of approximately $2.0 million, the payment of a call premium on the DJL Notes of approximately $5.7 million, interest on the DJL Notes of approximately $0.7 million and write-off of bond discount of approximately $0.3 million. In connection therewith, OED also incurred a loss of approximately $27.9 million consisting of the write-off of deferred financing fees of approximately $8.4 million, the payment of a tender premium on the OED Notes of approximately $16.3 million, write-off of bond discount of approximately $2.1 million and consent fees of approximately $1.1 million. In addition, the Company wrote off $0.9 of deferred financing fees related to the credit facilities discussed below.

        On June 16, 2004, DJL and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits DJL and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base (the "Borrowing Base"). For the purposes of the PGL Credit Facility, the Borrowing Base is the lesser of the Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL for the twelve months immediately preceding the current month end multiplied by 150% and the Combined EBITDA of OED and DJL for the most recent quarterly period annualized multiplied by 150%. At June 30, 2004, the maximum revolver amount was $35.0 million. Immediately upon the closing of the PGL Credit Facility, the Company borrowed approximately $15.9 million to refinance outstanding obligations under the DJL Credit Facility and the OED Credit Facility and pay financing related fees and expenses. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin 3% - 3.5% or Wells Fargo prime rate plus a margin of .5% - 1% (current rate of 5.25%) however, at no time shall the interest rate be lower than 4%.

        The PGL Credit Facility also contains a Term Loan in the amount of $14,666,667. The proceeds from the Term Loan were used to repay outstanding obligations under the FF&E Credit Facility. The Term Loan is secured by certain assets of OED and requires monthly payments of $333,333 starting July 1, 2004 until the full balance is paid, with a maturity no later than June 15, 2008. The Term Loan has an interest rate equal to the Wells Fargo prime rate plus 2.5% (current rate of 6.75%) however, at no time shall the interest rate be lower than 6%. Under the terms of the PGL Credit Facility, at closing OED was required to issue a letter of credit in the amount of $3.2 million in favor of Wells Fargo related to the Term Loan.

        In September 2004, we received a consent from Wells Fargo Foothill to increase the amount of capital expenditures (other than capital expenditures incurred to complete construction of the racino) permitted to be made in fiscal year 2004 under the PGL Credit Facility from $7.0 million to $15.5 million. This consent was obtained to help consummate the purchase of additional slot machines as described in "Cash Flows from Operating, Investing and Financing Activities for the six months ended June 30, 2004" above. Subject to regulatory approval, approximately $8.0 million related to the purchase of these slot machines will be financed through one of the slot machine manufacturers. The terms of this financing include thirty-six equal monthly principal payments plus accrued interest with an interest rate of 0% for the first 24 months and 7.4% for the remaining twelve months. An additional $1.2 million will be financed through another slot machine manufacturer, subject to regulatory approval. The terms of this financing include twelve equal monthly principal payments with no interest. The remaining approximately $0.2 million related to the purchase of these slot machines will be paid from cash on hand.

General

        We currently have the following sources of funds for our business: (i) cash flows from OED's existing racetrack operations and casino operations, (ii) cash flows from DJL's existing casino operations, and (iii) available borrowings under the PGL Credit Facility.

        Our level of indebtedness will have several important effects on our future operations including, but not limited to, the following: (i) a significant portion of our cash flow from operations will be required to pay interest on our indebtedness and the indebtedness of our subsidiaries; (ii) the financial covenants contained in certain of the agreements governing such indebtedness will require us and/or our subsidiaries to meet certain financial tests and may limit our respective abilities to borrow additional funds or to dispose of assets; (iii) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; and (iv) our ability to adapt to changes in the gaming industry which affect the markets in which we operate could be limited.

        Subject to the foregoing, we believe that cash and cash equivalents, cash generated from operations and available borrowings under our existing credit facility will be sufficient to satisfy our working capital and capital expenditure requirements, and satisfy our other current debt service requirements, including interest payments on the Peninsula Gaming Notes and the OED Notes, for the next twelve months. If cash and cash equivalents on-hand or cash we are able to generate or borrow are insufficient to meet our obligations, we may have to refinance our debt or sell some or all of our assets to meet our obligations.

Contractual Obligations and Contingent Liabilities and Commitments

        Our future contractual obligations related to long-term debt, capital leases and operating leases at June 30, 2004 were as follows (in millions of dollars):

	Payments due by Period
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	Thereafter
Long-Term Debt	$273.7	$4.9	$9.1	$18.7	$241.0
Interest on Long-Term Debt	169.0	23.1	44.8	43.6	57.5
Operating Leases	0.9	0.6	0.3	—	—
Litigation Settlement	0.8	0.4	0.4	—	—

Total Contractual Cash Obligations	$444.4	$29.0	$54.6	$62.3	$298.5

        The following shows our other contingent obligations at June 30, 2004 based on expiration dates (in millions):

	Less Than 1 Year	1 - 3 Years	4 - 5 Years	Thereafter
Standby letters of credit	$3.5	—	—	—

Off-Balance Sheet Transactions

        DJL and OED do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonable likely to have a material current or future effect on DJL's or OED's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Seasonality and Inflation

        Our operations are subject to seasonal fluctuations. Our Iowa operations are typically weaker from November through February as a result of adverse weather conditions, and are typically stronger from March through October. Our Louisiana operations are also subject to seasonal fluctuations. Although we are currently in our first year of casino operations in Louisiana, our horse racing operations are usually stronger during live racing season which runs from April through October. In general, our payroll and general and administrative expenses are affected by inflation. Although inflation has not had a material effect on our business to date, we could experience more significant effects of inflation in future periods.

Recent Accounting Pronouncements

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This new pronouncement also amends ARB No. 51 "Consolidated Financials Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and also broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years.

Adoption of SFAS No. 144 on January 1, 2002, did not have any impact on our financial position or results of operations for the years ended December 31, 2003 and 2002.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. This statement requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions for this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on DJL results of operations or financial position for the year ended December 31, 2003.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands the disclosure requirements related to certain guarantees, including product warranties, and requires DJL to recognize a liability for the fair value of all guarantees issued or modified after December 31, 2002. FIN 45 did not impact DJL's financial position or net income.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. As a result of the adoption of SFAS No. 150 on July 1, 2003, DJL reclassified its $4 million mandatorily redeemable preferred members' interest from the mezzanine section of the Condensed Consolidated Balance Sheet to long-term debt. Further, preferred member distributions paid or accrued subsequent to adoption of SFAS No. 150 are required to be presented as interest expense separately from interest due to other creditors. DJL was not required to record a cumulative effect of change in an accounting principle as the redeemable preferred members' interest was recorded at fair value prior to July 1, 2003. We are precluded from reclassifying prior period amounts pursuant to this standard.

        In 2003, the FASB issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation and related disclosures of these entities by business enterprises. These are entities in which either the equity investment at risk is not sufficient to absorb the probable loss without additional subordinated financial support from other parties, or the investors with equity at risk lack certain essential characteristics of a controlling interest. Under the Interpretation, DJL must consolidate any variable interest entities (VIEs) in which DJL holds variable interests and DJL is deemed the primary beneficiary. The effective date for the adoption of FIN 46 for interests in VIEs created prior to February 1, 2003 was July 1, 2003 and applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which DJL obtains an interest after that date. The adoption of FIN 46 did not impact DJL's financial position or net loss available to common members' interest.

Critical Accounting Policies

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We periodically evaluate our policies and the estimates and assumptions related to these policies. All of our subsidiary companies operate in a highly regulated industry. In our Iowa and Louisiana operations, we are subject to regulations that describe and regulate operating and internal control procedures. The majority of our casino revenue is in the form of cash, personal checks, credit cards or gaming chips and tokens, which by their nature do not require complex estimations. We estimate certain liabilities with payment periods that extend for longer than several months. Such estimates include our slot club liabilities, outstanding gaming chip, token and pari-mutuel ticket liability, self-insured medical and workers compensation liabilities, and litigation costs. We believe that these estimates are reasonable based on our past experience with the business and based upon our assumptions related to possible outcomes in the future. Future actual results will likely differ from these estimates.

        Goodwill, Intangible and Other Long-Lived Assets.    We evaluate our goodwill, intangible and other long-lived assets for impairment on a periodic basis. For goodwill and intangible assets, we review the carrying values compared to fair values on an annual basis or sooner if an indication of impairment exists. For assets to be disposed of, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For assets to be held and used, we review for impairment whenever indicators of impairment exist. We then compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. All recognized impairment losses, whether for assets to be disposed of or assets to be held and used, are recorded as operating expenses.

        Our intangible assets consist of our tradename and our slot machine and electronic video game and horse racing licenses related to our operations at OED. We intend to use the OED tradename for the foreseeable future and our licenses are renewable subject to our compliance with state gaming and racing regulations. Our intangible assets, therefore, have been determined to have indefinite lives and are not amortized. Should these assets in the future have finite lives because of our decision to discontinue the use of the OED tradename or our inability to renew our licenses, the intangible assets could become impaired and require an impairment charge and any unimpaired amounts would be amortized over their remaining useful lives.

        There are several estimates, assumptions and decisions in measuring impairments of long-lived assets. First, management must determine the usage of the asset. To the extent management decides that an asset will be sold, it is more likely that an impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist. This means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

        During the quarter ended March 31, 2004, we completed the impairment testing of all of our goodwill and intangible assets and no impairments were indicated. In addition, SFAS No. 142 requires periodic analysis of our goodwill and intangible assets in future accounting periods. If our ongoing estimates of future cash flows are not met, we may have to record impairment charges in future accounting periods.

        In addition, contingencies are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal matters requires us to use judgment. Many of these legal contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. An adverse outcome could have a material impact on our financial condition, operating results and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to certain market risks which are inherent in our financial instruments which arise from transactions entered into in the normal course of business. Market risk is the risk of loss from adverse changes in market prices and interest rates. We do not currently utilize derivative financial instruments to hedge market risk. We also do not hold or issue derivative financial instruments for trading purposes.

        We are exposed to interest rate risk due to changes in interest rates with respect to our long-term variable interest rate debt borrowing under the PGL Credit Facility. As of June 30, 2004, the Company had $29.6 million in outstanding borrowings under the PGL Credit Facility, including borrowings under the Term Loan, that have variable interest rates. We have estimated our market risk exposure using sensitivity analysis. We have defined our market risk exposure as the potential loss in future earnings and cash flow with respect to interest rate exposure of our market risk sensitive instruments assuming a hypothetical increase in market rates of interest of one percentage point. Assuming the Company borrows the maximum amount allowed under the PGL Credit Facility (currently an aggregate amount of $49.7 million), if market rates of interest on our variable rate debt increased by one percentage point, the estimated additional annual interest expense would be approximately $0.5 million.

        We are also exposed to fair value risk due to changes in interest rates with respect to our long-term fixed interest rate debt borrowings. Our fixed rate debt instruments are not generally affected by a change in the market rates of interest, and therefore, such instruments generally do not have an impact on future earnings. However, future earnings and cash flows may be impacted by changes in interest rates related to indebtedness incurred to fund repayments as such fixed rate debt matures. The following table contains information relating to our fixed rate debt borrowings as of June 30, 2004 (dollars in millions):

Description	Maturity	Interest Rate	Carrying Value	Fair Value
8 3/4% Senior Secured Notes of PGL	April 15, 2012	8 3/4%	$229.8	$219.0	*
13% Senior Secured Notes with Contingent Interest of OED	March 1, 2010	13%	$6.8	$6.9
Revolving line of credit	June 16, 2008	5 1/4%	14.9	14.9
Term Loan	June 16, 2008	6 3/4%	14.7	14.7
Note Payable	October 1, 2010	4 3/4%	3.9	3.9
Note Payable	July 1, 2005	9 1/2%	0.4	0.4
Preferred Membership Interests—Redeemable	October 13, 2006	9%	4.0	4.0

*
Represents fair value as of June 30, 2004 based on information provided by an independent investment banking firm.

BUSINESS

The Company

        We own and operate both the Evangeline Downs pari-mutuel horse racetrack and casino, or "racino," near Lafayette, Louisiana and the Diamond Jo riverboat casino in Dubuque, Iowa. Evangeline Downs, located approximately 20 miles north of Lafayette, Louisiana at the intersection of Interstate 49 and U.S. Highway 190, began casino operations in December 2003. Evangeline Downs' new horse racetrack is expected to begin scheduling live racing meets in the second half of 2004, at which time its existing horse racetrack will cease operations. We believe, because of its close proximity to Lafayette and ease of access from major interstates and highways, Evangeline Downs will become the primary source of gaming entertainment for Lafayette, its primary market.

        As one of only two licensed gaming operations in Dubuque, the Diamond Jo has consistently captured more than 50% of Dubuque's casino gaming revenues since 1995, its first full year of operations. We believe Evangeline Downs and the Diamond Jo operate in favorable environments, benefiting from strong market demographics and limited competition. Both of these operations primarily focus on local markets, repeat customers and higher margin, less volatile slot machine play while offering unique and diverse gaming experiences.

Properties

        Evangeline Downs.    Our new Evangeline Downs racino in Opelousas has a Southern Louisiana Cajun roadhouse theme on the exterior, with a complementary regional Acadian atmosphere on the interior. The racino currently includes a casino with 1,627 slot machines, parking spaces for approximately 2,229 cars, 60 semis and 5 buses, and several dining options. Our dining options include a 312-seat Cajun buffet, an 82-seat fine dining Evangeline's restaurant, a 192-seat Lagniappe food court and a 202-seat Mojo's sports bar with an additional 98-seat screened patio, in addition to a raised bar and lounge area with 120 seats, known as Zydeco's, occupying the center of our casino floor. The single floor casino contains 15,000 square feet of designated gaming space, which equates to a casino floor area of approximately 40,000 square feet (excluding OTBs, see below). In accordance with our regulatory requirements for the racino, we expect to complete construction of a one-mile dirt track, stables for 980 horses, a grandstand and clubhouse with seating for 1,295 patrons, and apron and patio space for an additional 3,000 patrons by the end of fiscal 2004 with related additional capital expenditures of approximately $6.0 million. Consistent with our regulatory requirements, we also expect to continue construction on our turf track during fiscal 2005.

        Diamond Jo.    The Diamond Jo is a three-story, approximately 48,000 square foot riverboat casino, replicating a classic 19th century paddlewheel riverboat. The Diamond Jo has an approved capacity for 1,394 patrons, features a spacious two-story atrium and a 48-seat capacity deli and offers 749 slot machines and 17 table games on approximately 19,000 square feet of gaming space. Adjacent to the Diamond Jo is a two-story, approximately 36,000 square foot dockside pavilion, featuring our 142-seat capacity Lighthouse Grill restaurant, our 140-seat capacity High Steaks restaurant, our 25-seat capacity Club Wild players lounge and our 205-seat capacity Harbor View Room, a full service banquet facility. We share our dockside pavilion with the Spirit of Dubuque dinner-boat. Approximately 1,200 convenient parking spaces are available to our patrons, including valet parking. The Diamond Jo operates from, and the dockside pavilion is located in, the Port of Dubuque, a waterfront development on the Mississippi River in downtown Dubuque.

        OTBs.    We currently operate two OTBs, one in Port Allen, Louisiana and one in New Iberia, Louisiana. Each of these OTBs offers simulcast pari-mutuel wagering seven days a week and is equipped with a bar to serve alcoholic and non-alcoholic beverages and kitchen that prepares short order food. The Port Allen OTB is located immediately off Interstate 10, across the Mississippi River from Baton Rouge. The two-story Port Allen facility offers off-track betting, 100 video poker machines which began operating in May 2003, a newly renovated bar, a cafe and a VIP lounge. The New Iberia OTB, located on U.S. Highway 182, approximately 20 miles outside Lafayette, Louisiana, offers off-track betting and a limited food offering. Under Louisiana's racing and off-track betting laws, we have a right of prior approval with respect to any applicant seeking a permit to operate an OTB within a 55-mile radius of our horse racetrack. This effectively gives us the exclusive right, at our option, to operate OTBs within a 55-mile radius of our horse racetrack, provided that such OTB is not also within a 55-mile radius of another horse racetrack.

        Existing horse racetrack.    Our existing horse racetrack facility is located approximately five miles north of Lafayette off Interstate 49 and is comprised of a 94,200 square foot pari-mutuel wagering complex, an approximate 2,000-space parking lot, (7)/8-mile dirt track and stables for approximately 1,000 horses. The complex features an approximate 750-seat grandstand, an approximate 3,000-person capacity apron and patio, an approximately 850-seat restaurant, four concession stands and four bars. The horse racetrack offers live thoroughbred and quarter horse races a minimum of 80 days a year from mid-April through October. The horse racetrack also offers simulcast pari-mutuel wagering seven days a week year-round.

Markets

        Dubuque.    The Diamond Jo operates next to the dockside pavilion which is located in the Port of Dubuque, a waterfront development on the Mississippi River in downtown Dubuque and is accessible from each of the major highways in the area. On average, more than 30,000 vehicles pass by the Diamond Jo per day. Dubuque has a diverse employer base, which includes John Deere Dubuque Works, Flexsteel Industries, Eagle Window and Door, Prudential and McKesson, as well as local schools and hospitals. The Diamond Jo currently draws approximately 85% of its patrons from within a 100-mile radius of Dubuque, an area of approximately 2.4 million residents. Dubuque is situated at the intersection of Illinois, Iowa and Wisconsin and acts as the region's trade hub. Casino gaming revenues in Dubuque have grown at a compound annual rate of 7.0% since 1996, and there are no betting or loss limits in Iowa. In addition to the America's River Project, Dubuque contains several tourist attractions, drawing more than one million visitors annually, and Galena, Illinois, a historic community located 15 miles east of Dubuque, draws more than one million visitors annually.

        During 2003, the City of Dubuque substantially completed a $188 million redevelopment project of the Port of Dubuque, where the Diamond Jo is located. This redevelopment project, known as the America's River Project, is designed to enhance the attractiveness of the Port of Dubuque as a community center and tourist destination. The America's River Project is the result of a partnership between city, state and private enterprises including the City of Dubuque, the Dubuque Area Chamber of Commerce, the Dubuque County Historical Society, Dubuque County, the State of Iowa Vision Iowa Fund and Platinum Hospitality Group. The America's River Project is the only place along the entire 2,400-mile stretch of the Mississippi River offering a multi-faceted campus celebrating the historical, environmental, educational and recreational majesty of the Mississippi River. Components of the America's River Project include:

  (1)
  The Grand Harbor Resort and Waterpark featuring 194 guest rooms, including 31 suites, 2,500 square feet of meeting space and a 25,000-square foot themed indoor waterpark;

  (2)
  The Grand River Center with 86,000 square feet of state-of-the-art conference and event space that is connected by an enclosed walkway to the Grand Harbor Resort;

  (3)
  The National Mississippi River Museum & Aquarium featuring, among other things, several large aquariums, working riverboats, a wetland nature trail, barge theater, touch pools, live animals, and living history presentations, and

  (4)
  The Mississippi Riverwalk area featuring the Alliant Energy Amphitheater for special events, music and live entertainment, the Mississippi Riverwalk trail, and the 5,000-square foot River's Edge Plaza that will serve as the docking site for the Delta Queen Company riverboats and other large excursion vessels.

        Lafayette and Surrounding Areas.    Louisiana generated approximately $2.0 billion of casino gaming revenue in 2003, excluding Native American casinos. Such amount grew at a compound annual rate of 8.7% since 1996 and 6.0% since 2001. We believe that our centralized location in Louisiana will afford us the opportunity to participate in this large and growing market. There are approximately 300,000 adults living within 35 miles of the racino site, mostly within the Lafayette metropolitan area, our primary market. In addition, there are 1.5 million adults living within 100 miles of the racino site. This area includes secondary markets from which we believe we will attract patrons due to our ease of access from major interstates or highways compared to our competitors in those areas, as well as our offering of pari-mutuel live horse racing. Approximately 39,000 vehicles per day pass through the intersection of Interstate 49 and U.S. Highway 190 where the racino site is located. In addition, the racino site is located adjacent to a recently opened shopping center, which currently includes a Wal-Mart Supercenter. A Lowe's and a Home Depot are currently under construction nearby, affording us an opportunity to attract additional patrons.

Operating Strategy

        Maintain/Develop Loyal Local Customer Base.    We believe that the Diamond Jo is among the principal entertainment venues for residents in and around Dubuque. In order to maintain and enhance goodwill within the Dubuque area, we sponsor numerous community events. We believe we are Dubuque's largest sponsor of such events, which include air shows, concerts and holiday celebrations, such as 4th of July fireworks. We have also implemented employee incentives and training programs designed to provide a high level of personalized service to our customers. Because we believe that Evangeline Downs will become one of the principal entertainment venues for the residents of the Acadian region, which includes Lafayette, Opelousas and their surrounding communities, we intend to utilize these proven strategies for developing a similar loyal local customer base for Evangeline Downs.

        Maximize Profitability Through Target Marketing.    We have developed marketing and promotional strategies designed to target and reward frequent gaming customers in our players' club through mailings, gaming incentives, and food and beverage discounts. Our state-of-the-art electronic player tracking system allows us to monitor slot machine activity in real time, as well as the frequency and level of play for our players' club members, of which there are more than 100,000 at the Diamond Jo and already over 50,000 at Evangeline Downs. This system enables us to focus our marketing efforts on our most valued customers, regularly adjust our overall game mix to appeal to our target market, and increase revenues from our existing customer base.

        Focus on Slot Machine Play.    Approximately 88% of the Diamond Jo's gaming revenue is generated from slot machines, and all of Evangeline Downs casino gaming revenues are generated from slot machines. Slot machines are typically both the highest margin and most predictable component of the gaming industry. Slot machines do not have the staffing requirements of table games nor do they have the variation in hold percentages attributable to "luck" which characterize the table game side of the casino business. We believe that this affords us a more stable and predictable revenue stream, as well as consistently higher margins than those facilities that have significant table game operations. In addition, due to our local market focus and limited competition within our markets, we believe our marketing costs are much less compared to casinos which focus primarily on patrons outside of their local markets and/or who face more competition in their markets. The Diamond Jo has added ticket-in ticket-out technology to over 300 slot machines and Evangeline Downs currently has over 1,040 slot machines with this technology. We believe this technology enhances customer service, produces operating efficiencies, allows for players to continue play during most jackpots and eliminates hopper fills and the down time associated with them.

Competition

        Diamond Jo.    The Diamond Jo's principal competitor is the DGP, the only other licensed gaming facility in Dubuque. The DGP, which opened its casino in 1995, is located three miles north of the Diamond Jo and currently offers 600 slot machines and live greyhound racing from May through October with simulcasts from other greyhound tracks. Furthermore, the DGP is permitted to operate up to 1,000 slot machines and is in the process of expanding its facilities to accommodate additional machines, which expansion is anticipated to be completed by June 2005. In addition, a group of private investors is planning to construct a hotel adjacent to the DGP, which is expected to be completed in June 2005. The DGP also offers, on a limited basis, simulcasts of horse races. The DGP is owned and operated by the DRA. As a not-for-profit organization, the DRA distributes a percentage of its cash flow to the City of Dubuque and local charities. Although Iowa law currently prohibits the DGP from conducting some kinds of gaming operations, including table games, video poker, video keno and other electronic games of skills, legislation has been enacted that would allow the DGP to offer table games and video games that simulate table games, subject to DJL and the DGP filing with the Iowa Gaming Commission an agreement with respect thereto that also allows DJL to operate as a barge. See "Risk Factor—Risks Relating to Our Business—Competition."

        Riverboat gaming licenses in the State of Iowa are granted to not-for-profit "qualified sponsoring organizations" and can be issued jointly to a not-for-profit qualified sponsoring organization and a boat operator. The granting of new licenses requires regulatory approval, which includes, among other things, satisfactory feasibility studies. The DRA is the not-for-profit qualified sponsoring organization that, pursuant to a contract between the parties, holds the excursion riverboat gaming license together with us as the boat operator.

        The Iowa Gaming Commission recently rescinded its rule limiting riverboat gaming licenses in Iowa to its existing number. However, a rule still exists that prohibits existing licensees from increasing the number of gaming positions at their gaming facilities without prior Iowa Gaming Commission approval.

        The Dubuque gaming market borders other neighboring gaming markets. These neighboring markets include:

  (1)
  Elgin and Aurora, Illinois to the east;

  (2)
  Marquette, Iowa and Native American gaming in Wisconsin and Minnesota to the north;

  (3)
  Des Moines, Iowa and Native American gaming in Tama, Iowa to the west; and

  (4)
  Clinton, Iowa and the Quad Cities (Bettendorf and Davenport, Iowa and Moline and Rock Island, Illinois) to the south.

        We believe that the Diamond Jo competes only indirectly with gaming facilities in these neighboring markets. Illinois enacted legislation providing for dockside gaming in 1999. Illinois limits the number of dockside gaming licenses to ten. Nine of the ten licenses have already been issued—the tenth is currently pending for a dockside gaming facility in the Chicago area.

        Evangeline Downs.    The nearest competitor to Evangeline Downs is a Native American casino located approximately 50 miles to the south of Lafayette, including several miles off the highway in Marksville. Beyond that, patrons in Lafayette need to drive approximately 50 miles to reach riverboat casinos in Baton Rouge and approximately 70 miles to reach riverboat casinos in Lake Charles and Native American casinos in Marksville and Kinder. Because our competition in Marksville is situated more than 20 miles off the highway, we believe that patrons of the Marksville casino may find the ease of highway access to our racino more convenient.

        Louisiana law currently places limitations on the number and types of gaming facilities that may operate in the State. Currently, there are only four horse racetracks in Louisiana with licenses to conduct live racing. Under the Pari-Mutuel Act, each of the four horse racetracks (including our racino) are permitted to install slot machines at their facilities. The horse racetrack nearest to the racino site that is allowed to have gaming operations is located in Vinton, Louisiana, near Lake Charles, which is over 100 miles away. In addition, current Louisiana law permits only 15 riverboat gaming licenses to be awarded. The fifteenth and last license was recently awarded to operate a riverboat casino to be constructed in Lake Charles. Also, under current Louisiana law, the only non-Native American land-based casino permitted to operate in the State is the land-based casino currently operating in New Orleans, over 100 miles from Lafayette. Native American gaming facilities operate pursuant to compacts with the State of Louisiana. There currently are only four federally-recognized Native American tribes in Louisiana and only three Native American casinos currently operating in Louisiana, the closest being in Marksville and Kinder which are approximately 50 miles from the racino site. The fourth tribe, which does not have a compact with the State of Louisiana as of the date of this prospectus, has proposed to develop a casino in DeSoto Parish, over 150 miles from the racino.

Worth County, Iowa

        On November 11, 2003, we entered into an exclusive agreement with the Worth County Development Authority pursuant to which the parties agreed to jointly submit an application for a license to operate a gaming facility in Worth County, Iowa. Under this agreement, we have agreed to design, construct, operate and manage a casino with no less than 700 gaming positions, a waterway, if necessary, a recreational vehicle park with a minimum capacity of 200 spaces, and, upon reaching a targeted rate of return on invested capital, a 100-room hotel development. Worth County is located on the border of Minnesota, approximately 200 miles from the Diamond Jo.

Employees

        We maintain a staff of approximately 375 to 400 full-time equivalent employees at the Diamond Jo and staff approximately 650 to 700 full-time equivalent employees at Evangeline Downs, depending upon the time of the year. None of our employees are covered by a collective bargaining agreement. We have not experienced any labor problems resulting in a work stoppage, and believe we maintain good relations with our employees.

Properties

        We own a fee interest in the dockside pavilion, consisting of approximately 36,000 square feet, a surface parking lot within close proximity to the dockside pavilion, and the walkway connecting the dockside pavilion to the ramp, which leads to where the Diamond Jo is moored.

        In addition to the properties we purchased, we currently lease property used as surface parking consisting of approximately 194 parking spaces that are in close proximity to the Diamond Jo. This leased property is currently owned by the City of Dubuque and leased to DRA, which in turn subleases this property to us. The sublease requires us to pay one dollar per year as rent. The terms of the DRA lease with the City of Dubuque and our sublease with the DRA have each been extended through December 31, 2008.

        We are also party to a parking agreement by and among the City of Dubuque, DRA, the Dubuque County Historical Society and the Spirit of Dubuque, which governs the use of additional parking spaces we currently use. This parking agreement gives our patrons the right to use the approximately

194 parking spaces currently subleased from DRA. The agreement also gives our patrons and employees the non-exclusive right to use approximately 633 additional parking spaces that are owned by the City of Dubuque and the Dubuque County Historical Society and are located in close proximity to the Diamond Jo. In exchange for these parking rights and the extension of the sublease with the DRA, we are required, under some circumstances, to share costs of maintaining the subleased parking lots.

        We lease the land on which our existing horse racetrack in Lafayette is located and own the related building and improvements. The ground lease annual rental is $0 per year, and the lease term expires on the earlier of December 31, 2004 or the first day OED opens a new racetrack facility for business in St. Landry Parish, Louisiana.

        Our new racino sits on and is bounded by approximately 649 acres of owned land located in Opelousas that we purchased in 2002 and 2003.

        Subsequent to the initial acquisition of approximately 532 aces of land in 2002, in May 2003 we executed three separate purchase agreements to purchase approximately 10.78 acres of land adjacent to the new racino for a total cost of $842,466.

        In October 2003, we executed two separate purchase agreements to purchase approximately 106 acres of land adjacent to the new racino. Under the first purchase agreement, we purchased approximately 13 acres for a total purchase price of $550,000. The source of funds for the purchase price included a $50,000 deposit paid in February 2003 and $500,000 from the construction disbursement account paid on October 24, 2003.

        Under the second purchase agreement, we purchased an additional 93 acres of land, divided into seven approximately equal parcels, for a total purchase price of $3,850,000. The purchase price under this second purchase agreement was financed by the seller with our issuing a $3,850,000 note payable to the seller. The note is payable in seven equal annual installments of $550,000 beginning October 24, 2004 and bears interest at a rate of 4.75% of the unpaid balance due monthly in arrears on the fifth day of each month beginning on December 5, 2003. The note is collateralized by a mortgage on the property. Simultaneously with the payment of each $550,000 annual installment discussed above, seller agrees to release one of the remaining parcels from the mortgage.

        In addition to our existing horse racetrack and new racino, we own the land, building and improvements of our Port Allen OTB and lease the facility that comprises our New Iberia OTB.

Legal Proceedings

        Neither we nor our subsidiaries are a party to, and none of our nor our subsidiaries' property is the subject of, any pending legal proceedings other than litigation arising in the normal course of business. We do not believe that adverse determinations in any or all such other litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

REGULATORY MATTERS

        We and our subsidiaries are subject to regulation by the State of Iowa, the State of Louisiana, and, to a lesser extent, by federal law. We and our subsidiaries are subject to regulations that apply specifically to live racing facilities and the gaming and pari-mutuel industry, in addition to regulations applicable to businesses generally. Our racino is subject to the Pari-Mutuel Act and the Louisiana Horse Racing Act. Laws and regulations applicable to our current racetrack and our racino are administered by the Louisiana State Gaming Control Board and the Louisiana State Racing Commission. Legislative or administrative changes in applicable legal requirements, including legislation to prohibit casino gaming, have been proposed in the past. It is possible that the applicable requirements to operate an Iowa gaming facility will become more stringent and burdensome, and that taxes, fees and expenses may increase. It is also possible that the number of authorized gaming licenses in Iowa may increase, which would intensify the competition that we face. Our failure to comply with detailed regulatory requirements may be grounds for the suspension or revocation of one or more of our respective licenses which would have a material adverse effect on our respective businesses.

Iowa Riverboat Gaming Regulation

        Our Diamond Jo operations are subject to Chapter 99F of the Iowa Code and the regulations promulgate under that Chapter and the licensing and regulatory control of the Iowa Gaming Commission.

        Under Iowa law, the legal age for gaming is 21, and wagering on a "gambling game" is legal when conducted by a licensee on an "excursion gambling boat." An "excursion gambling boat" is an excursion boat or moored barge and a "gambling game" is any game of chance authorized by the Iowa Gaming Commission. Permanent dockside casino gaming was recently authorized by the Iowa Legislature.

        The legislation permitting riverboat gaming in Iowa authorizes the granting of licenses to "qualified sponsoring organizations." A "qualified sponsoring organization" is defined as a nonprofit corporation organized under Iowa law, whether or not exempt from federal taxation, or a person or association that can show to the satisfaction of the Iowa Gaming Commission that the person or association is eligible for exemption from federal income taxation under §§ 501(c)(3), (4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code. Such nonprofit corporation may operate the riverboat itself, or it may enter into an agreement with another boat operator to operate the riverboat on its behalf. A boat operator must be approved and licensed by the Iowa Gaming Commission. DRA, a not-for-profit corporation organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received a riverboat gaming license in 1990 and has served as the "qualified sponsoring organization" of the Diamond Jo since March 18, 1993. DRA subsequently entered into the DRA Operating Agreement with Greater Dubuque Riverboat Entertainment Company, the previous owner and operator of the Diamond Jo, authorizing Greater Dubuque Riverboat Entertainment Company to operate riverboat gaming operations in Dubuque. The DRA Operating Agreement was approved by the Iowa Gaming Commission on March 18, 1993. The term of the DRA Operating Agreement expires on December 31, 2008. We assumed the rights and obligations of Greater Dubuque Riverboat Entertainment Company under the DRA Operating Agreement.

        Under Iowa law, a license to conduct gaming may be issued in a county only if the county electorate has approved the gaming. The electorate of Dubuque County, Iowa, which includes the City of Dubuque, approved gaming on May 17, 1994 by referendum, including gaming conducted by the Diamond Jo. In addition, a referendum must be held every eight years in each of the counties where gambling games are conducted and the proposition to continue to allow gambling games in such counties must be approved by a majority of the county electorate voting on the proposition. Such a referendum took place on November 5, 2002 with 79% of the electorate voting on the proposition favoring continued gaming on riverboats in Dubuque County. The next referendum is scheduled for 2010. If any reauthorization referendum is defeated, Iowa law provides that any previously issued gaming license will remain valid and subject to renewal for a total of nine years from the date of original issuance of the license, subject to earlier non-renewal or revocation under Iowa law and regulations applicable to all licenses.

        Proposals to amend or supplement Iowa's gaming statutes are frequently introduced in the Iowa state legislature. In addition, the state legislature sometimes considers proposals to amend or repeal Iowa law and regulations, which could effectively prohibit riverboat gaming in the State of Iowa, limit the expansion of existing operations or otherwise affect our operations. Although we do not believe that a prohibition of riverboat gaming in Iowa is likely, we can give no assurance that changes in Iowa gaming laws will not occur or that the changes will not have a material adverse effect on our business.

        The Gaming Commission adopted in 1998 a rule that prohibits licensees, including the Diamond Jo, from increasing the number of gaming positions without Iowa Gaming Commission approval. This approval is based on several factors, including whether the increase will:

  (1)
  positively impact the community in which the licensee operates,

  (2)
  result in permanent improvements and land-based developments, and

  (3)
  have a detrimental impact on the financial viability of other licensees operating in the same market.

        As a result of this rule, we may be unable to increase the number of gaming positions on the Diamond Jo.

        Substantially all of the Diamond Jo's material transactions are subject to review and approval by the Iowa Gaming Commission. All contracts or business arrangements, verbal or written, with any related party or in which the term exceeds three years or the total value of the contract exceeds $100,000 are agreements that qualify for submission to and approval by the Iowa Gaming Commission subject to certain limited exceptions. The agreement must be submitted within 30 days of execution and approval must be obtained prior to implementation unless the agreement contains a written clause stating that the agreement is subject to commission approval. Additionally, contracts negotiated between the Diamond Jo and a related party must be accompanied by economic and qualitative justification.

        We must submit detailed financial, operating and other reports to the Iowa Gaming Commission. We must file weekly gaming reports indicating adjusted gross receipts received from gambling games. Additionally, we must file annual financial statements covering all financial activities related to our operations for each fiscal year. We must also keep detailed records regarding our equity structure and owners.

        Iowa has a graduated wagering tax on riverboat gambling equal to five percent of the first one million dollars of adjusted gross receipts, ten percent on the next two million dollars of adjusted gross receipts and twenty two percent on adjusted gross receipts of more than three million dollars. In addition, there will be two assessments due on June 1, 2005 and June 1, 2006 in an amount equal to 2.152% of the licensee's adjusted gross receipts for fiscal year 2004. These assessments will be used against future state gaming taxes paid by the licensee with a credit for 20% of the assessments paid allowed each year for five consecutive years beginning July 1, 2010. In addition, Iowa riverboats share equally in costs of the Iowa Gaming Commission and related entities to administer gaming in Iowa. For the fiscal year ended December 31, 2003, our share of such expenses was approximately $605,000. Further, the Diamond Jo pays to the City of Dubuque a fee equal to $.50 per passenger.

        If the Iowa Gaming Commission decides that a gaming law or regulation has been violated, the Iowa Gaming Commission has the power to assess fines, revoke or suspend licenses or to take any other action as may be reasonable or appropriate to enforce the gaming rules and regulations. In addition, renewal is subject to, among other things, continued satisfaction of suitability requirements.

        We are required to notify the Iowa Gaming Commission as to the identity of, and may be required to submit background information regarding, each director, corporate officer and owner, partner, joint venture, trustee or any other person who has a beneficial interest of five percent or more, direct or indirect, in DJL. The Iowa Gaming Commission may also request that we provide them with a list of persons holding beneficial ownership interests in DJL of less than five percent. For purposes of these rules, "beneficial interest" includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Iowa Gaming Commission may determine that holders of the DJL Notes, DJL's common membership interests and preferred membership interests, and PGP's common membership interests and convertible preferred membership interests have a "beneficial interest" in us. The Iowa Gaming Commission may limit, make conditional, suspend or revoke the license of a licensee in which a director, corporate officer or holder of a beneficial interest in the person includes or involves any person or entity which is found to be ineligible as a result of want of character, moral fitness, financial responsibility, or professional qualifications or due to failure to meet other criteria employed by the Iowa Gaming Commission.

        If any gaming authority, including the Iowa Gaming Commission, requires any person, including a record or beneficial owner of the securities, to be licensed, qualified or found suitable, the person must apply for a license, qualification or finding of suitability within the time period specified by the gaming authority. The person would be required to pay all costs of obtaining the license, qualification or finding of suitability. If a record or beneficial owner of any of the DJL Notes or any membership interest of PGP or DJL is required to be licensed, qualified or found suitable and is not licensed, qualified or found suitable by the gaming authority within the applicable time period, the DJL Notes or membership interests will be subject to regulatory redemption procedures. The DJL Notes to be redeemed under a required regulatory redemption are redeemable by us, in whole or in part, at any time upon not less than 20 business days nor more than 60 days notice, or such earlier date as may be ordered by any governmental authority.

        As of the date of this report, the Iowa Gaming Commission has not required the security holders to apply for a finding of suitability to own the securities. However, the Iowa Gaming Commission could require a holder of the securities to submit an application in the future.

The Horse Racing Act and The Pari-Mutuel Act

        The Horse Racing Act has been in effect since 1968 and is the basis for the current statutory scheme regulating live and off-track betting for horse racing. The Horse Racing Act states, among other things, that certain policies of Louisiana with respect to horse racing are to encourage the development of the business of horse racing with pari-mutuel wagering on a high plane; to encourage the development of the breeding and ownership of race horses; to regulate the business of horse racing by licensed horse racing tracks in the state and to provide the orderly conduct of racing; to provide financial assistance to encourage the business of racing horses; and to provide a program for the regulation, ownership, possession, licensing, keeping and inoculation of horses.

        The Pari-Mutuel Act became effective on July 9, 1997, and provides for numerous controls and supervision over the operation of slot facilities and requires us to comply with complex and extensive requirements. Failure to adhere to these statutes and regulations will result in serious disciplinary action against us, including monetary fines and suspension or revocation of our licenses.

        The Pari-Mutuel Act allows only one facility in each of St. Landry Parish, Bossier Parish, Calcasieu Parish and Orleans Parish to be licensed to operate slot machines at a live horse racing facility. OED is presently the only "eligible facility" in St. Landry Parish under the Pari-Mutuel Act. The Pari-Mutuel Act requires (among other things) that two conditions be met prior to the opening and operation of a slot machine casino at a live racing venue. First, a parish-wide election must approve the operation. In 1997, voters in St. Landry Parish voted to approve the slot machine casino at the racino site. Secondly, the Pari-Mutuel Act requires that an appropriate tax be levied on the slot machine operation. In 2000, an 18.5% license tax was levied upon taxable net slot machine proceeds. Therefore, we believe that both of the conditions required by the Pari-Mutuel Act have been met with respect to the racino at our site in Opelousas within St. Landry Parish.

        The Pari-Mutuel Act also provides that the "designated gaming space" in any eligible facility cannot exceed 15,000 ft2, that the licensee will not allow underage gaming and that notice of toll-free telephone assistance for compulsive gamblers will be posted at the facility.

        The Pari-Mutuel Act requires that licensees supplement horse racing purses and pay certain other fees from slot machine proceeds. The Pari-Mutuel Act also levies taxes on the net slot machine proceeds. Licensees must pay fifteen (15%) percent of gross slot machine proceeds to supplement purses at their facilities, pay two (2%) percent to the Louisiana Thoroughbred Breeders Association and also pay one (1%) percent to the Louisiana Quarter Horse Breeders Association. In addition to these payments, we will pay eighteen and one-half (18.5%) percent of the net slot machine proceeds (net of the payments described above) as state taxes and four (4%) percent as local taxes. The effective rate of total taxes and fees is therefore approximately 36.5% of our adjusted gross slot revenue. Additionally, we will also have to pay $0.25 for each patron who attends a live race at our horse racetrack, enters the racino during non-racing season, from the hours of noon to midnight, Thursday through Monday, or enters any one of our OTBs.

        To remain an "eligible facility" under the Pari-Mutuel Act, we must, among other things, have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the new horse racetrack.

The Louisiana State Gaming Control Board

        In 1996, Louisiana created the Louisiana Gaming Control Board, which was granted all of the regulatory authority, control and jurisdiction to license and monitor gaming facilities in Louisiana, including our planned racino. To receive a gaming license an applicant and its management must apply to the Louisiana Gaming Control Board and be investigated by the Louisiana State Police prior to licensing. The Louisiana Gaming Control Board and Louisiana State Police must determine that the applicant is suitable to conduct the gaming operations, including that the applicant (and its owners, officers, directors and key employees) is of good character, honesty and integrity, that its prior activities, reputation and associations pose no threat to the public interest or to the effective regulation of the industry and that the applicant is capable of conducting the operation of the slot machine facility. The Louisiana Gaming Control Board must also determine that the applicant has adequate financing from a source suitable and acceptable to the Louisiana Gaming Control Board.

        The applicant for a gaming license, its directors, officers, key personnel, partners, and persons holding a five (5%) percent or greater equity or economic interest in the applicant will be required to be found suitable by the Louisiana Gaming Control Board. To receive a license the applicant must file an extensive application with the Louisiana Gaming Control Board, disclosing personal, financial, criminal, business and other information. The applicant is required to pay all costs of investigation. An application for a finding of suitability of a person may be denied for any cause deemed reasonable by the Louisiana Gaming Control Board. Any other person who is found to have a material relationship to or a material involvement with a gaming company also may be required to be investigated in order to be found suitable or be licensed as a business associate of an applicant. Key employees, controlling persons or others who exercise significant influence upon the management or affairs of a gaming company may be deemed to have such a relationship or involvement.

        If the Louisiana Gaming Control Board were to find a director, officer or key employee of an applicant unsuitable for licensing purposes or unsuitable to continue having a relationship with an applicant, the applicant would have to dismiss and sever all relationships with such person. The applicant would have similar obligations with regard to any person who refuses to file appropriate applications. Each gaming employee must obtain a gaming employee permit which may be revoked upon the occurrence of certain specified events.

        An applicant must also demonstrate that the proposed gaming operation has adequate financial resources generated from suitable sources and adequate procedures to comply with the operating controls and requirements imposed by the laws and regulations in the State of Louisiana. Additionally, the applicant must submit plans and specifications of the gaming premises specifying the layout and design of the gaming space. Proof of tax compliance, both state and federal, is also required. This submission is followed by a thorough investigation by the regulatory authorities of the applicant, its business probity, the premises and other matters. An application for any gaming license, approval or finding of suitability may be denied for any cause that the regulatory authorities deem reasonable.

        We received our gaming license to operate slot machines at our racino from the Louisiana Gaming Control Board on January 21, 2003. Our license has a term of five years and is renewable for succeeding five year periods upon application for such renewal. The Louisiana Gaming Control Board retains absolute discretion over the right to renew our license upon the termination of its initial term.

        OED's gaming license authorizes the use of 15,000 square feet of designated gaming space. On February 18, 2003, OED submitted for approval its layout for the casino, which incorporated 1,631 slot machines. OED's layout was approved based on the type of machines which were all upright machines. Should OED change the manufacturer, type and/or design of its slot machines prior to installation, it must once again go before the Louisiana Gaming Control Board to obtain approval for the new machines. Once the machines are installed, they must be inspected by regulators and tested prior to the approval of their operation. The moving of the machines also requires the approval of the Louisiana Gaming Control Board.

        Maintaining our gaming license is contingent in certain respects on our horse racetrack operations at our planned racino. First, our failure to complete construction of the horse racetrack at the racino or to establish a schedule of live racing meets at the new horse racetrack by January 21, 2005, will result in the cancellation of our gaming license. While Louisiana allows us to operate slot machines at the racino prior to completion of the new horse racing facility and the commencement of live racing at the new horse racetrack, Louisiana gaming regulations and our gaming license require that the racino must be constructed and a schedule of live racing meets at the new horse racetrack be established by January 21, 2005, which is within two years from the date of the grant of our gaming license. Second, to maintain our gaming license, we must remain an "eligible facility" under the Pari-Mutuel Act. This means that we must, among other things, have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the new horse racetrack and must be a licensed racing association.

        Although we have obtained our license to conduct slot machine operations, we continue to be subject to ongoing monitoring and compliance requirements by the Louisiana Gaming Control Board and the Louisiana State Police. We have obtained from the Louisiana Gaming Control Board a video draw poker establishment license and owner device license. The video draw poker establishment license allows us to operate video draw poker devices at our approved OTB locations but not the racino, and the owner device license allows us to own those machines. Regulations require us to comply with rigorous accounting and operating procedures, including the submission of detailed financial and operating reports. Our accounting records must include accurate, complete and permanent records of all transactions pertaining to revenue. Detailed ownership records must be kept on site available for inspection. All records must be retained for a period of five years. Audited financial statements are required to be submitted to the Louisiana State Police. Internal controls have been approved and in place beginning the first day of operation. These controls will include handling of cash, tips and gratuities, slot operations, and count room procedures and management information systems. Each licensed facility is required by the Louisiana Gaming Control Board to maintain cash or cash equivalent amounts on site sufficient to protect patrons against defaults in gaming debts owed by the licensee. In addition, licensees are subject to currency transaction report regulations.

        We must also strictly comply with mandated operating procedures and supply detailed reports disclosing such compliance. Regulation of a casino's methods of operations is extensive and will include substantially all aspects of our casino operation. Operating procedures that are subject to regulation include slot machine maintenance and operation, cash management and cash procedures, cage procedures, drop procedures, regulation of weapons in the casino, parking, access to the premises and records by regulators, gaming credit and advertising, surveillance and security standards, safeguards against underage gambling, compulsive gambling programs, physical layout and progressive jackpots.

        The Louisiana Gaming Control Board retains the power to suspend, revoke, condition, limit or restrict our license to conduct slot machine operations as a sanction for violating licensing terms or for any cause they deem reasonable. In addition, monetary fines for violations may be levied against us, and our gaming operation revenues may be forfeited to the state under certain circumstances. Initial enforcement actions against a licensee are brought by the Louisiana State Police and are heard before an administrative law judge to whom the Louisiana Gaming Control Board has delegated decision making power. Either party may appeal the ruling of the administrative law judge before the full Louisiana Gaming Control Board. Either party may further appeal the ruling of the Louisiana Gaming Control Board in state court. The laws, regulations and procedures pertaining to gaming are subject to the interpretation of the regulatory authorities and may be amended. Any changes in such laws or regulations, or their current interpretations, could have a material adverse effect on our business, financial condition, results of operations and ability to meet our payment obligations under the notes and our other indebtedness.

        The Louisiana Gaming Control Board has broad regulatory power over securities issuances and incurrence of indebtedness by gaming facilities. Substantially all loans, leases, private sales of securities, extensions of credit, refinancings and similar financing transactions entered into by a licensee must be approved by the Louisiana Gaming Control Board. Pursuant to a letter dated January 31, 2003, the Louisiana Gaming Control Board exempted the notes offering from any requirement for prior approval by the Louisiana Gaming Control Board. However, at any time, any holder of the notes may be called before the Louisiana Gaming Control Board to undergo a suitability investigation in the event the Louisiana Gaming Control Board determines that such holder exercises a material influence over us or our operations.

        At any time the Louisiana Gaming Control Board may investigate and require the finding of suitability of any shareholder or beneficial shareholder (and if the shareholder is a corporate or partnership entity, then the shareholders or partners of the entity), officer, partner, member, manager or director of a licensee if the Louisiana Gaming Control Board believes such holder exercises a material influence over the licensee. Furthermore, all holders of more than a 5% interest in the licensee, or proposed purchasers of more than a 5% interest are automatically investigated and are required to submit to suitability requirements of the Louisiana Gaming Control Board. Any sale or transfer of more than a 5% interest in any riverboat or slot project is subject to the approval of the Louisiana Gaming Control Board.

        Although the Pari-Mutuel Act does not specifically require debt holders to be licensed or to be found suitable, the Louisiana Gaming Control Board, in its sole discretion, may require the holders of debt securities to file applications and obtain suitability certificates from it. Furthermore, if the Louisiana Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a suitability certificate will be required.

        If the Louisiana Gaming Control Board finds that any security holder or proposed security holder, including a holder of the notes, is not qualified pursuant to the existing laws, rules and regulations, and if as a result it determines that the licensee is no longer qualified to continue as a licensee, it can propose action necessary to protect the public interest, including the suspension or revocation of a license or permit. It may also issue, under penalty of revocation of license, a condition of disqualification naming the person and declaring that such person may not (a) receive dividends or interest on securities of the licensee, (b) exercise any right conferred by securities of the licensee, (c) receive remuneration or any other economic benefit from the licensee or (d) continue in an ownership or economic interest in the licensee or remain as a director, partner, officer, or manager of the licensee. A security issued by a licensee must generally disclose these restrictions.

Louisiana State Racing Commission

        Pari-mutuel betting and the conducting of live horse race meets in Louisiana are strictly regulated by the Louisiana State Racing Commission, which was created pursuant to the Horse Racing Act. The Louisiana Racing Commission is comprised of ten members and is domiciled in New Orleans, Louisiana. In order to be approved to conduct a live race meet and to operate pari-mutuel wagering (including off-track betting), an applicant must show, among other things: racing experience; financial qualifications; moral and financial qualifications of applicant and applicant's partners, officers and officials; the expected effect on the breeding and horse industry; and the expected effect on the State's economy.

        In 2000, we received from the Louisiana State Racing Commission a license to conduct live race meets and to operate pari-mutuel wagering at our existing facility. The initial term of this license is ten years subject to renewal in 2010. On December 19, 2002, we received approval to transfer our operations under our license from Lafayette Parish to St. Landry Parish upon completion of the new horse racetrack. As a condition to the approval of our racing license, we are required to offer pari-mutuel wagering in the defined casino gaming space at the time we begin conducting slot machine gaming. Our racino includes monitors and other equipment to facilitate live and simulcast wagering within the casino area in compliance with this condition.

        The Louisiana State Racing Commission promulgates rules, regulations and conditions for the holding, conducting and operating of all racetracks in the state. Failure to adhere to these regulations may result in substantial fines or the suspension or revocation of our racing license. A revocation or suspension of the racing license would, in turn, result in the revocation or suspension of our gaming license to conduct slot machine operations. Any alteration in the regulation of these activities could have a material adverse effect on our operations.

Federal Regulation of Slot Machines

        We are required to make annual filings with the U.S. Attorney General in connection with the sale, distribution or operation of slot machines. We are currently in compliance with such filing requirements.

Potential Changes in Tax and Regulatory Requirements

        In the past, federal and state legislators and officials have proposed changes in tax law, or in the administration of the laws, affecting the gaming industry. Regulatory commissions and state legislatures sometimes consider limitations on the expansion of gaming in jurisdictions where we operate and other changes in gaming laws and regulations. Proposals at the national level have included a federal gaming tax and limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items to customers, as well as various measures which would require withholding on amounts won by customers or on negotiated discounts provided to customers on amounts owed to gaming companies. It is not possible to determine with certainty the likelihood of possible changes in tax or other laws or in the administration of the laws. The changes, if adopted, could have a material adverse effect on our financial results.

Liquor Regulations

        The sale of alcoholic beverages by us in Iowa is or will be subject to the licensing, control and regulation by liquor agencies, which include the City of Dubuque and the Alcohol Beverage Control Division of the Iowa Department of Commerce. The applicable Iowa liquor laws allow the sale of liquor during legal hours which are Monday through Saturday from 6 a.m. to 2 a.m. the next day and Sunday from 8 a.m. to 2 a.m. on Monday. Subject to few exceptions, all persons who have a financial interest in us, by ownership, loan or otherwise, must be disclosed in an application filed with, and are subject to investigation by, Iowa's liquor agencies. Persons who have a direct or indirect interest in any Iowa liquor license, other than hotel or restaurant liquor licenses, may be prohibited from purchasing or holding our Existing Notes. All licenses are subject to annual renewal, are revocable and are not transferable. The liquor agencies have the full power to limit, condition, suspend or revoke any license or to place a liquor licensee on probation with or without conditions. Any disciplinary action could, and revocation would, have a material adverse effect upon the operations of our business. Many of our owners, officers and managers must be investigated by the liquor agencies in connection with our liquor permits. Changes in licensed positions must be approved by the liquor agencies.

        The sale of alcoholic beverages by us in Louisiana is subject to the licensing, control and regulation by the State of Louisiana, Department of Revenue, Office of Alcohol and Tobacco Control, as well as the cities of Opelousas, Carencro, Port Allen, New Iberia and the parish of West Baton Rouge. The applicable liquor laws in the city of Opelousas where the racino is located allow the sale of liquor 24 hours a day 7 days a week.

United States Coast Guard

        The Diamond Jo is also regulated by the United States Coast Guard, whose regulations affect boat design and stipulate on-board facilities, equipment and personnel, including requirements that each vessel be operated by a minimum complement of licensed personnel, in addition to restricting the number of persons who can be aboard the boat at any one time. Our riverboat must hold, and currently possesses, a Certificate of Inspection ("COI") and a Certificate of Documentation from the United States Coast Guard. Loss of the COI would preclude our use of the Diamond Jo as an operating riverboat. In addition, the riverboat is subject to United States Coast Guard regulations requiring periodic hull inspections. The United States Coast Guard, upon our request, allowed us to conduct an underwater hull inspection instead of the traditional out of water dry dock inspection. We completed the underwater inspection in March 2003. The underwater hull inspection did not result in any loss of services of the riverboat. We will be required to perform another hull inspection within 60 months from the date of the completion of the underwater hull inspection. At that time, we may again seek approval from the Coast Guard for an underwater hull inspection in order to avoid any loss of services of the riverboat, although no assurances can be given that the Coast Guard will agree to our request.

        Due to changes in Iowa law, we may operate a gaming vessel that is not required to cruise, without a COI. We have applied to the US Army Corp of Engineers and the Coast Guard to give up our COI and become a Permanently Moored Vessel (PMV). The process of becoming a PMV is expected to take at least several months and, if granted, will allow us to reduce our marine personnel to a level fitting of a non-cruising vessel.

        All of our marine employees employed on United States Coast Guard regulated vessels, even those who have nothing to do with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to maritime law at certain times of the year, which, among other things, exempts those employees from state limits on workers' compensation awards. We maintain workers' compensation insurance in compliance with applicable Iowa law.

The Maritime Transportation Security Act and Homeland Security

        The Maritime Transportation Security Act was passed and signed into law following the September 11 attacks. The Coast Guard has published regulations implementing the Act, requiring covered vessels and associated shore facilities to develop and implement comprehensive security plans for preventing and responding to potential terrorist threats. We are in the process of implementing an Alternative Security Plan at the Diamond Jo developed by the American Gaming Association to satisfy the Coast Guard regulations. However, it is not possible to predict the precise impact of these regulations, or other regulations relating to homeland security contemplated by the Coast Guard, upon access to our facility or gaming operations.

The Shipping Act of 1916; The Merchant Marine Act of 1936

        The Shipping Act of 1916, and the Merchant Marine Act of 1936, and applicable regulations contain provisions which would prevent persons who are not citizens of the United States from holding in the aggregate more than 25% of our outstanding membership interests, directly or indirectly. DJL's and PGP's respective operating agreements contain prohibitions against any purchase or transfer of the Company's, DJL's or PGP's respective membership interests to any person or entity if, following the purchase or transfer, more than 25% of DJL's membership interests are owned, directly or indirectly, by persons who are not citizens of the United States. Any such purchase or transfer in violation of the Company's, DJL's or PGP's respective operating agreements is null and void, and the Company's, DJL and PGP will not recognize the purchaser, transferee or purported beneficial owner as a direct or indirect holder of an interest in the Company, DJL or PGP, respectively, for any purpose. To the extent required by maritime laws, the managing member, managers and the officers of the Company, DJL and PGP must be citizens of the United States.

Other Regulations

        We and our subsidiaries are subject to federal, state and local environmental and safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Federal Water Pollution Control Act, Occupational Safety and Health Act, Resource Conservation Recovery Act, Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act, each as amended. We have not incurred, and do not expect to incur, material expenditures with respect to these laws. There can be no assurances, however, that we will not incur material liability under these laws in the future.

MANAGEMENT

Executive Officers and Managers

        PGP is the Company's sole managing member. The following table sets forth the names and ages of the executive officers of the Company and of the managers of PGP.

Name	Age	Position
M. Brent Stevens	43	Chief Executive Officer of the Company and Chairman of the Board of Managers of PGP
Michael S. Luzich	50	President and Secretary of the Company and Manager of PGP
Jonathan Swain	39	Chief Operating Officer of the Company
Natalie A. Schramm	34	Chief Financial Officer of the Company
Terrance W. Oliver	55	Manager of PGP
Andrew Whittaker	42	Manager of PGP

Management Profiles

        Following is a brief description of the business experience of each of the executive officers of PGL and of the managers of PGP listed in the preceding table. Presently, PGP's board of managers is comprised of five managers; however, the fifth manager has not been appointed.

        M. Brent Stevens.    Mr. Stevens is our Chief Executive Officer and is the Chairman of the Board of Managers of PGP. Mr. Stevens also serves as Chief Executive Officer of DJL and OED. Since 1990, Mr. Stevens has been employed by Jefferies & Company, Inc., and presently is an Executive Vice President in the Investment Banking department.

        Michael S. Luzich.    Mr. Luzich is our President and Secretary and a manager of PGP. Mr. Luzich also serves as President and Secretary of DJL and OED. Mr. Luzich is the founder and President of the Cambridge Investment Group, LLC, an investment and development company located in Las Vegas, Nevada. Prior to October 1995, Mr. Luzich was a founding partner and director of Fitzgeralds New York, Inc. and Fitzgeralds Arizona Management, Inc., which are development companies responsible for the Turning Stone Casino near Syracuse, New York for the Oneida Tribe and the Cliff Castle Casino near Sedona, Arizona for the Yavapai-Apachi Tribe, respectively.

        Jonathan Swain.    Mr. Swain was hired as Chief Operating Officer of PGL in July 2004. Mr. Swain served from 2000 through July 2004 as Vice President and General Manager of three Station Casinos properties including, Palace Station, Santa Fe Station and Sunset Station, the largest property of Station Casinos Inc., a hotel and gaming company headquartered in Las Vegas, Nevada. In 1999 and 2000, Mr. Swain served as Vice President and General Manager of the Hard Rock Hotel and Casino in Las Vegas. From 1995 through 1999, Mr. Swain worked for the Aztar Resorts Inc., serving as the Corporate Vice President of Marketing and President of the Las Vegas Tropicana. Aztar Resorts, Inc. is a hotel and gaming company headquartered in Phoenix Arizona. From 1993 to 1995, Mr. Swain served as Vice President of Marketing and as Executive Director of International Marketing with the Trump Taj Mahal in Atlantic City, New Jersey.

        Natalie A. Schramm.    Ms. Schramm is our Chief Financial Officer. Ms. Schramm also serves as Chief Financial Officer of DJL and OED. Ms. Schramm served as Assistant General Manager of DJL from April 1, 2000 to December 31, 2002. On January 1, 2003, Ms. Schramm was appointed General Manager of DJL. Ms. Schramm joined our predecessor, Greater Dubuque Riverboat Entertainment Company, L.C., in November 1996 and was formerly employed by Aerie Hotels and Resorts in Oak Brook, Illinois as Corporate Accounting Manager since 1992. She was responsible for the corporate accounting functions of the Silver Eagle, the Eagle Ridge Inn and Resorts, located in Galena, Illinois and the Essex Hotel, located in Chicago, Illinois. She served as Internal Audit Manager for the Silver

Eagle and was a member of a development team that successfully pursued a riverboat gaming license in Indiana.

        Terrance W. Oliver.    Mr. Oliver is a manager of PGP. Since 1993, Mr. Oliver has served as a director of and consultant to Mikohn Gaming Corporation, a gaming equipment manufacturer headquartered in Las Vegas. From 1988 until 1993, Mr. Oliver served as Chairman of the Board to the predecessor company of Mikohn. From 1984 until 1996, Mr. Oliver was a founding shareholder, board member and executive officer of Fitzgeralds Gaming Corporation. Mr. Oliver retired as the Chief Operating Officer of Fitzgeralds Gaming Corporation in 1996.

        Andrew Whittaker.    Mr. Whittaker is a manager of PGP. Since 1990 Mr. Whittaker has been employed by Jefferies & Company, Inc., where he is presently a Vice Chairman.

        Upon consummation of the Transactions, each person holding a position as an officer of DJL and OED was appointed to the same position as an officer of PGL. We hired Jonathan Swain as our new Chief Operating Officer as of July 15, 2004. George T. Papanier resigned from his position as our Chief Operating Officer effective June 20, 2004. We do not expect our transition to a new chief operating officer to cause any disruptions in our operations.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to our Chief Executive Officer and our four other most highly paid executive officers, who each served as executive officers of DJL or OED during 2003, for services rendered in all capacities to DJL and OED, as applicable, during such periods.

Annual Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Long-term Compensation	All other Compensation ($)
M. Brent Stevens(1) Chief Executive Officer	2003 2002 2001	— — —	— — —	— — —		— — —		— — —
Michael S. Luzich President and Secretary	2003 2002 2001	— — —	— — —	— — —		— — —		— — —
George T. Papanier Chief Operating Officer	2003 2002 2001	$375,000 350,046 299,489	$630,000 190,000 —	$9,350 12,465 13,150	(2) (3)(4) (4)(5)	— —	$ $	6,000 5,500 5,250	(8) (8) (8)
Natalie A. Schramm Chief Financial Officer	2003 2002 2001	$149,531 136,955 129,567	$42,500 40,000 19,328	$3,360 3,408 4,200	(6) (7) (7)	— —		$6,000 5,500 5,082	(8) (8) (8)

(1)
Mr. Stevens receives board of manager fees for his services as a manager on the board of managers of PGP. See "—Compensation of Managers."

(2)
Represents automobile allowances.

(3)
Includes $3,115 in club membership fees and $9,350 in automobile allowances.

(4)
In connection with his relocation in 2000, DJL acquired Mr. Papanier's current residence for which he paid all property taxes, utility expenses and other out-of-pocket costs related to maintaining such residence, excluding the fair market value equivalent of rental expense.

(5)
Includes $2,950 in club membership fees and $10,200 in automobile allowances.

(6)
Represents club membership fees.

(7)
Represents club membership fees.

(8)
Represents matching contributions made by DJL to our 401(k) plan.

Employment and Consulting Agreements

Michael S. Luzich—President and Secretary

        Mr. Luzich is party to a consulting agreement with PGP and OED pursuant to which he is entitled to receive compensation in an aggregate annual amount equal to (a) 2% of DJL's unconsolidated earnings before interest, taxes, depreciation, amortization and other non-recurring charges during the preceding calendar year, plus (b) 2.5% of OED's earnings before interest, taxes, depreciation, amortization and other non-recurring charges during the preceding calendar year commencing on the first day of the month succeeding the month in which OED commences gaming operations. Mr. Luzich is also entitled to additional commercially reasonable compensation consistent with the level of compensation payable under his agreement for consulting services rendered in respect of each riverboat or land-based casino or gaming operation acquired, directly or indirectly, by PGP in the future. The consulting agreement has a one-year term and, subject to the occurrence of various termination events, is renewable automatically for successive one-year terms. Under this agreement, Mr. Luzich is also entitled to reimbursement of reasonable business expenses as approved by the board of managers of PGP. For the six months ended June 30, 2004 and the years ended 2003, 2002 and 2001, Mr. Luzich received $260,520, $289,153, $336,829 and $327,128, respectively, from PGP and $458,542 from OED during the six months ended June 30, 2004 under his consulting agreements.

George T. Papanier—Former Chief Operating Officer

        In July 2000, Mr. Papanier commenced employment with DJL. Under the terms of his employment, Mr. Papanier was entitled to receive a base annual salary in an amount determined by the Board of Managers of PGP each year. Mr. Papanier's base annual salary for the 2003 fiscal year was $375,000. In addition to his base salary, Mr. Papanier was entitled to receive an annual cash bonus based on specified performance criteria with respect to the prior fiscal year and determined by the Board of Managers of PGP. Mr. Papanier was paid a bonus of $200,000 in February of 2004 in respect of performance in the 2003 fiscal year. Mr. Papanier was not party to a written employment agreement with us. Mr. Papanier resigned from DJL effective June 20, 2004, and he received a pro rata portion of his annual base salary for the 2003 fiscal year from the beginning of the 2004 fiscal year through June 20, 2004.

Jonathan Swain—Chief Operating Officer

        In July 2004, Mr. Swain entered into an employment agreement with PGL to serve as Chief Operating Officer. Under the terms of his employment agreement, Mr. Swain is entitled to receive from PGL a base annual salary of $400,000 in the first twelve months of his employment, plus a cash bonus of $30,000 upon commencing his employment and an additional $30,000 in October 2004. In addition to the base salary, Mr. Swain is entitled to receive an annual cash bonus payable by PGL based on his performance during the previous fiscal year, which shall be consistent with the bonus plan in place for similarly situated executive officers of PGL. Mr. Swain is also entitled to receive 2% of PGP's outstanding capital interests which will vest over the term of his employment agreement. The employment agreement has an initial term of three years.

Natalie A. Schramm—Chief Financial Officer

        In July 2004, Ms. Schramm entered into an employment agreement with PGL. Under the terms of this employment agreement, Ms. Schramm is entitled to receive from PGL a base annual salary of $230,000 in the twelve months beginning July 1, 2004, which will be adjusted upward annually by not less than five percent (5%) of the prior year's compensation. In addition to the base salary, Ms. Schramm is entitled to receive an annual cash bonus payable by PGL based on her performance during the previous fiscal year, which shall be consistent with the bonus plan in place for similarly situated executive officers of PGL. Ms. Schramm was paid a bonus of $80,000 in February of 2004 for her performance in the 2003 fiscal year. The employment agreement has an initial term of three years.

Compensation of Managers

        All managers serving on the board of managers of PGP are reimbursed for their travel and out-of-pocket expenses related to their attendance at board of managers meetings and receive annual payments of $25,000 (other than Mr. Stevens who receives $175,000 annually per gaming property).

Compensation Committee Interlocks and Insider Participation

        We have no standing compensation committees. All compensation decisions are made by the executive committee of the board of managers of PGP. See "Certain Relationships and Related Party Transactions—Operating Agreement of PGP."

PGP Incentive Unit Plan

        Concurrently with the consummation of the Transactions, PGP amended its operating agreement and adopted an incentive units plan (the "Plan") to provide for the grant of profits interests to existing and future executive officers, managers, employees, and members of PGP and its subsidiaries. Generally, profits interests granted under the Plan will be subject to terms and conditions customary for such plans, including vesting requirements, transfer restrictions, satisfaction of budget related performance criteria and similar conditions and qualifications, in each case, as approved by PGP's board of managers or a subcommittee thereof. Holders of profits interests issued under the Plan will be entitled to receive distributions from operating profits on a pro rata basis with holders of all other capital interests of PGP. Holders of profits interests are entitled to receive distributions on liquidation only to the extent of their pro rata share of appreciation in the fair market value of capital interests after the date of grant. Under the Plan, PGP may grant profits interest representing up to ten percent of its outstanding capital interests on a fully diluted basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        PGP currently owns all of the Company's outstanding common membership interests of the Company and is the sole managing member of the Company. See "Risk Factors—Risks Relating to Our Business—Interested Party Matters."

        Greater Dubuque Riverboat Entertainment Company holds 100% of DJL's issued and outstanding preferred membership interests, which, subject to limited exceptions, have no voting rights, except as required by applicable law. On July 15, 1999, PGP issued 499,982 convertible preferred membership interests, each of which is initially convertible into one PGP non-voting common membership interest, representing 33.33% of the fully diluted common membership interests of PGP on such date. In May 2004, PGP repurchased 147,553 of its convertible preferred membership interests from an unrelated third party. PGP does not have outstanding any of its non-voting common membership interests.

        Unless otherwise indicated, the address of each manager or executive officer of PGP is c/o Diamond Jo, LLC, 400 East Third Street, P.O. Box 1750, Dubuque, Iowa, 52001-1750.

        The table below sets forth, as of June 30, 2004, information regarding the beneficial ownership of the voting common membership interests of PGP by:

  (a)
  each person or entity known by us to own beneficially 5% or more of the common membership interests of PGP;

  (b)
  each manager and executive officer of PGP; and

  (c)
  all managers and executive officers of PGP as a group.

        The following information is helpful to an understanding of, and qualifies the beneficial ownership data contained in, the table set forth below. Mr. Stevens holds 248,334 PGP common membership interests directly and 413,333 PGP common membership interests indirectly through PGP Investors, LLC. Mr. Stevens is the sole managing member of PGP Investors, LLC and exercises voting and investment power over the PGP common membership interests owned by PGP Investors, LLC. Mr. Stevens and Mr. Whittaker, managers of PGP, are an Executive Vice President and a Vice Chairman, respectively, of the Initial Purchaser. In addition, the Initial Purchaser and some of its affiliates, officers and employees are members of PGP Investors, LLC. Mr. Whittaker holds an economic interest in approximately 41,667 PGP common membership interests indirectly through his membership in PGP Investors, LLC, but does not exercise voting or investment power with respect to these PGP common membership interests. Mr. Oliver holds his interest through The Oliver Family Trust. The total holdings of all managers and executive officers as a group includes the 413,333 PGP common membership interests held by PGP Investors, LLC, over which Mr. Stevens exercises voting and investment power.

Name and Address of Beneficial Owner	Voting Common Membership Interests Beneficially Owned	Percent of Class
M. Brent Stevens c/o Diamond Jo, LLC 3rd Street Ice Harbor P.O. Box 1750 Dubuque, Iowa 52004	661,667	66.17%
PGP Investors, LLC(1) 11100 Santa Monica, 10th Floor Los Angeles, CA 90071	413,333	41.33%

Michael S. Luzich c/o Diamond Jo, LLC 3rd Street Ice Harbor P.O. Box 1750 Dubuque, Iowa 52004	323,333	32.33%
Terrance Oliver c/o Diamond Jo, LLC 3rd Street Ice Harbor P.O. Box 1750 Dubuque, Iowa 52004	15,000	1.50%
Andrew Whittaker(1) c/o Diamond Jo, LLC 3rd Street Ice Harbor P.O. Box 1750 Dubuque, Iowa 52004	41,667	4.17%
All managers and executive officers as a group (6 persons)	1,000,000	100.00%

(1)
These interests are attributable to Mr. Stevens and are included in the calculation of his beneficial ownership and percentage of ownership data.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Initial Purchaser

        Andrew Whittaker, a Vice Chairman of the Initial Purchaser, is a manager of PGP. M. Brent Stevens, our Chief Executive Officer and an Executive Vice President of the Initial Purchaser, is also a manager of PGP and Chairman of the Board of Managers of PGP. Due to these relationships, those individuals may receive money from us or our affiliates for management fees and other amounts paid by us to PGP. See the sections entitled "Risk Factors—Risks Relating to Our Business—Interested Party Matters".

Relationship with Dubuque Racing Association

        The DRA is a not-for-profit corporation organized for the purpose of operating DGP, a pari-mutuel greyhound racing facility in Dubuque, Iowa. On February 22, 1993, DRA entered into the DRA Operating Agreement which authorizes us to operate riverboat gaming operations in Dubuque. The DRA Operating Agreement has since been amended several times and expires by its terms on March 31, 2008.

        Under the DRA Operating Agreement, subject to limited conditions, we are also required to pay the DRA, for the right to operate the Diamond Jo, an amount equal to the excess of 32% of the first $30 million of the combined gaming revenues of the DRA and the Diamond Jo, plus 8% of the next $12 million of these total gaming revenues, plus, if there are no competing gaming operations in neighboring counties of Illinois and Wisconsin, 8% of the next $4 million of total gaming revenues, over the DRA's gaming revenues from DGP. Gaming revenues under this contract means adjusted gross receipts less gaming taxes. This formula is subject to change if the DRA ceases to operate DGP or if we operate a riverboat smaller than the current Diamond Jo. We are currently not required to make any such payments to the DRA because the DRA's revenues from DGP are greater than the specified percentage of DJL's total gaming revenues. However, we do pay a fee to the DRA equal to $0.50 per patron.

Managing Member Indemnification

        Under our operating agreement and the operating agreement of PGP, we and PGP have agreed, subject to few exceptions, to indemnify and hold harmless PGP and the members of PGP, as the case may be, from liabilities incurred as a result of their positions as our sole manager and as members of PGP.

Operating Agreement of PGP

        Under PGP's operating agreement, the management of PGP is vested in an executive committee consisting of Messrs. Michael Luzich and M. Brent Stevens. The executive committee of PGP manages our operations. The executive committee meets weekly or as otherwise agreed upon between Messrs. Luzich and Stevens.

        In accordance with PGP's operating agreement, the board of managers of PGP is composed of five individuals, two of whom must be independent managers. At any time that M. Brent Stevens, together with any entity controlled by Mr. Stevens, beneficially holds at least 5% of the voting common membership interests of PGP, Mr. Stevens is entitled to designate three of PGP's managers, including one of the two independent managers. The two independent managers are required to serve as members of the independent committee. Under PGP's operating agreement, PGP Advisors, LLC, a Delaware limited liability company, of which Mr. Stevens is the sole managing member, may render financial advisory and consulting services to PGP and is entitled to receive commercially reasonable fees for the services consistent with industry practices. To date, PGP has not entered into any such arrangements with Mr. Stevens. At any time that Michael Luzich, together with any entity controlled by Mr. Luzich, beneficially holds at least 5% of the voting common membership interests of PGP, Mr. Luzich is entitled to designate two of PGP's managers, including the other independent manager. In consideration for their execution of personal guarantees to provide credit support for OED's credit facilities, each of Messrs. Luzich and Stevens were granted profits interests of 1.5% of PGP's fully diluted membership interests by PGP's board of managers. Messrs. Stevens and Luzich are entitled to receive distributions on liquidation in respect of such profits interests only to the extent of any appreciation in the fair market value of PGP interests since the date of grant of such profits interests.

        Presently, PGP's board of managers is composed of four managers. If not appointed earlier, a fifth manager will be appointed by Mr. Stevens at a future meeting of managers. A manager may resign at any time, and the member who designates a manager may remove or replace that manager from the board of managers at any time.

Management Services Agreement

        DJL and OEDA (together, the "Operator") manage and operate OED's racino near Lafayette, Louisiana and OED's OTBs in New Iberia and Port Allen, Louisiana pursuant to a management services agreement. Although the Operator may obtain services from affiliates to the extent necessary to perform its obligations, the Operator is fully responsible for all obligations under the agreement. OED, a guarantor, pays 75% of the Operator fees (described below) under the management services agreement to DJL, a co-issuer of the notes. OED pays 25% of the Operator fees under the management services agreement to OEDA, which fees will be subject to the limitation on "Management Arrangements" under the indenture governing the notes.

        Pursuant to the terms of the management services agreement, the Operator is entitled to receive pre-opening service fees equal to $40,000 per month, commencing June 27, 2001. Payments in respect of these pre-opening service fees have been accrued but not yet been paid. The Operator is also entitled to be reimbursed for all reasonable and documented out-of-pocket expenses permitted to be incurred under the management services agreement, including, but not limited to, tax preparation, accounting, legal and administrative fees and expenses. The Operator is also entitled to receive a basic management fee equal to 1.75% of net revenue (less net food and beverage revenue) and an incentive fee equal to:

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  3.0% of the first $25.0 million of EBITDA (as defined below);

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  4.0% of the amount in excess of $25.0 million but less than $30.0 million of EBITDA; and

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  5.0% of the amount in excess of $30.0 million of EBITDA.

        Under the management services agreement, "EBITDA" is defined as earnings before interest, income taxes, depreciation and amortization. In calculating earnings, the basic management fee, the incentive fee and reimbursables payable under the management services agreement are excluded.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY

        The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

New Senior Secured Credit Facility

        General.    On June 16, 2004, DJL and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits DJL and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base (the "Borrowing Base"). For the purposes of the PGL Credit Facility, the Borrowing Base is the lesser of the Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL for the twelve months immediately preceding the current month end multiplied by 150% and the Combined EBITDA of OED and DJL for the most recent quarterly period annualized multiplied by 150%. Immediately upon the closing of the PGL Credit Facility, DJL borrowed approximately $11.1 million to refinance outstanding obligations under the DJL Credit Facility and pay financing related fees and expenses and OED borrowed approximately $4.8 million to refinance outstanding obligations under the OED Credit Facility and pay financing related fees and expenses. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin of 3% - 3.5% or Wells Fargo prime rate plus a margin of .5% - 1% (current rate of 5.0%); provided that at no time shall the interest rate be lower than 4%. Interest payments under the prime rate option are due monthly and interest payments under the LIBOR option are due the last month of the respective LIBOR period. The respective margins are determined by the Combined EBITDA of OED and DJL as of the end of each fiscal quarter.

        The PGL Credit Facility also contains a term loan in the amount of $14,666,667 (the "Term Loan"). The proceeds from the Term Loan were used to repay outstanding obligations under the FF&E Credit Facility. The Term Loan is secured by certain assets of OED and requires monthly payments of $333,333 starting July 1, 2004 until the full balance is paid, with a maturity no later than June 15, 2008. The Term Loan has an interest rate equal to the Wells Fargo prime rate plus 2.5% (current rate of 6.5%); provided that at no time shall the interest rate be lower than 6%. Under the terms of the PGL Credit Facility, at closing OED was required to issue a letter of credit in the amount of $3.2 million in favor of Wells Fargo related to the Term Loan.

        Guarantees and Collateral.    DJL and OED are jointly and severally liable under the PGL Credit Facility, other than borrowings under the Term Loan, and borrowings under the PGL Credit Facility are collateralized by substantially all the tangible and intangible assets of OED and DJL. Borrowings under the Term Loan will be secured by a separate lien on the furniture, fixtures and equipment of OED financed pursuant to the terms of the OED FF&E Facility. The lien on the collateral that secures the notes and the guarantees are contractually subordinated to the liens securing the PGL Credit Facility pursuant to an intercreditor agreement. Borrowings under the PGL Credit Facility are guaranteed by PGL and PGC

        Covenants, Conditions and Events of Default.    The PGL Credit Facility contains a number of restrictive covenants and agreements, including covenants that limit DJL's and OED's ability to, among other things: (1) incur more debt; (2) create liens; (3) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock; (4) dispose of certain assets; (5) guarantee debt of others; (6) pay dividends or make other distributions to PGP; (7) make investments; (8) enter into transactions with affiliates. The PGL Credit Facility also contains financial covenants including a minimum Combined EBITDA of OED and DJL, limitations to capital expenditure amounts at OED and DJL and minimum OED EBITDA plus the premium paid in connection with the April 2004 repurchase of a portion of the OED Notes. The PGL Credit Facility also contains, among other things, representations and warranties, conditions to the extension of credit, and events of default customary for loans of this type. The description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the definitive PGL Credit Facility documentation.

THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

        On April 16, 2004 (the "Issue Date"), we sold 8 3/4% Senior Secured Notes due 2012 in a private placement to Jefferies & Company, Inc., as the initial purchaser. The initial purchaser then resold those notes under an offering circular dated March 31, 2004 in reliance on Rule 144A under the Securities Act of 1933, as amended. On April 16, 2004, we, the guarantors and the initial purchasers also entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which each of us and the guarantors agreed that we will, at our expense, for the benefit of the holders of the notes, subject to certain exceptions:

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  file a registration statement (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission (the "Commission") promptly, but no later than 90 days after the Issue Date;

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  will use our reasonable best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act promptly, but no later than 180 days after the Issue Date;

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  will keep the Exchange Offer Registration Statement effective until the consummation of the exchange offer; and

  •
  will use our reasonable best efforts to commence and complete the exchange offer promptly, but no later than 45 days after the date on which the Exchange Offer Registration Statement has become effective, and hold the exchange offer open for not less than 20 business days and exchange notes for all Registrable Securities that have been properly tendered and not withdrawn on or prior to the expiration of the exchange offer.

        "Registrable Securities" means the notes (together with the guarantees thereon); provided, however, that any such security shall cease to be a Registrable Security when (i) it has been exchanged for an exchange note in an exchange offer as contemplated in Section 2(a) of the Registration Rights Agreement (provided, that any exchange note that, as described in the following paragraph, is included in a prospectus for use in connection with resales by broker-dealers shall be deemed to be a Registrable Security with respect to specified sections of the Registration Rights Agreement until resale of such Registrable Security has been effected within the period referred to in the following paragraph); (ii) a Shelf Registration Statement registering such security under the Securities Act has been declared or becomes effective and such security has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Shelf Registration Statement; (iii) such security is sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Issuers or pursuant to the Indenture; (iv) such security is eligible to be sold pursuant to paragraph (k) of Rule 144 under the Securities Act; or (v) such security shall cease to be outstanding.

        Under existing Commission interpretations, we believe that the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Issuers have agreed to allow such broker-dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of the exchange notes. The Issuers and the Guarantors will use their respective reasonable best efforts to keep the Exchange Offer Registration Statement effective for such period of time as such Persons must comply with such requirements in order to resell the Exchange Securities, the "Applicable Period").

        If (i) prior to the time the exchange offer is completed (A) existing Commission interpretations are changed such that the exchange notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the Holders, taken as a whole, would be materially adversely affected by the consummation of the exchange offer; (ii) the exchange offer has not been completed within 225 days following the Issue Date; or (iii) the exchange offer is not available to any holder of the notes, the Issuers and the Guarantors shall, in lieu of (or, in the case of clause (iii), in addition to) conducting the exchange offer, file under the Securities Act a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (the "Shelf Registration Statement").

        The Registration Rights Agreement will provide that the Issuers:

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  will file the Shelf Registration Statement with the Commission as soon as practicable, but no later than 30 days after the time such obligation to file arises;

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  will use their reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act no later than 60 days after the date such Shelf Registration Statement is filed; and

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  will use their reasonable best efforts to keep such Shelf Registration Statement continuously effective for a period ending on the earlier of the second anniversary of the date such Shelf Registration Statement became or was declared effective or such time as all Registrable Securities covered by the Shelf Registration have been sold or there are no longer any Registrable Securities outstanding.

        A Holder that sells notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security-holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). The Issuers will provide a copy of the Registration Rights Agreement to prospective investors upon request.

        In the event that:

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  the Issuers have not filed the Exchange Offer Registration Statement or Shelf Registration Statement on or before the date on which such registration statement is required to be filed, or

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  such Exchange Offer Registration Statement or Shelf Registration Statement has not become effective or been declared effective by the Commission on or before the date on which such registration statement is required to become or be declared effective, or

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  the exchange offer has not been completed within 30 days after the initial effective date of the Exchange Offer Registration Statement relating to the exchange offer (if the exchange offer is then required to be made), or

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  any Exchange Offer Registration Statement or Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by the Issuers or shall become subject to an effective stop order suspending the effectiveness of such registration statement without being succeeded within 30 days by an additional registration statement filed and declared effective

(each such event referred to in clauses (a) through (d), a "Registration Default" and, each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then, in addition to the interest on the notes, liquidated damages ("Liquidated Damages") shall accrue at an amount per week per $1,000 principal amount of Registrable Securities equal to $0.05 for the first 90 days of the Registration Default Period, increasing by an additional $0.05 per week per $1,000 principal amount of Registrable Securities with respect to each subsequent 90-day period, up to a maximum of $0.25 per week per $1,000 principal amount of Registrable Securities. Liquidated Damages shall be paid on interest payment dates to holders of record for the payment of interest.

        Holders of notes will be required to make certain representations to us and to deliver information to be used in connection with the Shelf Registration Statement (in each case, as described in the Registration Rights Agreement) and will be required to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

        The notes and the exchange notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of "The Exchange Offer" section (except with respect to liquidated damages above), all references herein to "notes" shall be deemed to refer collectively to notes and any exchange notes, unless the context otherwise requires.

Expiration Date; Extensions

        The expiration date of the exchange offer is                        , 2004 at 5:00 p.m., New York City time. We may extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement in a press release issued through a national news service of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We expressly reserve the right, in our sole and absolute discretion:

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  to delay accepting any notes if the exchange offer period is extended beyond the scheduled expiration date;

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  to extend the exchange offer;

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  if any of the conditions under "—Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

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  to waive any condition or otherwise amend the terms of the exchange offer in any manner, provided that we may be required to extend the offering period for any material change in the terms of the exchange offer, including the waiver of a material condition.

        If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any pubic announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any pubic announcement other than by issuing a release to a national news service.

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of outstanding notes. We will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the satisfaction of the conditions described under "—Conditions of the Exchange Offer." Old notes may be tendered only in multiples of $1,000. Holders of notes may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes or indicate this fact under the procedures for book-entry transfer described below.

        As of the date of this prospectus, $233.0 million in aggregate principal amount of the old notes were outstanding. Solely for reasons of administration, we have fixed the close of business on                        , 2004 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining the eligible holders of the old notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes (other than Jefferies & Company, Inc., which may be our affiliate) is our "affiliate," as defined in Rule 405 under the Securities Act of 1933.

        We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder promptly after the expiration date.

        Holders of old notes do not have appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

        Holders who tender their old notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Fees and Expenses" for more information about the costs of the exchange offer.

        We do not make any recommendation to holders of old notes as to whether to tender any of their old notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions of the Exchange Offer

        You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission. If we determine in our reasonable judgment that any of these events or conditions has occurred, we may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or may waive any condition or amend the terms of the exchange offer.

        We expect that the above conditions will be satisfied. The above conditions are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time, provided that all conditions to the exchange offer, other than any involving governmental approval, must be satisfied or waived before the expiration of the exchange offer. Any determination by us concerning the events described above will be final and binding upon all parties.

Interest and Liquidated Damages

        Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for the new note or, if no interest has been paid or duly provided for on the old note, from April 16, 2004. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their old notes prior to the original issue date of the new notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after April 16, 2004.

        As a consequence of our filing this registration statement with the Securities and Exchange Commission after the date we were required to do so under the Registration Rights Agreement, record holders of the notes will be entitled to receive liquidated damages in the form of additional interest on October 15, 2004. See "The Exchange Offer—Purpose and Effect; Registration Rights".

Procedures for Tendering Old Notes

        The tender of a holder's old notes and our acceptance of old notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders old notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder of notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

        Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's procedures for the transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer before the expiration date. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent's message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        DTC has confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

        Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Delivery Instructions;" or

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  for the account of an eligible institution, as described below.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a medallion signature guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing. The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

        As used in this prospectus with respect to the old notes, a "registered holder" is any person in whose name the old notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within the period of time as we determine. Neither our company nor the exchange agent is under any duty to give notification of defects in the tenders or will incur any liability for failure to give the notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give the notification. Tenders of old notes will not be deemed to have been made until the irregularities have been cured or waived.

        By tendering, you will represent to us that, among other things:

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  you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

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  you will acquire the new notes in the ordinary course of your business;

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  you are not a broker-dealer that acquired your notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

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  if you are a broker-dealer that acquired your notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

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  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

        In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and:

  •
  your old notes are not immediately available;

  •
  you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent; or

  •
  you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

  •
  on or before the expiration date, the exchange agent must receive from the holder and the eligible institution on a properly completed and executed notice of guaranteed delivery by facsimile, mail or hand delivery containing the name and address of the holder, the certificate number or numbers of the tendered old notes, the principal amount of tendered old notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC must be received by the exchange agent within three business days after the expiration date of the exchange offer.

        Any holder who wishes to tender old notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the old notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, as and if we have given notice to the exchange agent.

Withdrawal Rights

        Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under "—The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

  •
  specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as promptly after withdrawal. Properly withdrawn old notes may be retendered following the procedures described under "—Procedures for Tendering Old Notes" at any time on or before the expiration date.

The Exchange Agent; Assistance

        U.S. Bank, N.A. is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered or Certified Mail:	By Hand or Overnight Courier:	By Telephone or Facsimile:
U.S. Bank National Association 180 East Fifth Street St. Paul, MN 55101 Attn. Corporate Trust— Specialized Finance	U.S. Bank National Association 180 East Fifth Street St. Paul, MN 55101 Attn. Corporate Trust— Specialized Finance	Phone: (651) 244-8677 Facsimile: (651) 244-0711

Fees and Expenses

        We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of our company and our affiliates and by persons so engaged by the exchange agent.

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Not Exchanging Old Notes

        As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their old notes, except for limited instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

        Any old notes that are not exchanged for new notes under the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. In general, the old notes may be resold only:

  •
  to us or any of our subsidiaries;

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  inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act of 1933;

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  inside the United States to an institutional "accredited investor," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, or an "accredited investor" that, prior to the transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing various representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

  •
  outside the United States in compliance with Rule 904 under the Securities Act of 1933;

  •
  in reliance on the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

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  under an effective registration statement under the Securities Act of 1933.

        Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act of 1933 and that it acknowledges the transfer restrictions summarized above.

        The Company may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers, as required pursuant to the Indenture or otherwise. The Company has no present plans to acquire any outstanding notes that are not tendered in the exchange offer.

Resales of the New Notes

        We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff's position, we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. In order to receive new notes that are freely tradeable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act of 1933, of the new notes. Holders wishing to participate in the exchange offer must make the representations described in "—Procedures for Tendering Old Notes" above.

        Any holder of old notes:

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  who is our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

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  who did not acquire the new notes in the ordinary course of its business;

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  who is a broker-dealer that purchased old notes from us to resell them under Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933; or

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  who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act of 1933, new notes;

will be subject to separate restrictions. Each holder in any of the above categories:

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  will not be able to rely on the interpretations of the staff of the Securities Act of 1933 in the above-mentioned interpretive letters;

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  will not be permitted or entitled to tender old notes in the exchange offer; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

        In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those new notes. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        Based on the position taken by the staff of the Securities and Exchange Commission in the interpretive letters referred to above, we believe that "participating broker-dealers," or broker-dealers that acquired old notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes, other than old notes that represent an unsold allotment from the original sale of the old notes, with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the new notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the new notes. See "Plan of Distribution." However, a participating broker-dealer that intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "—The Exchange Agent; Assistance." Any participating broker-dealer that is our "affiliate" may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

        Each participating broker-dealer that tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

DESCRIPTION OF NOTES

General

        The old notes were, and the new notes will be, issued pursuant to an indenture (the "Indenture") among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The old notes and the new notes are together referred to as the "Notes". The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and the Holders are referred to the Indenture and the Trust Indenture Act for a statement thereof. The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes:

  •
  will be registered under the Securities Act; and

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  will not bear any legends restricting transfer.

        We will issue the new notes solely in exchange for an equal principal amount of old notes in denominations of $1,000 and integral multiples of $1,000.

        The following summary of certain provisions of the Indenture, the Security Documents (defined below), the Intercreditor Agreement (defined below) and the Registration Rights Agreement among the Issuers, the Subsidiary Guarantors and the Initial Purchaser (the "Registration Rights Agreement") is not purported to be complete and is qualified in its entirety by reference to the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, respectively, including the definitions therein of certain terms used below. Copies of the forms of Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement are available from the Issuers upon request as described below under the section of this Prospectus entitled "Available Information." You can find the definitions of certain terms used in this Description of Notes under "Certain Definitions" and throughout this Description of Notes.

        The Notes are senior secured obligations of the Issuers and rank senior in right of payment to all existing and future subordinated Indebtedness of the Issuers and pari passu in right of payment with all existing and future senior Indebtedness of the Issuers. The Notes are unconditionally guaranteed by the Subsidiary Guarantors, as described below under "Subsidiary Guarantors," and the Notes and the Subsidiary Guaranties are secured by a security interest in substantially all of our and the Subsidiary Guarantors' current and future assets, other than the Excluded Assets, as described below under "Security." The Notes are without recourse to the Members.

        Our new senior secured credit facility (the "New Senior Credit Facility"), also is secured by substantially all of our and the Subsidiary Guarantors' current and future assets (including the Collateral that secures the Notes and the Subsidiary Guaranties), other than certain excluded assets. The collateral securing the New Senior Credit Facility also includes some assets that are not part of the Collateral securing the Notes. See "Senior Credit Facility" below. The lenders under the New Senior Credit Facility, the Trustee and the Issuers and the Subsidiary Guarantors party to the New Senior Credit Facility have entered into the Intercreditor Agreement, as described below under "Intercreditor Agreement," setting forth their respective rights and obligations with respect to the Collateral. Pursuant to the Intercreditor Agreement, the Lien on the collateral securing the New Senior Credit Facility is contractually senior to the Lien on the Collateral securing the Notes and the Subsidiary Guaranties.

        Under certain circumstances, the Issuers may designate certain Subsidiaries formed or acquired after the Issue Date as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture. As of the Issue Date, none of our subsidiaries is an Unrestricted Subsidiary.

        The Notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

Issuers

        As used in this Description of Notes, all references to the "Issuers," "we," "our" or "us" mean Peninsula Gaming, LLC ("PGL"), Diamond Jo, LLC ("DJL") and Peninsula Gaming Corp. ("PGC", formerly known as The Old Evangeline Downs Capital Corp.) and their respective successors in accordance with the terms of the Indenture, and not any of their respective subsidiaries.

        PGC is a wholly owned subsidiary of the Company and serves as a co-issuer of the Notes in order to facilitate the offering of the Notes. PGC does not have any operations or assets and will not have any revenues. As a result, prospective investors should not expect PGC to participate in servicing the principal, interest, liquidated damages, if any, premium or any other payment obligations on the Notes. See "Certain Covenants—Restrictions on Activities of PGC"

Principal, Maturity and Interest

        The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder. We initially issued Notes in an aggregate principal amount of $233,000,000. In addition, the Indenture provides that, subject to the covenant in the Indenture described under "Certain Covenants—Limitation on Incurrence of Indebtedness," additional Notes may be issued thereunder from time to time, without the consent of the Holders of previously issued Notes, in an aggregate principal amount to be determined from time to time by the Issuers. The terms of the Notes being offered in this offering and the terms of any additional Notes that may be subsequently issued under the Indenture will be substantially identical other than the issuance dates and the dates from which interest will accrue. Because, however, any additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or Notes, and otherwise be treated as a separate class or classes of Notes for other purposes. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the "Notes" include any additional Notes actually issued. The Notes being offered in this offering and any such additional Notes, would be treated as a single series of notes under the Indenture and would vote together as one series on all matters with respect to the Notes, including with respect to the provisions of the Indenture described below under "Amendment, Supplement and Waiver." Any additional Notes would be secured, equally and ratably with the Notes being offered in this offering, and as a result, the issuance of additional Notes would have the effect of diluting the security interest of the Collateral for the then outstanding Notes.

        The Notes will mature on April 15, 2012. Interest on the Notes will be payable semiannually on April 15 and October 15 of each year, commencing on October 15, 2004, to Holders of record on the immediately preceding April 1 and October 1, respectively. The Notes will bear interest at 8 3/4% per annum from the date of original issuance. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Issuers maintained for such purpose within the City of New York; provided, that at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of the Notes. Until otherwise designated by the Issuers, the Issuers' office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

        The Trustee will initially act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to Holders and, subject to certain exceptions, the Issuers or any of their respective Subsidiaries may act as Paying Agent or Registrar.

Redemption

        At the Option of the Issuers.    Except as set forth below, the Notes are not redeemable at the Issuers' option prior to April 15, 2008. Thereafter, the Notes will be subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on April 15 of the years indicated below:

Year	Percentage
2008	104.375%
2009	102.917%
2010	101.458%
2011 and thereafter	100.000%

        Notwithstanding the foregoing, at any time or from time to time, prior to April 15, 2007, we may redeem up to 35% of the aggregate principal amount of the outstanding Notes at a redemption price of 108.75% of their principal amount, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Equity Offerings; provided, that (i) the redemption occurs within 60 days of the date of closing of such Equity Offering and (ii) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after giving effect to each such redemption.

        The restrictions on the optional redemption contained in the Notes do not limit the right of the Issuers or any of the Subsidiaries to separately make open market, privately negotiated or other purchases of the Notes from time to time.

        Required Regulatory Redemption.    Notwithstanding any other provisions hereof, Notes to be redeemed pursuant to a Required Regulatory Redemption will be redeemable by the Issuers, in whole or in part, at any time upon not less than 20 Business Days nor more than 60 days notice (or such earlier date as may be ordered by any applicable Governmental Authority) at a price equal to the lesser of (i) the Holder's cost thereof and (ii) 100% of the principal amount thereof, plus in either case accrued and unpaid interest thereon, if any, to the date of redemption (or such earlier period as ordered by such Governmental Authority). Under the Indenture, the Issuers are not required to pay or reimburse any Holder or beneficial owner of the Notes for the expenses of any such Holder or beneficial owner related to the application for any Gaming License, qualification or finding of suitability in connection with a Required Regulatory Redemption. Such expenses of any such Holder or beneficial owner will, therefore, be the obligation of such Holder or beneficial owner.

        Mandatory.    The Notes will not be entitled to any mandatory redemption (except for a Required Regulatory Redemption) or have the benefit of any sinking fund.

        Redemption Procedures.    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems to be fair and appropriate; provided, that Notes in denominations of $1,000 or less may not be redeemed in part. Except in the case of a Required Regulatory Redemption requiring less notice, notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Issuers default in making such redemption payment.

Subsidiary Guarantors

        The repayment of the Notes will be unconditionally and irrevocably guaranteed, jointly and severally, on a senior secured basis by each of our present and future Restricted Subsidiaries, other than Foreign Subsidiaries and other than any Restricted Subsidiary which is a co-Issuer of the Notes. On the Issue Date, we did not have any Foreign Subsidiaries, and each of the Subsidiaries (other than PGC and DJL, which are co-Issuers of the Notes) will be a Subsidiary Guarantor. See "The Transactions" for information regarding the corporate structure of the Issuers and the Subsidiaries as of the Issue Date. The Indenture will provide that, so long as any Notes remain outstanding, any and all future Restricted Subsidiaries, other than Foreign Subsidiaries and other than any Restricted Subsidiary which is a co-Issuer of the Notes, shall enter into a Subsidiary Guaranty. For additional information on the Subsidiary Guaranties, see "Certain Covenants—Subsidiary Guarantors" and "—Release of Subsidiary Guarantors" below.

        The Subsidiary Guaranties will be secured by a security interest in substantially all of the assets (other than the Excluded Assets) of the Subsidiary Guarantors, as described below under "Security." However, the Obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under the Subsidiary Guaranty, result in the Obligations of such Subsidiary Guarantor under the Subsidiary Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not rendering a Subsidiary Guarantor insolvent. See "Security—Certain Bankruptcy Limitations" below.

Security

        The Issuers and the Subsidiary Guarantors will pledge, and will cause any and all future Subsidiary Guarantors to pledge, as collateral (the "Collateral") to the Trustee, for the benefit of the Trustee and the Holders, as security for the Issuers' obligations with respect to the Notes and the Subsidiary Guarantors' obligations with respect to the Subsidiary Guaranties, respectively, all of their respective existing and future interests in the following:

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  the riverboat and the land-based facility comprising the Diamond Jo, including without limitation all leased property;

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  the assets of the horse racetrack and casino owned and operated by OED, including without limitation all leased property;

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  the assets relating to the OTB Operations;

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  all owned real property and leasehold interests in all leased real property and all additions and improvements to real property;

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  substantially all furniture, fixtures and equipment, inventory, accounts receivable, contract rights and other general intangibles, trademarks and trade names;

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  all licenses and permits, other than any Gaming License or Racing License,

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  certain designated deposit accounts and cash that is deposited in such accounts;

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  the Equity Interests of the Restricted Subsidiaries;

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  all other existing and future property of the Issuers and the Restricted Subsidiaries that does not constitute Excluded Assets; and

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  all proceeds and products of any of the foregoing.

        Notwithstanding the foregoing, the Collateral will not include the following (collectively, the "Excluded Assets"):

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  cash, other than cash deposited in deposit accounts;

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  assets securing FF&E Financing, Purchase Money Obligations or Capital Lease Obligations permitted to be incurred under the Indenture to the extent acquired or refinanced with the proceeds of such FF&E Financing, Purchase Money Obligations and Capital Lease Obligations;

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  all Gaming Licenses and Racing Licenses;

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  any of the parcels of the Warner Land that are subject to the mortgage granted by OED to the seller of such land, unless OED or the Company has obtained the consent of such seller to subject such parcels to a Lien under the Security Documents;

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  any motor vehicles;

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  any agreements, permits, licenses or the like that cannot be subject to a Lien under the Security Documents without the consent of third parties (including any Governmental Authority), which consent is not obtained by the Issuers;

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  Equity Interests of each Foreign Restricted Subsidiary directly owned by the Company or any of the Domestic Restricted Subsidiaries to the extent that such Equity Interests held by the Company or such Domestic Restricted Subsidiary, as the case may be, exceed 65% of the total combined voting power of all classes of voting Equity Interests of such Foreign Restricted Subsidiary, provided, however, such excess of any class of Capital Stock of such Foreign Subsidiary shall not be an Excluded Asset to the extent the Company is able to receive an opinion of counsel nationally recognized in tax matters to the effect that the pledge of such excess will not result in an income inclusion under section 951 et. seq. of the Code; and

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  OEDA's rights under or in respect of the Management Services Agreement and proceeds thereof (including fees paid to OEDA pursuant thereto);

provided, that Excluded Assets does not include the proceeds of assets under clause (ii), (iii), (iv), (v), (vi), (vii) or (viii) or of any other Collateral to the extent such proceeds do not constitute Excluded Assets. In addition, there can be no assurance that the security interest in the designated deposit accounts and the cash deposited therein can be perfected under applicable laws.

        The security interest in favor of the Trustee and the Holders will be created in the riverboat Collateral pursuant to a first preferred ship mortgage (the "Ship Mortgage"), in real property Collateral pursuant to a mortgage (the "Shore Mortgage" and, together with the Ship Mortgage, the "Mortgages"), and in all other Collateral pursuant to a security agreement from the Issuers (and any future Subsidiary Guarantors) in favor of the Trustee (the "Security Agreement").

        Other than during the continuance of an Event of Default, and subject to certain terms and conditions in the Indenture and the Security Documents, each of the Company and the Subsidiary Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Equity Interests of any of the Restricted Subsidiaries and to exercise any voting, consensual rights and other rights pertaining to such Collateral. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, upon notice from the Trustee, (a) all rights of the Company or such Subsidiary Guarantor, as the case may be, to exercise such voting, consensual rights, or other rights shall cease and all such rights shall become vested in the Trustee, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the Company or such Subsidiary Guarantor, as the case may be, to receive all cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Trustee, and (c) the Trustee may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Security Documents. All funds distributed under, and pursuant to, the Security Documents and received by the Trustee for the ratable benefit of the holders of the Notes shall be distributed by the Trustee in accordance with the provisions of the Indenture.

        Certain Limitations With Respect to the Collateral.    Pursuant to the terms of the Intercreditor Agreement, the Trustee's security interest in the Collateral will be contractually subordinated to a Lien securing Indebtedness outstanding under the Senior Credit Facility. The Trustee's ability to exercise rights and remedies in respect of the Collateral also will be subject to the terms of the Intercreditor Agreement. For a discussion of some of the risks related to the Collateral, see "Intercreditor Agreement" and "Senior Credit Facility" below and "Risk Factors—Risks Relating to this Offering."

        If an Event of Default occurs and is continuing, the Trustee, on behalf of itself and the Holders, in addition to any rights or remedies available to it under the Indenture and the Security Documents, may, subject to the Intercreditor Agreement, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. While Indebtedness under the Senior Credit Facility has not been fully paid, rights of the Holders and the Trustee will be subject to the terms of the Intercreditor Agreement. The proceeds received by the Trustee from any such sale or foreclosure will, subject to the Intercreditor Agreement, be applied by the Trustee first to pay the expenses of such sale or foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay amounts due and payable with respect to the Notes.

        Release of Collateral.    Upon the full and final payment and performance of all our and the Subsidiary Guarantors' Obligations under the Indenture, the Notes and the Subsidiary Guaranties, the Security Documents will terminate, and all of the Collateral will be released. In addition, the Trustee shall release from the Lien created by the Indenture and the Security Documents:

  (a)
  Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of the Indenture and the Security Documents; provided that the Trustee, as collateral agent, will not release such liens in the event that the transaction is subject to the covenant "Limitation on Merger, Sale or Consolidation;"

  (b)
  Collateral that is released with the consent of the Holders of not less than 75% of the outstanding Notes as provided under "Amendments, Supplements and Waivers;"

  (c)
  all Collateral upon defeasance of the Indenture in accordance with the provisions under "Legal Defeasance and Covenant Defeasance" or discharge of the Indenture in accordance with the provisions under "Satisfaction and Discharge;" provided that the funds deposited with the Trustee, in trust, for the benefit of the Holders as required by such provisions shall not be released; and

  (d)
  Collateral of a Subsidiary Guarantor whose Subsidiary Guaranty is released in accordance with the Indenture and the Security Documents;

provided, that the Trustee, as collateral agent, has received all documentation required by the Trust Indenture Act in connection therewith.

        Certain Gaming Law Limitations.    The Trustee's ability to foreclose upon the Collateral will be limited by relevant gaming and racing laws, which generally require that Persons who own or operate a casino or a horse racetrack or who purchase or sell gaming equipment hold a valid Gaming License, and require the approval of the relevant Gaming Authorities for any transfer of a Gaming License. No Person can hold a Gaming License in the State of Iowa or the State of Louisiana unless that Person is found qualified and suitable by the relevant Gaming Authorities. In order for the Trustee to be found qualified and suitable, such Gaming Authorities would have discretionary authority to require the Trustee and any or all of the Holders to file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay all costs of such investigation. If the Trustee is unable or chooses not to qualify, is not found to be suitable, or is unable or chooses not be licensed to own or operate such assets, it would have to retain an entity so qualified, suitable or licensed to own or operate such assets or another entity that could obtain the appropriate license to own or operate such assets. This licensing process requires a considerable amount of time, taking several months at a minimum. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events could have an adverse effect on the sale price of such Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate Gaming Authority approval or timeliness, be limited. Moreover, if an Event of Default occurs after a disapproval of gaming in Iowa in the 2010 Referendum, a foreclosure of the Collateral relating to the Diamond Jo may be limited or impaired as the Iowa Gaming Commission might be legally prohibited from permitting the existing Iowa Gaming License to be transferred or from issuing a new Gaming License for the Diamond Jo. See "Risk Factors—Risks Relating to Our Business—Reauthorization of Gaming in Dubuque County, Iowa."

        Certain Bankruptcy and Other Limitations.    The right of the Trustee to repossess and dispose of the Collateral upon the occurrence and during the continuance of an Event of Default is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against any of the Issuers prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and collateral consisting of the proceeds, products, offspring, rents or profits of such collateral to the extent provided by the security documents and by applicable nonbankruptcy law) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims only to the extent of the value of the Collateral to which the Holders are entitled, and would hold unsecured claims with respect to such shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if any Issuer becomes the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be fraudulent conveyances or preferences.

        Further, certain limitations exist under the Merchant Marine Act of 1936 on the ability of non-U.S. citizens to realize upon collateral consisting of vessels documented under the laws of the United States. To the extent that the Holders are non-U.S. citizens, such limitation could adversely affect the ability of the Trustee to complete a foreclosure on the riverboat Collateral. This ownership limitation may also reduce the number of potential purchasers of the riverboat Collateral if the Trustee seeks to sell the riverboat Collateral as a means of repaying the Notes. The Trustee may be required to foreclose through a federal admiralty court proceeding. Such a proceeding would entail compliance with notice and other procedural requirements, and could require posting of a substantial bond.

        In addition, because a portion of the Collateral may, in the future, consist of pledges of a portion of the Equity Interests of certain of our Foreign Restricted Subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Senior Credit Facility

        The New Senior Secured Credit Facility is secured by substantially the same assets that secure the Notes and the Subsidiary Guaranties, other than certain excluded assets. However, to the extent that portions of the collateral securing borrowings under the New Senior Secured Credit Facility consist of assets that are not perfected by filing a UCC financing statement, or that require that we or any Subsidiary Guarantor, as applicable, cause the Trustee to obtain "control" (as defined in the Uniform Commercial Code) or possession of such assets (and, after commercially reasonable efforts, we or such Subsidiary Guarantor, as applicable, are unable to cause the Trustee to obtain such control or possession), such portions of the collateral securing borrowings under the New Senior Secured Credit Facility may not constitute part of the Collateral securing the Notes.

        The lenders under the New Senior Secured Credit Facility, the Trustee and the Issuers and the Subsidiary Guarantors party to such New Senior Secured Credit Facility have entered into the Intercreditor Agreement, as described below under "Intercreditor Agreement," setting forth their respective rights and obligations with respect to the Collateral. Pursuant to the Intercreditor Agreement, the Lien on the collateral securing the Senior Credit Facility is contractually senior to the Lien on the Collateral securing the Notes and the Subsidiary Guaranties.

Intercreditor Agreement

        The lenders under the New Senior Secured Credit Facility, the Trustee and the Issuers and the Subsidiary Guarantors party to such Senior Credit Facility have entered into an intercreditor agreement (the "Intercreditor Agreement"), in substantially the form attached as an exhibit to the Indenture, setting forth their respective rights and obligations with respect to the Collateral. The following description of the principal terms of the Intercreditor Agreement is subject to and qualified entirely by reference to the definitive Intercreditor Agreement.

        The Intercreditor Agreement provides that the Liens securing the Notes and the Subsidiary Guaranties on any Collateral that also secure the obligations under the New Senior Secured Credit Facility will be subordinated to the Liens securing up to the maximum amount of indebtedness under the Senior Credit Facility and related interest, fees, indemnities, costs and expenses. Under the Intercreditor Agreement, if the Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness under the New Senior Secured Credit Facility has not been fully paid, the Trustee, as collateral agent under the Security Documents, will only have the right to foreclose upon any Collateral that also secures the obligations under the New Senior Secured Credit Facility if the lender[s] under the New Senior Secured Credit Facility either (i) fail to take steps to exercise remedies with respect to or in connection with such collateral within 180 days following notice to such lenders of the occurrence of an

Event of Default under the Indenture or (ii) fail to continue to pursue any such exercise of remedies while such Event of Default is then continuing and no insolvency proceeding is pending. The Intercreditor Agreement will prevent the Trustee, as collateral agent under the Security Documents, and the holders of the Notes from pursuing remedies with respect to such collateral in all other instances during which indebtedness under the New Senior Secured Credit Facility has not be fully paid, including during any insolvency proceeding. The Intercreditor Agreement provides that the net proceeds from any disposition of the shared collateral will first be applied to repay Indebtedness outstanding under the New Senior Secured Credit Facility and thereafter to repay all of our and the Subsidiary Guarantors' Obligations under the Indenture, the Notes and the Subsidiary Guaranties.

Repurchase Upon Change of Control

        Upon the occurrence of a Change of Control, the Issuers will offer to repurchase all of the Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers must mail or cause to be mailed a notice to each Holder stating, among other things:

  •
  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed (the "Change of Control Payment Date");

  •
  that any Holder electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent with respect to the Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

  •
  that the Holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful, (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers' Certificate stating that the Notes or portions thereof tendered to the Issuers are accepted for payment. The Paying Agent will promptly mail to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in the principal amount of $1,000 or an integral multiple thereof. The Issuers will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

        There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The use of the term "all or substantially all" in provisions of the Indenture such as in the definition of "Change of Control" and under "Merger, Consolidation or Sale of Assets" has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a Person. As a consequence, in the event the Holders elect to exercise their rights under the Indenture and the Issuers elect to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the Holders from successfully asserting that a Change of Control has occurred.

        Management of the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could determine to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that would increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Issuers and the Restricted Subsidiaries to incur additional Indebtedness are contained in the covenant described under "Limitation on Incurrence of Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or protections that may afford Holders protection in the event of a highly leveraged transaction.

        Each Change of Control Offer will be conducted in compliance with applicable regulations under the Federal securities laws, including Exchange Act Rule 14e 1. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Change of Control Offer provisions of the Indenture by virtue thereof.

Certain Covenants

        Limitation on Restricted Payments.    The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly make a Restricted Payment unless, at the time of such Restricted Payment:

  (a)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

  (b)
  immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "Limitation on Incurrence of Indebtedness," and

  (c)
  such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Managers of the Company and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the Issue Date (including Restricted Payments permitted by clauses (i), (ii), (ix) and (x) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein), is less than the sum of:

  (1)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first full fiscal quarter immediately following the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus

  (2)
  100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from (x) the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Capital Stock) and (y) any equity contribution from a holder of the Company's Capital Stock (other than a Subsidiary), in each case, after the Issue Date and on or prior to the time of such Restricted Payment, plus

  (3)
  100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Capital Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by the Company upon such conversion or exchange), plus

  (4)
  the aggregate Return from Unrestricted Subsidiaries after the Issue Date and on or prior to the time of such Restricted Payment.

The foregoing provisions will not prohibit:

  (i)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture;

  (ii)
  the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary) of, other Equity Interests of the Company (other than Disqualified Capital Stock);

  (iii)
  with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity and so long as clause (a) above is satisfied, the payment of Permitted Tax Distributions (whether paid in such tax year or portion thereof, or any subsequent tax year); provided, that (A) prior to the first payment of Permitted Tax Distributions during any particular calendar year the Company provides an Officers' Certificate and an Opinion of Counsel to the effect that the Company and each other Flow Through Entity in respect of which such distributions are being made qualify as Flow Through Entities for Federal income tax purposes and for the states in respect of which such distributions are being made for such tax year or portion thereof, (B) at the time of such distribution, the most recent audited financial statements of the Company for periods including such tax year or portion thereof provided to the Trustee pursuant to the covenant described under the caption "Reports" provide that the Company and each subsidiary of the Company in respect of which such distributions are being made was treated as a Flow Through Entity for the period of such financial statements, and (C) in the case of the portion, if any, of any Permitted Tax Distribution that is proposed to be distributed for a particular taxable period or portion thereof, which portion of such Permitted Tax Distribution is attributable to a Flow Through Entity that is not a Restricted Subsidiary, such portion of such proposed Permitted Tax Distribution shall be limited to the Excess Cash Distribution Amount for Taxes;

  (iv)
  the redemption, repurchase or payoff of any Indebtedness of the Company or a Restricted Subsidiary with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to clause (xi) of the provision described under "Limitation on Incurrence of Indebtedness;"

  (v)
  distributions or payments to PGP for or in respect of (A) tax preparation, accounting, licensure, legal and administrative fees and expenses, including travel and similar reasonable expenses, incurred on behalf of the Issuers or their respective Subsidiaries or in connection with PGP's ownership of the Issuers or their respective Subsidiaries, consistent with industry practice, (B) so long as clause (a) above is satisfied, distributions pursuant to, and in accordance with, Management Arrangements and (C) so long as clause (a) above is satisfied, reasonable and customary directors' or managers' fees to, and indemnity provided on behalf of, the Managers of PGP and the Company, and reimbursement of customary and reasonable travel and similar expenses incurred in the ordinary course of business;

  (vi)
  (A) the repurchase, redemption or other retirement or acquisition of Equity Interests of the Company or any Restricted Subsidiary from our employees, members or managers (or their heirs or estates) or employees, members or managers (or their heirs or estates) of the Restricted Subsidiaries or (B) any dividend, distribution or other payment to PGP to enable PGP to repurchase, redeem, or otherwise retire or acquire Equity Interests of PGP from any of its employees, members or managers (or their heirs or estates) or employees, members or managers (or their heirs or estates) of any of their respective subsidiaries, in the case of each of the preceding clauses (A) and (B) upon the death, disability or termination of employment or pursuant to the terms of any subscription, stock option, stockholder or other agreement or plan in effect on the Issue Date in an aggregate amount pursuant to this clause (vi) to all such employees, members or managers (or their heirs or estates) not to exceed $750,000 in any twelve month period on and after the Issue Date (provided, however, that any amounts not used in any such twelve month period may be carried forward to the next succeeding twelve month period until used);

  (vii)
  the redemption and repurchase of any Equity Interests or Indebtedness of PGP, the Company or any of the Restricted Subsidiaries to the extent required by any Gaming Authority or Racing Authority;

  (viii)
  the payment of (i) accrued distributions under the Seller Preferred in accordance with its terms and (ii) an amount not in excess of the face amount of the Seller Preferred outstanding on the Issue Date, plus accrued and unpaid distributions thereon as of the redemption date;

  (ix)
  any dividend, distribution or other payment by any of the Restricted Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

  (x)
  the declaration and payment of dividends and distributions to holders of Disqualified Equity Interests of the Company or any of the Restricted Subsidiaries issued or incurred in accordance with the covenant "—Limitation on Incurrence of Additional Indebtedness;"

  (xi)
  consummation on the Issue Date of the Transactions as described in this prospectus in the section entitled "The Transactions;" and

  (xii)
  so long as clause (a) above is satisfied, Restricted Payments not otherwise permitted by this covenant in an aggregate amount pursuant to this clause (xii) not to exceed $15.0 million.

        Promptly following the end of each fiscal quarter during which any Restricted Payment was made pursuant to clause (c) above, the Company will deliver to the Trustee an Officers' Certificate stating that each such Restricted Payment was permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available internal financial statements. For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of the Managers of the Company, unless stated otherwise, at the time made or returned, as applicable.

        For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (i) through (x) and (xii) above or is entitled to be made according to the first paragraph of this covenant, the Company may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

        Limitation on Incurrence of Indebtedness.    The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (x) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including, without limitation, Acquired Debt) or (y) issue any Disqualified Capital Stock; provided, that the Company and the Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) and issue shares of Disqualified Capital Stock if (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (b) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock is issued would have been not less than 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as set forth in the definition of Interest Coverage Ratio, as if the additional Indebtedness had been incurred, or the Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        Notwithstanding the foregoing, the foregoing limitations will not prohibit the incurrence of:

  (i)
  Indebtedness under a Senior Credit Facility; provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (i) and outstanding on such date, shall not exceed $35.0 million, less the aggregate amount of commitment reductions contemplated by clause (iii)(c) under the caption "Limitation on Asset Sales;" provided, however, that Indebtedness permitted to be incurred pursuant to this clause (i) shall be increased by $15.0 million (A) upon the acquisition of any Gaming Property or (B) to effectuate a Gaming Property Financing, provided further, that any increase pursuant to this proviso shall be reduced dollar-for-dollar by the amount of Acquired Debt secured by the assets of such Gaming Property (unless such Acquired Debt could have been incurred under, and reduces the amount available under, clause (ii) below);

  (ii)
  FF&E Financing and Indebtedness represented by Capital Lease Obligations, mortgage financings or other Purchase Money Obligations; provided, that (1) no Indebtedness incurred under the Notes is utilized for the purchase or lease of FF&E financed with such FF&E Financing or such other Indebtedness, and (2) the aggregate principal amount of such Indebtedness (including any Acquired Debt referred to in the parenthetical in clause (i) above and including any Refinancing Indebtedness and any other Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness pursuant to this clause (ii)) outstanding at any time (excluding any Gaming FF&E Financing incurred pursuant to this clause (ii)) does not exceed the product of (x) $7.5 million times (y) the number of Gaming Properties owned and controlled after the Issue Date by any of the Company and the Restricted Subsidiaries on the date of such incurrence;

  (iii)
  Indebtedness solely in respect of bankers acceptances, letters of credit payment obligations in connection with self-insurance or similar requirements, security for workers' compensation claims, appeal bonds, surety bonds, insurance obligations or bonds, and performance bonds, and similar bonds or obligations, all incurred in the ordinary course of business (including, without limitation, to maintain any license or permits) in accordance with customary industry practices;

  (iv)
  Hedging Obligations incurred to fix or hedge interest rate risk with respect to any fixed or variable rate Indebtedness otherwise permitted by the Indenture; provided, that the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

  (v)
  Indebtedness of any Issuer, any Subsidiary Guarantor or any Restricted Subsidiary owed to and held by a Subsidiary Guarantor or an Issuer, as the case may be, that is unsecured and subordinated in right of payment to the Notes and the Subsidiary Guaranties, as the case may be; provided, that any subsequent issuance or transfer of any Capital Stock that results in any such Subsidiary Guarantor or Restricted Subsidiary, as the case may be, ceasing to be a Subsidiary Guarantor or a Restricted Subsidiary, or any transfer of such Indebtedness (other than to an Issuer or a Subsidiary Guarantor) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by such Issuer, such Subsidiary Guarantor or such Restricted Subsidiary, as the case may be;

  (vi)
  Indebtedness outstanding on the Issue Date, including the Notes outstanding on the Issue Date, but excluding Indebtedness under any Senior Credit Facility (other than the OED FF&E Facility) outstanding on the Issue Date;

  (vii)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

  (viii)
  the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms;

  (ix)
  Indebtedness arising from agreements for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business or assets of the Company, any of the Subsidiary Guarantors or any of the Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or the applicable Subsidiary Guarantor or Restricted Subsidiary in connection with such disposition;

  (x)
  any Subsidiary Guaranty of the Notes;

  (xi)
  Indebtedness issued in exchange for, or the proceeds of which are substantially contemporaneously used to extend, repay, redeem, discharge, refinance, renew, replace, or refund (collectively, "Refinance"), Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph, clause (vi) above, this clause (xi) or clause (xiii) below (the "Refinancing Indebtedness"); provided, that (a) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of

    Indebtedness so Refinanced (plus any required premiums and out-of-pocket expenses reasonably incurred in connection therewith), (b) the Refinancing Indebtedness has a final scheduled maturity that equals or exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced and (c) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes or applicable Subsidiary Guaranty, as the case may be, than the Indebtedness being Refinanced;

  (xii)
  guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary or the Company or guarantees by the Company of Indebtedness of any Restricted Subsidiaries if the Indebtedness so guaranteed is permitted under another provision of this covenant and so long as such guarantee otherwise complies with the Indenture;

  (xiii)
  Indebtedness (including, without limitation, Acquired Debt) to acquire one or more Gaming Properties if: (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence, and (b) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is to be incurred (the "Four Quarter Reference Period") would have been greater than (x) 1.5 to 1.0 if the last fiscal quarter in the Four Quarter Reference Period is either the first or second fiscal quarter of 2004, (y) 1.75 to 1.0 if the last fiscal quarter in the Four Quarter Reference Period is either in the third or fourth fiscal quarter of 2004 and (z) 2.0 to 1.0 otherwise, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as set forth in the definition of Interest Coverage Ratio, as if such additional Indebtedness had been incurred at the beginning of such four-quarter period; and

  (xiv)
  Indebtedness not otherwise permitted by clauses (i) through (xiii) above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (xiv), including all Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $10.0 million.

        Upon each incurrence of Indebtedness, if such Indebtedness could have been incurred under more than one provision of this covenant, (i) the Company may designate pursuant to which provision of this covenant such Indebtedness is being incurred, (ii) the Company may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this covenant, and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant except that all incurrences under the Notes, the Subsidiary Guaranties and the Indenture shall be deemed to have been incurred pursuant to clause (vi) above.

        Limitation on Asset Sales.    The Issuers will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

  (i)
  such Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale not less than the fair market value of the assets subject to such Asset Sale (as determined by the Company's Managers in good faith);

  (ii)
  at least 75% of the consideration for such Asset Sale is in the form of either (a) cash or Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guaranty) that are assumed by the transferee of such assets (provided, that following such Asset Sale, there is no further recourse to the Company or the Restricted Subsidiaries or the Company and the Restricted Subsidiaries are fully indemnified with respect to such liabilities; provided, further, that the 75% limitation set forth in this clause (ii) of this paragraph shall not apply to any proposed Asset Sale for which an independent certified accounting firm has certified to the Managers of the Company and the Trustee that the after-tax cash portion of the consideration to be received by the Company or such Restricted Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in this clause (ii) of this paragraph), or (b) assets of the type described in clause (iii)(a) below; and

  (iii)
  within 360 days of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or the Restricted Subsidiaries (which, in the case of an Asset Sale of the Diamond Jo or any replacement Gaming Vessel (a "Replacement Vessel"), must be a Gaming Vessel having a fair market value, as determined by an independent appraisal, at least equal to the fair market value of the Diamond Jo or such Replacement Vessel immediately preceding such Asset Sale), (b) applied to repay Indebtedness under Purchase Money Obligations incurred in connection with the assets so sold, (c) applied to repay Indebtedness under the Senior Credit Facility and permanently reduce the commitment thereunder in the amount of the Indebtedness so repaid or (d) to the extent not used as provided in clauses (a), (b), or (c) or any combination thereof, applied to make an offer to purchase Notes as described below (an "Excess Proceeds Offer"); provided, that the Company will not be required to make an Excess Proceeds Offer until the amount of Excess Proceeds is greater than $10.0 million.

        All Net Proceeds from an Event of Loss shall be used as follows: (1) first, the Company shall use such net cash proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (2) then, to the extent any Net Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Proceeds shall be reinvested or used as provided in the immediately preceding clause (iii).

        Pending the final application of any Net Proceeds, the Company may temporarily reduce Indebtedness under the Senior Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

        Net Proceeds not invested or applied as set forth in any of the preceding subclause (a), (b) or (c) of clause (iii) above constitute "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Issuers will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Issuers must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 360 day period following the Asset Sale that produced such Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and the Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

        The Indenture will provide that each Excess Proceeds Offer will remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period, the Issuers will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Notes acquired by the Issuers through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

        Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the Federal securities laws, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        The Indenture will provide that the Issuers will not, and will not permit any of the Restricted Subsidiaries to, create or suffer to exist or become effective any restriction that would impair the ability of the Issuers to make an Excess Proceeds Offer upon an Asset Sale or, if such Excess Proceeds Offer is made, to pay for the Notes tendered for purchase.

        There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

        Limitation on Liens.    The Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

        Limitation on Restrictions on Subsidiary Dividends.    The Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (i)
  pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries (a) on such Restricted Subsidiary's Capital Stock or (b) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits, or

  (ii)
  pay any Indebtedness owed to the Company or any of the Restricted Subsidiaries, or

  (iii)
  make loans or advances to the Company or any of the Restricted Subsidiaries, or

  (iv)
  transfer any of its assets to the Company or any of the Restricted Subsidiaries,

except, with respect to clauses (i) through (iv) above, for such encumbrances or restrictions existing under or by reason of:

  (a)
  a Senior Credit Facility containing dividend or other payment restrictions that are not more restrictive in any material respect than those contained in the Indenture on the Issue Date;

  (b)
  the Indenture, the Security Documents and the Notes;

  (c)
  applicable law or any applicable rule or order of any Governmental Authority;

  (d)
  Acquired Debt; provided, that such encumbrances and restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

  (e)
  customary non-assignment and net worth provisions of any contract, lease or license entered into in the ordinary course of business;

  (f)
  customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Lien;

  (g)
  the agreements governing Refinancing Indebtedness; provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive in any material respect than those contained in any agreements governing the Indebtedness being refinanced;

  (h)
  the provisions of any Indebtedness or other agreements existing on the Issue Date, as such agreements are in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof, in each case, to the extent not more restrictive in any material respect than such provisions as in effect on the Issue Date;

  (i)
  any restrictions with respect to a Restricted Subsidiary imposed pursuant to a binding agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary; provided, that such restrictions only apply to the Equity Interests or assets of such Restricted Subsidiary being sold; and

  (j)
  customary restrictions imposed on the transfer of copyrighted, trademarked or patented materials.

        Merger, Consolidation or Sale of Assets.    No Issuer may consolidate or merge with or into (regardless of whether such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for such Issuer and its Restricted Subsidiaries) in one or more related transactions to, any other Person, unless:

  (i)
  either (A) such Issuer is the surviving Person or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is either (x) a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or (y) if at least one Issuer following any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, a limited liability company formed and existing under the laws of the United States of America, any state thereof or the District of Columbia;

  (ii)
  the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of such Issuer under the Notes, the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, pursuant to a supplemental indenture to the Indenture and joinders, as applicable, to the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, each in a form reasonably satisfactory to the Trustee,

  (iii)
  immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists;

  (iv)
  such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; and

  (v)
  such Issuer, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the applicable Interest Coverage Ratio test set forth in the first paragraph of or in clause (xiii) of the covenant described under "Limitation on Incurrence of Indebtedness."

        In the event of any transaction (other than a lease or a transfer of less than all of the Issuers' assets) described in and complying with the conditions listed in the immediately preceding paragraph in which such Issuer is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under, and such Issuer shall be discharged from its Obligations under, the Indenture, the Notes, the Security Documents and the Registration Rights Agreement, with the same effect as if such successor Person had been named as such Issuer herein or therein.

        Limitation on Transactions with Affiliates.    The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Issuers or any of the Restricted Subsidiaries (each of the foregoing, an "Affiliate Transaction"), except for:

  (i)
  Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by such Issuer or such Restricted Subsidiary on an arm's-length basis from a Person that is not an Affiliate of such Issuer or such Restricted Subsidiary;

  (ii)
  Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $5.0 million; provided, that (a) a majority of the disinterested Managers of the Company or, if none, a disinterested committee appointed by the Managers of the Company for such purpose, determine that such transactions are conducted in good faith and on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by such Issuer or such Restricted Subsidiary on an arm's-length basis from a Person that is not an Affiliate of such Issuer or such Restricted Subsidiary and (b) prior to entering into such transaction the Company shall have delivered to the Trustee an Officers' Certificate certifying to such effect; or

  (iii)
  Affiliate Transactions for which the Company delivers to the Trustee an opinion issued by an accounting, appraisal or investment banking firm of national standing (other than Jefferies & Company, Inc. or any of its Affiliates) as to the fairness of such transaction to such Issuer or such Restricted Subsidiary from a financial point of view.

        Notwithstanding the foregoing, the following will be deemed not to be Affiliate Transactions:

  (a)
  transactions between or among the Issuers and/or any or all of the Restricted Subsidiaries;

  (b)
  Restricted Payments permitted by the provisions of the Indenture described above under "Limitations on Restricted Payments;"

  (c)
  reasonable and customary compensation (including directors' fees) paid to, and indemnity and customary employee benefit arrangements (including directors' and officer's liability insurance) provided for the benefit of, any director, officer, employee or consultant of the Company or any Restricted Subsidiary, or Manager of PGP, in each case entered into in the ordinary course of business and for services provided to the Company, such Restricted Subsidiary or PGP, respectively, as determined in good faith by the Managers of the Company;

  (d)
  any agreement or arrangement as in effect on the Issue Date among the Issuers and/or one or more Restricted Subsidiaries, on the one hand, and any officers or Managers thereof and/or any Affiliates of the Company, on the other hand (without giving effect to any amendment or supplement thereto or modification thereof, except for any such amendment, supplement, modification or replacement agreement that is not more disadvantageous to the Holders in any material respect than the original agreement thereof as in effect on the Issue Date), and any transactions contemplated thereby;

  (e)
  Permitted Investments (other than Permitted Investments pursuant to clause (xiv) of the definition thereof); and

  (f)
  transactions with a joint venture engaged in a Related Business; provided, that all the outstanding ownership interests of such joint venture are controlled only by the Company or the Restricted Subsidiaries and Persons who are not Affiliates of the Company.

        Restriction on Sale and Issuance of Subsidiary Stock.    The Issuers will not, and will not permit any Restricted Subsidiary to, issue or sell any Equity Interests (other than directors' qualifying shares) of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary of the Company; provided, that the Company and the Restricted Subsidiaries may sell all (but not less than all) of the Capital Stock of a Restricted Subsidiary owned by the Company and the Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "Limitation on Asset Sales."

        Rule 144A Information Requirement.    The Issuers (and the Subsidiary Guarantors) will furnish to the Holders or beneficial holders of Notes, upon their written request, and to prospective purchasers thereof designated by such Holders or beneficial holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Notes to qualify for an exemption under Rule 144A.

        Subsidiary Guarantors.    The Issuers will cause each Restricted Subsidiary (other than a Foreign Subsidiary and other than a Restricted Subsidiary which is a co-Issuer) to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuers' Obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation, of such Restricted Subsidiary, in each case subject to customary qualifications. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

        Release of Subsidiary Guarantors.    Upon the sale or disposition (including by merger or sale or transfer of all of the Equity Interests) of a Subsidiary Guarantor (as an entirety) to a Person which is not and is not required to become a Subsidiary Guarantor, or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenants "—Limitation on Asset Sales" and "—Restriction on Sale and Issuance of Subsidiary Stock"), such Subsidiary Guarantor will be deemed released from its Obligations under its Subsidiary Guaranty and the Security Agreements; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of the Issuers or any Indebtedness of any other of the Restricted Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any Indebtedness of the Issuers or any Indebtedness of any of the Restricted Subsidiaries.

        Additional Collateral.    The Issuers will, and will cause each of the Subsidiary Guarantors to, grant to the Trustee a first priority security interest in all Collateral, whether owned on the Issue Date or thereafter acquired, and to execute and deliver all documents and to take all action reasonably necessary to perfect and protect such a security interest in favor of the Trustee, in each case, subject to the terms of the Intercreditor Agreement.

        Restrictions on Activities of PGC    PGC may not hold any assets, become liable for any obligations or engage in any business activities; provided, that PGC may be a co-obligor of the Notes pursuant to the terms of the Indenture, may be a co-obligor of the OED 13% Senior Secured Notes due 2010 pursuant to the terms of the OED Indenture, may be a co-obligor under the OED Credit Facility and the OED FF&E Facility, to the extent they remain outstanding after the Issue Date, and may engage in any activities directly related or necessary in connection therewith.

        Entity Classification.    The Company is classified as a Flow Through Entity and will not take, or fail to take, any action which would result in the Company no longer being classified as a Flow Through Entity except (i) pursuant to a Permitted C-Corp Conversion or (ii) any transaction permitted under the covenant "Merger, Consideration or Sale of Assets."

        Reports.    Regardless of whether required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Trustee and Holders, within 15 days after the Company is or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all information that would be required to be contained in a filing with the Commission on Form 8-K if the Company were required to file such reports. From and after the time the Company files a registration statement with the Commission with respect to the Notes, the Company shall, in lieu of providing such information to the Trustee and the Holders, file such information with the Commission so long as the Commission will accept such filings.

Events of Default and Remedies

        Each of the following will constitute an Event of Default under the Indenture:

  (i)
  default for 30 days in the payment when due of interest on the Notes;

  (ii)
  default in payment of principal (or premium, if any) on the Notes when due at maturity, redemption, by acceleration or otherwise;

  (iii)
  default in the performance or breach of the covenants in the Indenture described under "Repurchase Upon Change of Control," or "Limitation on Asset Sales," or "Merger, Consolidation or Sale of Assets;"

  (iv)
  failure by the Issuers or any Restricted Subsidiary for 60 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding to comply with any other agreements in the Indenture or the Notes;

  (v)
  an event of default occurs under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary (or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary), whether such Indebtedness or guaranty now exists or is created after the Issue Date, if (a) either (1) such default results from the failure to pay principal of or interest on such Indebtedness or (2) as a result of such event of default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment event of default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $5.0 million in the aggregate;

  (vi)
  failure by the Issuers or any Restricted Subsidiary to pay final judgments (other than to the extent of any judgment as to which a reputable insurance company has accepted liability) aggregating in excess of $5.0 million, which judgments are not discharged, bonded or stayed within 60 days after their entry;

  (vii)
  the cessation of substantially all gaming operations of the Company and the Restricted Subsidiaries, taken as a whole, for more than 90 days, except as a result of an Event of Loss;

  (viii)
  any revocation, suspension, expiration (without previous or concurrent renewal) or loss of any Gaming License of the Company or any Restricted Subsidiary for more than 90 days;

  (ix)
  any Subsidiary Guaranty of a Subsidiary Guarantor which is a Significant Subsidiary ceases to be in full force and effect or shall be held in any judicial proceeding to be unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Subsidiary Guaranty and the Indenture) or any Subsidiary Guarantor which is a Significant Subsidiary denies or disaffirms its Obligations under its Subsidiary Guaranty or the Security Documents (in each case, other than by reason of the termination of the Indenture or the release of any such Subsidiary Guaranty in accordance with the Indenture);

  (x)
  (A) any event of default under a Security Document (after giving effect to any applicable grace periods, applicable notice periods, waivers or amendments) or (B) the failure of the Issuers or any Restricted Subsidiary to comply with any material agreement or covenant in, or material provision of, any of the Security Documents, or any breach in any material respect of any material representation or warranty made by the Issuers or any Restricted Subsidiary in any Security Document, and the continuance of such failure or breach for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

  (xi)
  any of the Security Documents ceases to be in full force and effect or any of the Security Documents ceases to give the Trustee (or, in the case of a mortgage, ceases to give the Trustee or any other trustee under such mortgage) any of the Liens, rights, powers or privileges purported to be created thereby, or any of the Security Documents is declared null and void, or any of the Issuers or any Subsidiary Guarantor denies that it has any further liability under any Security Document to which it is a party or gives notice of such effect (in each case other than by reason of the termination of the Indenture or any such Security Document in accordance with its terms or the release of any Subsidiary Guarantor in accordance with the Indenture) and the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding; and

  (xii)
  certain events of bankruptcy or insolvency with respect to the Issuers, any of the Subsidiary Guarantors or any Restricted Subsidiary that is a Significant Subsidiary.

        If an Event of Default occurs and is continuing, the Trustee may declare by written notice to the Issuers, or the Holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Issuers and the Trustee all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under paragraph (xii) above, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee, may on behalf of the Holders of all of the Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture (x) except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or (y) a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected or supermajority approval, which Default or Event of Default may be waived only with the consent of each outstanding Note affected or such supermajority approval, respectively, and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

        The Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member or controlling person of any of the Issuers or any Subsidiary Guarantor, as such, will have any liability for any obligations of any of the Issuers or any Subsidiary Guarantor under the Notes, the Indenture, the Security Documents or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes and the Subsidiary Guaranties. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes and the Subsidiary Guarantors' obligations discharged with respect to the Subsidiary Guaranties ("Legal Defeasance") (whereupon the Security Documents shall terminate and the Trustee shall release the Collateral from the Liens created by the Security Documents as provided above under "Security") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Issuers' obligations concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' and the Subsidiary Guarantors' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain material covenants that are described herein and the Subsidiary Guarantors' obligations discharged with respect to the Subsidiary Guaranties ("Covenant Defeasance") (whereupon the Security Documents shall terminate and the Trustee shall release the Collateral from the Liens created by the Security Documents as provided above under "Security") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (i)
  the Issuers must irrevocably deposit or cause to be irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (ii)
  in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (iii)
  in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (iv)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (v)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of the Subsidiaries is a party or by which the Issuers or any of the Subsidiaries is bound;

  (vi)
  the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

  (vii)
  each of the Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating, subject to certain factual assumptions and bankruptcy and insolvency exceptions, that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The Indenture provides that the Issuers may terminate their obligations and the obligations of the Subsidiary Guarantors under the Indenture, the Notes, the Subsidiary Guaranties and the Security Documents (except as described below) (whereupon the Trustee shall release the Collateral from the Liens created by the Security Documents as provided above under "Security") when:

  (1)
  either:

  (a)
  all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or a Subsidiary Guarantor or discharged from such trust) have been delivered to the Trustee for cancellation; or

    (b)
    all Notes have been called for redemption pursuant to the provisions under "Redemption—At the Option of the Issuers" by mailing to holders a notice of redemption or all Notes otherwise have become due and payable; and

    (i)
    the Issuers have irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and interest and liquidated damages, if any, on the Notes to the date of redemption or maturity, as the case may be, together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

    (ii)
    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

    (iii)
    such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we, any of the Subsidiary Guarantors or any of the Restricted Subsidiaries are a party or by which we, any of the Subsidiary Guarantors or any of the Restricted Subsidiaries are bound; and
  (2)
  each of the Issuers and the Subsidiary Guarantors has paid all other sums payable by it under the Indenture, the Notes, the Subsidiary Guaranties, the Intercreditor Agreement and the Security Documents; and

  (3)
  we shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (1) and (2) above.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers will not be required to transfer or exchange any Note selected for redemption. The Issuers will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the three succeeding paragraphs, the Indenture, the Notes and, subject to the Intercreditor Agreement, the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default (except certain payment defaults) or compliance with any provision of the Indenture, the Notes or, subject to the Intercreditor Agreement, the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

  (i)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (ii)
  reduce the principal of, or the premium (including, without limitation, redemption premium but not including, except as described in clause (iii) below, any redemption premium relating to the covenants "—Repurchase Upon Change of Control" and "—Limitation on Asset Sales") on, or change the fixed maturity of, any Note;

  (iii)
  alter the price at which repurchases of the Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer after the corresponding Asset Sale or Change of Control has occurred;

  (iv)
  reduce the rate of or change the time for payment of interest, including default interest, on any Note (other than any advance notice requirement with respect to any redemption of the Notes);

  (v)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on, or redemption payment with respect to, any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (vi)
  make any Note payable in money other than that stated in the Notes;

  (vii)
  make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, payments of principal of or interest on the Notes;

  (viii)
  waive a redemption payment with respect to any Note (other than, except as described in clause (iii) above, provisions relating to or payments required by the covenants described under the covenants "—Repurchase Upon Change of Control" and "—Limitation on Asset Sales");

  (ix)
  adversely affect the contractual ranking of the Notes or Subsidiary Guaranties; or

  (x)
  make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing and subject to the Intercreditor Agreement, no portion of the collateral may be released from the Lien of the Security Documents (except in accordance with the provisions of the Indenture and the Security Documents), and none of the Security Documents or the provisions of the Indenture relating to the Collateral may be amended or supplemented, and the rights of any Holders thereunder may not be waived or modified, without, in each case, the consent of the Holders of at least 75% in aggregate principal amount of the then outstanding Notes.

        Notwithstanding the foregoing and subject to the Intercreditor Agreement, without the consent of the Holders, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Registration Rights Agreement or, subject to the Intercreditor Agreement, the Security Documents to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of any of the Issuers' or the Subsidiary Guarantors' obligations to Holders in the case of a merger or consolidation, to provide for the issuance of additional Notes in accordance with the terms of the Indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture or the Notes, to release any Subsidiary Guaranty permitted to be released under the terms of the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2010 Referendum" means a gaming reauthorization referendum to be submitted to the Dubuque County, Iowa electorate in the general election to be held in 2010.

        "Acquired Debt" means Indebtedness of a Person or any of its subsidiaries existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, becomes a Restricted Subsidiary or Indebtedness assumed in connection with the acquisition of assets from such Person other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary or such acquisition of assets.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, the Initial Purchaser shall be deemed not to be an Affiliate of PGP, the Company or any Restricted Subsidiary.

        "Applicable Capital Gain Tax Rate" means a rate equal to the sum of:

  (a)
  the highest marginal Federal income tax rate applicable to net capital gain of an individual who is a citizen of the United States, plus

  (b)
  (x) the greatest of (i) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of California, (ii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Louisiana, and (iii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Iowa, multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) above.

        "Applicable Income Tax Rate" means a rate equal to the sum of:

  (a)
  the highest marginal Federal ordinary income tax rate applicable to an individual who is a citizen of the United States, plus

  (b)
  (x) the greatest of (i) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of California, (ii) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of Louisiana, and (iii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Iowa, multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) above.

        "Asset Sale" means:

  (i)
  any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer"), other than in the ordinary course of business, of any assets of the Company or any Restricted Subsidiary; or

  (ii)
  direct or indirect issuance or sale of any Equity Interests of any Restricted Subsidiary (other than directors' qualifying shares), in each case to any Person (other than the Company or a Restricted Subsidiary).

        For purposes of this definition, (a) any series of transactions that are part of a common plan shall be deemed a single Asset Sale and (b) the term "Asset Sale" shall not include:

  (1)
  any exchange of gaming equipment or furniture, fixtures or other equipment for replacement items in the ordinary course of business,

  (2)
  any transaction or series of transactions that have a fair market value (or result in gross proceeds) of less than $1.0 million,

  (3)
  any disposition of all or substantially all of the assets of the Company that is governed under and complies with the terms of the Indenture as described under "—Repurchase Upon Change of Control" and "Certain Covenants—Merger, Consolidation or Sale of Assets,"

  (4)
  any Investments that are not prohibited by the covenant described under "Certain Covenants—Limitation on Restricted Payments,"

  (5)
  (A) any transfer of inventory, equipment, receivables or other assets acquired and held for resale in the ordinary course of business or (B) any transfer or liquidation of Cash Equivalents,

  (6)
  any transfer of damaged, worn out or other obsolete personal property so long as such property is no longer necessary for the proper conduct of the business of the Company or such Restricted Subsidiary, as applicable,

  (7)
  any grant of any Liens not otherwise prohibited by the Indenture, or

  (8)
  any transfer of properties or assets by the Company or a Restricted Subsidiary to the Company or any other Restricted Subsidiary.

        "Bankruptcy Code" means the United States Bankruptcy Code, codified at 11 U.S.C. §101-1330, as amended.

        "beneficial owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (ii) with respect to a limited liability company, any and all membership interests, (iii) with respect to any other Person, any and all partnership or other equity interests of such Person.

        "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; (iii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) and (ii) above and (iv) repurchase obligations for underlying securities of the types and with the maturities described above.

        "Change of Control" means the occurrence of any of the following events:

  (a)
  any merger or consolidation of the Company or PGP with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or PGP, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the transferee(s) or surviving entity or entities;

  (b)
  any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the Company or PGP;

  (c)
  after any bona fide underwritten registered public offering of Capital Stock of the Company, during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the Managers of the Company (together with any new Managers whose election by such Managers or whose nomination for election by the Members was approved by a vote of a majority of the Managers then still in office who were either Managers at the beginning of such period or whose election or nomination for election was previously so approved, including new Managers designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of Managers) cease for any reason to constitute a majority of the Managers of the Company then in office, provided, however, that there shall be no Change of Control pursuant to this clause (iii) if during such 24-month period any of the Excluded Persons continues to control or manage, directly or indirectly, the day-to-day operations of the Company;

  (d)
  the Company adopts a plan of liquidation or dissolution; or

  (e)
  the first day on which the Company fails to own 99% of the issued and outstanding Equity Interests of PGC;

provided, that a "Change of Control" shall not occur solely by reason of a Permitted C-Corp Conversion.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" means Peninsula Gaming, LLC, a Delaware limited liability company, and its successors in accordance with the terms of the Indenture, and not any of its subsidiaries.

        "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, the sum of Consolidated Net Income of such Person and the Restricted Subsidiaries for such period, without duplication;

          plus (i) consolidated income tax expense of such Person and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period and the amount of Permitted Tax Distributions subtracted from Net Income in the determination of the Consolidated Net Income of such Person for such period;

          plus (ii) Consolidated Interest Expense, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income;

          plus (iii) Consolidated Non-Cash Charges, to the extent deducted in computing such Consolidated Net Income;

          plus (iv) pre-opening costs and expenses, to the extent deducted in computing such Consolidated Net Income, with respect to any Gaming Property that was, or is under, construction;

          minus (v) (x) extraordinary non-cash charges increasing such Consolidated Net Income and (y) the amount of all cash payments made by such Person or any of the Restricted Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period;

provided, however, that in determining Consolidated EBITDA with respect to OED for any period ending on or about: (A) March 31, 2004, Consolidated EBITDA of OED for such period shall be deemed to be equal to the product of (x) Consolidated EBITDA of OED for the period from January 1, 2004 to the last day of such period and (y) 4, (B) June 30, 2004, Consolidated EBITDA of OED for such period shall be deemed to be equal to the product of (x) Consolidated EBITDA of OED for the period from January 1, 2004 to the last day of such period and (y) 2, and (C) September 30, 2004, Consolidated EBITDA of OED for such period shall be deemed to be equal to the product of (x) Consolidated EBITDA of OED for the period from January 1, 2004 to the last day of such period and (y) 1.333.

        "Consolidated Interest Expense" means, with respect to any Person for any period, (a) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, net of interest income, whether capitalized, paid, accrued or scheduled to be paid or accrued (including amortization of original issue discount, noncash interest payment, the interest component of Capital Lease Obligations and all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period less (b) amortization expense, write-off of deferred financing costs and any charge related to any premium or penalty paid, in each case accrued during such period in connection with redeeming or retiring any Indebtedness before its stated maturity, as determined in accordance with GAAP, to the extent such expense, cost or charge was included in the calculation made pursuant to clause (a) above, provided, that any premiums, fees and expenses (including the amortization thereof) payable in connection with the offering of the Notes and the application of the net proceeds therefrom or any other refinancing of Indebtedness will be excluded.

        "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the sum of (a) the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided,that (i) the Net Income of any other Person (other than a Restricted Subsidiary of the referent Person) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary of the referent Person, and (ii) the Net Income of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners, and (b) Consolidated Non-Cash Charges described in clauses (ii) and (iv) of the definition of "Consolidated Non-Cash Charges," of such Person and the Restricted Subsidiaries to the extent deducted in computing such Net Income.

        "Consolidated Net Worth" means, with respect to any Person, the total stockholders' (or members') equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such stockholders' (or members') equity), (i) the amount of any such stockholders' (or members') equity attributable to Disqualified Capital Stock or treasury stock of such Person and its consolidated subsidiaries, and (ii) all upward revaluations and other write-ups in the book value of any asset of such Person or a consolidated subsidiary of such Person subsequent to the Issue Date, and (iii) all Investments in subsidiaries of such Person that are not consolidated subsidiaries and in Persons that are not subsidiaries of such Person.

        "Consolidated Non-Cash Charges" means, with respect to any Person for any period, (a) the aggregate depreciation and amortization expense for such Person and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and (b) all other non-cash charges of such Person and the Restricted Subsidiaries for such period, in each case, determined on a consolidated basis in accordance with GAAP, including, without limitation, non-cash charges related to (i) Management Arrangements or the pricing or repricing or issuances of Equity Interests of the Company or PGP to employees of the Company (whether accruing at or subsequent to the time of such repricing or issuance), (ii) impairment of goodwill, intangibles or fixed assets, (iii) purchase accounting adjustments, and (iv) restructuring charges, non-capitalized transaction costs and other non-cash charges incurred in connection with actual or proposed financings, acquisitions or divestitures (including, without limitation, the issuance of the Notes, borrowings under the Senior Credit Facility, refinancing of the Company's 12 1/4% Senior Secured Notes due 2006 and the OED 13% Senior Secured Notes due 2010 with Contingent Interest or otherwise) of such Person and the Restricted Subsidiaries for such period; but, in each case, excluding (x) any such charges constituting an extraordinary item or loss, and (y) any such charge which requires an accrual of or a reserve for cash charges for any future period.

        "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

        "Disqualified Capital Stock" means any Equity Interest that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity, or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities that are pari passu or senior in respect of payment to the Notes. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because such Equity Interests mature or become mandatorily redeemable, or give the holders thereof the right to require the Company to repurchase such Equity Interests, in each case, upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "—Repurchase Upon Change of Control" and "—Certain Covenants—Limitation on Asset Sales."

        "DJL" means Diamond Jo, LLC (formerly named Peninsula Gaming Company, LLC), a Delaware limited liability company.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than a Foreign Subsidiary.

        "Equity Holder" means (a) with respect to a corporation, each holder of stock of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity, (c) with respect to a partnership, each partner of such partnership, (d) with respect to any entity described in clause (a)(iv) of the definition of "Flow Through Entity," the owner of such entity, and (e) with respect to a trust described in clause (a)(v) of the definition of "Flow Through Entity," an owner thereof.

        "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means (i) an underwritten offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act or (ii) an offering of Qualified Capital Stock of the Company pursuant to an exemption from the registration requirements of the Securities Act.

        "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

        "Excess Cash Distribution Amount for Taxes" means the excess of (x) the aggregate actual cash distributions received by the Company or a Restricted Subsidiary from all Flow Through Entities that are not Restricted Subsidiaries of the Company during the period commencing with the Issue Date and continuing to and including the date on which a proposed Permitted Tax Distribution is to be made under clause (iii) of the second sentence contained in the description of "—Certain Covenants—Limitations on Restricted Payments" over (y) the aggregate amount of such cash distributions described in the immediately preceding clause (x) that have already been taken into account for purposes of making (I) Permitted Tax Distributions previously made and which was attributable to a Flow Through Entity that was not a Restricted Subsidiary at the time such Permitted Tax Distribution was made plus (II) Restricted Payments permitted by clause (1) or (4) of clause (c) of the first sentence contained in the description of "—Certain Covenants—Limitations on Restricted Payments" (treating such cash distributions described in this clause (y)(II) as used to make a Restricted Payment during such period only to the extent that in such period, the total amount of Restricted Payments actually made during such period exceeded the excess of (m) the total amount of Restricted Payments permitted to be made in such period over (n) the amount of such cash distributions described in the immediately preceding clause (x) that were actually received by the Company or a Restricted Subsidiary during such period and that were not previously used to make a Permitted Tax Distribution.

        "Excluded Person" means (i) PGP, (ii) PGP Investors, LLC, (iii) M. Brent Stevens, (iv) Michael S. Luzich, (v) OEDA, (vi) any Affiliate or Manager of PGP, PGP Investors, LLC, OEDA, M. Brent Stevens or Michael S. Luzich (collectively, the "Existing Holders"), (vii) any trust, corporation, partnership or other entity (a) controlled by the Existing Holders and members of the immediate family of the Existing Holders or (b) 80% of the beneficiaries, stockholders, partners or owners of which consist solely of the Existing Holders and members of the immediate family of the Existing Holders or (viii) any partnership the sole general partners of which consist solely of the Existing Holders and members of the immediate family of the Existing Holders.

        "FF&E" means furniture, fixtures and equipment (including Gaming Equipment) acquired by the Issuers and the Restricted Subsidiaries in the ordinary course of business for use in the construction and business operations of the Company or the Restricted Subsidiaries.

        "FF&E Financing" means Indebtedness, the proceeds of which are used solely by the Issuers and the Restricted Subsidiaries (and concurrently with the incurrence of such Indebtedness) to acquire or lease or improve or refinance, respectively, FF&E; provided, that (x) the principal amount of such FF&E Financing does not exceed the cost (including sales and excise taxes, installation and delivery charges, capitalized interest and other direct fees, costs and expenses) of the FF&E purchased or leased with the proceeds thereof or the cost of such improvements, as the case may be, and (y) such FF&E Financing is secured only by the assets so financed and assets which, immediately prior to the incurrence of such FF&E Financing, secured other Indebtedness of the Issuers and the Restricted Subsidiaries (to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted under the Indenture) to the lender of such FF&E Financing.

        "Flow Through Entity" means an entity that (a) for Federal income tax purposes constitutes (i) an "S corporation" (as defined in Section 1361(a) of the Code), (ii) a "qualified subchapter S subsidiary" (as defined in Section 1361(b)(3)(B) of the Code), (iii) a "partnership" (within the meaning of Section 7701(a)(2) of the Code) other than a "publicly traded partnership" (as defined in Section 7704 of the Code), (iv) an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service, or (v) a trust, the income of which is includible in the taxable income of the grantor or another person under sections 671 through 679 of the Code (the entities described in the immediately preceding clauses (i), (ii), (iii), (iv) and (v), a "Federal Flow Through Entity") and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is also a Foreign Subsidiary.

        "Foreign Subsidiary" means any Subsidiary which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "GAAP" means generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission.

        "Gaming Authorities" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States Federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the Iowa Gaming Commission, the Louisiana Gaming Control Board, the Louisiana State Racing Commission and any other agency, in each case, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by the Company or any of the Subsidiaries.

        "Gaming Equipment" means slot machines, video poker machines, and all other gaming equipment and related signage, accessories and peripheral equipment.

        "Gaming FF&E Financing" means FF&E Financing, the proceeds of which are used solely by the Issuers and the Restricted Subsidiaries to acquire or lease FF&E that constitutes Gaming Equipment.

        "Gaming Licenses" means every material license, material franchise, material registration, material qualification, findings of suitability or other material approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming or racing activities in any state or jurisdiction in which the Company or any of the Restricted Subsidiaries conducts business (including, without limitation, all such licenses granted by the Gaming Authorities), and all applicable liquor and tobacco licenses.

        "Gaming Property" means: (i) the Diamond Jo and the Evangeline Downs horse racetrack and casino, in each case, so long as it is owned by the Company or a Restricted Subsidiary and (ii) any other gaming facility or gaming operation owned and controlled or to be owned and controlled after the Issue Date by the Company or a Restricted Subsidiary and that contains, or that based upon a plan approved by the Company's Managers will contain upon the completion of the construction or development thereof, an aggregate of at least 500 slot machines or other gaming devices; provided, in each case, that the property and assets (other than Excluded Assets) of such Gaming Property constitute Collateral.

        "Gaming Property Financing" means a financing, in whole or in part, of (x) the acquisition of any Gaming Property, (y) the construction of any Gaming Property (but only to the extent that the proceeds of such Indebtedness are used to acquire land, furniture, fixtures and equipment, prepare the site or construct improvements thereon) or (z) an investment in any Gaming Property.

        "Gaming Vessel" means a riverboat casino (i) which is substantially similar in size and space to the Diamond Jo, (ii) with at least the same overall qualities and amenities as the Diamond Jo, and (iii) that is developed, constructed and equipped to be in compliance with all federal, state and local laws, including, without limitation, the cruising requirements of Chapter 99F of the Iowa Code. In the event the laws of the State of Iowa change to permit the development and operation of additional land-based casinos, the term "Gaming Vessel" shall be deemed to include a land-based casino meeting the requirements of clauses (i), (ii) and (iii) above.

        "Government Securities" means (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

        "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

        "guaranty" or "guarantee," used as a noun, means any guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other Obligation. "guarantee" or "guaranty" used as a verb, has a correlative meaning.

        "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate exchange agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, including any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Holder" means the Person in whose name a Note is registered in the register of the Notes.

        "Indebtedness" of any Person means (without duplication) (i) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, debentures, notes or other similar instruments, (c) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) representing Capital Lease Obligations, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, or (h) in respect of Hedging Obligations; (ii) all Indebtedness of others that is guaranteed by such Person; and (iii) all Indebtedness of others that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (1) the fair market value of such property at the time of determination and (2) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness.

        "Interest Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA of the Company for such period, to (ii) Consolidated Interest Expense of the Company for such period. In calculating Interest Coverage Ratio for any period, (a) pro forma effect shall be given to the incurrence, repayment or retirement by the Company or any of the Restricted Subsidiaries of any Indebtedness (other than Indebtedness incurred in the ordinary course of business for general corporate purposes pursuant to working capital facilities) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period; (b) acquisitions that have been made by the Company or any of the Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period, including giving effect to reductions in costs for such period that are directly attributable to the elimination of duplicative functions and expenses (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) as a result of such acquisition, merger or consolidation, provided that (x) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of such acquisition, merger or consolidation and such Officers' Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of the consummation of such acquisition, merger or consolidation to effect such cost savings and sets forth the specific steps to be taken within the 90 days after such acquisition, merger or consolidation to accomplish such cost savings, and (y) with respect to each acquisition, merger or consolidation completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition, merger or consolidation to effect the cost savings identified in such Officers' Certificate (regardless, however, of whether the corresponding cost savings have been achieved). Without limiting the foregoing, the financial information of the Company with respect to any portion of such period that falls before the Issue Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such period.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, guarantees, advances or capital contributions (excluding (i), payroll commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        "Iowa Code" means the Code of Iowa (2003), as amended from time to time.

        "Iowa Gaming Commission" means the Iowa Racing and Gaming Commission, or any successor Gaming Authority.

        "Issue Date" means the date upon which the Notes are first issued.

        "Issuers" means PGL, DJL and PGC and their respective successors in accordance with the terms of the Indenture, and not any of their respective subsidiaries.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Management Arrangements" means profits interests grants or similar equity interest arrangements, employment agreements, consulting agreements, management agreements and other similar arrangements between the Company or any of its Affiliates and any manager, officer, member or employee thereof or consultant thereto and such or similar agreements as may be modified, supplemented, amended, entered into or restated from time to time consistent with industry practice and approved by the Managers of PGP or the Company, provided that the aggregate amount of payments made to an Excluded Person (other than the Company or any of the Restricted Subsidiaries) pursuant to any such equity interest, employment, consulting, management or similar agreements or arrangements for any fiscal year shall not exceed 4.0% of the Consolidated EBITDA of the Company for the immediately preceding fiscal year.

        "Management Services Agreement" means the Amended and Restated Management Services Agreement, dated as of February 25, 2003, by and among DJL, OEDA and OED, as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof, except to the extent that such amendment, supplement or modification would otherwise have been permitted under the covenant "Limitation on Transactions with Affiliates" if OEDA were not a Restricted Subsidiary.

        "Managers" means, with respect to any Person (i) if such Person is a limited liability company, the board member, board members, manager or managers appointed pursuant to the operating agreement of such Person as then in effect or (ii) otherwise, the members of the board of directors or other governing body of such Person.

        "Members" means the holders of all of the Voting Stock of the Company.

        "Net Income" means, with respect to any Person for any period, (a) the net income (or loss) of such Person for such period, determined in accordance with GAAP, excluding (to the extent included in calculating such net income) (i) any gain or loss, together with any related taxes paid or accrued on such gain or loss, realized in connection with any Asset Sales and dispositions pursuant to sale-leaseback transactions and (ii) any extraordinary gain or loss, together with any taxes paid or accrued on such gain or loss, reduced by (b) the maximum amount of Permitted Tax Distributions attributable to such net income for such period.

        "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including issuance or other payments in an Event of Loss and payments in respect of deferred payment obligations and any cash or Cash Equivalents received upon the sale or disposition of any non-cash consideration received in any Asset Sale, in each case when received), net of:

  (a)
  the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company,

  (b)
  taxes required to be paid by the Company, any of the Subsidiaries, or any Equity Holder of the Company (or, in the case of any Company Equity Holder that is a Flow Through Entity, the Upper Tier Equity Holder of such Flow Through Entity) in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes,

  (c)
  amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and

  (d)
  appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale (including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale).

        "Obligation" means any principal, premium, interest, penalty, fee, indemnification, reimbursement, damage (including, without limitation, liquidated damages) and other obligation and liability payable under the documentation governing any liability.

        "OED" means The Old Evangeline Downs, L.L.C., a Louisiana limited liability company.

        "OED 13% Senior Secured Notes due 2010" means the 13% Senior Secured Notes due 2010 with Contingent Interest issued under the OED Indenture.

        "OED Indenture" means that certain Indenture, dated as of February 25, 2003, among OED, The Old Evangeline Downs Capital Corp., the Guarantors (as defined therein) and U.S. Bank National Association, as trustee.

        "OEDA" means OED Acquisition, LLC, a Delaware limited liability company.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to any of the Issuers, any Subsidiary of any of the Issuers or the Trustee.

        "OTB Operations" means all of the assets and properties of the Company and its subsidiaries (including, but not limited to, all Gaming Licenses) related to the business operation of any off-track betting parlor or similar facility operated or owned by the Company or such subsidiary.

        "Permitted C-Corp Conversion" means a transaction resulting in the Company becoming subject to tax under the Code as a corporation (a "C Corporation"); provided, that:

  (1)
  the C Corporation resulting from such transaction, if a successor to Peninsula Gaming, LLC, (a) is a corporation, limited liability company or other entity organized and existing under the laws of any state of the United States or the District of Columbia, (b) assumes all of the obligations of the Company under the Notes, the Security Documents and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and (c) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction;

  (2)
  after giving effect to such transaction no Default or Event of Default exists;

  (3)
  prior to the consummation of such transaction, the Company shall have delivered to the Trustee (a) an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income gain or loss for Federal income tax purposes as a result of such Permitted C-Corp Conversion and will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Permitted C-Corp Conversion had not occurred and (b) an Officer's Certificate as to compliance with all of the conditions set forth in paragraphs (1), (2) and (3)(a) above; and

  (4)
  such transaction would not (a) result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment or (b) require any holder or beneficial owner of Notes to obtain a Gaming License or be qualified or found suitable under any applicable gaming or racing laws.

        "Permitted Investments" means:

  (i)
  Investments in the Company or in any Wholly Owned Subsidiary;

  (ii)
  Investments in Cash Equivalents;

  (iii)
  Investments in a Person, if, as a result of such Investment, such Person (a) becomes a Wholly Owned Subsidiary, or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary;

  (iv)
  Hedging Obligations;

  (v)
  Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "Limitation on Asset Sales;"

  (vi)
  Investments existing on the Issue Date;

  (vii)
  Investments paid for solely with Capital Stock (other than Disqualified Capital Stock) of the Company;

  (viii)
  credit extensions to gaming customers in the ordinary course of business, consistent with industry practice;

  (ix)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company (a) in satisfaction of judgments or (b) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers; and

  (x)
  loans or other advances to employees of the Company and the Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $500,000 at any one time outstanding;

  (xi)
  intercompany Indebtedness incurred pursuant to clause (v) of the covenant "Limitation on Incurrence of Indebtedness;"

  (xii)
  Investments in the Notes or any Additional Notes;

  (xiii)
  Investments not otherwise permitted by clauses (i) through (xii) above, not to exceed $10.0 million.

        "Permitted Liens" means:

  (i)
  Liens securing Indebtedness of the Company or any of the Restricted Subsidiaries incurred pursuant to clause (i) under the caption "Limitation on Incurrence of Indebtedness;"

  (ii)
  Liens arising by reason of any judgment, decree or order of any court for an amount and for a period not resulting in an event of default with respect thereto, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

  (iii)
  security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of borrowed money) or leases, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business, consistent with industry practice;

  (iv)
  Liens for taxes, assessments or other governmental charges either (a) not yet delinquent or (b) that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the Restricted Subsidiaries in accordance with GAAP;

  (v)
  Liens of carriers, warehousemen, mechanics, landlords, material men, suppliers, repairmen or other like Liens arising by operation of law in the ordinary course of business consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company or the Restricted Subsidiaries in accordance with GAAP;

  (vi)
  easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business, and that do not materially detract from the value of the property subject thereto (as such property is used by the Company or a Restricted Subsidiary) or materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

  (vii)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation or otherwise arising from statutory or regulatory requirements of the Company or any of the Restricted Subsidiaries;

  (viii)
  Liens securing Refinancing Indebtedness incurred in compliance with the Indenture to refinance Indebtedness secured by Liens; provided, (a) such Liens do not extend to any additional property or assets; (b) if the Liens securing the Indebtedness being refinanced were subordinated to or pari passu with the Liens securing the Notes, the Subsidiary Guaranties or any intercompany loan, as applicable, such new Liens are subordinated to or pari passu with such Liens to the same extent, and any related subordination or intercreditor agreement is confirmed; and (c) such Liens are no more adverse to the interests of Holders than the Liens replaced or extended thereby;

  (ix)
  Liens that secure Acquired Debt or Liens on property of a Person existing at the time such Person is merged into or consolidated with, or such property was acquired by, the Company or any Restricted Subsidiary; provided, that such Liens do not extend to or cover any other property or assets and were not put in place in anticipation of such acquisition, merger or consolidation;

  (x)
  any interest or title of a lessor under any Capital Lease Obligation or operating lease; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease Obligation;

  (xi)
  Liens that secure Purchase Money Obligations, Capital Lease Obligations or FF&E Financing permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets other than those being acquired, leased or developed and property and assets which, immediately prior to the incurrence of such Purchase Money Obligations, Capital Lease Obligations or FF&E Financing, secured other Indebtedness of the Issuers and the Restricted Subsidiaries (to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted under the Indenture) to the lender of such Purchase Money Obligations, Capital Lease Obligations or FF&E Financing;

  (xii)
  whether or not existing on the Issue Date, Liens securing Obligations under the Indenture, the Notes, the Subsidiary Guaranties or the Security Documents;

  (xiii)
  with respect to any vessel included in the Collateral, certain maritime liens, including liens for crew's wages and salvage;

  (xiv)
  Liens in favor of the Company or any Subsidiary Guarantor, in which a security interest has been granted to the Trustee to secure the payment of the Notes or a Subsidiary Guaranty, respectively;

  (xv)
  Liens arising from precautionary Uniform Commercial Code financing statement filing regarding operating leases entered into by the Company or any of the Subsidiaries in the ordinary course of business;

  (xvi)
  Liens incurred in the ordinary course of business securing Hedging Obligations, which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

  (xvii)
  Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

  (xviii)
  Liens on a pledge of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

  (xix)
  leases or subleases granted to others not interfering in any material respect with the business of the Company or any of the Restricted Subsidiaries or materially detracting from the value of the relative assets of the Company or any Restricted Subsidiary;

  (xx)
  Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (xxi)
  Liens securing intercompany Indebtedness incurred pursuant to clause (v) of the covenant "Limitation on Incurrence of Indebtedness;"

  (xxii)
  Liens securing guarantees by Subsidiary Guarantors of Indebtedness issued by the Company if such guarantees are permitted by the covenant "Limitation on Incurrence of Indebtedness;"

  (xxiii)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

  (xxiv)
  Liens securing Indebtedness of the Company or any of the Restricted Subsidiaries incurred pursuant to clause (xiii) under the caption "Limitation on Incurrence of Indebtedness;" provided that (a) such Liens do not extend to or cover any property or assets other than those of the Gaming Property being acquired and (b) such Liens are contractually subordinated to the Liens securing the Senior Credit Facility, the Notes and the Subsidiary Guaranties.

        "Permitted Tax Distributions" in respect of the Company means, with respect to any taxable year or portion thereof in which the Company is a Flow Through Entity, the sum of: (i) the product of (a) the excess of (1) all items of taxable income or gain (other than capital gain) of the Company for such year or portion thereof over (2) all items of taxable deduction or loss (other than capital loss) of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, plus (ii) the product of (a) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Capital Gain Tax Rate, plus (iii) the product of (a) the net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, minus (iv) the aggregate Tax Loss Benefit Amount for the Company for such year or portion thereof; provided, that in no event shall the Applicable Income Tax Rate or the Applicable Capital Gain Tax Rate exceed the greater of (i) the greater of (a) the highest aggregate applicable effective marginal rate of Federal, state, and local income tax to which a corporation doing business in the state of California and (b) the highest aggregate applicable effective marginal rate of

Federal, state, and local income tax to which a corporation doing business in the state of Louisiana, would be subject to in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm) plus 5% and (ii) 60%. For purposes of calculating the amount of the Permitted Tax Distributions the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Flow Through Entity of which the Company is treated for Federal income tax purposes as a member (but only for periods for which such Flow Through Entity is treated as a Flow Through Entity), which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Company for Federal income tax purposes, shall be included in determining the taxable income, gain, deduction or loss (including capital gain or loss) of the Company.

        Estimated tax distributions may be made within thirty days following March 15, May 15, August 15, and December 15 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 31, May 31, August 31, and December 31 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year.

        The amount of the Permitted Tax Distribution for a taxable year shall be re-computed promptly after (i) the filing by the Company and each subsidiary of the Company that is treated as a Flow Through Entity of their respective annual income tax returns and (ii) an appropriate Federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss of the Company or any such subsidiary that is treated as a Flow Through Entity for such taxable year or the aggregate Tax Loss Benefit Amount carried forward to such taxable year should be adjusted (each of clauses (i) and (ii) a "Tax Calculation Event"). To the extent that the Permitted Tax Distributions previously distributed in respect of any taxable year are either greater than (a "Tax Distribution Overage") or less than (a "Tax Distribution Shortfall") the Permitted Tax Distributions with respect to such taxable year, as determined by reference to the computation of the amount of the items of income, gain, deduction, or loss of the Company and each such subsidiary in connection with a Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be made on the estimated tax distribution date immediately following such Tax Calculation Event shall be reduced or increased as appropriate to the extent of the Tax Distribution Overage or the Tax Distribution Shortfall. To the extent that a Tax Distribution Overage remains after the estimated tax distribution date immediately following such Tax Calculation Event, the amount of the estimated Permitted Tax Distribution that may be made on the subsequent estimated tax distribution date shall be reduced to the extent of such Tax Distribution Overage.

        Prior to making any Permitted Tax Distributions, the Company shall require each Equity Holder to agree that promptly after the second estimated tax distribution date following a Tax Calculation Event, such Equity Holder shall reimburse the Company to the extent of its pro rata share (based on the portion of Permitted Tax Distributions distributed to such Equity Holder for the taxable year) of any remaining Tax Distribution Overage.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

        "PGC" means Peninsula Gaming Corp. (formerly named The Old Evangeline Downs Capital Corp.), a Delaware corporation, and its successors in accordance with the terms of the Indenture, and not any of its subsidiaries.

        "PGL" means Peninsula Gaming, LLC, a Delaware limited liability company.

        "PGP" means Peninsula Gaming Partners, LLC, a Delaware limited liability company, the direct parent and sole manager of the Company, and the indirect parent of PGC.

        "Purchase Money Obligations" means Indebtedness representing, or incurred to finance (or to Refinance Indebtedness incurred to finance), the cost (i) of acquiring any assets (including FF&E) and (ii) of construction or build-out of facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Issuers); provided, that (a) the principal amount of such Indebtedness does not exceed 75% of such cost, including construction charges, (b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired, constructed or built and assets which, immediately prior to the incurrence of such Purchase Money Obligations, secured other Indebtedness of the Issuers and the Restricted Subsidiaries (to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted under the Indenture) to the lender of such Purchase Money Obligations, and (c) such Indebtedness is (or the Indebtedness being Refinanced was) incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or commencement of construction or build-out of such property or asset.

        "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

        "Related Business" means any business in which PGP, the Company or any Subsidiary of the Company was engaged on the Issue Date and any and all other businesses that in the good faith judgment of the Managers of the Company are similar, related, ancillary or complementary to such business, including, but not limited to, the entertainment and hotel businesses and food and beverage distribution operations.

        "Related Person" means any Person who controls, is controlled by or is under common control with an Excluded Person; provided, that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of the Voting Stock of a Person.

        "Reorganization Transactions" means the following transactions, satisfying all of the following requirements:

  (a)
  the transfer or contribution by PGP of all of the Equity Interests of DJL to PGL, provided that:

  (1)
  immediately prior to such transfer or contribution, PGL is a wholly owned subsidiary of PGP and does not hold any assets, is not liable for any obligations and has not previously engaged in any business activities;

  (2)
  concurrently with such transfer or contribution, PGL executes (w) a supplemental indenture, in substantially the form attached as an exhibit to the Indenture, pursuant to which PGL becomes a party to the Indenture and an "Issuer" for all purposes under the Notes, the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement and liable for all Obligations of an "Issuer" thereunder, (x) a joinder to each of the Purchase Agreement, the Registration Rights Agreement and the Intercreditor Agreement, in substantially the form attached as an exhibit thereto, (y) a supplement to the applicable Security Documents, in substantially the form attached as an exhibit thereto, and (z) such other documents as may be necessary to reflect the PGL becoming an "Issuer" of the Notes; and

  (3)
  immediately after giving effect to such transfer or contribution, DJL is a direct, Wholly Owned Subsidiary of PGL, a Restricted Subsidiary and a co-Issuer of the Notes;

  (b)
  following the transfer or contribution described in paragraph (a) above, PGL causing each of its Wholly Owned Subsidiaries to transfer or distribute all of the Equity Interests of PGC to PGL, with the result that immediately after giving effect to such transfer or distribution, PGC is a direct, wholly owned subsidiary of PGL and remains a co-Issuer of the Notes;

  (c)
  following the transfer or distribution described in paragraph (b) above, PGL causing each of its Wholly Owned Subsidiaries to transfer or distribute all of the Equity Interests of OED to PGL, with the result that:

  (1)
  OED shall remain a Subsidiary Guarantor, notwithstanding the provisions of the Indenture governing the release of Subsidiary Guarantors upon their sale or disposition; and

  (2)
  immediately after giving effect to such transfer or distribution, OED is a direct, wholly owned subsidiary of PGL, a Subsidiary Guarantor and a Restricted Subsidiary;

  (d)
  following the transfer or distribution described in paragraph (c) above, the designation of OEDA as an Unrestricted Subsidiary, and PGL causing its Wholly Owned Subsidiary DJL, to transfer or distribute all of the Equity Interests of OEDA to PGP with the result that OEDA becomes a sister entity to PGL; provided, however, that the transactions described in this paragraph (d) shall be excluded from the definition of an Asset Sale, an Affiliate Transaction or a Restricted Payment and shall not be subject to any covenant in the Indenture to the extent, and only to the extent, that such transactions could have been consummated on the Issue Date prior to issuance of the Notes, assuming that the requisite regulatory approvals had been obtained prior to the Issue Date, and assuming that the transfer or distribution described in paragraph (c) above had occurred prior to the transactions described in this paragraph (d) (it being understood and agreed, for the avoidance of doubt, that no such transaction that could have been consummated on the Issue Date could have included any assets acquired by OEDA subsequent to the Issue Date (other than as a result of the Management Services Agreement)); and

  (e)
  the liquidation or dissolution of Peninsula Gaming Capital Corp. ("PGC Corp."), a Delaware corporation and a co-obligor of DJL's 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes"); provided, that (i) none of the DJL Notes are outstanding and (ii) PGC Corp. does not hold any assets, is not liable for any obligations and has not engaged in any business activities other than being a co-obligor of the DJL Notes;

provided further that (i) immediately prior to the foregoing transactions, no Event of Default exists, and (ii) the foregoing transactions would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment.

        For the avoidance of doubt, an agreement or arrangement shall not cease to constitute an agreement or arrangement "as in effect on the Issue Date" solely because PGL has been substituted for DJL or OED as a party thereto, or has otherwise become a party thereto, in each case solely as a result of or in connection with the Reorganization Transactions.

        "Required Regulatory Redemption" means a redemption by the Issuers of any Holder's Notes pursuant to, and in accordance with, any order of any Governmental Authority with appropriate jurisdiction and authority relating to a Gaming License, or to the extent necessary in the reasonable, good faith judgment of the Managers of the Company to prevent the loss, failure to obtain or material impairment or to secure the reinstatement of, any Gaming License, where such redemption or acquisition is required because the Holder or beneficial owner of Notes is required to be found suitable or to otherwise qualify under any gaming or similar laws and is not found suitable or so qualified within 30 days after being requested to do so (or such lesser period that may be required by any Governmental Authority).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Payments" means:

  (i)
  any dividend or other distribution declared or paid on account of any Equity Interests of the Company or any of the Restricted Subsidiaries or any other payment to any Excluded Person of Affiliate thereof (other than, in each case, (a) dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company or (b) amounts payable to the Company or any Restricted Subsidiary);

  (ii)
  any payment to purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Restricted Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Restricted Subsidiary);

  (iii)
  any principal payment on, or purchase, redemption, defeasance or other acquisition or retirement for value of, any Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guaranty thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof; or

  (iv)
  any Restricted Investment.

        "Restricted Subsidiary" means any Subsidiary which at the time of determination is not an Unrestricted Subsidiary.

        "Return from Unrestricted Subsidiaries" means (a) 50% of any dividends or distributions received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Company, plus (b) to the extent not otherwise included in Consolidated Net Income of the Company, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the sale or liquidation of any Unrestricted Subsidiaries, plus (c) to the extent that any Unrestricted Subsidiary of the Company is designated to be a Restricted Subsidiary, the fair market value of the Company's Investment in such Subsidiary on the date of such designation.

        "Security Documents" means, collectively, the Security Agreement, the Mortgages and all mortgages, deeds of trust, security agreements, pledge agreements, control agreements, collateral assignment agreements and other agreements, instruments, financing statements and other documents evidencing, creating, setting forth or limiting any Lien on Collateral in favor of the Trustee (or, in the case of mortgages, deeds of trust or similar agreements, in favor of the Trustee or another trustee thereunder), for the benefit of the Holders.

        "Seller Preferred" means $4.0 million face amount of DJL's redeemable preferred membership interests held by Greater Dubuque Riverboat Entertainment Company, L.C. on the Issue Date (without giving effect to any amendment or supplement thereto or modification thereof, except for any such amendment, supplement or modification that is not more disadvantageous to the Holders in any material respect than the original terms thereof as in effect on the Issue Date).

        "Senior Credit Facility" means any one or more revolving credit agreements or similar instruments, including, without limitation, working capital, construction financing or equipment purchase lines of credit, entered into by the Company or any of the Restricted Subsidiaries governing the terms of a bona fide borrowing from (i) a third party financial institution that is primarily engaged in the business of commercial lending or (ii) a vendor or other provider of financial accommodations in connection with the purchase of equipment, in either case for valid business purposes, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and, in each case, as amended, renewed, refunded, replaced or refinanced from time to time, whether in whole or in part; provided, that such agreements or instruments do not permit the Company and the Restricted Subsidiaries, taken as a whole, to incur Indebtedness under all such agreements or instruments in an aggregate principal amount at any time outstanding in excess of the maximum aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (i) of the covenant "Limitation on Incurrence of Indebtedness."

        "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

        "subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (including a limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

        "Subsidiary" means any subsidiary of the Company.

        "Subsidiary Guarantor" means any Subsidiary that has executed and delivered in accordance with the Indenture a Subsidiary Guaranty, and such Person's successors and assigns.

        "Subsidiary Guaranty" means an unconditional and irrevocable guaranty by a Subsidiary Guarantor of the Obligations of the Issuers under the Notes and the Indenture, on a senior unsecured basis, as set forth in the Indenture, as amended from time to time in accordance with the terms thereof.

        "Tax Loss Benefit Amount" means with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of the Company ending subsequent to the Issue Date carried forward to the applicable taxable year; provided, that for such purpose the amount of any such net operating loss or net capital loss shall be used only once and in each case shall be carried forward to the next succeeding taxable year until so used. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Issue Date shall be included in determining the amount of net operating loss or net capital loss of the Company.

        "Unrestricted Subsidiary" means any Subsidiary that, at or prior to the time of determination, shall have been designated by the Managers of the Company as an Unrestricted Subsidiary and each subsidiary of such Subsidiary; provided, that such Subsidiary or any of its subsidiaries does not hold any Indebtedness or Capital Stock of, or any Lien on any assets of, the Company or any Restricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. The Managers of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Interest Coverage Ratio test set forth in the covenant described under the caption "Limitation on Incurrence of Indebtedness" calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. The Company shall be deemed to make an Investment in each Subsidiary designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation. Any such designation by the Managers of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Managers giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions and is permitted by the covenant described above under the caption "Limitation on Incurrence of Indebtedness."

        "Upper Tier Equity Holder" means, in the case of any Flow Through Entity the Equity Holder of which is, in turn, a Flow Through Entity, the person that is ultimately subject to tax on a net income basis on the items of taxable income, gain, deduction, and loss of the Company and the Subsidiaries that are Flow Through Entities.

        "Voting Stock" means, with respect to any Person, (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the Board of Directors, managers or trustees of such Person (regardless of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

        "Warner Land" means the 93-acres of land adjacent to the racino acquired by OED from Bart C. Warner pursuant to the Sale with Mortgage, dated October 24, 2003.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" of any Person means a subsidiary of such Person all the Capital Stock of which (other than directors' qualifying shares and, in the case of DJL, other than the Seller Preferred) is owned directly or indirectly by such Person; provided, that with respect to the Company, the term Wholly Owned Subsidiary shall exclude Unrestricted Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

        The old notes offered and sold to qualified institutional buyers of the old notes are currently represented by one or more fully registered global notes without interest coupons. The new notes issued in exchange for the old notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

        Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in limited circumstances. See "—Certificated Securities" for more information about the circumstances in which certificated notes may be issued.

        Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

        The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

        DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuers that pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the notes, see "Exchange of Book-Entry Notes for Certificated Notes."

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Payments in respect of the principal, premium, liquidated damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Issuers, the Trustee or any agent of the Issuers or the Trustee have or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuers that its current practices, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Issuers. None of the Issuers or the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

        Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such notes to its Participants.

        The information in this section concerning DTC and its book-entry system has been obtained from sources believed to be reliable by the Issuers.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Initial Purchaser nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form if (i) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note and the Issuers thereupon fail to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act, or (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the notes in certificated form. In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in "Notice to Investors" unless the Issuers determine otherwise in compliance with applicable law.

Certificated Notes

        Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in certificated form (a "Certificated Note"). Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Issuers notify the Trustee in writing that DTC (x) is no longer willing or able to act as a depositary and the Issuers are unable to locate a qualified successor within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each person that the Global Note Holder and the DTC identify as being the beneficial owner of the related notes.

        None of the Issuers or the Trustee will be liable for any delay by the Global Note Holder or the DTC in identifying the beneficial owners of notes and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the DTC for all purposes.

SPECIFIC UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        Except to the extent stated herein, the following constitutes the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, as to the material United States federal income tax consequences of the issuance of the new notes and the exchange offer, and of the acquisition, ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS") and other applicable authorities, all as in effect as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect. No IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

        Although this discussion describes the material United States federal income tax consequences of the issuance of the new notes and the exchange offer, and of the acquisition, ownership and disposition of the notes, the United States federal income tax consequences to a holder of notes may vary from those set forth below depending upon the holder's particular situation. This discussion does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations or private foundations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the United States dollar, holders that hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments, or certain expatriates or former long-term residents of the United States). This discussion deals only with persons that hold the notes as capital assets within the meaning of Section 1221 of the Code.

        Prospective investors should consult their tax advisors as to the particular tax consequences to them of the exchange of old notes for new notes, and of the ownership and disposition of the notes, including the applicability and effect of any state, local, or foreign tax laws.

Consequences of the Exchange Offer to Exchanging Holders

        For United States federal income tax purposes, the exchange of an old note for a new note pursuant to the exchange offer will not be a taxable event for an exchanging holder; the new note will in effect be treated as the continuation of the old note. As a result, for United States federal income tax purposes, (i) an exchanging holder will not recognize any gain or loss on the exchange, (ii) an exchanging holder will be required to include interest on a new note in gross income in the manner described below, (iii) the holding period for the new note will include the holding period for the old note, and (iv) the holder's adjusted tax basis in the new note will be the same as its basis in the old note immediately before the exchange.

Liquidated Damages

        Under the Registration Rights Agreement, Liquidated Damages have accrued. We believe and intend to take the position that the total amount of Liquidated Damages that has been paid or is payable is "incidental" and that the possibility of our being obligated to pay additional Liquidated Damages is "remote," as such terms are defined in United States Treasury regulations. Under such regulations, a payment on a debt instrument, such as a note, is "incidental" if under all reasonably expected market conditions the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the instrument; a payment is "remote" if there is a remote likelihood that such payment will occur. Furthermore, under such regulations, our determination that such contingencies are "incidental" and "remote" is binding on all holders of the notes, except such holders that disclose a contrary position on their tax returns. Since we believe these payments to be "incidental" and "remote," respectively, we therefore believe and intend to take the position that the notes are not treated as contingent payment debt instruments ("CPDIs") under United States Treasury regulations. However, because of a lack of authority on point, our counsel, Mayer, Brown, Rowe & Maw LLP, is unable to opine as to any of the consequences of our obligation to pay Liquidated Damages.

        Moreover, our determinations are not binding on the IRS, and if the IRS successfully challenged any of the foregoing positions, the notes would be treated as CPDIs and the tax consequences for a holder of notes could then be different than those described herein. Under rules applicable to CPDIs, holders that use the cash method of accounting would be put on the accrual method with respect to stated interest on the notes. These rules would also require that a portion of the Liquidated Damages be includible in income as ordinary income when paid, and, upon a taxable disposition of the notes, that the portion of the amount realized allocable to the Liquidated Damages be treated in part as ordinary income. Holders of notes should consult their own tax advisors as to the consequences of our obligation to pay Liquidated Damages.

        The remainder of this "Specific United States Federal Income Tax Consequences" assumes the correctness of our position that the amounts of Liquidated Damages paid or payable are "incidental," that the possibility of our having to pay additional Liquidated Damages is "remote," and that the notes are not CPDIs.

United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a note that is or is treated for United States federal income tax purposes as (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of the notes, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their own tax advisors as to the particular United States federal income tax consequences applicable to them of the partnership's acquisition of the new notes under the exchange offer, and the ownership and disposition of notes.

        Payments of Interest.    Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the United States Holder's method of accounting for United States federal income tax purposes). United States Treasury regulations appear to require treatment of a payment of Liquidated Damages to a United States Holder as a repayment of principal and thus not subject to United States federal income tax. However, our counsel is unable to opine on the matter, and some or all of the payments of Liquidated Damages could be includible in income when accrued or paid. Holders of notes should consult their own tax advisors as to the proper treatment of payments of Liquidated Damages in their particular circumstances.

        Disposition of Notes.    Upon the sale, redemption, retirement or other disposition of a note, a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, redemption, retirement or other disposition and the United States Holder's adjusted tax basis in the note. For these purposes, the amount realized on the sale, redemption, retirement or other disposition of a note does not include any amount received that is attributable to accrued but unpaid interest, which will be taxable as ordinary income as described above unless previously taken into account. Prior to the receipt of Liquidated Damages, a United States Holder's adjusted tax basis in the note will equal the cost to such holder of acquiring the note. United States Treasury regulations appear to require treatment of the amount of Liquidated Damages received by such United States Holder as reducing the holder's adjusted tax basis in the note, but our counsel is unable to opine on the matter. If some or all of the payments of Liquidated Damages were includible in income when accrued or paid as described in "—Payments of Interest" above, such includible amount would not reduce the holder's basis. Holders of notes should consult their own tax advisors as to the effect of payments of Liquidated Damages on their adjusted tax bases. Capital gain or loss on the sale, redemption, retirement or other disposition of a note will be long-term if the United States Holder's holding period for the note is more than one year at the time. See "—Consequences of the Exchange Offer to Exchanging Holders" above with regard to the holder's holding period in a note.

        Purchasers of Notes at Other Than Original Issuance.    The above discussion does not describe special rules that may affect the treatment of United States Holders that acquired old notes other than at original issuance, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." Any United States Holder should consult its tax advisor as to the particular consequences to the holder of the acquisition, ownership and disposition of notes.

Non-United States Holders

        A "Non-United States Holder" is any beneficial holder of a note that is not a United States Holder.

        Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below:

  (a)
  payments on the notes to any Non-United States Holder will not be subject to United States federal income, branch profits or withholding tax, provided that (i) the Non-United States Holder does not actually or constructively own 10% or more of our capital or profits interests or 10% or more of the capital or profits interest in PGP, (ii) the Non-United States Holder is not a controlled foreign corporation that is related to us or PGP (directly or indirectly) through stock ownership, (iii) such interest payments are not effectively connected with a United States trade or business and (iv) certain certification requirements are met. Such certification will be satisfied if the beneficial owner of the note certifies on IRS Form W-8BEN or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address and, prior to the payment of interest, (x) such beneficial owner delivers such form to the withholding agent or (y) in the case of a note held through a foreign partnership or intermediary, the beneficial owner and the foreign partnership or intermediary satisfy certification requirements of applicable United States Treasury regulations; and

  (b)
  a Non-United States Holder will not be subject to United States federal income or branch profits tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a note, unless (i) the gain is effectively connected with a trade or business carried on by such holder within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is generally attributable to a United States permanent establishment maintained by the holder, or (ii) the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Backup Withholding and Information Reporting

        In general, proceeds of the sale, exchange, redemption, retirement or other disposition of the notes payable by a United States paying agent or other United States intermediary, as well as interest payments on the notes, will be subject to information reporting (except in the case of certain exempt recipients, including corporations, or Non-United States Holders that provide the certification on IRS Form W-8BEN described above or otherwise provide evidence of exempt status). In addition, backup withholding at the applicable rate (currently 28%) will generally apply to these amounts if (i) in the case of a United States Holder, the holder fails to provide an accurate United States taxpayer identification number, or fails to certify that such holder is not subject to backup withholding or fails to report all interest and dividends required to be shown on its United States federal income tax returns, or (ii) in the case of a Non-United States Holder, the holder fails to provide the certification on IRS Form W-8BEN described above or otherwise does not provide evidence of exempt status. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. Any amount paid as backup withholding will be creditable against the holder's United States federal income tax liability, provided that the required information is timely furnished to the IRS. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Until                        , 2004 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers.

        New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. See "The Exchange Offer—Resales of the New Notes" for additional information on resales of the new notes.

LEGAL MATTERS

        The validity of the new notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Peninsula Gaming, LLC as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 and the related financial statement schedule; the financial statements of Diamond Jo, LLC, a wholly owned subsidiary of Peninsula Gaming LLC, as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003; the financial statements of The Old Evangeline Downs, L.L.C., a wholly owned subsidiary of Peninsula Gaming LLC, as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and the period August 31, 2002 through December 31, 2002; and the financial statements of The Old Evangeline Downs, L.C. for the period January 1, 2002 through August 30, 2002 and the year ended December 31, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (the reports for Peninsula Gaming, LLC, Diamond Jo, LLC and The Old Evangeline Downs, L.C. express an unqualified opinion and include an explanatory paragraph referring to Peninsula Gaming, LLC, Diamond Jo, LLC and The Old Evangeline Downs, L.C. changing their method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a registration statement pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the new notes being offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the new notes, reference is hereby made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in the registration statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. We will continue to be subject to the periodic and other informational requirements of the Exchange Act. Periodic reports and other information filed by us with the Commission may inspected at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information as to the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Peninsula Gaming, LLC:
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets December 31, 2003 and 2002	F-4
Consolidated Statements of Operations Years Ended December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Changes in Members' Equity (Deficit) Years Ended December 31, 2003, 2002 and 2001	F-6
Consolidated Statements of Cash Flows Years Ended December 31, 2003, 2002 and 2001	F-7
Notes to Consolidated Financial Statements	F-8
Pro Forma Condensed Consolidated Statement of Operations (Unaudited) Year Ended December 31, 2003	F-28
Interim Condensed Consolidated Financial Statements of Peninsula Gaming, LLC:
Condensed Consolidated Balance Sheets (Unaudited) as of June 30, 2004 and December 31, 2003	F-29
Condensed Consolidated Statements of Operations (Unaudited) for the Three and Six Months Ended June 30, 2004 and 2003	F-30
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Three and Six Months Ended June 30, 2004 and 2003	F-31
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-32
Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for the Six Months Ended June 30, 2004	F-42
Financial Statements of The Old Evangeline Downs, L.L.C.:
The financial statements of The Old Evangeline Downs, L.L.C. ("OED") have been included herein as OED is a guarantor and OED's stock is pledged as collateral for the notes being registered.
Report of Independent Registered Public Accounting Firm	F-43
Report of Independent Registered Public Accounting Firm	F-44
Balance Sheets December 31, 2003 and 2002	F-45
Statements of Operations
The Year Ended December 31, 2003 and the Period August 31 to December 31, 2002 (Successor Company) the Period January 1 to August 30, 2002 and the Year Ended December 31, 2001 (Predecessor Company)	F-46
Statements of Changes In Members' Equity (Deficit)
The Year Ended December 31, 2003 and the Period August 31 to December 31, 2002 (Successor Company) the Period January 1 to August 30, 2002 and the Year Ended December 31, 2001 (Predecessor Company)	F-47
Statements of Cash Flows
The Year Ended December 31, 2003 and the Period August 31 to December 31, 2002 (Successor Company) the Period January 1 to August 30, 2002 and the Year Ended December 31, 2001 (Predecessor Company)	F-48
Notes to Financial Statements	F-50
Pro Forma Condensed Statement of Operations (Unaudited) Year Ended December 31, 2003	F-66
Interim Condensed Financial Statements of The Old Evangeline Downs, L.L.C.:
Condensed Balance Sheet (Unaudited) as of June 30, 2004	F-67
Condensed Statements of Operations (Unaudited) for the Six Months Ended June 30, 2004 and 2003	F-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Peninsula Gaming, LLC
Dubuque, Iowa

        We have audited the accompanying consolidated balance sheets of Peninsula Gaming, LLC and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in members' equity (deficit), and cash flows for the years ended December 31, 2003, 2002 and 2001. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of Peninsula Gaming, LLC and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ DELOITTE & TOUCHE LLP

Cedar Rapids, Iowa
March 10, 2004
(June 16, 2004 as to Note 1)

PENINSULA GAMING, LLC

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	December 31, 2003	December 31, 2002
CURRENT ASSETS:
Cash and cash equivalents	$21,158,295	$10,510,205
Restricted cash—purse settlements	1,589,125	840,366
Restricted investments	15,778,883
Accounts receivable, less allowance for doubtful accounts of $61,922 and $45,648, respectively	309,188	275,822
Interest receivable	173,034
Inventory	403,376	138,405
Prepaid expenses	815,009	395,056

Total current assets	40,226,910	12,159,854

RESTRICTED CASH—RACINO PROJECT	20,013,291

PROPERTY AND EQUIPMENT, NET	102,477,345	25,702,742

OTHER ASSETS:
Deferred financing costs, net of amortization of $5,288,572 and $3,229,782, respectively	12,702,387	4,064,987
Goodwill	53,083,429	53,083,429
Other intangibles	32,257,963	31,329,834
Deposits and other assets	757,789	106,938

Total other assets	98,801,568	88,585,188

TOTAL	$261,519,114	$126,447,784

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,972,608	$1,960,200
Construction payable—St. Landry Parish	20,156,591	2,376,494
Purse settlement payable	1,589,125	846,778
Accrued payroll and payroll taxes	2,788,224	1,340,395
Accrued interest	9,904,778	4,763,919
Other accrued expenses	4,811,106	3,345,294
Current maturity of long-term debt	4,098,222	600,000
Notes payable		4,500,000
Term loan payable		8,300,000
Note payable to parent		7,325,000

Total current liabilities	46,320,654	35,358,080

LONG-TERM LIABILITIES:
12 1/4% Senior secured notes, net of discount	70,616,221	70,493,155
13% Senior secured notes, net of discount	120,923,436
Senior secured facilities	15,754,301	11,250,000
FF&E credit facility	9,921,557
Capital lease obligations		475,781
Notes payable	3,511,654
Other accrued expenses	1,100,000	1,200,000
Preferred members' interest, redeemable	4,000,000

Total long-term liabilities	225,827,169	83,418,936

Total liabilities	272,147,823	118,777,016
COMMITMENTS AND CONTINGENCIES
PREFERRED MEMBERS' INTEREST, REDEEMABLE		4,000,000
MEMBERS' EQUITY (DEFICIT)
Common members' interest	9,000,000	9,000,000
Accumulated deficit	(19,628,709)	(5,329,232)

Total members' equity (deficit)	(10,628,709)	3,670,768

TOTAL	$261,519,114	$126,447,784

See notes to consolidated financial statements.

PENINSULA GAMING, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
REVENUES:
Casino	$56,794,529	$48,262,485	$47,710,208
Racing	17,773,481	15,509,989
Food and beverage	4,565,438	3,886,326	2,745,333
Other	589,268	144,817	131,916
Less promotional allowances	(3,221,134)	(2,615,355)	(2,470,310)

Total net revenues	76,501,582	65,188,262	48,117,147

EXPENSES:
Casino	23,532,967	20,554,920	20,375,265
Racing	14,646,351	12,650,996
Food and beverage	4,282,010	3,820,365	2,856,568
Boat operations	2,322,126	2,295,771	2,259,314
Other	442,964	27,471	21,801
Selling, general and administrative	12,167,587	8,739,642	6,680,581
Depreciation and amortization	3,323,541	2,950,369	3,963,350
Pre-opening expense	3,256,963
Development costs	102,272
Related party management fees	175,000
Litigation settlement		1,600,000
Referendum		771,111
State of Wisconsin government relations		55,000	147,163

Total expenses	64,251,781	53,465,645	36,304,042

INCOME FROM OPERATIONS	12,249,801	11,722,617	11,813,105

OTHER INCOME (EXPENSE):
Interest income	489,800	46,475	183,912
Interest expense, net of amounts capitalized (including related party interest of $829,319 and $1,121,835 for 2002 and 2001, respectively)	(25,071,656)	(11,887,979)	(9,639,947)
Interest expense related to preferred members' interest, redeemable	(180,000)
Loss on sale of assets	(49,735)	(8,000)	(151,415)

Total other expense	(24,811,591)	(11,849,504)	(9,607,450)

NET INCOME (LOSS) BEFORE PREFERRED MEMBER DISTRIBUTIONS AND MINORITY INTEREST	(12,561,790)	(126,887)	2,205,655
LESS PREFERRED MEMBER DISTRIBUTIONS	(180,544)	(373,050)	(386,174)
LESS MINORITY INTEREST		(232,056)

NET INCOME (LOSS) TO COMMON MEMBERS' INTEREST	$(12,742,334)	$(731,993)	$1,819,481

See notes to consolidated financial statements.

PENINSULA GAMING, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	COMMON MEMBERS' INTEREST	ACCUMULATED DEFICIT	TOTAL MEMBERS' EQUITY (DEFICIT)
BALANCE, DECEMBER 31, 2000	$9,000,000	$(3,395,800)	$5,604,200
Net income to common members' interest		1,819,481	1,819,481
Member distributions		(1,760,908)	(1,760,908)

BALANCE, DECEMBER 31, 2001	9,000,000	(3,337,227)	5,662,773
Net loss to common members' interest		(731,993)	(731,993)
Member distributions		(1,260,012)	(1,260,012)

BALANCE, DECEMBER 31, 2002	9,000,000	(5,329,232)	3,670,768
Net loss to common members' interest		(12,742,334)	(12,742,334)
Member distributions		(1,557,143)	(1,557,143)

BALANCE, DECEMBER 31, 2003	$9,000,000	$(19,628,709)	$(10,628,709)

See notes to consolidated financial statements.

PENINSULA GAMING, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(12,742,334)	$(731,993)	$1,819,481
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	3,323,541	2,950,369	3,963,350
Provision for doubtful accounts	149,214	138,751	152,158
Amortization of deferred financing costs and bond discount	3,161,023	1,493,671	911,272
Loss on sale of assets	49,735	8,000	151,415
Minority interest		232,056
Changes in operating assets and liabilities:
Restricted cash—purse settlements	(748,759)	639,655
Receivables	(355,614)	(91,398)	(183,479)
Inventory	(264,972)	5,285	15,906
Prepaid expenses and other assets	(1,071,419)	(27,301)	326,699
Accounts payable	2,183,072	60,088	(375,121)
Accrued expenses	7,485,459	5,506,627	468,743
Litigation settlement	(400,000)	1,600,000

Net cash flows from operating activities	768,946	11,783,810	7,250,424

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of subsidiary, net of cash acquired		(29,275,862)	(500,000)
Business acquisition and licensing costs	(1,781,746)	(1,503,944)	(518,047)
Racino project development costs	(55,303,006)	(5,315,279)	(246,753)
Restricted cash—racino project	(20,013,291)
Purchase of restricted investments	(23,922,971)
Maturity of restricted investments	8,144,088
Purchase of property and equipment	(2,206,388)	(1,695,075)	(1,602,930)
Proceeds from sale of property and equipment	387,906		51,378

Net cash flows from investing activities	(94,695,408)	(37,790,160)	(2,816,352)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(11,516,099)	(1,703,706)	(511,634)
Preferred members' interest redeemed			(3,000,000)
Principal payments on debt	(20,725,000)	(318,379)
Proceeds from senior secured notes	120,736,000
Proceeds from senior credit facilities	5,104,301	20,450,000
Proceeds from FF&E credit facility	12,532,493
Proceeds from notes payable		11,825,000
Member distributions	(1,557,143)	(1,260,012)	(1,760,908)

Net cash flows from financing activities	104,574,552	28,992,903	(5,272,542)

NET INCREASE (DECREASE) IN CASH	10,648,090	2,986,553	(838,470)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,510,205	7,523,652	8,362,122

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,158,295	$10,510,205	$7,523,652

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$18,331,536	$5,701,057	$8,728,788
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property additions acquired on construction payable which were accrued, but not paid	$19,681,300	$2,376,494
Property and equipment purchased in exchange for indebtedness	$4,398,940
Exchange of Private OED Notes for Registered OED Notes	$123,200,000

See notes to consolidated financial statements

PENINSULA GAMING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION, BUSINESS PURPOSE AND BASIS OF PRESENTATION

        Diamond Jo, LLC, a Delaware limited liability company ("DJL"), owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa, and was a wholly owned subsidiary of Peninsula Gaming Partners, LLC, a Delaware limited liability company ("PGP"). DJL had two direct wholly owned subsidiaries, (i) Penninsula Gaming Corp., which had no assets or operations and was formed solely to facilitate the offering of DJL's 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes"), and (ii) OED Acquisition, LLC, a Delaware limited liability company ("OEDA"), and the parent company of The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("OED"), that currently owns and operates a horse track in Lafayette, Louisiana and is constructing a new casino and racetrack facility in St. Landry Parish, Louisiana (the "racino project"). The Old Evangeline Downs Capital Corp. was a wholly owned subsidiary of OED which has no assets or operations and was formed solely to facilitate the offering by OED of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes"). Following the redemption of the DJL Notes in April 2004, Peninsula Gaming Corp. was dissolved.

        On June 16, 2004, a corporate restructuring occurred, which is reflected in these consolidated financial statements, pursuant to which Peninsula Gaming, LLC, a Delaware limited liability company (the "Company"), became a new direct parent company of DJL, OED and Peninsula Gaming Corp. ("PGC", formerly known as The Old Evangeline Downs Capital Corp.), a Delaware limited liability company. The Company is a wholly owned subsidiary of PGP. In connection with the corporate restructuring, OEDA became a sister company to the Company and a wholly owned subsidiary of PGP in a corporate spin-off which was recorded as a distribution on June 16, 2004.

        OED's results of operations and cash flows for the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002 have been consolidated into the Company's consolidated financial statements. During the period February 15, 2002 to August 30, 2002, the Company had substantive control of OED and recorded a minority interest related to the portion not owned. On August 31, 2002, OED became a wholly owned subsidiary of the Company. All intercompany transactions have been eliminated.

Racino Development

        In order to provide funding for the racino project and to repay certain then existing indebtedness, on February 25, 2003, OED completed a private placement of $123.2 million of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "Private OED Notes"). On September 10, 2003, OED exchanged the Private OED Notes for notes registered with the Securities and Exchange Commission otherwise identical in all respects to the Private OED Notes (the "Registered OED Notes," and together with the Private OED Notes, the "OED Notes").

        The construction and development of the racino project is expected to be completed in two phases. The first phase involves the construction of the casino and related casino amenities which was substantially completed and opened to the public on December 19, 2003. Construction of the second phase, which involves the construction of the horse racetrack and related facilities, is currently underway. OED expects to begin scheduling live racing meets at the racino in December 2004, at which time it expects to cease operations at its existing horse racetrack.

        All long lived assets at the existing horse racetrack that will not be utilized at the new facility will be fully depreciated by September 30, 2004 and will have a net book value of zero. At June 30, 2004, these assets had a net book value of approximately $0.1 million. The Company is not contractually or legally obligated to, and does not expect to, incur significant costs associated with abandoning the existing facility. Depreciation expense related to long lived assets at the existing horse racetrack facility that will not be utilized at the new facility was approximately $0.2 million for each of the years ended December 31, 2003 and 2002.

        The total remaining capital expenditures expected to complete the racino project as of December 31, 2003 is approximately $17.5 million. The source of funds to complete construction and development of the racino will be (i) a portion of the proceeds from the offering of the OED Notes, (ii) available borrowings under OED's $15.0 million senior secured credit facility, (iii) available borrowings under OED's $16.0 million furniture, fixtures and equipment financing facility and (iv) cash flows from existing racetrack operations and future cash flows from future racino operations. See Note 4 for further information about the OED Notes, the senior credit facility and the furniture, fixtures and equipment financing facility.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Consolidation—The consolidated financial statements include the financial information of the Company and its wholly owned subsidiaries DJL, OEDA, OED and PGC. All significant intercompany transactions have been eliminated.

        Cash and Cash Equivalents—The Company considers all cash on hand and in banks, certificates of deposit and other highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

        Restricted Cash—Restricted cash represents amounts for purses to be paid during the live meet racing season at OED. Additionally, restricted cash includes entrance fees for a special futurity race during the racing season, plus any interest earnings. These funds will be used to pay the purse for the race. A separate interest bearing bank account is required for these funds.

        Restricted Investments—As of December 31, 2003, OED had approximately $15.8 million, net of discount, invested in government securities with original maturities of greater than 90 days from the date of initial investment. These investments have been classified as held-to-maturity and have contractual maturities of $8.0 million on both February 15, 2004 and August 15, 2004. Proceeds from the maturity of these investments will be used to help make payments of fixed interest on the OED Notes due March 1, 2004 and September 1, 2004 in accordance with the terms of the Cash Collateral and Disbursement Agreement, dated February 25, 2003, among OED, U.S. Bank National Association (as trustee and disbursement agent) and an independent construction consultant (the "Cash Collateral and Disbursement Agreement").

        Allowance for Doubtful Accounts—The allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. The provision for doubtful accounts of $184,179, $138,751 and $152,158 were recorded in 2003, 2002 and 2001, respectively.

        Inventories—Inventories consisting principally of food, beverage, retail items, and operating supplies are stated at the lower of first-in, first-out cost or market.

        Restricted Cash—Racino Project—"Restricted cash—racino project" represents unused proceeds from the sale of the OED Notes, the use and disbursement of which are restricted to the design, development, construction, equipping and opening of the racino in accordance with the Cash Collateral and Disbursement Agreement. As of December 31, 2003, OED had $14.4 million in cash equivalents deposited in a construction disbursement account, $0.2 million in cash equivalents deposited in an interest reserve account that will be used toward payment of fixed interest on the OED Notes, $5.0 million in cash equivalents deposited in a completion reserve account that will be used to fund potential cost overruns and contingency amounts with respect to the design, development, construction, equipping and opening of the racino and $0.4 million in cash in a local financial institution. The funds deposited in these accounts are invested in cash or securities that are readily convertible to cash.

        Property and Equipment—Property and equipment are recorded at cost and capitalized lease assets are recorded at their fair market value at the inception of the lease. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on a straight-line basis over the following estimated useful lives:

Land improvements	20 - 40 years
Building and building improvements	9 - 40 years
Riverboat and improvements	5 - 20 years
Furniture, fixtures and equipment	3 - 10 years
Computer equipment	3 - 5 years
Vehicles	5 years

*
OED currently leases the land on which the OED building and leasehold improvements are located. The ground lease annual rental is $0 per year and the lease term expires on the earlier of December 31, 2004 or the first day OED opens a new racetrack facility for business in St. Landry Parish, Louisiana.

        Long-Lived Assets—Effective January 1, 2002, the Company assesses the impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This new pronouncement also amends ARB No. 51 "Consolidated Financials Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and also broadens the presentation of discontinued operations to include more disposal transactions. The Company evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. If the carrying value of the long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the asset. The adoption of SFAS No. 144 did not have an impact on our financial position or results of operations for the years ended December 31, 2003 and 2002.

        Capitalized Interest—The Company capitalizes interest costs associated with debt incurred in connection with the racino project. When debt is specifically identified as being incurred in connection with the development of the racino project, the Company capitalizes interest on amounts expended on the racino project at the Company's average cost of borrowed money. Capitalization of interest will cease when the project is substantially complete. The amount capitalized during 2003 and 2002 was $2.2 million and $0.1 million, respectively.

        Deferred Financing Costs—Costs associated with the issuance of debt (see Note 4) have been deferred and are being amortized over the life of the related indenture/agreement using the effective interest method. These amortization costs are included in "Interest expense, net of amounts capitalized" on the Consolidated Statement of Operations.

        Goodwill and Other Intangible Assets—At December 31, 2003 and 2002, "Goodwill" and "Other intangibles" consists of goodwill, licensing costs and the acquired tradename associated with the purchase of the Diamond Jo and OED. To the extent the purchase price exceeded the fair value of the net identifiable assets acquired, such excess has been recorded as goodwill. SFAS No. 142 "Goodwill and Other Intangible Assets" provides that goodwill and certain indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value. During the first quarter of 2002, the Company performed a transitional impairment test on goodwill, recorded within the Diamond Jo segment, in accordance with SFAS No. 142 and determined that the estimated fair value of the Diamond Jo exceeded its carrying value as of that date. During the first quarter of 2003, the Company performed its annual impairment test on goodwill in accordance with SFAS No. 142 and determined that the estimated fair value of the Diamond Jo exceeded its carrying value as of that date. Based on that review, management determined that there was no impairment of goodwill. Goodwill amortization during 2001 was $1,413,987. Assuming the non-amortization provisions of these standards had been adopted at the beginning of 2001, the Company's adjusted net income for 2001 would have been $3,233,468.

        As of December 31, 2003, the Company had recorded approximately $3.8 million on its balance sheet for directly related legal and other incremental costs associated with the acquisition of OED and obtaining the relevant gaming licenses to conduct gaming operations associated with the racino project in Louisiana. These costs are included as a cost of the acquisition and have been evaluated under SFAS No. 141 "Business Combinations" and SFAS No. 142. Intangible assets of $28.4 million acquired as part of the OED acquisition were identified and valued as follows (in millions):

Slot Machine and Electronic Video Game Licenses	$24.6
Tradename	$2.5
Horse Racing Licenses	$1.3

Total	$28.4

        For purposes of the valuations set forth above, each of the identified intangible assets were treated as having indefinite lives and valued separately. The methodology employed by an independent valuation specialist to arrive at such valuations required evaluating the fair market value of the existing horse racing business on a stand-alone basis without taking into account any right to obtain slot machine and electronic video game licenses. Such valuation was based in part upon other transactions in the industry and OED's historical results of operations. A value was also derived for the tradename using market based royalty rates. A significant portion of the purchase price is attributable to the slot machine and electronic video game license rights, which were valued based upon the market value paid by other operators and upon projected cash flows from operations. These valuations and related intangible assets are subject to impairment by, among other things, significant changes in the gaming tax rates in Louisiana, significant new competition which could substantially reduce profitability, non-renewal of OED's racing or gaming licenses due to regulatory matters, changes to OED's tradename or the way OED's tradename is used in connection with its business and regulatory changes that could adversely affect OED's business by, for example, limiting or reducing the number of slot machines or video poker machines that they are permitted to operate.

        Construction Payable—St. Landry Parish—At December 31, 2003 and 2002, OED had $20.2 million and $2.4 million, respectively, in payables and accruals related to construction and development costs associated with the racino project.

        Financial Instruments—The carrying amount for financial instruments included among cash and cash equivalents, accounts receivable, restricted cash, accounts payable and security deposits approximates their fair value based on the short maturity of those instruments.

        Revenue Recognition—In accordance with common industry practice, our casino revenue is the net win from slot machine activities, which is the difference between slot machine wins and losses, conducted at the DJL casino and the casino portion of our new racino. Racing revenues include our share of pari-mutuel wagering on live races after payment of amounts returned as winning wagers, and our share of wagering from import and export simulcasting as well as our share of wagering from our off-track betting parlors. Under current Louisiana law, the Company is not allowed to conduct video poker operations in the casino portion of the racino. Rather, OED is allowed to conduct video poker operations only at its off-track betting parlors in a parish that has approved such devices. Therefore, OED's net revenues from video poker devices at its Port Allen off-track betting facility are included in racing revenues.

        Promotional Allowances—Food, beverage, and other items furnished without charge to customers are included in gross revenues at a value which approximates retail and then deducted as promotional allowances to arrive at net revenues. The cost of such complimentary services have been included as casino expenses on the accompanying statements of operations. Such estimated costs of providing complimentary services allocated from the food and beverage and other operating departments to the casino department were $689,972 and $35,642 for food and beverage and other, respectively, in 2003, $592,539 and $4,672, respectively, in 2002 and $568,098 and $8,977, respectively, in 2001.

        Selling, general and administrative—In October 2002, DJL entered into a charitable giving agreement with an Iowa non-for-profit organization in which DJL has agreed, subject to certain contingencies, to give such organization a total contribution of $450,000. The agreement calls for a payment of $50,000 upon the signing of the agreement and $50,000 on March 1 of each of the next seven years beginning on March 1, 2003. The first two payments were made by the Company in October 2002 and March 2003, respectively. As all significant contingencies surrounding the agreement were met during the third quarter of 2003, DJL expensed the remaining unpaid contribution of $350,000. Such expense is included in "Selling, general and administrative" expenses in the Consolidated Statement of Operations.

        Development expense—During 2003, DJL entered into an exclusive agreement with the Worth County Development Authority pursuant to which the parties agreed to jointly submit an application for a license to operate a gaming facility in Worth County, Iowa. Under this agreement, DJL has agreed to design, construct, operate and manage a casino with no less than 700 gaming positions, a waterway, if necessary, a recreational vehicle park with a minimum capacity of 200 spaces, and, upon reaching a targeted rate of return on invested capital, a 100-room hotel development. During 2003, DJL incurred expenses of $102,272 related to its entering into this agreement.

        Referendum Expenses—In accordance with Iowa law, a referendum must be held every eight years in each of the counties where gambling games are conducted and the proposition to continue to allow gambling games in such counties must be approved by a majority of the county electorate voting on the proposition. Such a referendum took place on November 5, 2002. During 2002, DJL incurred various advertising, promotional and other referendum related expenses totaling $771,111 to promote the approval of continued gaming in Dubuque County. The measure was approved on November 5, 2002 with 79% of the electorate voting on the proposition favoring continued gaming on riverboats in Dubuque County. As DJL will not be required to be a part of another referendum until 2010, such referendum related costs are not expected to be incurred in the future until that time.

        State of Wisconsin Government Relations—During 2002 and 2001, DJL incurred expenses for a governmental relations services agreement with respect to gaming issues and developments in Wisconsin which might affect the Company and its gaming operations. Such expenses in 2002 and 2001 totaled $55,000 and $147,163, respectively.

        Minority Interest—Minority interest on the Consolidated Statement of Operations represents the 50% portion of net income from OED allocated to the remaining 50% membership interest holder in OED during the period February 15, 2002 through August 30, 2002.

        Income Taxes—The Company is a limited liability company. In lieu of corporate income taxes, the members of a limited liability company are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We periodically evaluate our policies and the estimates and assumptions related to these policies. We also periodically evaluate the carrying value of our assets in accordance with generally accepted accounting principles. We operate in a highly regulated industry and are subject to regulations that describe and regulate operating and internal control procedures. The majority of our revenues are in the form of cash, which by its nature, does not require complex estimates. In addition, we made certain estimates surrounding our application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        In addition, contingencies are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal matters requires us to use judgment. Many of these legal contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. However, an adverse outcome could have a material impact on our financial condition and operating results.

        Concentrations of Risk—The Company's customer base consists of eastern Iowa and southwest Louisiana. Although the Company is directly affected by the economic viability of the area, management does not believe significant risk exists at December 31, 2003.

        The Company maintains deposit accounts at three banks. At December 31, 2003 and 2002, and various times during the years then ended, the balance at the banks exceeded the maximum amount insured by the FDIC. Management believes any credit risk related to the uninsured balance is minimal.

        Reclassifications—Certain prior year amounts have been reclassified to conform with current year presentation.

        Recently Issued Accounting Standards—In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. This statement requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions for this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company's results of operations or financial position of the Company for the year ended December 31, 2003.

        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands the disclosure requirements related to certain guarantees, including product warranties, and requires the Company to recognize a liability for the fair value of all guarantees issued or modified after December 31, 2002. FIN 45 did not impact the Company's financial position or net income.

        In 2003, the FASB issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation and related disclosures of these entities by business enterprises. These are entities in which either the equity investment at risk is not sufficient to absorb the probable loss without additional subordinated financial support from other parties, or the investors with equity at risk lack certain essential characteristics of a controlling interest. Under the Interpretation, the Company must consolidate any variable interest entities (VIEs) in which the Company holds variable interests and the Company is deemed the primary beneficiary. The effective date for the adoption of FIN 46 for interests in VIEs created prior to February 1, 2003 was July 1, 2003 and applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the Company obtains an interest after that date. The adoption of FIN 46 did not impact the Company's financial position or net loss available to common members' interest.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. As a result of the adoption of SFAS No. 150 on July 1, 2003, DJL reclassified its $4 million mandatorily redeemable preferred members' interest from the mezzanine section of the consolidated balance sheet to long-term debt. Further, preferred member distributions paid or accrued subsequent to adoption of SFAS No. 150 are required to be presented as interest expense separately from interest due to other creditors. DJL was not required to record a cumulative effect of change in an accounting principle as the redeemable preferred members' interest was recorded at fair value prior to July 1, 2003. We are precluded from reclassifying prior period amounts pursuant to this standard.

3.    PROPERTY AND EQUIPMENT

        Property and equipment at December 31 is summarized as follows:

	2003	2002
Land and land improvements	$13,686,570	$1,110,000
Building and improvements	51,991,698	8,387,134
Riverboats and improvements	8,305,022	8,300,776
Furniture, fixtures and equipment	28,472,602	7,942,095
Computer equipment	5,196,966	962,700
Vehicles	176,235	130,753
Equipment held under capital lease obligations		704,527
Construction in progress	6,034,867	7,455,885

Subtotal	113,863,960	34,993,870
Accumulated depreciation	(11,386,615)	(9,291,128)

Property and equipment, net	$102,477,345	$25,702,742

        Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $3,323,541, $2,950,369 and $2,549,363, respectively.

4.    DEBT

        The debt of the Company and its subsidiaries consists of the following at December 31:

	2003	2002
12 1/4% Senior Secured Notes of DJL due July 1, 2006, net of discount of $383,779 and $506,845, respectively, secured by assets of the Diamond Jo.	$70,616,221	$70,493,155
13% Senior Secured Notes of OED due March 1, 2010 with Contingent Interest, net of discount of $2,276,564, secured by certain assets of OED.	120,923,436
Line of Credit of DJL with Wells Fargo Foothill, Inc., interest rate at greater of LIBOR + 3% or Prime + .75%, however, at no time shall the interest rate be lower than 8.5%, (current rate of 8.5%) principal payments of $50,000 due monthly beginning October 2002 through February 2005, maturing March 12, 2005, secured by assets of the Diamond Jo.	11,250,000	11,850,000
$15.0 million Loan and Security Agreement of OED with Wells Fargo Foothill, Inc., interest rate at Prime + 2.50% (current rate of 6.5%), maturing June 24, 2006, secured by certain assets of OED.	5,104,301
$16.0 million Loan and Security Agreement of OED with Wells Fargo Foothill, Inc., interest rate at Prime + 2.50% (current rate of 6.5%), due in 48 equal monthly principal payments beginning on March 1, 2004, secured by certain assets of OED.	12,532,493
Promissory note payable to third party, interest at 4.75% payable monthly in arrears, annual principal payments of $550,000 due each October beginning in 2004, secured by mortgage on certain real property of OED.	3,850,000
Note payable to IGT, interest rate at 9.5%, monthly payments of principal and interest of $31,250, with final payment due July 1, 2005, secured by certain assets of OED.	548,940
Preferred membership interests—redeemable, interest at 9%, due October 13, 2006	4,000,000
Term loan with Foothill Capital Corporation, interest at Prime + 3.75%, however, at no time shall the interest rate be lower than 7.5% (current rate of 8.0%), maturing the earlier of (a) June 30, 2003 or (b) the date on which OED consummates its financing of the racino project, secured by substantially all the assets of OED.		8,300,000
Note payable to PGP, issued by OEDA, interest rate of 7% until January 31, 2003, thereafter 8% until February 28, 2003, thereafter 9% until March 31, 2003, thereafter the greater of 12% or the fixed rate on the notes expected to be issued to finance the racino project, maturing on June 30, 2003.		7,325,000
Note payable to WET2, interest rate of 7% until March 31, 2003, thereafter the greater of 12% or the fixed rate on the notes expected to be issued to finance the racino project, maturing on June 30, 2003.		4,500,000

Total debt	228,825,391	102,468,155
Less current portion	(4,098,222)	(20,725,000)

Total long term debt	$224,727,169	$81,743,155

        Principal maturities of debt for each of the years ended December 31 are summarized as follows (dollars in thousands):

2004	$4,098
2005	14,545
2006	83,788
2007	3,683
2008	1,072
Thereafter	124,300

$231,486

        The weighted average interest rate on the DJL line of credit and OED loan and security agreement borrowings outstanding as of December 31, 2003 and 2002 was 7.3% and 8.4%, respectively.

        On July 15, 1999, DJL completed a private placement of $71 million aggregate principal amount of DJL Notes. The DJL Notes bear interest at a rate of 12 1/4% per year which is payable semi-annually on January 1 and July 1 of each year. The DJL Notes are secured by all of our current and future tangible and intangible assets (with the exception of certain excluded assets). OEDA is an unrestricted subsidiary of the Company under the DJL Notes pursuant to the indenture governing the DJL Notes, and therefore is not an obligor with respect to the DJL Notes and does not otherwise provide credit support with respect to DJL's payment obligations under such notes. The DJL Notes, which mature on July 1, 2006, are redeemable at DJL's option, in whole or in part at any time or from time to time, on and after July 1, 2003 at certain specified redemption prices set forth in the indenture governing the DJL Notes.

        The indenture governing the DJL Notes contains a number of restrictive covenants and agreements, including covenants that limit DJL's ability to, among other things: (1) incur more debt; (2) pay dividends, redeem stock or make other distributions; (3) issue stock of subsidiaries; (4) make investments; (5) create liens; (6) enter into transactions with affiliates; (7) merge or consolidate; and (8) transfer or sell assets. At December 31, 2003, DJL was in compliance with all such covenants. The events of default under the indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding DJL Notes may declare all unpaid principal and accrued interest on all of the DJL Notes to be immediately due and payable. Upon the occurrence of a change of control (as defined in the indenture governing the DJL Notes), each holder of DJL Notes will have the right to require DJL to purchase all or a portion of such holder's DJL Notes pursuant to the offer described in the indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

        On February 25, 2003, OED completed the private placement of $123.2 million aggregate principal amount of OED Notes. The OED Notes bear interest at a rate of 13% per year which is payable semi-annually on March 1 and September 1 of each year, beginning September 1, 2003. Contingent interest will accrue on the OED Notes beginning in the first full fiscal year after the casino begins operations. The amount of contingent interest will be equal to 5.0% of OED's cash flow for the applicable period, subject to certain limitations. OED may defer paying a portion of contingent interest under certain circumstances set forth in the indenture governing the OED Notes. Neither the Company nor any of its direct subsidiaries is an obligor under the OED Notes or is required to provide credit support with respect to OED's payment obligations thereunder.

        At the end of each six-month period after the casino portion of the racino begins operations, OED is required under the indenture governing the OED Notes to offer to purchase the maximum principal amount of OED Notes that may be purchased, with an amount equal to the sum of (i) 50% of OED's excess cash flow for such period (if any) and (ii) the then available balance in an excess cash flow account, which account at any time shall not exceed $10.0 million. For 45 days following the expiration of each initial excess cash flow offer to purchase, the holders of the OED Notes have the right to request that OED make an offer to purchase OED Notes with the funds in the excess cash flow account subject to certain limitations, including that OED shall not be required to make more than one offer at any one time. All such offers to purchase OED Notes shall be made at 101% of the principal amount, plus accrued and unpaid interest.

        The OED Notes are secured by all of OED's current and future assets (with the exception of certain excluded assets), including the remaining unused proceeds from the offering of the OED Notes which have been deposited into OED's construction disbursement, interest reserve and completion reserve accounts. The OED Notes, which mature on March 1, 2010, are redeemable at OED's option, in whole or in part at any time or from time to time, on and after March 1, 2007 at certain specified redemption prices set forth in the indenture governing the OED Notes. The indenture governing the OED Notes contains a number of restrictive covenants and agreements, including covenants that limit the ability of OED and its subsidiaries to, among other things: (1) pay dividends, redeem stock or make other distributions or restricted payments; (2) incur indebtedness or issue preferred shares; (3) make certain investments; (4) create liens; (5) agree to payment restrictions affecting the subsidiary guarantors; (6) consolidate or merge; (7) sell or otherwise transfer or dispose of assets, including equity interests of subsidiaries; (8) enter into transactions with affiliates; (9) designate subsidiaries as unrestricted subsidiaries; (10) use proceeds of permitted asset sales and (11) change its line of business. At December 31, 2003, OED was in compliance with all such covenants. The events of default under the indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding OED Notes may declare all unpaid principal and accrued interest on all of the OED Notes to be immediately due and payable. Upon the occurrence of a change of control (as defined in the indenture governing the OED Notes), each holder of OED Notes will have the right to require OED to purchase all or a portion of such holder's OED Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

        The obligations of DJL under it's senior secured credit facility dated February 23, 2001 (the "DJL Credit Facility") are senior to DJL's obligations under the DJL Notes. The DJL Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and the maintenance of certain financial ratios that limit our ability to make distributions and incur debt. At December 31, 2003 and 2002, DJL was in compliance with all such covenants. At December 31, 2003, DJL had outstanding borrowings of $11.3 million and outstanding letters of credit of $0.5 million under the DJL Credit Facility.

        On June 24, 2003, OED entered into a new $15.0 million senior secured credit facility with Wells Fargo Foothill, Inc. as lender (the "OED Credit Facility"). The OED Credit Facility was amended by the parties thereto on September 22, 2003, December 10, 2003 and December 24, 2003 (the "OED Credit Facility Amendments"). OED's obligations under the OED Credit Facility are secured by a lien on substantially all of its and its subsidiaries' current and future assets, other than the construction disbursement, interest reserve, completion reserve and excess cash flow accounts and certain other excluded assets as well as a pledge by OEDA of the capital stock of OED. Pursuant to the intercreditor agreement described below, the lien on the collateral securing the OED Credit Facility is senior to the lien on such collateral securing the OED Notes.

        The OED Credit Facility consists of a revolving credit facility which permits OED to request advances and letters of credit to finance working capital and other general corporate needs. Pursuant to the OED Credit Facility Amendments, OED had the ability to borrow up to $8.5 million (less amounts outstanding under letters of credit) at any one time outstanding during the period before the date that the casino portion of the racino has been completed and, among other things, is open for business to the general public and construction costs for the casino have been paid in full or, if such payments are not yet due on such date, that sufficient funds remain in the construction disbursement account to satisfy such payments in full (the "Phase I Completion Date"). All requirements under the definition of the Phase I Completion Date were met on January 9, 2004. For the period after the Phase I Completion Date but before the second anniversary of the Phase I Completion Date (the "Second Anniversary"), the total amount of credit that will be available to OED will be the lesser of $15.0 million and a specified borrowing base (the "Borrowing Base"). For the purposes of the OED Credit Facility, the Borrowing Base is the lesser of 30% of the amount of certain costs incurred by OED in connection with the construction of the racino project and 20% of the amount of the distressed-sale valuation of its and its subsidiaries' operations and assets. After the Second Anniversary, the total amount of credit that will be available to OED will be the greater of (i) the lesser of $10.0 million and the Borrowing Base or (ii) the aggregate principal amount of all advances outstanding as of the Second Anniversary. At December 31, 2003, OED had outstanding borrowings of $5.1 million and outstanding letters of credit of $3.2 million under the OED Credit Facility.

        All revolving loans and letters of credit issued under the OED Credit Facility will mature on June 24, 2006. Prior to the maturity date, funds borrowed under the OED Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty. OED's borrowings under the OED Credit Facility will bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%. The interest rate payable under the OED Credit Facility will increase by 2% per annum during the continuance of an event of default. Under the OED Credit Facility, OED is also required to pay to the lender a letter of credit fee equal to 2% per annum on the daily balance of the undrawn amount of all outstanding letters of credit and to the institution issuing a letter of credit a fronting fee, in each case payable in arrears on a monthly basis.

        The OED Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and a maximum capital expenditure requirement. At December 31, 2003, OED was in compliance with all such covenants.

        Concurrently with the closing of the OED Credit Facility, the trustee under the indenture for the OED Notes (as secured party) entered into an intercreditor agreement with Wells Fargo Foothill, Inc.

as the lender under such credit facility, providing, among other things, that the lien securing the indebtedness under the OED Credit Facility is senior to the lien securing the indebtedness under the OED Notes (except that the construction disbursement, interest reserve, completion reserve and excess cash flow accounts are security only for the OED Notes).

        On September 22, 2003, OED entered into a new $16.0 million senior secured credit facility with Wells Fargo Foothill, Inc. as lender (the "OED FF&E Facility"). Under the OED FF&E Facility, the lender agrees to make a series of term loans, up to a maximum amount of $16.0 million, to finance the purchase of gaming equipment and other furniture, fixtures and equipment. OED's obligations under the OED FF&E Facility are, subject to certain limitations, secured by a first priority lien on all of the furniture, fixtures and equipment, and all proceeds and products thereof. At December 31, 2003, OED had outstanding borrowings of $12.5 million under the OED FF&E Facility.

        Loans under the OED FF&E Facility shall be repayable in 48 equal monthly installments of principal, commencing on March 1, 2004, and continuing on the first day of each month thereafter until the unpaid balance of all loans are paid in full. The outstanding principal balance and all accrued and unpaid interest under all loans shall also be due and payable in full on March 1, 2008. Once borrowed, all loans may be prepaid in whole or in part without penalty or premium at any time during the term of this agreement. Amounts borrowed and repaid may not be reborrowed. OED's borrowings under the OED FF&E Facility will bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%, but at no time shall the interest rate be less than 6%. The interest rate payable under the OED FF&E Facility will increase by 2% per annum during the continuance of an event of default.

        The OED FF&E Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and a maximum capital expenditure requirement. At December 31, 2003 OED was in compliance with all such covenants.

        In October 2003, OED entered into a purchase agreement to acquire 93 acres of land, divided into seven approximately equal parcels, for a total purchase price of $3,850,000. The purchase price under this purchase agreement was financed by the seller with OED issuing a $3,850,000 note payable to the seller. The note is payable in seven equal annual installments of $550,000 beginning October 24, 2004 and bears interest at a rate of 4.75% of the unpaid balance due monthly in arrears on the fifth day of each month beginning on December 5, 2003. The note is collateralized by a mortgage on the property. Simultaneously with the payment of each $550,000 annual installment discussed above, seller agrees to release one of the remaining parcels from the mortgage.

        In March 2003, OED entered into a participation agreement with a third party operator to own and operate 100 video poker machines at OED's OTB in Port Allen, Louisiana. In December 2003, OED obtained its license to own and operate video poker machines. In accordance with the participation agreement, OED assumed the remaining balance of an original $663,700 promissory note payable in exchange for ownership of the 100 video poker machines. The note bears interest at 9.5% and is payable in monthly installments of principal and interest of $31,250 with the last payment due July 1, 2005. The note is collateralized by a security interest in the machines.

        On July 15, 1999, DJL authorized and issued $7.0 million of preferred membership units. The holders of all of DJL's preferred membership interests are entitled to receive, subject to certain restrictions contained in the indenture governing the DJL Notes, out of funds legally available therefor, cumulative preferred distributions payable semiannually at an annual rate of 9% of the original face amount thereof. Other than certain limited consent rights and as required by law, holders of DJL's preferred membership interests have no voting rights.

        DJL redeemed $3.0 million in original face amount of its preferred membership interests on January 19, 2001 at a redemption price of $3.0 million, plus a portion of accrued and unpaid interest thereon of $170,000, the balance of which, in an amount equal to $145,000 plus accrued interest on such amount (the "Accrued Preferred Distribution"), was agreed to be paid by DJL at such time that such payment is permitted to be made pursuant to DJL's existing financing arrangements, but in no event later than January 15, 2003. The Accrued Preferred Distribution totaling $171,100 was paid on January 15, 2003. The balance of preferred membership interests not redeemed by DJL must be redeemed by DJL 90 days after the seventh anniversary of the closing date of the acquisition at a redemption price of $4.0 million, plus any accrued and unpaid preferred interest through the date of redemption. Interest for the years ended December 31, 2003, 2002 and 2001 (other than the Accrued Preferred Distribution) was $360,544, $373,050 and $386,174, respectively. At December 31, 2003 and 2002, accrued interest related to the preferred membership interests was approximately $1.1 million and $0.9 million respectively. In accordance with the adoption of SFAS 150 on July 1, 2003, interest associated with preferred membership interests after July 1, 2003 has been recorded as "Interest expense related to preferred members' interest, redeemable" on the Consolidated Statement of Operations.

        Concurrently with the issuance of the OED Notes, our obligations under the Term Loan, the PGP Note and the WET2 Note were repaid in February 2003.

5.    CAPITAL LEASE OBLIGATION

        Capital lease obligations at December 31 are as follows:

	2003	2002
Liability under capital leases	$0	$475,781
Less current portion

	$0	$475,781

        On September 6, 2002, DJL entered into a purchase and license agreement (the "CDS Agreement") with Casino Data Systems ("CDS"). The CDS Agreement contains various requirements including upgrades to Diamond Jo's current slot information system, installation of the CDS slot information system as part of the racino project and equipment purchases. If and when such requirements are met, CDS agreed to waive any claimed liability or responsibility of DJL for payment of the outstanding capital lease liability of $475,781. As DJL substantially met all of the requirements included in the CDS Agreement as of December 31, 2003, DJL no longer has any obligation to CDS related to this capital lease. The capital lease liability was primarily offset against the capital assets acquired under the original capital lease as well as assets acquired under the CDS Agreement. Amortization of the capital lease asset was included in depreciation expense for the years ended December 31, 2003, 2002 and 2001.

6.    LITIGATION SETTLEMENT

        On November 8, 1994, the Louisiana Horsemen's Benevolent and Protective Association 1993, Inc. ("LHBPA") filed a lawsuit against all licensed horse racetracks in the State of Louisiana. The lawsuit alleged that LHBPA did not receive the appropriate share of net revenues from video poker devices located at licensed horse racetracks. In February 2003, OED entered into a settlement agreement with LHBPA for $1.6 million. The terms of the settlement agreement requires OED to make payments of $400,000 annually beginning in March 2003, with additional $400,000 payments due in March 2004 through 2006.

        In accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies," the Company recorded an expense and related accrual of $1.6 million in the financial statements as of December 31, 2002. Of the total $1.6 million accrual, $0.4 million has been included in "Other accrued expenses" in the "Current Liabilities" section with the remaining $1.2 million recorded under "Other accrued expenses" in the "Long-term liabilities" section of the Consolidated Balance Sheet.

7.    EMPLOYEE BENEFIT PLAN

        Each of DJL and OED has a qualified defined contribution plan under section 401(k) of the Internal Revenue Code for employees of the Diamond Jo and Evangeline Downs, respectively. Under the plans, eligible employees may elect to defer up to 60% of their salary, subject to Internal Revenue Service limits. The Company may make a matching contribution to each participant based upon a percentage set by the Company, prior to the end of each plan year. Company matching contributions to the plans at the Diamond Jo and Evangeline Downs were $234,002, $227,351 and $227,596 in 2003, 2002 and 2001, respectively.

8.    LEASING ARRANGEMENTS

        Ground Lease—Lafayette—OED currently leases the land on which the OED racetrack is located. The ground lease annual rental is $0 per year and the lease term expires on the earlier of December 31, 2004 or the first day the Company opens a new racetrack facility for business in St. Landry Parish, Louisiana.

        New Iberia—OED is under a twelve-month lease which runs from September 1, 2002 through August 31, 2003 with lease payments of $5,000 due each month, after which the lease will revert to a month-to-month contract for $5,000 per month to lease the New Iberia off-track betting parlor. The lease requires payment of property taxes, maintenance and insurance on the property. During the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002, OED paid $60,000 and $52,321, respectively, in rent for the New Iberia off-track betting parlor.

        Pari-Mutuel Processing Equipment—OED entered into a five-year lease agreement commencing on February 15, 2001 for computerized pari-mutuel central processing equipment, terminals and certain associated equipment at OED. Additionally, the lease agreement provides the Company with pari-mutuel services whereby the leased equipment automatically registers and totals the amounts wagered on the races held at the race track or simulcast to it and to its respective off-track wagering parlors, and displays the win pool odds, payoffs, and other pertinent horse racing information needed to operate live meet horse racing and off-track betting. The Company pays 0.43% of the handle for the services provided during both live meet racing days and off-track betting racing days. The charges are subject to a minimum of $1,950 per live meet race day and $1,150 per off-track betting race day.

Additionally, if a race day is not completed, the Company must pay 50% of the minimum if less than four races are declared official and 100% of the minimum if four or more races are declared official. In 2003, OED had 87 live meet racing days and 223 off-track betting days. OED paid $466,923 and $378,204 during the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002, respectively, related to the pari-mutuel processing equipment lease.

        In 2004, OED is scheduled to run 116 live meet racing days and 249 off-track betting days. The total minimum rental payments for the lease mentioned in the preceding paragraph assuming 116 live meet racing days and 249 off-track betting days for each of the years ended December 31 are summarized as follows:

2004	$512,550
2005	512,550
2006	51,750

$1,076,850

        DJL and OED lease various other equipment under noncancelable operating leases. The leases require fixed monthly payments to be made ranging from $60 to $2,553 and certain other gaming machines and tables require contingent monthly rental payments based on usage of the equipment. The leases expire on various dates through 2008. Rent expense in 2003, 2002 and 2001 was $1,123,459, $1,236,088 and $1,348,670, respectively.

        The future minimum rental payments required under these leases for the years ended December 31 are summarized as follows:

2004	$63,561
2005	30,630
2006	30,630
2007	12,763

$137,584

9.    COMMITMENTS AND CONTINGENCIES

        Under the Company's and PGP's operating agreements, the Company and PGP have agreed, subject to few exceptions, to indemnify and hold harmless the Company's members, PGP and PGP's members, as the case may be, from liabilities incurred as a result of their positions as sole manager of the Company and as members of the Company or PGP, as the case may be.

        On June 25, 2002, PGP entered into an agreement with William E. Trotter, II ("Trotter") and William E. Trotter, II Family L.L.C., a Louisiana limited liability company ("WET2LLC") to acquire (i) all of Trotter's interests in two promissory notes issued by OED in connection with DJL's acquisition of OED, and (ii) all of Trotter's membership interests owned by WET2LLC (together, the "Trotter Purchase"). On August 30, 2002, OEDA consummated the Trotter Purchase for a purchase price consisting of cash of $15,546,000, plus a contingent fee of one half of one percent (0.5%) of the net slot revenues generated by OED's racino located in St. Landry Parish, Louisiana, for a period of ten years commencing on December 19, 2003, the date the racino's casino opened to the general public.

        DJL is involved in a lawsuit with a former employee. Management believes that such lawsuit is without merit and that the ultimate disposition of this action should not have a material adverse effect on the financial condition of the Company; however, no assurance can be given as to the ultimate disposition of such action.

        Other than as noted above, the Company is not a party to, and none of its property is the subject of, any other pending legal proceedings other than litigation arising in the normal course of business. Management does not believe that adverse determinations in any or all such other litigation would have a material adverse effect on DJL's financial condition, results of operations or cash flows.

10.    MEMBERS' EQUITY

        On July 15, 1999, DJL authorized and issued $9.0 million of common membership units. PGP, as the holder of all of the Company's issued and outstanding common membership interests, is entitled to vote on all matters to be voted on by holders of common membership interests of the Company and, subject to certain limitations contained in the Company's operating agreement and the indenture governing the DJL Notes, is entitled to dividends and other distributions if, as and when declared by the Company's managers out of funds legally available therefor.

11.    DUBUQUE RACING ASSOCIATION, LTD. CONTRACT

        Dubuque Racing Association, Ltd. (the "Association"), a qualified sponsoring organization, presently holds a license to conduct gambling games under Chapter 99F and other Iowa statutes. The Association owns Dubuque Greyhound Park, a traditional greyhound racetrack with 600 slot machines and amenities including a gift shop, restaurant and clubhouse. DJL entered into a contract (the "Operating Agreement") with the Association relating to the operation of an excursion gambling riverboat for excursion seasons through December 31, 2008, under gambling licenses held jointly. Under the terms of the Operating Agreement, subject to certain conditions, the Association shall receive the greater of the Association's gaming revenues from the greyhound park for the period, or a percentage of the total combined gaming revenues of the Association from the greyhound park and DJL as follows:

  •
  32% of the first $30,000,000 of total combined gaming revenues, plus

  •
  8% of the total combined gaming revenues over $30,000,000, but less than $42,000,000, plus

  •
  8% of total combined gaming revenues between $42,000,000 and $46,000,000 during any period for which no excursion boat gambling or land based gambling operation is carried on from a Wisconsin or Illinois gambling operation in Grant County, Wisconsin, or Joe Davies County, Illinois.

  •
  Gaming revenues under this contract means adjusted gross receipts, less gaming taxes.

        The Association's gaming revenues from the greyhound park in 2003, 2002 and 2001 were $34,688,572, $30,041,841, and $27,108,884, respectively, which are higher than the previously described thresholds, therefore, no payments have been made to the Association in 2003, 2002 and 2001 under the Operating Agreement.

        Commencing April 1, 2000, DJL had been obligated to pay, and has paid, the Association the sum of $.50 for each patron admitted on the boat, which, based upon recent annual attendance,

approximates $500,000 annually. During 2003, 2002 and 2001, these payments approximated $527,000, $495,000 and $503,000, respectively.

        In the event DJL elects to sell or lease the excursion gambling boat, its furnishings and gambling equipment and/or its interest in any ticket sale facility or other buildings located in the Dubuque Ice Harbor used in connection with the operation of an excursion gambling boat to a third party that does not agree to operate these assets subject to the terms and conditions of the Operating Agreement, and obtains an acceptable offer from such third party for the purchase or lease thereof, the Association shall have the option to purchase or lease these assets on the same terms as those offered by such third party.

12.    TRANSACTIONS WITH RELATED PARTIES

        During 2003, 2002 and 2001, the Company paid distributions of $1,557,143, $1,260,012 and $1,760,908, respectively, to PGP primarily in respect of (i) certain consulting services related to PGP development expenses, (ii) board fees and actual out-of-pocket expenses incurred by members of the board of managers of PGP in their capacity as a board member and (iii) tax, accounting, legal and administrative costs and expenses related to PGP. These amounts were recorded as member distributions and are included in "Accumulated Deficit" on the Consolidated Balance Sheet.

        During 2003, OEDA accrued board fees payable to a member of the board of managers of the Company of $175,000. This amount was paid in January 2004.

        During the period February 15, 2002 through December 31, 2002, OED paid principal of $18,379 and interest of $297,536 to WET2 related to WET2's 50% interest in the Old OED Notes. WET2, through its affiliate WET2LLC, owned 50% of the membership interests of OED until August 30, 2002.

13.    SEGMENT INFORMATION

        Pursuant to the provisions of SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information," the Company has determined that, in connection with the acquisition of OED, the Company currently operates two reportable segments: (1) Iowa operations, which comprise the Diamond Jo riverboat casino in Iowa and (2) Louisiana operations, which comprise the casino, racetrack and OTB's operated by OED in Louisiana. Prior to the acquisition of OED, during 2002, the Company operated under one reportable segment.

        The accounting policies for each segment are the same as those described in Note 2 above. The Company evaluates performance and allocates resources based upon, among other considerations, segment operating earnings (as defined below).

        The table below presents information about reported segments as of and for the years ended (in thousands):

	Net Revenues
	2003	2002
Diamond Jo(1)	$54,004	$48,598
OED(2)	22,498	16,590

Total	$76,502	$65,188

	Segment Operating Earnings(3)
	2003	2002
Diamond Jo(1)	$18,353	$15,558
OED(2)	1,105	1,486

Total Segment Operating Earnings(3)	19,458	17,044
Diamond Jo:
Development costs	(103)
Charitable giving agreement	(350)
Referendum expense		(771)
Depreciation and amortization	(2,500)	(2,767)
Interest expense, net	(11,050)	(10,466)
Loss on sale of assets	(50)	(8)
Preferred member distributions	(181)	(373)
OED:
Pre-opening expense	(3,257)
Related party management fees	(175)
Litigation settlement		(1,600)
Depreciation and amortization	(824)	(184)
Interest expense, net	(13,710)	(1,375)
Minority interests		(232)

Net loss to common members' interest	$(12,742)	$(732)

Net Cash flow from operating activity	769	11,784
Net Cash flow from investing activity	(94,695)	(37,790)
Net Cash flow from financing activity	104,575	28,993

	Total Assets
	2003	2002
Diamond Jo	$84,704	$83,706
OED	176,815	42,742

Total	$261,519	$126,448

(1)
Reflects results of operations of the Diamond Jo for the years ended December 31, 2003 and 2002.

(2)
Reflects results of operations of OED for the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002.

(3)
Segment Operating Earnings is defined as net loss to common members' interest plus depreciation and amortization, pre-opening expense, expenses associated with the charitable giving agreement, development expense, related party management fees, referendum expense, minority interests, litigation settlement, interest expense (net), loss on sale of assets and preferred member distributions.

14.    SUBSEQUENT EVENTS (UNAUDITED)

        In March, 2004, DJL and OED announced that they intend to refinance the DJL and the OED Notes with a proposed offering of $230 million (which subsequently has been increased to $233 million) of senior secured notes due 2012 and a new credit facility. As part of this note offering, they are also seeking requisite regulatory approvals to effect a series of corporate transactions, including the creation of a new holding company to be the new direct parent of DJL and OED and a co-issuer of the new senior secured notes. In the event regulatory approval of the corporate transactions is not obtained, DJL and OED will still consummate the note offering and use the proceeds of the offering to repurchase and redeem the OED Notes and DJL Notes, respectively. In such event, however, they will not at such time effect the corporate transactions or enter into the new credit facility.

        On March 9, 2004, OED commenced a tender offer and consent solicitation to repurchase all of its outstanding OED Notes and to solicit consents to certain proposed amendments to the indenture governing the OED Notes as set forth in the Company's Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004 (the "Statement"). As of March 19, 2004, the expiration date of the consent solicitation, OED had received the requisite consents and tenders from holders of a majority of the aggregate principal amount of the outstanding OED Notes, which consents and tenders are irrevocable subject to certain limited exceptions set forth in the Statement. The tender offer is scheduled to expire on April 5, 2004, unless extended or earlier terminated.

        In March 2004, DJL amended the DJL Credit Facility (the "DJL Credit Facility Amendment"). Under the terms of the DJL Credit Facility Amendment, the minimum interest rate on all outstanding borrowings under the DJL Credit Facility less than $10.0 million is reduced to 5.5% and the term of the DJL Credit Facility was extended by one year to March 12, 2006.

15.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	2003 Quarters Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands)
Net revenues	$15,670	$19,559	$20,993	$20,280
Income from Operations	3,165	3,679	4,479	927
Net income (loss) before preferred member distributions	(1,874)	(2,923)	(2,170)	(5,595)
Net income (loss)	$(1,965)	$(3,013)	$(2,170)	$(5,594)

	2002 Quarters Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands)
Net revenues	$13,308	$18,474	$18,180	$15,226
Income from Operations	2,949	3,923	4,201	650
Net income (loss) before preferred member distributions	322	1,049	1,159	(2,657)
Net income (loss)	$194	$795	$969	$(2,690)

PENINSULA GAMING, LLC

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

        The following pro-forma condensed consolidated statement of operations (unaudited) sets forth our results of operations for the year ended December 31, 2003 on an actual basis and on a pro forma basis to give effect to the offering of the Peninsula Gaming Notes and the application of the net proceeds therefrom as set forth under the section entitled "Use of Proceeds" and the consummation of the other Transactions as set forth in the section entitled "The Transactions," as if such transactions had occurred on December 31, 2002.

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
NET REVENUES	$76,501,582			$76,501,582
EXPENSES	64,251,781			64,251,781

INCOME FROM OPERATIONS	12,249,801			12,249,801

OTHER INCOME (EXPENSE):
Interest income	489,800			489,800
Interest expense, net of amounts capitalized	(25,071,656)	$1,929,828	(1)	(23,141,828)
Interest expense related to preferred members' interest, redeemable	(180,000)			(180,000)
Loss on sale of assets	(49,735)			(49,735)

Total other expense	(24,811,591)	1,929,828		(22,881,763)

PREFERRED MEMBER DISTRIBUTIONS	(180,544)			(180,544)

NET LOSS TO COMMON MEMBERS' INTEREST	$(12,742,334)	$1,929,828		$(10,812,506)

(1)
Represents the elimination of (a) $8.7 million of contractual, fixed rate interest on the DJL Notes at 12 1/4%, (b) $13.2 million of contractual, fixed rate interest on the OED Notes at 13.0%, and (c) $2.5 million of amortization of deferred financing costs and bond discount related to redeemed DJL Notes and OED Notes, offset by (y) $20.4 million of contractual, fixed rate interest on the PGL Notes at 8 3/4% and (z) $2.1 million of amortization of deferred financing costs and bond discount on the PGL Notes.

PENINSULA GAMING, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,592,070	$21,158,295
Restricted cash—purse settlements	3,079,892	1,589,125
Restricted investments		15,778,883
Accounts receivable, less allowance for doubtful accounts of $40,605 and $61,922, respectively	1,120,729	482,222
Related party receivable	135,204
Inventory	343,100	403,376
Prepaid expenses	1,845,528	815,009

Total current assets	34,116,523	40,226,910

RESTRICTED CASH—RACINO PROJECT		20,013,291

PROPERTY AND EQUIPMENT, NET	112,462,362	102,477,345

OTHER ASSETS:
Deferred financing costs, net of amortization of $474,241 and $5,288,572, respectively	13,552,733	12,702,387
Goodwill	53,083,429	53,083,429
Other intangibles	32,406,952	32,257,963
Deposits and other assets	232,658	757,789

Total other assets	99,275,772	98,801,568

TOTAL	$245,854,657	$261,519,114

LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,999,543	$2,972,608
Construction payable—St. Landry Parish	9,963,138	20,156,591
Purse settlement payable	4,522,666	1,589,125
Accrued payroll and payroll taxes	2,534,382	2,788,224
Accrued interest	4,647,789	9,904,778
Other accrued expenses	5,131,447	4,811,106
Current maturity of long-term debt	4,875,418	4,098,222

Total current liabilities	34,674,383	46,320,654

LONG-TERM LIABILITIES:
8 3/4% Senior secured notes, net of discount	229,799,389
12 1/4% Senior secured notes, net of discount		70,616,221
13% Senior secured notes, net of discount	6,789,206	120,923,436
Senior secured credit facilities	14,887,764	15,754,301
Term loan	10,666,667
FF&E credit facility		9,921,557
Notes payable	3,331,790	3,511,654
Other accrued expenses	650,000	1,100,000
Preferred members' interest, redeemable	4,000,000	4,000,000

Total long-term liabilities	270,124,816	225,827,169

Total liabilities	304,799,199	272,147,823
COMMITMENTS AND CONTINGENCIES
MEMBERS' DEFICIT	(58,944,542)	(10,628,709)

TOTAL	$245,854,657	$261,519,114

See notes to condensed consolidated financial statements (unaudited).

PENINSULA GAMING, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
REVENUES:
Casino	$28,813,123	$13,196,976	$59,006,472	$24,979,954
Racing	6,494,040	5,810,395	10,859,643	9,454,725
Food and beverage	2,957,716	1,157,327	5,775,515	1,996,604
Other	408,084	104,735	609,201	162,713
Less promotional allowances	(2,107,294)	(710,186)	(4,119,767)	(1,364,413)

Total net revenues	36,565,669	19,559,247	72,131,064	35,229,583

EXPENSES:
Casino	14,315,600	5,446,088	29,369,338	10,459,803
Racing	5,426,800	4,921,420	8,931,186	7,768,167
Food and beverage	2,523,221	869,126	4,804,586	1,600,166
Boat operations	545,986	575,000	1,119,047	1,142,348
Other	462,802	47,946	587,797	56,619
Selling, general and administrative	5,686,185	2,993,694	11,214,232	5,501,893
Depreciation and amortization	2,959,151	829,624	5,855,214	1,648,640
Pre-opening expense	50,997	196,045	272,280	204,921
Development expense	37,961		59,231
Related party management fees	149,577		400,000

Total expenses	32,158,280	15,878,943	62,612,911	28,382,557

INCOME FROM OPERATIONS	4,407,389	3,680,304	9,518,153	6,847,026

OTHER INCOME (EXPENSE):
Interest income	72,518	211,199	129,603	289,590
Interest expense, net of amounts capitalized	(6,508,686)	(6,797,433)	(14,201,413)	(11,829,336)
Loss on early retirement of debt	(37,566,234)		(37,566,234)
Interest expense related to preferred members' interest, redeemable	(90,000)		(180,000)
Loss on disposal of assets	(192)	(17,421)	(192)	(104,684)

Total other expense	(44,092,594)	(6,603,655)	(51,818,236)	(11,644,430)

NET LOSS BEFORE PREFERRED MEMBER DISTRIBUTIONS	(39,685,205)	(2,923,351)	(42,300,083)	(4,797,404)
LESS PREFERRED MEMBER DISTRIBUTIONS		(90,000)		(180,544)

NET LOSS TO COMMON MEMBERS' INTEREST	$(39,685,205)	$(3,013,351)	$(42,300,083)	$(4,977,948)

See notes to condensed consolidated financial statements (unaudited).

PENINSULA GAMING, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(42,300,083)	$(4,977,948)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	5,855,214	1,648,640
Provision for doubtful accounts	51,231	65,933
Amortization and write-off of deferred financing costs and discount on notes	15,168,966	1,596,240
Loss on disposal of assets	192	104,684
Changes in operating assets and liabilities:
Restricted cash—purse settlements	(1,490,767)	539,829
Receivables	(689,737)	(2,362,819)
Inventory	60,276	(9,838)
Prepaid expenses and other assets	(505,388)	(227,934)
Accounts payable	1,982,186	1,980,964
Accrued expenses	(5,139,174)	4,529,838

Net cash flows from operating activities	(27,007,084)	2,887,589

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition and licensing costs	(145,135)	(1,763,486)
Racino project development costs	(24,269,777)	(12,160,548)
Proceeds from (deposits to) restricted cash—racino project, net	20,013,291	(53,922,489)
Maturity and sale of restricted investments	15,778,883
Purchase of restricted investments		(23,922,971)
Purchase of property and equipment	(1,423,414)	(1,439,012)
Proceeds from sale of property and equipment	1,800	384,406

Net cash flows from investing activities	9,955,648	(92,824,100)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(13,278,420)	(9,939,196)
Principal payments on debt	(220,836,032)	(20,425,000)
Proceeds from senior credit facilities	15,887,764	2,284,301
Proceeds from term loan	14,666,667
Proceeds from FF&E credit facility	3,467,507
Proceeds from senior secured notes	229,728,680	120,736,000
Member distributions	(6,150,955)	(464,041)

Net cash flows from financing activities	23,485,211	92,192,064

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,433,775	2,255,553
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,158,295	10,510,205

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,592,070	$12,765,758

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$19,120,126	$5,532,831
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property additions acquired on construction payable which were accrued, but not paid	$7,333,246	$6,498,119
Deferred financing costs which were accrued, but not paid	$130,636	$843,999

See notes to condensed consolidated financial statements (unaudited).

PENINSULA GAMING, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    Organization and Basis of Presentation

        Diamond Jo, LLC, a Delaware limited liability company ("DJL"), owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa, and, prior to the corporate restructuring described below, was a wholly owned subsidiary of Peninsula Gaming Partners, LLC, a Delaware limited liability company ("PGP"). DJL had two direct wholly owned subsidiaries, (i) Peninsula Gaming Corporation, which had no assets or operations and was formed solely to facilitate the offering of DJL's 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes"), and (ii) OED Acquisition, LLC, a Delaware limited liability company ("OEDA"), and the parent company of The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("OED"), that currently owns and operates a horse track in Lafayette, Louisiana and is constructing a new casino and racetrack facility in St. Landry Parish, Louisiana (the "racino project"). The Old Evangeline Downs Capital Corp. was a wholly owned subsidiary of OED which has no assets or operations and was formed solely to facilitate the offering by OED of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes"). Following the redemption of the DJL Notes in April 2004, Peninsula Gaming Corporation was dissolved.

        On June 16, 2004, a corporate restructuring occurred, which is reflected in these consolidated financial statements, pursuant to which Peninsula Gaming, LLC, a Delaware limited liability company (the "Company"), became a new direct parent company of DJL, OED and Peninsula Gaming Corp. ("PGC", formerly known as The Old Evangeline Downs Capital Corp.), a Delaware limited liability company. The Company is a wholly owned subsidiary of PGP. In connection with the corporate restructuring, OEDA became a sister company to the Company and a wholly owned subsidiary of PGP in a corporate spin-off which was recorded as a distribution on June 16, 2004 of $0.3 million.

        In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring entries unless otherwise disclosed, necessary to present fairly the financial information of the Company for the interim periods presented and have been prepared in accordance with accounting principles generally accepted in the United States of America. The interim results reflected in the financial statements are not necessarily indicative of results expected for the full year or other periods.

        The financial statements contained herein should be read in conjunction with the audited financial statements and accompanying notes to the financial statements for the year ended December 31, 2003 included elsewhere in this registration statement. Accordingly, footnote disclosure which would substantially duplicate the disclosure in the audited financial statements have been omitted in the accompanying unaudited financial statements.

2.    Summary of Significant Accounting Policies

        Restricted Investments—As of December 31, 2003, OED had approximately $15.8 million, net of discount, invested in government securities with original maturities of greater than 90 days from the date of initial investment. These investments were classified as held-to-maturity and had contractual maturities of $8.0 million on both February 15, 2004 and August 15, 2004. Proceeds from the maturity of the investments on February 15, 2004 were used to help make the payment of fixed interest on the OED Notes due March 1, 2004 in accordance with the terms of the Cash Collateral and Disbursement Agreement, dated February 25, 2003, among OED, U.S. Bank National Association (as trustee and disbursement agent) and an independent construction consultant (the "Cash Collateral and Disbursement Agreement"). As a result of the refinancing of the OED Notes on April 16, 2004 (see Note 4), the Cash Collateral and Disbursement Agreement was cancelled and, therefore, the restricted investments were no longer required. Therefore, during May 2004, the remaining restricted investments of approximately $7.9 million were redeemed.

        Restricted Cash—Racino Project—"Restricted cash—racino project" represented unused proceeds from the sale of the OED Notes, the use and disbursement of which were restricted to the design, development, construction, equipping and opening of the racino in accordance with the Cash Collateral and Disbursement Agreement. As of December 31, 2003, OED had $14.4 million in cash equivalents deposited in a construction disbursement account, $0.2 million in cash equivalents deposited in an interest reserve account that were to be used toward payment of fixed interest on the OED Notes, $5.0 million in cash equivalents deposited in a completion reserve account that were to be used to fund potential cost overruns and contingency amounts with respect to the design, development, construction, equipping and opening of the racino and $0.4 million in cash in a local financial institution. The funds deposited in these accounts were invested in cash or securities that are readily convertible to cash. As a result of the refinancing of the OED Notes on April 16, 2004 (see Note 4), the Cash Collateral and Disbursement Agreement was terminated and, therefore, the restricted cash—Racino Project was no longer required.

        Deferred Financing Costs—As of June 30, 2004, the Company incurred approximately $12.1 million of fees and expenses related to the refinancing of the DJL Notes and the OED Notes and approximately $1.3 million of fees and expenses related to the refinancing of (i) DJL's senior secured credit facility with Wells Fargo Foothill, Inc. dated February 23, 2001 (as amended, the "DJL Credit Facility"), (ii) OED's $15.0 million senior secured credit facility with Wells Fargo Foothill dated June 24, 2003 (as amended, the "OED Credit Facility"), and (iii) OED's $16.0 million FF&E credit facility with Wells Fargo Foothill dated September 22, 2003 (the "OED FF&E Facility"), which refinancings were consummated in the second quarter (see Note 4 for further discussion on the refinancings).

        Goodwill and Other Intangible Assets—At June 30, 2004 and December 31, 2003, "Goodwill" and "Other intangibles" consists of goodwill, licensing costs and the acquired trade name associated with the purchase of the Diamond Jo and OED. To the extent the purchase price exceeded the fair value of the net identifiable assets acquired, such excess has been recorded as goodwill. Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" provides that goodwill and indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value.

        During the first quarter of 2004 and 2003, the Company performed its annual impairment test on goodwill in accordance with SFAS No. 142 and determined that the estimated fair value of the Diamond Jo exceeded its carrying value as of that date. Based on that review, management determined that there was no impairment of goodwill.

        As of June 30, 2004 and December 31, 2003, the Company had approximately $32.4 million of "Other intangibles" on its balance sheet summarized as follows (in millions):

	June 30, 2004	December 31, 2003
Slot Machine and Electronic Video Game Licenses	$28.6	$28.5
Tradename	2.5	2.5
Horse Racing Licenses	1.3	1.3

Total	$32.4	$32.3

        For purposes of the valuations set forth above, each of the identified intangible assets were treated as having indefinite lives and valued separately. The methodology employed by an independent valuation specialist to arrive at the initial valuations required evaluating the fair market value of the existing horse racing business on a stand-alone basis without taking into account any right to obtain slot machine and electronic video game licenses. Such valuation was based in part upon other transactions in the industry and OED's historical results of operations. A value was also derived for the trade name using market based royalty rates. A significant portion of the purchase price is attributable to the slot machine and electronic video game license rights, which were valued based upon the market value paid by other operators and upon projected cash flows from operations. The valuations were updated by management in the first quarter of 2004 indicating no impairment. These valuations and related intangible assets are subject to impairment by, among other things, significant changes in the gaming tax rates in Louisiana, significant new competition which could substantially reduce profitability, non-renewal of OED's racing or gaming licenses due to regulatory matters, changes to OED's trade name or the way OED's trade name is used in connection with its business and regulatory changes that could adversely affect OED's business by, for example, limiting or reducing the number of slot machines or video poker machines that they are permitted to operate.

        On June 25, 2002, PGP entered into an agreement with William E. Trotter, II ("Trotter") and William E. Trotter, II Family L.L.C., a Louisiana limited liability company ("WET2LLC") to acquire (i) all of Trotter's interests in two promissory notes issued by OED in connection with DJL's acquisition of OED, and (ii) all of Trotter's membership interests owned by WET2LLC (together, the "Trotter Purchase"). On August 30, 2002, OEDA consummated the Trotter Purchase for a purchase price consisting of cash of $15,546,000, plus a contingent fee of one half of one percent (0.5%) of the net slot revenues generated by OED's racino located in St. Landry Parish, Louisiana, for a period of ten years commencing on December 19, 2003, the date the racino's casino opened to the general public. This contingent fee is payable monthly in arrears and is recorded as an adjustment to "Other intangibles" on the Condensed Consolidated Balance Sheet.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We periodically evaluate our policies and the estimates and assumptions related to these policies. We also periodically evaluate the carrying value of our assets in accordance with generally accepted accounting principles. We operate in a highly regulated industry and are subject to regulations that describe and regulate operating and internal control procedures. The majority of our revenues are in the form of cash, which by its nature, does not require complex estimates. In addition, we made certain estimates surrounding our application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        Concentrations of Risk—The Company maintains deposit accounts at three banks. At June 30, 2004 and December 31, 2003, and various times during the periods then ended, the balance at the banks exceeded the maximum amount insured by the Federal Deposit Insurance Corporation. Credit risk is managed by monitoring the credit quality of the banks.

        The Company's customer base is concentrated in eastern Iowa and southwest Louisiana.

        Reclassifications—Certain prior year amounts have been reclassified to conform with the current period presentation.

3.    Property and equipment

        Property and equipment of the Company and its subsidiaries at June 30, 2004 and December 31, 2003 is summarized as follows:

	June 30, 2004	December 31, 2003
Land and land improvements	$13,607,423	$13,686,570
Buildings and improvements	54,464,061	51,991,698
Riverboats and improvements	8,309,254	8,305,022
Furniture, fixtures and equipment	30,036,359	28,472,602
Computer equipment	5,668,092	5,196,966
Vehicles	176,235	176,235
Construction in progress	17,433,440	6,034,867

Subtotal	129,694,864	113,863,960
Accumulated depreciation	(17,232,502)	(11,386,615)

Property and equipment, net	$112,462,362	$102,477,345

        Depreciation expense for the three months ended June 30, 2004 and 2003 was $2,959,151 and $829,624, respectively. Depreciation expense for the six months ended June 30, 2004 and 2003 was $5,855,214 and $1,648,640, respectively.

4.    Debt

        The debt of the Company and its subsidiaries consists of the following:

	June 30, 2004	December 31, 2003
8 3/4% Senior Secured Notes due April 15, 2012, net of discount of $3,200,611, secured by assets of DJL and OED.	$229,799,389
12 1/4% Senior Secured Notes due July 1, 2006, net of discount of $383,779, secured by assets of DJL.		$70,616,221
13% Senior Secured Notes of OED due March 1, 2010 with Contingent Interest, net of discount of $120,794 and $2,276,564, secured by certain assets of OED.	6,789,206	120,923,436
$35.0 million revolving line of credit under a Loan and Security Agreement of DJL and OED with Wells Fargo Foothill, Inc. dated June 16, 2004, interest rate at Prime + a margin of .5 - 1% (current rate of 5.25%), maturing June 16, 2008, secured by certain assets of DJL and OED.	14,887,764
Term Loan under a Loan and Security Agreement of DJL and OED with Wells Fargo Foothill, Inc. dated June 16, 2004, interest rate at Prime + 2.5% (current rate of 6.75%), due in equal monthly installments of $333,333 beginning July 1, 2004, maturing June 16, 2008, secured by certain assets of OED.	14,666,667
Line of Credit with Wells Fargo Foothill, Inc., interest rate at greater of LIBOR + 3% or Prime + .75%, however, at no time shall the interest rate be lower than 5.5% on outstanding balances of $10.0 million or less and 8.5% on outstanding balances greater than $10.0 million, secured by assets of the Diamond Jo.		11,250,000
$15.0 million Loan and Security Agreement of OED with Wells Fargo Foothill, Inc., interest rate at Prime + 2.50%, secured by certain assets of OED.		5,104,301
$16.0 million Loan and Security Agreement of OED with Wells Fargo Foothill, Inc. ("FF&E Credit Facility"), interest rate at Prime + 2.50%, due in 48 equal monthly principal payments beginning on March 1, 2004, secured by certain assets of OED.		12,532,493
Promissory note payable to third party, interest at 4.75% payable monthly in arrears, annual principal payments of $550,000 due each October beginning in 2004, secured by mortgage on certain real property of OED.	3,850,000	3,850,000
Note payable to IGT, interest rate at 9.5%, monthly payments of principal and interest of $31,250, with final payment due July 1, 2005, secured by certain assets of OED.	357,208	548,940
Preferred membership interests-redeemable, interest at 9%, due October 13, 2006.	4,000,000	4,000,000

Total debt	274,350,234	228,825,391
Less current portion	(4,875,418)	(4,098,222)

Total long term debt	$269,474,816	$224,727,169

        On March 9, 2004, OED commenced a tender offer and consent solicitation to repurchase all of its outstanding OED Notes and to solicit consents to certain proposed amendments to the indenture governing the OED Notes as set forth in OED's Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004. On March 19, 2004, the expiration date of the consent solicitation, OED received the requisite consents and tenders from holders of a majority of the aggregate principal amount of the outstanding OED Notes. The tender offer expired on April 5, 2004, and OED redeemed approximately $116.3 million principal amount of OED Notes.

        On April 16, 2004, DJL and Old Evangeline Downs Capital Corp. completed a Rule 144A private placement of $233 million principal amount of 8 3/4% Senior Secured Notes due 2012 (the "Peninsula Gaming Notes"). The Peninsula Gaming Notes were issued at a discount of approximately $3.3 million. Interest on the Peninsula Gaming Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2004.

        The Company used the net proceeds from the sale of the Peninsula Gaming Notes as follows (all payments based on outstanding balances as of April 16, 2004): (1) to irrevocably deposit funds into an escrow account to redeem all of the DJL Notes in an amount (including call premium and accrued interest) of approximately $79.9 million; (2) to repurchase approximately $116.3 million principal amount of OED Notes for an aggregate amount (including tender premium, accrued interest and contingent interest) of approximately $134.6 million; (3) to pay accrued distributions on DJL's outstanding preferred membership interests-redeemable of approximately $1.1 million; (4) to pay related fees and expenses of approximately $13.4 million; and (5) for general corporate purposes. As a result of the issuance of the Peninsula Gaming Notes, DJL incurred a loss of approximately $8.7 million consisting of the write-off of deferred financing fees of approximately $2.0 million, the payment of a call premium on the DJL Notes of approximately $5.7 million, interest on the DJL Notes of approximately $0.7 million and write-off of bond discount of approximately $0.3 million. In connection therewith, OED also incurred a loss of approximately $27.9 million consisting of the write-off of deferred financing fees of approximately $8.4 million, the payment of a tender premium on the OED Notes of approximately $16.3 million, write-off of bond discount of approximately $2.1 million and consent fees of approximately $1.1 million. In addition, OED and DJL wrote off $0.9 million of deferred financing fees related to the refinancing of the credit facilities discussed below.

        The indenture governing the Peninsula Gaming Notes limits the Company's ability and the ability of its restricted subsidiaries to, among other things:

  •
  incur more debt;

  •
  pay dividends or make other distributions to PGP;

  •
  redeem stock;

  •
  issue stock of restricted subsidiaries;

  •
  make investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        The Peninsula Gaming Notes are full and unconditional obligations of DJL as a co-issuer. The Company and PGC, also co-issuers, have no independent assets or operations. The Peninsula Gaming Notes are also guaranteed, subject to the prior lien of the Company's credit facility discussed below, by OED and OED has pledged its equity interests as collateral. Neither the Peninsula Gaming Notes nor the Company's credit facility limit DJL's or OED's ability to transfer net assets to the Company.

        On June 16, 2004, DJL and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits DJL and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base (the "Borrowing Base"). For the purposes of the PGL Credit Facility, the Borrowing Base is the lesser of the Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL for the twelve months immediately preceding the current month end multiplied by 150% and the Combined EBITDA of OED and DJL for the most recent quarterly period annualized multiplied by 150%. At June 30, 2004, the maximum revolver amount was $35.0 million. Immediately upon the closing of the PGL Credit Facility, the Company borrowed approximately $15.9 million to refinance outstanding obligations under the DJL Credit Facility and the OED Credit Facility and pay financing related fees and expenses. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin 3% - 3.5% or Wells Fargo prime rate plus a margin of ..5% - 1% (current rate of 5.25%) however, at no time shall the interest rate be lower than 4%.

        The PGL Credit Facility also contains a Term Loan in the amount of $14,666,667. The proceeds from the Term Loan were used to repay outstanding obligations under the FF&E Credit Facility. The Term Loan is secured by certain assets of OED and requires monthly payments of $333,333 starting July 1, 2004 until the full balance is paid, with a maturity no later than June 16, 2008. The Term Loan has an interest rate equal to the Wells Fargo prime rate plus 2.5% (current rate of 6.75%) however, at no time shall the interest rate be lower than 6%. Under the terms of the PGL Credit Facility, at closing the Company was required to issue a letter of credit in the amount of $3.2 million in favor of Wells Fargo related to the Term Loan.

        DJL and OED are jointly and severally liable under the PGL Credit Facility, other than borrowings under the Term Loan for which OED is solely liable. Borrowings under the PGL Credit Facility, other than borrowings under the Term Loan, are collateralized by substantially all assets of OED and DJL. Borrowings under the Term Loan are collateralized by a separate lien on the furniture, fixtures and equipment of OED financed pursuant to the terms of the OED FF&E Facility. Borrowings under the PGL Credit Facility are guaranteed by the Company and PGC.

        The PGL Credit Facility contains a number of restrictive covenants and agreements, including covenants that limit DJL's and OED's ability to, among other things: (1) incur more debt; (2) create liens; (3) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock; (4) dispose of certain assets; (5) guarantee debt of others; (6) pay dividends or make other distributions to PGP; (7) make investments; (8) enter into transactions with affiliates. The PGL Credit Facility also contains financial covenants including a minimum Combined EBITDA of OED and

DJL, limitations to capital expenditure amounts at OED and DJL and minimum OED EBITDA plus the premium paid in connection with the April 2004 repurchase of a portion of the OED Notes.

        As of June 30, 2004, the Company had $14.9 million and $14.7 million outstanding under the revolver portion and Term Loan portion of the PGL Credit Facility, respectively. In addition, as of June 30, 2004, the Company had outstanding letters of credit of approximately $3.5 million.

        The DJL Credit Facility, the OED Credit Facility and the FF&E Credit Facility were terminated in connection with the refinancing discussed above.

5.    Commitments and Contingencies

        Under the Company's and PGP's operating agreements, the Company and PGP have agreed, subject to few exceptions, to indemnify and hold harmless our members, PGP and PGP members, as the case may be, from liabilities incurred as a result of their positions as our sole manager and as members of the Company or PGP, as the case may be.

        As discussed in Note 2, in connection with the Trotter Purchase, OED is obligated to pay a contingent fee of one half of one percent (0.5%) of the net slot revenues generated by OED's racino located in St. Landry Parish, Louisiana, for a period of ten years commencing on December 19, 2003, the date the racino's casino opened to the general public.

        The Company is involved in a lawsuit with a former employee. Management believes that such lawsuit is without merit and that the ultimate disposition of this action should not have a material adverse effect on the financial condition, results of operations or cash flows of the Company; however, no assurance can be given as to the ultimate disposition of such action.

        Other than as noted above, we are not a party to, and none of our property is the subject of, any other pending legal proceedings other than litigation arising in the normal course of business. We do not believe that adverse determinations in any or all such other litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

6.    Related Party Transactions

        In May 2004, PGP repurchased 147,553 units of its convertible preferred membership interests from an unrelated third party for approximately $4.5 million. The repurchase was funded by a distribution of cash to PGP from DJL, one of its wholly-owned subsidiaries.

        A board member of PGP was entitled to receive from OEDA board fees of $175,000 per year for services performed in his capacity as a board member. For the three and six months ended June 30, 2004, OEDA expensed $43,749 and $87,500, respectively, related to these board fees which have been included in "Related party management fees" in the "Condensed Consolidated Statement of Operations".

        OED is a party to a consulting agreement with a board member of PGP. Under the consulting agreement, OED must pay to the board member a fee equal to 2.5% of OED's earnings before interest, taxes, depreciation, amortization and other non-recurring charges during the preceding calendar year commencing on January 1, 2004. Under the consulting agreement, the board member is also entitled to reimbursement of reasonable business expenses as approved by the board of managers of PGP. During the three and six months ended June 30, 2004, the board member received $212,625 and $425,250, respectively under his consulting agreement. Approximately $112,750 of this amount has been included in "Prepaid expenses" in the "Condensed Consolidated Balance Sheet" as of June 30, 2004 and $99,875 and $312,500 has been included in "Related party management fees" in the "Condensed Consolidated Statement of Operations" for the three and six months ended June 30, 2004, respectively.

7.    Segment Information

        Pursuant to the provisions of SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information," the Company has determined that it currently operates two reportable segments: (1) Iowa operations, which comprise the Diamond Jo riverboat casino in Iowa; and (2) Louisiana operations, which comprise the casino, racetrack and off-track betting facilities operated by OED in Louisiana.

        The Company evaluates performance and allocates resources based upon, among other considerations, segment operating earnings (as defined below).

        The table below presents information about reported segments as of and for the periods ended (in thousands):

	Net Revenues		Net Revenues
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Diamond Jo	$12,338	$13,226	$24,516	$25,080
OED	24,228	6,333	47,615	10,150

Total	$36,566	$19,559	$72,131	$35,230

	Segment Operating Earnings		Segment Operating Earnings
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Diamond Jo	$3,704	$4,306	$7,409	$7,934
OED	3,901	400	8,696	766

Total Segment Operating Earnings(1)	7,605	4,706	16,105	8,700
Diamond Jo:
Development expense	(38)		(59)
Depreciation and amortization	(588)	(751)	(1,165)	(1,503)
Interest expense, net	(11,474)	(2,722)	(14,282)	(5,453)
Loss on sale of assets		(17)		(105)
Preferred member distributions		(90)		(181)
OED:
Depreciation and amortization	(2,372)	(79)	(4,691)	(146)
Pre-opening expense	(51)	(196)	(272)	(205)
Related party management fees	(150)		(400)
Interest expense, net	(32,617)	(3,864)	(37,536)	(6,085)

Net loss to common members' interest	(39,685)	(3,013)	(42,300)	(4,978)

(1)
Segment Operating Earnings is defined as net loss to common members' interest plus depreciation and amortization, pre-opening expense, expenses associated with the charitable giving agreement, development expense, related party management fees, referendum expense, minority interests, litigation settlement, interest expense (net), loss on sale of assets and preferred member distributions.

PENINSULA GAMING, LLC

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

        The following pro forma condensed consolidated statement of operations (unaudited) sets forth our results of operations for the six months ended June 30, 2004 on an actual basis and on a pro forma basis to give effect to the offering of the Peninsula Gaming Notes and the application of the net proceeds therefrom as set forth under the section entitled "Use of Proceeds" and the consummation of the other Transactions as set forth in the section entitled "The Transactions," as if such transactions had occurred on December 31, 2003.

	Six Months Ended June 30, 2004
	Historical	Pro Forma Adjustments		Pro Forma
NET REVENUES	$72,131,064			$72,131,064
EXPENSES	62,612,911			62,612,911

INCOME FROM OPERATIONS	9,518,153			9,518,153

OTHER INCOME (EXPENSE):
Interest income	129,603			129,603
Interest expense, net of amounts capitalized	(14,201,413)	$1,228,514	(1)	(12,972,899)

Loss on early retirement	(37,566,234)	37,566,234	(2)

Interest expense related to preferred members' interest, redeemable	(180,000)			(180,000)

Loss on sale of assets	(192)			(192)

Total other expense	(51,818,236)	38,794,748		(13,023,488)

NET LOSS TO COMMON MEMBERS' INTEREST	(42,300,083)	$38,794,748		(3,505,335)

(1)
Represents the elimination of (a) $2.5 million of contractual, fixed rate interest on the DJL Notes at 12 1/4%, (b) $4.4 million of contractual, fixed rate interest on the OED Notes at 13.0%, and (c) $0.8 million of contingent interest, amortization of deferred financing costs and bond discount related to redeemed DJL Notes and OED Notes, offset by (y) $5.9 million of contractual, fixed rate interest on the PGL Notes at 8 3/4% and (z) $0.6 million of amortization of deferred financing costs and bond discount on the PGL Notes.

(2)
Represents elimination of loss on early retirement of debt (including call and tender premiums and write-off of deferred financing costs and bond discount) related to the early redemption of the DJL Notes and OED Notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
The Old Evangeline Downs, L.L.C.
Opelousas, Louisiana

        We have audited the accompanying balance sheets of The Old Evangeline Downs, L.L.C. (the "Successor Company"), a wholly owned subsidiary of Peninsula Gaming, LLC, as of December 31, 2003 and 2002, and the related statements of operations, changes in members' equity (deficit), and cash flows for the year ended December 31, 2003 and the period August 31, 2002 through December 31, 2002. These financial statements are the responsibility of the Successor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of The Old Evangeline Downs, L.L.C. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the year ended December 31, 2003 and the period August 31, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Cedar Rapids, Iowa
March 10, 2004
(June 16, 2004 as to Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
The Old Evangeline Downs, L.C.
Lafayette, Louisiana

        We have audited the accompanying statements of operations, changes in members' equity (deficit), and cash flows for the period January 1, 2002 through August 30, 2002 and the year ended December 31, 2001 of The Old Evangeline Downs, L.C. (the "Predecessor Company"). These financial statements are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Predecessor Company operations and its cash flows for the period January 1, 2002 through August 30, 2002 and the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 2 to the financial statements, in 2002 the Predecessor Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Accounting Standard No. 142 Goodwill and Other Intangible Assets.

/s/ DELOITTE & TOUCHE LLP

Cedar Rapids, Iowa
March 10, 2004
(June 16, 2004 as to Note 1)

THE OLD EVANGELINE DOWNS, L.L.C.

BALANCE SHEETS

DECEMBER 31, 2003 and 2002

	December 31,
	2003	2002
CURRENT ASSETS:
Cash and cash equivalents	$8,502,654	$962,652
Restricted cash-purse settlements	1,589,125	840,366
Restricted investments	15,778,883
Accounts receivable	229,099	176,120
Interest receivable	173,034
Inventory	290,107	29,736
Prepaid expenses	244,446	48,885

Total current assets	26,807,348	2,057,759

RESTRICTED CASH-RACINO PROJECT	20,013,291

PROPERTY AND EQUIPMENT, NET	87,463,052	8,796,268

OTHER ASSETS:
Deferred financing costs, net of amortization of $1,335,172 and $339,937, respectively	10,185,806	484,851
Other intangibles	32,257,963	31,329,834
Deposits and other assets	87,767	73,131

Total other assets	42,531,536	31,887,816

TOTAL	$176,815,227	$42,741,843

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,168,027	$1,237,603
Construction payable-St. Landry Parish	20,156,591	2,376,494
Purse settlement payable	1,589,125	846,778
Accrued payroll and payroll taxes	1,219,000	131,170
Accrued interest	5,472,306	327,953
Other accrued expenses	2,067,312	187,253
Current maturity of long-term debt	3,498,222
Accounts payable to DJL and OEDA	4,855,204	3,038,992
Notes payable		4,500,000
Term loan payable		8,300,000
Note payable to parent		7,325,000

Total current liabilities	41,025,787	28,271,243

LONG-TERM LIABILITIES:
13% Senior secured notes, net of discount	120,923,436
Senior secured facility	5,104,301
FF&E credit facility	9,921,557
Notes payable	3,511,654
Other accrued expenses	800,000

Total long-term liabilities	140,260,948

Total liabilities	181,286,735	28,271,243

COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY (DEFICIT)
Common members' interest	15,232,056	15,232,056
Accumulated deficit	(19,703,564)	(761,456)
Total members' equity (deficit)	(4,471,508)	14,470,600

TOTAL	$176,815,227	$42,741,843

See notes to financial statements.

THE OLD EVANGELINE DOWNS, L.L.C.

STATEMENTS OF OPERATIONS

THE YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD AUGUST 31 TO DECEMBER 31, 2002
(SUCCESSOR COMPANY)

THE PERIOD JANUARY 1 TO AUGUST 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001
(PREDECESSOR COMPANY)

	Successor		Predecessor
	2003	Period from August 31 through December 31, 2002	Period from January 1 through August 30, 2002	2001
REVENUES:
Casino	$3,227,477
Racing	17,773,481	$3,947,568	$13,349,589	$18,211,237
Food and beverage	1,538,374	185,215	971,238	1,113,044
Other	167,361
Less promotional allowances	(209,147)

Total net revenues	22,497,546	4,132,783	14,320,827	19,324,281

EXPENSES:
Casino	1,908,730
Racing	14,646,351	3,224,763	10,725,678	14,364,494
Food and beverage	1,500,065	187,438	886,708	1,131,499
Other	59,934
Selling, general and administrative	3,277,507	490,466	1,169,074	1,714,532
Depreciation and amortization	823,944	77,806	138,166	655,194
Pre-opening expense	3,256,963
Related party management fee	480,000	160,000	64,644
Litigation settlement	1,600,000
Relocation expense				404,738
Impairment charges on long-lived assets				4,361,134

Total expenses	27,553,494	4,140,473	12,984,270	22,631,591

INCOME (LOSS) FROM OPERATIONS	(5,055,948)	(7,690)	1,336,557	(3,307,310)
OTHER INCOME (EXPENSE):
Earnings from equity affiliate				58,862
Interest income	440,003	(4,979)	9,243	10,720
Related party interest expense		(96,156)	(796,163)	(1,121,835)
Interest expense, net of amounts capitalized	(14,151,163)	(652,631)

Total other expense	(13,711,160)	(753,766)	(759,920)	(1,052,253)

NET INCOME (LOSS) TO COMMON MEMBERS' INTEREST	$(18,767,108)	$(761,456)	$576,637	$(4,359,563)

See notes to financial statements.

THE OLD EVANGELINE DOWNS, L.L.C.

STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

THE YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD AUGUST 31 TO DECEMBER 31, 2002
(SUCCESSOR COMPANY)

THE PERIOD JANUARY 1 TO AUGUST 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001
(PREDECESSOR COMPANY)

PREDECESSOR TOTAL MEMBERS' EQUITY (DEFICIT)
BALANCE, DECEMBER 31, 2000	$(1,541,083)
Net loss to common members' interest	(4,359,563)

BALANCE, DECEMBER 31, 2001	(5,900,646)
Net income to common members' interest	576,637

BALANCE, AUGUST 30, 2002	$(5,324,009)

	SUCCESSOR COMMON MEMBERS' INTEREST	SUCCESSOR ACCUMULATED DEFICIT	SUCCESSOR TOTAL MEMBERS' EQUITY
BALANCE, AUGUST 31, 2002	$15,232,056		$15,232,056
Net loss to common members' interest		$(761,456)	(761,456)

BALANCE DECEMBER 31, 2002	15,232,056	(761,456)	14,470,600

Net loss to common members' interest		(18,767,108)	(18,767,108)
Member distributions		(175,000)	(175,000)

BALANCE DECEMBER 31, 2003	$15,232,056	$(19,703,564)	$(4,471,508)

See notes to financial statements.

THE OLD EVANGELINE DOWNS, L.L.C.

STATEMENTS OF CASH FLOWS

THE YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD AUGUST 31 TO DECEMBER 31, 2002
(SUCCESSOR COMPANY)

THE PERIOD JANUARY 1 TO AUGUST 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001
(PREDECESSOR COMPANY)

	Successor		Predecessor
	2003	Period from August 31 through December 31, 2002	Period from January 1 through August 30, 2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(18,767,108)	(761,456)	$576,637	$(4,359,563)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	823,944	77,806	138,166	655,194
Amortization of deferred financing costs and bond discount	1,974,401	339,937
Loss on sale of assets				12,801
Impairment charge on long-lived assets				4,361,134
Changes in operating assets and liabilities:
Restricted cash	(748,759)	(832,297)	1,093,687	(24,426)
Receivables	(226,013)	1,305,897	(1,394,560)	33,489
Inventory	(260,371)	11,105	5,439	(2,782)
Prepaid expenses and other assets	(210,197)	87,334	(97,903)	(62,339)
Accounts payable	2,124,402	580,388	(255,764)	(27,414)
Accrued expenses	6,844,704	260,949	390,424	(154,141)
Accounts payable to DJL and OEDA	1,641,211
Litigation settlement	1,200,000

Net cash flows from operating activities	(5,603,786)	1,069,663	456,126	431,953

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition and licensing costs	(1,781,746)	(438,932)	(269,680)
Racino project development costs	(55,303,006)	(4,280,112)	(382,159)
Restricted cash-racino project	(20,013,291)
Purchase of restricted investments	(23,922,971)
Maturity of restricted investments	8,144,088
Purchase of property and equipment	(710,981)	(75,602)	(54,289)	(68,621)

Net cash flows from investing activities	(93,587,907)	(4,794,646)	(706,128)	(68,621)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(11,516,099)	(316,206)
Principal payments on debt	(20,125,000)	(150,000)
Principal payments on debt to related party			(90,987)	(411,230)
Proceeds from senior secured notes	120,736,000
Proceeds from senior credit facility	5,104,301
Proceeds from FF&E credit facility	12,532,493
Proceeds from notes payable		4,500,000

Net cash flows from financing activities	106,731,695	4,033,794	(90,987)	(411,230)

NET INCREASE (DECREASE) IN CASH	7,540,002	308,811	(340,989)	(47,898)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	962,652	653,841	994,830	1,042,728

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,502,654	$962,652	$653,841	$994,830

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$8,594,283	$267,995	$432,812	$1,125,262
Cash paid during the year for income taxes				$123,043
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property additions acquired on construction payable which were accrued, but not paid	$19,681,300	$2,376,494
Property and equipment purchased in exchange for indebtedness	$4,398,940
Exchange of Private OED Notes for Registered OED Notes	$123,200,000
Push down of OEDA note payable to PGP		$7,325,000
Assignment from OEDA of term loan payable to Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation)		$8,450,000
Push down of OEDA intercompany accounts payable to DJL		$2,484,140
Push down of deferred financing costs, Racino Project development costs, and business acquisition and licensing costs paid by OEDA		$2,934,140

See notes to financial statements

THE OLD EVANGELINE DOWNS, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION, BUSINESS PURPOSE AND BASIS OF PRESENTATION

        In 2002, The Old Evangeline Downs, L.C. was purchased by OED Acquisition, LLC ("OEDA"), a wholly owned subsidiary of Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC) ("DJL") and was renamed The Old Evangeline Downs, L.L.C. (the "LLC"), a Louisiana limited liability company (the "Company"). Unless the context requires otherwise, references to the "Company," "we," "us" or "our" refer to The Old Evangeline Downs, LLC.

        Peninsula Gaming LLC, a Delaware limited liability company ("PGL"), was formed on June 16, 2004 and a corporate restructuring occurred on the same date and is reflected in these financial statements. As a result of the corporate restructuring, PGL was formed as a new direct parent company of DJL, the Company and Peninsula Gaming Corp. (formerly known as the Old Evangeline Downs Capital Corp.), a Delaware limited liability company ("PGC"). Prior to June 16, 2004, PGC, which has no assets or operations and was formed solely to facilitate the offering by the Company of its 13% Senior Secured Notes due 2010 with Contingent Interest, was a direct wholly owned subsidiary of the Company. PGL is a wholly owned subsidiary of Peninsula Gaming Partners, LLC, a Delaware limited liability company ("PGP"). In addition, upon the corporate restructuring, OEDA became a sister company to PGL and a wholly owned subsidiary of PGP in a corporate spin-off which was recorded as a distribution by PGL on June 16, 2004.

        OED currently owns and operates the Evangeline Downs Racetrack and Casino, or racino. OED's new racino in Opelousas has a Southern Louisiana Cajun roadhouse theme on the exterior, with a complementary regional Acadian atmosphere on the interior. The racino currently includes a casino with 1,627 slot machines, parking spaces for approximately 2,229 cars, 60 semis, and 5 buses, and several dining options. OED's dining options include a 312-seat Cajun Buffet, an 82-seat fine dining Evangeline restaurant, a 192-seat Lagniappe food court and a 202-seat Mojos sports bar with an additional 98-seat screened patio, in addition to a raised bar and lounge area with 120 seats, known as Zydeco's, occupying the center of OED's casino floor. In accordance with its regulatory requirements for the racino, OED expects to complete construction of a one-mile dirt track, stables for 980 horses, a grandstand and clubhouse with seating for 1,295 patrons, and apron and patio space for an additional 3,000 patrons by the end of fiscal 2004 with related additional capital expenditures of approximately $17.5 million as of December 31, 2003. Consistent with its regulatory requirements, OED also expects to continue construction on its turf track during fiscal 2005. Pending completion of OED's new horse racetrack, horse racing operations are conducted at OED's nearby pari-mutuel wagering complex in Lafayette, Louisiana, whose operations will be transferred to OED's new horse racetrack upon completion. OED's operations also include two off-track betting parlors ("OTB"), one in New Iberia, and one in Port Allen, Louisiana. OED's OTB in Port Allen, located on Interstate 10 across the Mississippi River from Baton Rouge, Louisiana, also operates 100 video poker machines.

        Predecessor Company for the period January 1 to August 30, 2002 and the year ended 2001—The accompanying financial statements include the accounts of The Old Evangeline Downs, L.C. (the "L.C."). The L.C. was organized as a limited liability company under the provisions of the laws of the State of Louisiana in October 1994 for the purpose of both acquiring through the Bankruptcy Plan of Reorganization, and operating the Evangeline Downs Racetrack.

Racino Development

        In order to provide funding for the racino project and to repay certain then existing indebtedness, on February 25, 2003, OED completed a private placement of $123.2 million 13% Senior Secured

Notes due 2010 with Contingent Interest (the "Private OED Notes"). On September 10, 2003, OED exchanged the Private OED Notes for notes registered with the Securities and Exchange Commission otherwise identical in all respects to the Private OED Notes (the "Registered OED Notes," and together with the Private OED Notes, the "OED Notes").

        The construction and development of the racino project is expected to be completed in two phases. The first phase involves the construction of the casino and related casino amenities which was substantially completed and opened to the public on December 19, 2003. Construction of the second phase, which involves the construction of the horse racetrack and related facilities, is currently underway. OED expects to begin scheduling live racing meets at the racino in December 2004, at which time it expects to cease operations at OED's existing horse racetrack.

        All long lived assets at the existing horse racetrack that will not be utilized at the new facility will be fully depreciated by September 30, 2004 and will have a net book value of zero. At June 30, 2004, these assets had a net book value of approximately $0.1 million. The Company is not contractually or legally obligated to, and does not expect to incur, significant costs associated with abandoning the existing facility. Depreciation expense related to long lived assets at the existing horse racetrack facility that will not be utilized at the new facility was approximately $0.2 million for each of the years ended December 31, 2003, 2002 and 2001.

        The total remaining capital expenditures expected to complete the racino project as of December 31, 2003 is approximately $17.5 million. The source of funds to complete construction and development of the racino will be (i) a portion of the proceeds from the offering of the OED Notes, (ii) available borrowings under OED's $15.0 million senior secured credit facility, (iii) available borrowings under OED's $16.0 million furniture, fixtures and equipment financing facility and (iv) cash flows from existing racetrack operations and future cash flows from future racino operations. See Note 4 for further information about the OED Notes, the senior credit facility and the furniture, fixtures and equipment financing facility.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents—OED considers all cash on hand and in banks, certificates of deposit and other highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

        Restricted Cash—Restricted cash represents amounts for purses to be paid during the live meet racing season. Additionally, restricted cash includes entrance fees for a special futurity race during the racing season, plus any interest earnings. These funds will be used to pay the purse for the race. A separate interest bearing bank account is required for these funds.

        Restricted Investments—As of December 31, 2003, we had approximately $15.8 million, net of discount, invested in government securities with original maturities of greater than 90 days from the date of initial investment. These investments have been classified as held-to-maturity and have contractual maturities of $8.0 million on both February 15, 2004 and August 15, 2004. Proceeds from the maturity of these investments will be used to help make payments of fixed interest on the OED Notes due March 1, 2004 and September 1, 2004 in accordance with the terms of the Cash Collateral and Disbursement Agreement, dated February 25, 2003, among us, U.S. Bank National Association (as trustee and disbursement agent) and an independent construction consultant (the "Cash Collateral and Disbursement Agreement").

        Inventories—Inventories consisting principally of food, beverage, retail items, and operating supplies are stated at the lower of first-in, first-out cost or market.

        Restricted Cash—Racino Project—"Restricted cash—racino project" represents unused proceeds from the sale of the OED Notes, the use and disbursement of which are restricted to the design, development, construction, equipping and opening of the racino in accordance with the Cash Collateral and Disbursement Agreement. As of December 31, 2003, we had $14.4 million in cash equivalents deposited in a construction disbursement account, $0.2 million in cash equivalents deposited in an interest reserve account that will be used toward payment of fixed interest on the OED Notes, $5.0 million in cash equivalents deposited in a completion reserve account that will be used to fund potential cost overruns and contingency amounts with respect to the design, development, construction, equipping and opening of the racino and $0.4 million in cash in a local financial institution. The funds deposited in these accounts are invested in cash or securities that are readily convertible to cash.

        Property and Equipment—Property and equipment are recorded at cost and capitalized lease assets are recorded at their fair market value at the inception of the lease. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on a straight-line basis over the following estimated useful lives:

Land improvements	20 - 40 years
Building and building improvements	9 - 40 years
Furniture, fixtures and equipment	3 - 10 years
Computer equipment	3 - 5 years
Vehicles	5 years

*
OED currently leases the land on which the building and leasehold improvements associated with the old racetrack are located. The ground lease annual rental is $0 per year and the lease term expires on the earlier of December 31, 2004 or the first day we open a new racetrack facility for business in St. Landry Parish, Louisiana.

        Long-Lived Assets—Effective January 1, 2002, OED assessed the impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This new pronouncement also amends ARB No. 51 "Consolidated Financials Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and also broadens the presentation of discontinued operations to include more disposal transactions. OED evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. If the carrying value of the long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the asset. The adoption of SFAS No. 144 did not have an impact on OED's financial position or results of operations for the years ended December 31, 2003 and 2002.

        Capitalized Interest—OED capitalizes interest costs associated with debt incurred in connection with the racino project. When debt is specifically identified as being incurred in connection with the development of the racino project, OED capitalizes interest on amounts expended on the racino project at OED's average cost of borrowed money. Capitalization of interest will cease when the project is substantially complete. The amount capitalized during 2003 was $2.2 million and during the period August 31, 2002 through December 31, 2002 was $0.1 million.

        Deferred Financing Costs—Costs associated with the issuance of debt (see Note 4) have been deferred and are being amortized over the life of the related indenture/agreement using the effective interest method. These amortization costs are included in "Interest expense, net of amounts capitalized" on the Consolidated Statement of Operations.

        Goodwill and Other Intangible Assets—Prior to the purchase of the predecessor company by the successor company during 2002, the predecessor company had goodwill associated with the predecessor company's adoption of "fresh-start" reporting in 1994. The goodwill was being amortized on a straight line basis over a period of 15 years. Upon the predecessor company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002, amortization of the goodwill ceased. Assuming the non-amortization provision of SFAS No. 142 had been adopted at the beginning of 2001, the predecessor company's net loss to common members interest would have been $(3,933,736).

        At December 31, 2003 and 2002, Other Intangible Assets consists of licensing costs and the acquired tradename associated with the purchase of OED. As of December 31, 2003, OED had recorded approximately $3.8 million on OED's balance sheet for directly related legal and other incremental costs associated with the acquisition of OED and obtaining the relevant gaming licenses to conduct gaming operations associated with the racino project in Louisiana. These costs are included as a cost of the acquisition and have been evaluated under SFAS No. 141 "Business Combinations" and SFAS No. 142. Intangible assets of $28.4 million acquired as part of the acquisition were identified and valued as follows (in millions):

Slot Machine and Electronic Video Game Licenses	$24.6
Tradename	$2.5
Horse Racing Licenses	$1.3

Total	$28.4

        For purposes of the valuations set forth above, each of the identified intangible assets were treated as having indefinite lives and valued separately. The methodology employed by an independent valuation specialist to arrive at such valuations required evaluating the fair market value of the existing horse racing business on a stand-alone basis without taking into account any right to obtain slot machine and electronic video game licenses. Such valuation was based in part upon other transactions in the industry and OED's historical results of operations. A value was also derived for the tradename using market based royalty rates. A significant portion of the purchase price is attributable to the slot machine and electronic video game license rights, which were valued based upon the market value paid by other operators and upon projected cash flows from operations. These valuations and related intangible assets are subject to impairment by, among other things, significant changes in the gaming tax rates in Louisiana, significant new competition which could substantially reduce profitability, non-renewal of OED's racing or gaming licenses due to regulatory matters, changes to OED's tradename or the way OED's tradename is used in connection with OED's business and regulatory changes that could adversely affect OED's business by, for example, limiting or reducing the number of slot machines or video poker machines that we are permitted to operate.

        Construction Payable—St. Landry Parish—At December 31, 2003 and 2002, OED had $20.2 million and $2.4 million, respectively, in payables and accruals related to construction and development costs associated with the racino project.

        Financial Instruments—The carrying amount for financial instruments included among cash and cash equivalents, accounts receivable, restricted cash, accounts payable and security deposits approximates their fair value based on the short maturity of those instruments.

        Revenue Recognition—In accordance with common industry practice, our casino revenue is the net win from slot machine activities, which is the difference between slot machine wins and losses, conducted at the casino portion of our new racino. Racing revenues include our share of pari-mutuel wagering on live races after payment of amounts returned as winning wagers, and our share of wagering from import and export simulcasting as well as our share of wagering from our off-track betting parlors. Under current Louisiana law, the Company is not allowed to conduct video poker operations in the casino portion of the racino. Rather, OED is allowed to conduct video poker operations only at its off-track betting parlors in a parish that has approved such devices. Therefore, OED's net revenues from video poker devices at its Port Allen off-track betting facility are included in racing revenues.

        Promotional Allowances—Food, beverage, and other items furnished without charge to customers are included in gross revenues at a value which approximates retail and then deducted as promotional allowances to arrive at net revenues. The cost of such complimentary services have been included as casino expenses on the accompanying statements of operations. Such estimated costs of providing complimentary services allocated from the food and beverage and other operating departments to the casino department were $71,222 and $792 for food and beverage and other, respectively, in 2003.

        Income Taxes—OED is a limited liability company. In lieu of corporate income taxes, the members of a limited liability company are taxed on their proportionate share of OED's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. OED periodically evaluates its policies and the estimates and assumptions related to these policies. OED also periodically evaluates the carrying value of its assets in accordance with generally accepted accounting principles. OED operates in a highly regulated industry and is subject to regulations that describe and regulate operating and internal control procedures. The majority of OED's revenues are in the form of cash, which by its nature, does not require complex estimates. In addition, OED made certain estimates surrounding its application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        In addition, contingencies are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that OED records an estimated loss from a loss contingency when information available prior to issuance of OED's financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal matters requires us to use judgment. Many of these legal contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. However, an adverse outcome could have a material impact on OED's financial condition and operating results.

        Concentrations of Risk—OED's customer base consists of southwest Louisiana. Although OED is directly affected by the economic viability of the area, management does not believe significant risk exists at December 31, 2003.

        OED maintains deposit accounts at two banks. At December 31, 2003 and 2002, and various times during the years then ended, the balance at the banks exceeded the maximum amount insured by the FDIC. Management believes any credit risk related to the uninsured balance is minimal.

        Reclassifications—Certain prior year amounts have been reclassified to conform with current year presentation.

        Recently Issued Accounting Standards—In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. This statement requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions for this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on OED's results of operations or financial position for the year ended December 31, 2003.

        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands the disclosure requirements related to certain guarantees, including product warranties, and requires OED to recognize a liability for the fair value of all guarantees issued or modified after December 31, 2002. FIN 45 did not impact OED's financial position or net income.

        In 2003, the FASB issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation and related disclosures of these entities by business enterprises. These are entities in which either the equity investment at risk is not sufficient to absorb the probable loss without additional subordinated financial support from other parties, or the investors with equity at risk lack certain essential characteristics of a controlling interest. Under the Interpretation, OED must consolidate any variable interest entities (VIEs) in which OED holds variable interests and OED is deemed the primary beneficiary. The effective date for the adoption of FIN 46 for interests in VIEs created prior to February 1, 2003 was July 1, 2003 and applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which OED obtains an interest after that date. The adoption of FIN 46 did not impact OED's financial position or net loss available to common members' interest.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not impact OED's financial position or net loss available to common members' interest.

3.    PROPERTY AND EQUIPMENT

        Property and equipment at December 31 is summarized as follows:

	2003	2002
Land and land improvements	$12,886,570	$310,000
Building and improvements	45,611,018	1,822,508
Furniture, fixtures and equipment	21,212,716	1,169,935
Computer equipment	4,603,839
Vehicles	70,571
Construction in progress	5,864,340	7,455,885

Subtotal	90,249,054	10,758,328
Accumulated depreciation	(2,786,002)	(1,962,060)

Property and equipment, net	$87,463,052	$8,796,268

*
In December 2001, OED recorded property impairment charges of $4,361,134 related to OED's horse racing facility, see Note 10.

        Depreciation expense for the year ended December 31, 2003, the period August 31 through December 31, 2002, the period January 1 through August 30, 2002 and the year ended December 31, 2001, was $823,944, $77,806, $138,166 and $655,194, respectively.

4.    DEBT

        Debt at December 31 is summarized as follows:

	2003	2002
13% Senior Secured Notes due March 1, 2010 with Contingent Interest, net of discount of $2,276,564, secured by certain assets of OED.	120,923,436
$15.0 million Loan and Security Agreement with Wells Fargo Foothill, Inc., interest rate at Prime + 2.50% (current rate of 6.5%), maturing June 24, 2006, secured by certain assets of OED.	5,104,301
$16.0 million Loan and Security Agreement with Wells Fargo Foothill, Inc., interest rate at Prime + 2.50% (current rate of 6.5%), due in 48 equal monthly principal payments beginning on March 1, 2004, secured by certain assets of OED.	12,532,493
Promissory note payable to third party, interest at 4.75% payable monthly in arrears, annual principal payments of $550,000 due each October beginning in 2004, secured by mortgage on certain real property of OED.	3,850,000
Note payable to IGT, interest rate at 9.5%, monthly payments of principal and interest of $31,250, with final payment due July 1, 2005, secured by certain assets of OED.	548,940
Term loan with Foothill Capital Corporation, interest at Prime + 3.75%, however, at no time shall the interest rate be lower than 7.5% (current rate of 8.0%), maturing the earlier of (a) June 30, 2003 or (b) the date on which we consummate OED's financing of the racino project, secured by substantially all the assets of OED.		8,300,000
Note payable to PGP, issued by OEDA, interest rate of 7% until January 31, 2003, thereafter 8% until February 28, 2003, thereafter 9% until March 31, 2003, thereafter the greater of 12% or the fixed rate on the notes expected to be issued to finance the racino project, maturing on June 30, 2003.		7,325,000

Note payable to WET2, interest rate of 7% until March 31, 2003, thereafter the greater of 12% or the fixed rate on the notes expected to be issued to finance the racino project, maturing on June 30, 2003.		4,500,000

Total debt	142,959,170	20,125,000
Less current portion	(3,498,222)	(20,125,000)

Total long term debt	$139,460,948	$0

        Principal maturities of debt for each of the years ended December 31 are summarized as follows (dollars in thousands):

2004	$3,498
2005	3,895
2006	8,788
2007	3,683
2008	1,072
Thereafter	124,300

$145,236

        The weighted average interest rate on the Loan and Security Agreements and Term Loan borrowings outstanding as of December 31, 2003 and 2002 was 6.5% and 8.3% respectively.

        On February 25, 2003, OED completed the private placement of $123.2 million aggregate principal amount of OED Notes. The OED Notes bear interest at a rate of 13% per year which is payable semi-annually on March 1 and September 1 of each year, beginning September 1, 2003. Contingent interest will accrue on the OED Notes beginning in the first full fiscal year after the casino begins operations. The amount of contingent interest will be equal to 5.0% of OED's cash flow for the applicable period, subject to certain limitations. OED may defer paying a portion of contingent interest under certain circumstances set forth in the indenture governing the OED Notes.

        At the end of each six-month period after the casino portion of the racino begins operations, OED is required under the indenture governing the OED Notes to offer to purchase the maximum principal amount of OED Notes that may be purchased, with an amount equal to the sum of (i) 50% of OED's excess cash flow for such period (if any) and (ii) the then available balance in an excess cash flow account, which account at any time shall not exceed $10.0 million. For 45 days following the expiration of each initial excess cash flow offer to purchase, the holders of the OED Notes have the right to request that OED make an offer to purchase OED Notes with the funds in the excess cash flow account subject to certain limitations, including that OED shall not be required to make more than one offer at any one time. All such offers to purchase OED Notes shall be made at 101% of the principal amount, plus accrued and unpaid interest.

        The OED Notes are secured by all of OED's current and future assets (with the exception of certain excluded assets), including the remaining unused proceeds from the offering of the OED Notes which have been deposited into OED's construction disbursement, interest reserve and completion reserve accounts. The OED Notes, which mature on March 1, 2010, are redeemable at OED's option, in whole or in part at any time or from time to time, on and after March 1, 2007 at certain specified redemption prices set forth in the indenture governing the OED Notes. The indenture governing the OED Notes contains a number of restrictive covenants and agreements, including covenants that limit the ability of us and OED's subsidiaries to, among other things: (1) pay dividends, redeem stock or make other distributions or restricted payments; (2) incur indebtedness or issue preferred shares; (3) make certain investments; (4) create liens; (5) agree to payment restrictions affecting the subsidiary guarantors; (6) consolidate or merge; (7) sell or otherwise transfer or dispose of assets, including equity interests of subsidiaries; (8) enter into transactions with affiliates; (9) designate subsidiaries as unrestricted subsidiaries; (10) use proceeds of permitted asset sales and (11) change its line of business.

At December 31, 2003, OED was in compliance with all such covenants. The events of default under the indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding OED Notes may declare all unpaid principal and accrued interest on all of the OED Notes to be immediately due and payable. Upon the occurrence of a change of control (as defined in the indenture governing the OED Notes), each holder of OED Notes will have the right to require OED to purchase all or a portion of such holder's OED Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

        On June 24, 2003, OED entered into a new $15.0 million senior secured credit facility with Wells Fargo Foothill, Inc. as lender (the "Credit Facility"). The Credit Facility was amended by the parties thereto on September 22, 2003, December 10, 2003 and December 24, 2003 (the "Credit Facility Amendments"). OED's obligations under the Credit Facility are secured by a lien on substantially all of OED's and OED's subsidiaries' current and future assets, other than the construction disbursement, interest reserve, completion reserve and excess cash flow accounts and certain other excluded assets as well as a pledge by OEDA of OED's capital stock. Pursuant to the intercreditor agreement described below, the lien on the collateral securing the Credit Facility is senior to the lien on such collateral securing the OED Notes.

        The Credit Facility consists of a revolving credit facility which permits us to request advances and letters of credit to finance working capital and other general corporate needs. Pursuant to the Credit Facility Amendments, OED had the ability to borrow up to $8.5 million (less amounts outstanding under letters of credit) at any one time outstanding during the period before the date that the casino portion of the racino was completed and, among other things, is open for business to the general public and construction costs for the casino have been paid in full or, if such payments are not yet due on such date, that sufficient funds remain in the construction disbursement account to satisfy such payments in full (the "Phase I Completion Date"). All requirements under the definition of the Phase I Completion Date were met on January 9, 2004. For the period after the Phase I Completion Date but before the second anniversary of the Phase I Completion Date (the "Second Anniversary"), the total amount of credit that will be available to OED will be the lesser of $15.0 million and a specified borrowing base (the "Borrowing Base"). For the purposes of the Credit Facility, the Borrowing Base is the lesser of 30% of the amount of certain costs incurred by us in connection with the construction of the racino project and 20% of the amount of the distressed-sale valuation of OED's and OED's subsidiaries' operations and assets. After the Second Anniversary, the total amount of credit that will be available to OED will be the greater of (i) the lesser of $10.0 million and the Borrowing Base or (ii) the aggregate principal amount of all advances outstanding as of the Second Anniversary. At December 31, 2003, OED had outstanding borrowings of $5.1 million and outstanding letters of credit of $3.2 million under the Credit Facility.

        All revolving loans and letters of credit issued under the Credit Facility will mature on June 24, 2006. Prior to the maturity date, funds borrowed under the Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty. OED's borrowings under the Credit Facility will bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%. The interest rate payable under the Credit Facility will increase by 2% per annum during the continuance of an event of default. Under the Credit Facility, OED is also required to pay to the lender a letter of credit fee equal to 2%

per annum on the daily balance of the undrawn amount of all outstanding letters of credit and to the institution issuing a letter of credit a fronting fee, in each case payable in arrears on a monthly basis.

        The Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and a maximum capital expenditure requirement. At December 31, 2003, OED was in compliance with all such covenants.

        Concurrently with the closing of the Credit Facility, the trustee under the indenture for the OED Notes (as secured party) entered into an intercreditor agreement with Wells Fargo Foothill, Inc. as the lender under such credit facility, providing, among other things, that the lien securing the indebtedness under the Credit Facility is senior to the lien securing the indebtedness under the OED Notes (except that the construction disbursement, interest reserve, completion reserve and excess cash flow accounts are security only for the OED Notes).

        On September 22, 2003, OED entered into a new $16.0 million senior secured credit facility with Wells Fargo Foothill, Inc. as lender (the "FF&E Facility"). Under the FF&E Facility, the lender agrees to make a series of term loans, up to a maximum amount of $16.0 million, to finance the purchase of gaming equipment and other furniture, fixtures and equipment. OED's obligations under the FF&E Facility are, subject to certain limitations, secured by a first priority lien on all of the furniture, fixtures and equipment, and all proceeds and products thereof. At December 31, 2003, OED had outstanding borrowings of $12.5 million under the FF&E Facility.

        Loans under the FF&E Facility shall be repayable in 48 equal monthly installments of principal, commencing on March 1, 2004, and continuing on the first day of each month thereafter until the unpaid balance of all loans are paid in full. The outstanding principal balance and all accrued and unpaid interest under all loans shall also be due and payable in full on March 1, 2008. Once borrowed, all loans may be prepaid in whole or in part without penalty or premium at any time during the term of this agreement. Amounts borrowed and repaid may not be reborrowed. OED's borrowings under the FF&E Facility will bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%, but at no time shall the interest rate be less than 6%. The interest rate payable under the FF&E Facility will increase by 2% per annum during the continuance of an event of default.

        The FF&E Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and a maximum capital expenditure requirement. At December 31, 2003 OED was in compliance with all such covenants.

        In October 2003, OED entered into a purchase agreement to acquire 93 acres of land, divided into seven approximately equal parcels, for a total purchase price of $3,850,000. The purchase price under this purchase agreement was financed by the seller with us issuing a $3,850,000 note payable to the seller. The note is payable in seven equal annual installments of $550,000 beginning October 24, 2004 and bears interest at a rate of 4.75% of the unpaid balance due monthly in arrears on the fifth day of each month beginning on December 5, 2003. The note is collateralized by a mortgage on the property. Simultaneously with the payment of each $550,000 annual installment discussed above, seller agrees to release one of the remaining parcels from the mortgage.

        In March 2003, OED entered into a participation agreement with a third party operator to own and operate 100 video poker machines at OED's OTB in Port Allen, Louisiana. In December 2003,

OED obtained its license to own and operate video poker machines. In accordance with the participation agreement, OED assumed the remaining balance of an original $663,700 promissory note payable in exchange for ownership of the 100 video poker machines. The note bears interest at 9.5% and is payable in monthly installments of principal and interest of $31,250 with the last payment due July 1, 2005. The note is collateralized by a security interest in the machines.

        Concurrently with the issuance of the OED Notes, OED's obligations under the Term Loan, the PGP Note and the WET2 Note were repaid in February 2003.

5.    LITIGATION SETTLEMENT

        On November 8, 1994, the Louisiana Horsemen's Benevolent and Protective Association 1993, Inc. ("LHBPA") filed a lawsuit against all licensed horse racetracks in the State of Louisiana. The lawsuit alleged that LHBPA did not receive the appropriate share of net revenues from video poker devices located at licensed horse racetracks. In February 2003, OED entered into a settlement agreement with LHBPA for $1.6 million. The terms of the settlement agreement requires OED to make payments of $400,000 annually beginning in March 2003, with additional $400,000 payments due in March 2004 through 2006.

        In accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies," OED recorded an expense and related accrual of $1.6 million in the financial statements as of December 31, 2003. Of the total $1.6 million accrual, $0.4 million was paid in March 2003, $0.4 million has been included in "Other accrued expenses" in the "Current Liabilities" section with the remaining $0.8 million recorded under "Other accrued expenses" in the "Long-term liabilities" section of the Balance Sheet.

6.    EMPLOYEE BENEFIT PLAN

        On June 1, 2002, OED implemented a new 401(k) Plan that covers any employee who wishes to participate, who was over age 21 and has given one year of service to OED. Contributions to the plan made by the employees are limited to 60% of their compensation and are partially matched by OED based on a formula providing for 50% matching on the first 4% of compensation contributed. OED's contributions to the plan for the year ended December 31, 2003, the period August 31, 2002 to December 31, 2002 the period June 1, 2002 (date of plan implementation) to August 30, 2002 were $21,673, $5,954 and $3,635, respectively.

        During 2001 and through February 2002, OED participated in a profit sharing 401(k) Plan sponsored by the Moody Company which was implemented during 1996 that covered any employee who wished to participate, who was over age 21 and had given one year of service to OED. Contributions to the plan made by the employees were limited to 15% of their compensation and were partially matched by OED based on a formula providing for 1) 50% matching on the first 4% of compensation, and 2) an optional contribution of up to 15% of compensation, based on an annual decision of OED's managers. OED's contributions to the plan were $2,995 and $18,895 for the period January 1 through the end of OED's participation in the plan in February 2002 and the year ended December 31, 2001, respectively.

7.    LEASING ARRANGEMENTS

        Ground Lease-Lafayette—OED currently leases the land on which the current racetrack is located. The ground lease annual rental is $0 per year and the lease term expires on the earlier of December 31, 2004 or the first day OED opens a new racetrack facility for business in St. Landry Parish, Louisiana.

        New Iberia—OED is under a month-to-month contract for $5,000 per month to lease the New Iberia off-track betting parlor. The lease requires payment of property taxes, maintenance and insurance on the property. During the year ended December 31, 2003, the period August 31 through December 31, 2002, the period January 1 through August 30, 2002 and the year ended December 31, 2001, OED paid $60,000, $20,000, $40,000 and $60,000, respectively, in rent for the New Iberia off-track betting parlor.

        Pari-Mutuel Processing Equipment—OED entered into a five-year lease agreement commencing on February 15, 2001 for computerized pari-mutuel central processing equipment, terminals and certain associated equipment. Additionally, the lease agreement provides us with pari-mutuel services whereby the leased equipment automatically registers and totals the amounts wagered on the races held at the race track or simulcast to it and to its respective off-track wagering parlors, and displays the win pool odds, payoffs, and other pertinent horse racing information needed to operate live meet horse racing and off-track betting. OED pays 0.43% of the handle for the services provided during both live meet racing days and off-track betting racing days. The charges are subject to a minimum of $1,950 per live meet race day and $1,150 per off-track betting race day. Additionally, if a race day is not completed, OED must pay 50% of the minimum if less than four races are declared official and 100% of the minimum if four or more races are declared official. In 2003, OED had 87 live meet racing days and 223 off-track betting days. OED paid $466,923, $116,308, $308,972 and $429,357 during the year ended December 31, 2003, the period August 31 through December 31, 2002, the period January 1 through August 30, 2002 and the year ended December 31, 2001, respectively, related to the pari-mutuel processing equipment lease.

        In 2004, OED is scheduled to run 116 live meet racing days and 249 off-track betting days. The total minimum rental payments for the lease mentioned in the preceding paragraph assuming 116 live meet racing days and 249 off-track betting days for each of the years ended December 31 are summarized as follows:

2004	$512,550
2005	512,550
2006	51,750

$1,076,850

        OED leases various other equipment under noncancelable operating leases. The leases require fixed monthly payments to be made ranging from $1,600 to $2,553 and certain other gaming machines require contingent monthly rental payments based on usage of the equipment. The leases expire on various dates through 2007. Rent expense was $211,721, $8,208, $9,718 and $32,091 during the year ended December 31, 2003, the period August 31 through December 31, 2002, the period January 1 through August 30, 2002 and the year ended December 31, 2001, respectively.

        The future minimum rental payments required under these leases for the years ended December 31 are summarized as follows:

2004	$47,110
2005	30,630
2006	30,630
2007	12,763

$121,133

8.    COMMITMENTS AND CONTINGENCIES

        On June 25, 2002, Peninsula Gaming Partners, LLC, a Delaware limited liability company which holds all of the membership interests of DJL ("PGP") entered into an agreement with William E. Trotter, II ("Trotter") and William E. Trotter, II Family L.L.C., a Louisiana limited liability company ("WET2LLC") to acquire (i) all of Trotter's interests in two promissory notes issued by us in connection with DJL's acquisition of us, and (ii) all of Trotter's membership interests owned by WET2LLC (together, the "Trotter Purchase"). On August 30, 2002, OEDA consummated the Trotter Purchase for a purchase price consisting of cash of $15,546,000, plus a contingent fee of one half of one percent (0.5%) of the net slot revenues generated by OED's racino located in St. Landry Parish, Louisiana, for a period of ten years commencing on December 19, 2003, the date the racino's casino opened to the general public.

        OED is not a party to, and none of OED's property is the subject of, any other pending legal proceedings other than litigation arising in the normal course of business. Management does not believe that adverse determinations in any or all such other litigation would have a material adverse effect on OED's financial condition, results of operations or cash flows.

9.    TRANSACTIONS WITH RELATED PARTIES

        During 2003, OED had accrued member distributions of $175,000 payable to OEDA. This amount was paid in January 2004.

        At December 31, 2003 and 2002, OED had accrued interest recorded of $330,209 payable to OEDA primarily related to OEDA's purchase of a 50% interest in OED's long-term notes payable on February 15, 2002. Interest was accrued from the date of purchase of the notes until August 30, 2002, at which time the interest in the notes was converted to members' equity of OED.

        At December 31, 2003 and 2002, OED had intercompany accounts payable to DJL of $3,645,351 and $2,484,140 related to Racino Project development costs paid by DJL on behalf of us.

        Management Services Agreement—In 2002, OED entered into a management services agreement ("MSA") with DJL and OEDA (together the "Operator"). Pursuant to the terms of that agreement, the Operator will manage and operate OED's existing horse racetrack and design, develop, construct, manage and operate the new racino and provide certain pre-opening services in connection therewith. Under the management services agreement, the Operator is entitled to receive a pre-opening service fee equal to $40,000 per month, retroactive to June 27, 2001 which is not required to be paid until the earlier to occur of commencement of the operations of the casino or the Operating Deadline (as defined in the MSA and applicable to the casino). The Operator is also entitled to be reimbursed for all reasonable and documented out-of-pocket expenses permitted to be incurred under the management services agreement, including, but not limited to tax preparation, accounting, legal and administrative fees and expenses incurred in connection with the Operator's ownership of us. The Operator will also receive a basic management fee equal to 1.75% of net revenue (less net food and beverage revenue) and an incentive fee equal to:

  •
  3.0% of the first $25.0 million of EBITDA (as defined below);

  •
  4.0% of EBITDA in excess of $25.0 million but less than $30.0 million of EBITDA; and

  •
  5.0% of EBITDA in excess of $30.0 million.

        "EBITDA" is defined in the management services agreement as earnings before interest, income taxes, depreciation and amortization; provided, however, that in calculating earnings, the basic management fee, the incentive fee and reimbursables payable under the management services agreement shall not be deducted.

        The management services agreement will terminate on the later of (i) the date that is eight years after the first date a revenue paying customer is admitted to the new racino and (ii) the date of sale by DJL of its beneficial ownership of OED's membership interests.

        During the year ended December 31, 2003, the period August 31 to December 31, 2002 and the period January 1 to August 30, 2002, we accrued management fee expenses of $480,000, $160,000 and $64,644, respectively.

        Certain members of OED are also managers of PGP. Due to these relationships, those individuals may indirectly receive money from us for management fees and other amounts paid by us to DJL.

        During the period August 31 through December 31, 2002, the period January 1 through August 30, 2002 and the year ended December 31, 2001, interest was paid to Moody-Trotter Investments and William E. Trotter in the amount of $96,156, $432,812 and $1,125,262, respectively.

10.    IMPAIRMENT CHARGE

        In connection with OED's assessment of the events enumerated in Note 1 surrounding the Racino Project, a review was performed of the carrying values of long-lived assets, including the recorded balance of the line item "Other intangibles". We determined that the sale of a 50% interest of OED to OEDA, which was consummated on February 15, 2002, significantly changed the time period over which the horse racing facility in Lafayette, Louisiana would be used. This review was performed pursuant to the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. As a result of this review, we recorded a charge of $4,361,134 in 2001 to record the related assets at fair value based on the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

11.    SUBSEQUENT EVENTS (UNAUDITED)

        On March 11, 2004, OED and DJL announced that they intend to refinance the OED Notes and DJL's 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes") with a proposed offering of $230 million (which subsequently has been increased to $233 million) of senior secured notes due 2012 and a new credit facility. As part of this note offering, they are also seeking requisite regulatory approvals to effect a series of corporate transactions, including the creation of a new holding company to be the new direct parent of OED and DJL and a co-issuer of the new senior secured notes. In the event regulatory approval of the corporate transactions is not obtained, OED and DJL will still consummate the note offering and use the proceeds of the offering to repurchase and redeem the OED Notes and DJL Notes, respectively. In such event, however, they will not at such time effect the corporate transactions or enter into the new credit facility.

        On March 9, 2004, OED commenced a tender offer and consent solicitation to repurchase all of its outstanding OED Notes and to solicit consents to certain proposed amendments to the indenture governing the OED Notes as set forth in OED's Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004 (the "Statement"). As of March 19, 2004, the expiration date of the consent solicitation, OED had received the requisite consents and tenders from holders of a majority of the aggregate principal amount of the outstanding OED Notes, which consents and tenders are irrevocable subject to certain limited exceptions set forth in the Statement. The tender offer is scheduled to expire on April 5, 2004, unless extended or earlier terminated.

12.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	2003 Quarters Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands)
Net revenues	$3,817	$6,333	$5,542	$6,806
Income from Operations	(1,432)	4	(640)	(2,988)
Net income (loss)	$(3,653)	$(3,858)	$(4,489)	$(6,767)

	2002 Quarters Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands)
Net revenues	$3,710	$6,222	$5,348	$3,174
Income from Operations	447	582	271	29
Net income (loss)	$182	$323	$(156)	$(534)

 THE OLD EVANGELINE DOWNS, LLC

PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

        The following pro-forma condensed statement of operations (unaudited) sets forth our results of operations for the year ended December 31, 2003 on an actual basis and on a pro-forma basis to give effect to the offering of the Peninsula Gaming Notes and the application of the net proceeds therefrom as set forth under the section entitled "Use of Proceeds" and the consummation of the other Transactions as set forth in the section entitled "The Transactions" as if such transactions had occurred on December 31, 2002.

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments	Pro Forma
NET REVENUES	$22,497,546		$22,497,546
EXPENSES	27,553,494		27,553,494

LOSS FROM OPERATIONS	(5,055,948)		(5,055,948)

OTHER INCOME (EXPENSE):
Interest income	440,003		440,003
Interest expense, net of amounts capitalized	(14,151,163)	$661,900	(13,489,263)

Total other expense	(13,711,160)	661,900	(13,049,260)

NET LOSS TO COMMON MEMBERS' INTEREST	$(18,767,108)	$661,900	$(18,105,208)

(1)
Represents elimination of (a) $13.2 million of contractual, fixed rate interest on the OED Notes at 13% and (b) $1.5 million of amortization of deferred financing costs and bond discount related to redeemed OED Notes, offset by (y) $12.7 million of contractual, fixed rate interest on the PGL Notes at 8 3/4% and (z) $1.3 million of amortization of deferred financing costs and bond discount on the PGL Notes.

 THE OLD EVANGELINE DOWNS, L.L.C.

CONDENSED BALANCE SHEET (UNAUDITED)

June 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,471,060
Restricted cash—purse settlements	3,079,892
Accounts receivable	1,062,154
Inventory	248,683
Prepaid expenses	1,128,482

Total current assets	25,990,271

PROPERTY AND EQUIPMENT, NET	97,852,393

OTHER ASSETS:
Deferred financing costs, net of amortization of $327,780	8,229,472
Other intangibles	32,406,952
Deposits and other assets	97,950

Total other assets	40,734,374

TOTAL	$164,577,038

LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,408,750
Construction payable—St. Landry Parish	9,963,138
Purse settlement payable	4,522,666
Accrued payroll and payroll taxes	1,251,900
Accrued interest	3,016,877
Other accrued expenses	3,464,935
Accounts payable to affiliates	5,657,149
Current maturity of long-term debt	4,875,418

Total current liabilities	35,160,833

LONG-TERM LIABILITIES:
8 3/4% Senior secured notes, net of discount	143,114,580
13% Senior secured notes, net of discount	6,789,206
Senior secured credit facilities	4,770,074
Term loan	10,666,667
Notes payable	3,331,790
Other accrued expenses	400,000

Total long-term liabilities	169,072,317

Total liabilities	204,233,150
COMMITMENTS AND CONTINGENCIES
MEMBERS' DEFICIT	(39,656,112)

TOTAL	$164,577,038

See notes to condensed financial statements (unaudited).

 THE OLD EVANGELINE DOWNS, L.L.C.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
REVENUES:
Casino	$34,662,325
Racing	10,859,643	$9,454,725
Food and beverage	4,378,111	629,869
Other	445,939	65,467
Less promotional allowances	(2,730,554)

Total net revenues	47,615,464	10,150,061

EXPENSES:
Casino	18,873,024
Racing	8,931,186	7,768,167
Food and beverage	3,505,613	279,507
Other	444,724	12,256
Selling, general and administrative	7,164,971	1,323,823
Depreciation and amortization	4,690,548	145,895
Pre-opening expense	272,280	204,921
Litigation settlement		1,600,000
Management fees	1,294,445	240,000

Total expenses	45,176,791	11,574,569

INCOME (LOSS) FROM OPERATIONS	2,438,673	(1,424,508)

OTHER INCOME (EXPENSE):
Interest income	97,807	271,448
Interest expense, net of amounts capitalized	(8,907,045)	(6,357,592)
Loss on early retirement of debt	(28,726,539)

Total other expense	(37,535,777)	(6,086,144)

NET LOSS TO COMMON MEMBERS' INTEREST	$(35,097,104)	$(7,510,652)

See notes to condensed financial statements (unaudited).

 THE OLD EVANGELINE DOWNS, L.L.C.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,097,104)	$(7,510,652)
Adjustments to reconcile net (loss) to net cash flows from operating activities:
Depreciation and amortization	4,690,548	145,895
Amortization and write-off of deferred financing costs and discount on notes	12,107,432	1,002,758
Changes in operating assets and liabilities:
Restricted cash—purse settlements	(1,490,767)	539,829
Receivables	(660,021)	(2,309,486)
Inventory	41,424	(15,054)
Prepaid expenses and other assets	(894,219)	(17,353)
Accounts payable	2,146,108	1,912,022
Accrued expenses	(923,591)	6,259,488
Accounts payable to affiliates	976,945	701,210

Net cash flows from operating activities	(19,103,245)	708,657

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition and licensing costs	(145,135)	(1,763,486)
Racino project development costs	(24,269,777)	(12,160,548)
Proceeds from (deposits to) restricted cash—racino project, net	20,013,291	(53,922,489)
Maturity and sale of restricted investments	15,778,883
Purchase of restricted investments		(23,922,971)
Purchase of property and equipment	(611,216)	(472,842)

Net cash flows from investing activities	10,766,046	(92,242,336)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(7,820,798)	(9,939,196)
Principal payments on debt	(137,586,032)	(20,125,000)
Proceeds from senior credit facilities	4,770,074	2,284,301
Proceeds from term loan	14,666,667
Proceeds from FF&E credit facility	3,467,507
Proceeds from senior secured notes	143,070,687	120,736,000
Member distributions	(262,500)

Net cash flows from financing activities	20,305,605	92,956,105

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,968,406	1,422,426
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,502,654	962,652

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20,471,060	$2,385,078

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$11,025,081	$663,190
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property additions acquired on construction payable which were accrued, but not paid	$7,333,246	$6,498,119
Deferred financing costs which were accrued, but not paid	$130,636	$843,999

See notes to condensed financial statements (unaudited).

 THE OLD EVANGELINE DOWNS, L.L.C.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1.    Organization and Basis of Presentation

        The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("OED" or the "Company"), owns and operates a horse track in Lafayette, Louisiana and is constructing a new casino and racetrack facility in St. Landry Parish, Louisiana (the "racino project"). The Old Evangeline Downs Capital Corp. was a wholly owned subsidiary of OED which has no assets or operations and was formed solely to facilitate the offering by OED of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes"). Prior to the corporate restructuring described below, OED was a wholly owned subsidiary of OED Acquisition, LLC, a Delaware limited liability company ("OEDA"). OEDA was a wholly owned subsidiary of Diamond Jo, LLC, a Delaware limited liability company ("DJL"), which owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa. Prior to the corporate restructuring described below, DJL was a wholly owned subsidiary of Peninsula Gaming Partners, LLC, a Delaware limited liability company ("PGP").

        On June 16, 2004, a corporate restructuring occurred, which is reflected in these financial statements, pursuant to which Peninsula Gaming, LLC, a Delaware limited liability company ("PGL"), became a new direct parent company of DJL, OED and Peninsula Gaming Corp. ("PGC", formerly known as The Old Evangeline Downs Capital Corp.), a Delaware limited liability company. PGL is a wholly owned subsidiary of PGP. In connection with the corporate restructuring, OEDA became a sister company to PGL and a wholly owned subsidiary of PGP in a corporate spin-off which was recorded as a distribution on June 16, 2004.

        In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring entries unless otherwise disclosed, necessary to present fairly the financial information of the Company for the interim periods presented and have been prepared in accordance with accounting principles generally accepted in the United States of America. The interim results reflected in the financial statements are not necessarily indicative of results expected for the full year or other periods.

        The financial statements contained herein should be read in conjunction with the audited financial statements and accompanying notes to the financial statements included elsewhere in the registration statement. Accordingly, footnote disclosure which would substantially duplicate the disclosure in the audited financial statements has been omitted in the accompanying unaudited financial statements.

2.    Summary of Significant Accounting Policies

        Restricted Investments—As of December 31, 2003, OED had approximately $15.8 million, net of discount, invested in government securities with original maturities of greater than 90 days from the date of initial investment. These investments were classified as held-to-maturity and had contractual maturities of $8.0 million on both February 15, 2004 and August 15, 2004. Proceeds from the maturity of the investments on February 15, 2004 were used to help make the payment of fixed interest on the OED Notes due March 1, 2004 in accordance with the terms of the Cash Collateral and Disbursement Agreement, dated February 25, 2003, among OED, U.S. Bank National Association (as trustee and disbursement agent) and an independent construction consultant (the "Cash Collateral and Disbursement Agreement"). As a result of the refinancing of the OED Notes on April 16, 2004 (see Note 4), the Cash Collateral and Disbursement Agreement was cancelled and, therefore, the restricted investments were no longer required. Therefore, during May 2004, the remaining restricted investments of approximately $7.9 million were redeemed.

        Restricted Cash—Racino Project—As of December 31, 2003, OED had $14.4 million in cash equivalents deposited in a construction disbursement account, $0.2 million in cash equivalents deposited in an interest reserve account that were to be used toward payment of fixed interest on the OED Notes, $5.0 million in cash equivalents deposited in a completion reserve account that were to be used to fund potential cost overruns and contingency amounts with respect to the design, development, construction, equipping and opening of the racino and $0.4 million in cash in a local financial institution. The funds deposited in these accounts were invested in cash or securities that are readily convertible to cash. As a result of the refinancing of the OED Notes on April 16, 2004 (see Note 4), the Cash Collateral and Disbursement Agreement was terminated and, therefore, the restricted cash—Racino Project was no longer required.

        Deferred Financing Costs—As of June 30, 2004, OED incurred approximately $7.2 million of fees and expenses related to the refinancing of the OED Notes and approximately $0.7 million of fees and expenses related to the refinancing of (i) OED's $15.0 million senior secured credit facility with Wells Fargo Foothill dated June 24, 2003 (as amended, the "OED Credit Facility") and (ii) OED's $16.0 million FF&E credit facility with Wells Fargo Foothill dated September 22, 2003 (the "OED FF&E Facility"), which refinancings were consummated in the second quarter (see Note 4 for further discussion on the refinancings).

        Other Intangibles—At June 30, 2004 "Other intangibles" consists of licensing costs and the acquired trade name associated with the purchase of OED. Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" provides that goodwill and indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value.

        As of June 30, 2004, the Company had approximately $32.4 million of "Other intangibles" on its balance sheet summarized as follows (in millions):

June 30, 2004
Slot Machine and Electronic Video Game Licenses	$28.6
Tradename	2.5
Horse Racing Licenses	1.3

Total	$32.4

        For purposes of the valuations set forth above, each of the identified intangible assets were treated as having indefinite lives and valued separately. The methodology employed by an independent valuation specialist to arrive at the initial valuations required evaluating the fair market value of the existing horse racing business on a stand-alone basis without taking into account any right to obtain slot machine and electronic video game licenses. Such valuation was based in part upon other transactions in the industry and OED's historical results of operations. A value was also derived for the trade name using market based royalty rates. A significant portion of the purchase price is attributable to the slot machine and electronic video game license rights, which were valued based upon the market value paid by other operators and upon projected cash flows from operations. The valuations were updated by management in the first quarter of 2004 indicating no impairment. These valuations and related intangible assets are subject to impairment by, among other things, significant changes in the gaming tax rates in Louisiana, significant new competition which could substantially reduce profitability, non-renewal of OED's racing or gaming licenses due to regulatory matters, changes to OED's trade name or the way OED's trade name is used in connection with its business and regulatory changes that could adversely affect OED's business by, for example, limiting or reducing the number of slot machines or video poker machines that they are permitted to operate.

        On June 25, 2002, PGP entered into an agreement with William E. Trotter, II ("Trotter") and William E. Trotter, II Family L.L.C., a Louisiana limited liability company ("WET2LLC") to acquire (i) all of Trotter's interests in two promissory notes issued by OED in connection with DJL's acquisition of OED, and (ii) all of Trotter's membership interests owned by WET2LLC (together, the "Trotter Purchase"). On August 30, 2002, OEDA consummated the Trotter Purchase for a purchase price consisting of cash of $15,546,000, plus a contingent fee of one half of one percent (0.5%) of the net slot revenues generated by OED's racino located in St. Landry Parish, Louisiana, for a period of ten years commencing on December 19, 2003, the date the racino's casino opened to the general public. This contingent fee is payable monthly in arrears and is recorded as an adjustment to "Other intangibles" on the Condensed Consolidated Balance Sheet.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We periodically evaluate our policies and the estimates and assumptions related to these policies. We also periodically evaluate the carrying value of our assets in accordance with generally accepted accounting principles. We operate in a highly regulated industry and are subject to regulations that describe and regulate operating and internal control procedures. The majority of our revenues are in the form of cash, which by its nature, does not require complex estimates. In addition, we made certain estimates surrounding our application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        Concentrations of Risk—The Company maintains deposit accounts at three banks. At June 30, 2004 and various times during the period then ended, the balance at the banks exceeded the maximum amount insured by the Federal Deposit Insurance Corporation. Credit risk is managed by monitoring the credit quality of the banks.

        The Company's customer base is concentrated in southwest Louisiana.

        Reclassifications—Certain prior year amounts have been reclassified to conform with the current period presentation.

3.    Property and Equipment

        Property and equipment of the Company at June 30, 2004 is summarized as follows:

June 30, 2004
Land and land improvements	$12,804,443
Buildings and improvements	48,083,381
Furniture, fixtures and equipment	22,418,610
Computer equipment	4,830,412
Vehicles	70,571
Construction in progress	17,121,527

Subtotal	105,328,944
Accumulated depreciation	(7,476,551)

Property and equipment, net	$97,852,393

        Depreciation expense for the six months ended June 30, 2004 and 2003 was $4,690,548 and $145,895, respectively.

4.    Debt

        The debt of the Company consists of the following:

June 30, 2004
8 3/4% Senior Secured Notes due April 15, 2012, net of discount of $1,993,423, secured by assets of DJL and OED	$143,114,580
13% Senior Secured Notes of OED due March 1, 2010 with Contingent Interest, net of discount of $120,794, secured by certain assets of OED	6,789,206
$35.0 million revolving line of credit under a Loan and Security Agreement of DJL and OED with Wells Fargo Foothill, Inc. dated June 16, 2004, interest rate at Prime + a margin of 0.5 – 1.0% (current rate of 5.75%), maturing June 16, 2008, secured by certain assets of DJL and OED	4,770,074
Term Loan under a Loan and Security Agreement of DJL and OED with Wells Fargo Foothill, Inc. dated June 16, 2004, interest rate at Prime + 2.5% (current rate of 7.25%), due in equal monthly installments of $333,333 beginning July 1, 2004, maturing June 16, 2008, secured by certain assets of OED	14,666,667
Promissory note payable to third party, interest at 4.75% payable monthly in arrears, annual principal payments of $550,000 due each October beginning in 2004, secured by mortgage on certain real property of OED	3,850,000
Note payable to IGT, interest rate at 9.5%, monthly payments of principal and interest of $31,250, with final payment due July 1, 2005, secured by certain assets of OED	357,208

Total debt	173,547,735
Less current portion	(4,875,418)

Total long term debt	$168,672,317

        On March 9, 2004, OED commenced a tender offer and consent solicitation to repurchase all of its outstanding OED Notes and to solicit consents to certain proposed amendments to the indenture governing the OED Notes as set forth in OED's Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004. On March 19, 2004, the expiration date of the consent solicitation, OED received the requisite consents and tenders from holders of a majority of the aggregate principal amount of the outstanding OED Notes. The tender offer expired on April 5, 2004, and OED redeemed approximately $116.3 million principal amount of OED Notes.

        On April 16, 2004, DJL and Old Evangeline Downs Capital Corp. completed a Rule 144A private placement of $233 million principal amount of 8 3/4% Senior Secured Notes due 2012 (the "Peninsula Gaming Notes"). The Peninsula Gaming Notes were issued at a discount of approximately $3.3 million. Interest on the Peninsula Gaming Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2004. Upon the corporate restructuring, PGL became a co-issuer of the Peninsula Notes.

        PGL used the net proceeds from the sale of the Peninsula Gaming Notes as follows (all payments based on outstanding balances as of April 16, 2004): (1) to irrevocably deposit funds into an escrow account to redeem all of the DJL Notes in an amount (including call premium and accrued interest) of approximately $79.9 million; (2) to repurchase approximately $116.3 million principal amount of OED Notes for an aggregate amount (including tender premium, accrued interest and contingent interest) of approximately $134.6 million; (3) to pay accrued distributions on DJL's outstanding preferred membership interests-redeemable of approximately $1.1 million; (4) to pay related fees and expenses of approximately $13.4 million; and (5) for general corporate purposes. As a result of the issuance of the Peninsula Gaming Notes, OED incurred a loss of approximately $27.9 million consisting of the write-off of deferred financing fees of approximately $8.4 million, the payment of a tender premium on the OED Notes of approximately $16.3 million, write-off of bond discount of approximately $2.1 million and consent fees of approximately $1.1 million. In addition, OED wrote off $0.8 million of deferred financing fees related to the refinancing of the credit facilities discussed below.

        The indenture governing the Peninsula Gaming Notes limits the Company's ability to, among other things:

  •
  incur more debt;

  •
  redeem stock;

  •
  pay dividends or make other distributions to PGP;

  •
  issue stock of restricted subsidiaries;

  •
  make investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        The Peninsula Gaming Notes are guaranteed, subject to the prior lien of the senior credit facility discussed below, by the Company and the Company has pledged its equity interests as collateral. Neither the Peninsula Gaming Notes nor the senior credit facility limits the Company's ability to transfer net assets to PGL. Proceeds received from the issuance of the Peninsula Gaming Notes were allocated between the Company and DJL, based on each company's respective amount of senior debt refinanced and their respective shares of financing related fees and expenses. The Company was allocated approximately $143 million, net of $2.0 million discount and DJL was allocated approximately $86.7 million, net of $1.3 million discount.

        On June 16, 2004, DJL and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits DJL and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base (the "Borrowing Base"). For the purposes of the PGL Credit Facility, the Borrowing Base is the lesser of the Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL for the twelve months immediately preceding the current month end multiplied by 150% and the Combined EBITDA of OED and DJL for the most recent quarterly period annualized multiplied by 150%. At June 30, 2004, the maximum revolver amount was $35.0 million. Immediately upon the closing of the PGL Credit Facility, the Company and DJL borrowed approximately $15.9 million to refinance outstanding obligations under the OED Credit Facility and DJL Credit Facility and pay financing related fees and expenses. Of the initial borrowings under the PGL Credit Facility, OED was allocated approximately $4.8 million and DJL was allocated approximately $11.1 million, based on each company's respective amounts being refinanced and their respective shares of financing related fees and expenses. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin 3%–3.5% or Wells Fargo prime rate plus a margin of .5%–1% (current rate of 5.75%) however, at no time shall the interest rate be lower than 4%.

        The PGL Credit Facility also contains a Term Loan in the amount of $14,666,667. The proceeds from the Term Loan were used to repay outstanding obligations under the FF&E Credit Facility. The Term Loan is secured by certain assets of OED and requires monthly payments of $333,333 starting July 1, 2004 until the full balance is paid, with a maturity of June 16, 2008. The Term Loan has an interest rate equal to the Wells Fargo prime rate plus 2.5% (current rate of 7.25%), however, at no time shall the interest rate be lower than 6%. Under the terms of the PGL Credit Facility, at closing the Company was required to issue a letter of credit in the amount of $3.2 million in favor of Wells Fargo related to the Term Loan.

        DJL and OED are jointly and severally liable under the PGL Credit Facility, other than borrowings under the Term Loan for which OED is solely liable. Borrowings under the PGL Credit Facility, other than borrowings under the Term Loan, are collateralized by substantially all assets of OED and DJL. Borrowings under the Term Loan are collateralized by a separate lien on the furniture, fixtures and equipment of OED financed pursuant to the terms of the OED FF&E Facility. Borrowings under the PGL Credit Facility are guaranteed by PGC and PGL.

        The PGL Credit Facility contains a number of restrictive covenants and agreements, including covenants that limit DJL's and OED's ability to, among other things: (1) incur more debt; (2) create liens; (3) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock; (4) dispose of certain assets; (5) guarantee debt of others; (6) pay dividends or make other distributions to PGP; (7) make investments; (8) enter into transactions with affiliates. The PGL Credit Facility also contains financial covenants including a minimum Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL, limitations to capital expenditure amounts at OED and DJL and minimum OED EBITDA (as defined by the PGL Credit Facility).

        As of June 30, 2004, combined borrowings under the PGL Credit Facility were approximately $14.8 million of which the Company had $4.8 million and DJL had $10.1 million. The Company had an additional $14.7 million outstanding under the Term Loan portion of the PGL Credit Facility. In addition, as of June 30, 2004, the Company had outstanding letters of credit of approximately $3.2 million.

        The OED Credit Facility and the FF&E Credit Facility were terminated in connection with the refinancing discussed above.

5.    Commitments and Contingencies

        As discussed in Note 2, in connection with the Trotter Purchase, OED is obligated to pay a contingent fee of one half of one percent (0.5%) of the net slot revenues generated by OED's racino located in St. Landry Parish, Louisiana, for a period of ten years commencing on December 19, 2003, the date the racino's casino opened to the general public.

        On November 8, 1994, the Louisiana Horsemen's Benevolent and Protective Association 1993, Inc. ("LHBPA") filed a lawsuit against all licensed horse racetracks in the State of Louisiana. The lawsuit alleged that LHBPA did not receive the appropriate share of net revenues from video poker devices located at licensed horse racetracks. In February 2003, OED entered into a settlement agreement with LHBPA for $1.6 million. The terms of the settlement agreement requires OED to make payments of $400,000 annually beginning in March 2003, with additional $400,000 payments due in March 2004 through 2006.

        In accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies," the Company recorded an expense and related accrual of $1.6 million in the financial statements as of December 31, 2003. Of the total $1.6 million accrual, $0.4 million was paid in March 2003 and 2004, $.04 million has been included in "Other accrued expenses" in the "Current Liabilities" section with the remaining $.4 million recorded under "Other accrued expenses" in the "Long-term liabilities" section of the Balance Sheet.

        We are not a party to, and none of our property is the subject of, any other pending legal proceedings other than litigation arising in the normal course of business. We do not believe that adverse determinations in any or all such other litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

6.    Related Party Transactions

        OED is a party to a consulting agreement with a board member of PGP. Under the consulting agreement, OED must pay to the board member a fee equal to 2.5% of OED's earnings before interest, taxes, depreciation, amortization and other non-recurring charges during the preceding calendar year commencing on January 1, 2004. Under the consulting agreement, the board member is also entitled to reimbursement of reasonable business expenses as approved by the board of managers of PGP. During the six months ended June 30, 2004, the board member received $425,250 under his consulting agreement. Approximately $112,750 of this amount has been included in "Prepaid expenses" in the "Condensed Balance Sheet" as of June 30, 2004 and $312,500 has been included in "Management fees" in the "Condensed Statement of Operations" for the six months ended June 30, 2004.

        Management Services Agreement—In 2002, OED entered into a management services agreement ("MSA") with DJL and OEDA (together the "Operator"). Pursuant to the terms of that agreement, the Operator will manage and operate OED's existing horse racetrack and design, develop, construct, manage and operate the new racino and provide certain pre-opening services in connection therewith. Under the management services agreement, the Operator is entitled to receive a pre-opening service fee equal to $40,000 per month, retroactive to June 27, 2001 which is not required to be paid until the earlier to occur of commencement of the operations of the casino or the Operating Deadline (as defined in the MSA and applicable to the casino). The Operator is also entitled to be reimbursed for all reasonable and documented out-of-pocket expenses permitted to be incurred under the management services agreement, including, but not limited to tax preparation, accounting, legal and administrative fees and expenses incurred in connection with the Operator's ownership of us. The Operator will also receive a basic management fee equal to 1.75% of net revenue (less net food and beverage revenue) and an incentive fee equal to:

  •
  3.0% of the first $25.0 million of EBITDA (as defined below);

  •
  4.0% of EBITDA in excess of $25.0 million but less than $30.0 million of EBITDA; and

  •
  5.0% of EBITDA in excess of $30.0 million.

        "EBITDA" is defined in the management services agreement as earnings before interest, income taxes, depreciation and amortization; provided, however, that in calculating earnings, the basic management fee, the incentive fee and reimbursables payable under the management services agreement shall not be deducted. The management services agreement will terminate on the later of (i) the date that is eight years after the first date a revenue paying customer is admitted to the new racino and (ii) the date of sale by DJL of its beneficial ownership of OED's membership interests. During the six-month periods ended June 30, 2004 and 2003, The Company accrued management fee expenses of $981,945 and 240,000.

        Certain members of OED are also managers of PGP. Due to these relationships, those individuals may indirectly receive money from The Company for management fees and other amounts paid by The Company to DJL.

 THE OLD EVANGELINE DOWNS, LLC

PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

        The following pro-forma condensed statement of operations (unaudited) sets forth our results of operations for the six months ended June 30, 2004 on an actual basis and on a pro-forma basis to give effect to the offering of the Peninsula Gaming Notes and the application of the net proceeds therefrom as set forth under the section entitled "Use of Proceeds" and the consummation of the other Transactions as set forth in the section entitled "The Transactions" as if such transactions had occurred on December 31, 2003.

	Six Months Ended June 30, 2004
	Historical	Pro Forma Adjustments		Pro Forma
NET REVENUES	$47,615,464			$47,615,464

EXPENSES	45,176,791			45,176,791

INCOME FROM OPERATIONS	2,438,673			2,438,673

OTHER INCOME (EXPENSE):
Interest income	97,807			97,807
Interest expense, net of amounts capitalized	(8,907,045)	$899,825	(1)	(8,007,220)
Loss on early retirement of debt	(28,726,539)	28,726,539	(2)

Total other expense	(37,535,777)	29,626,364		(7,909,413)

NET LOSS TO COMMON MEMBERS' INTEREST	$(35,097,104)	$29,626,364		$(5,470,740)

(1)
Represents elimination of (a) $4.4 million of contractual, fixed rate interest on the OED Notes at 13% and (b) $0.6 million of amortization of deferred financing costs and bond discount related to redeemed OED Notes, offset by (y) $3.7 million of contractual, fixed rate interest on the PGL Notes at 8 3/4% and (z) $0.4 million of amortization of deferred financing costs and bond discount on the PGL Notes.

(2)
Represents elimination of loss on early retirement of debt (including tender premium and write-off of deferred financing costs and bond discount) related to the early redemption of the OED Notes.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Diamond Jo, LLC
Dubuque, Iowa

        We have audited the accompanying balance sheets of Diamond Jo, LLC (the "Company"), a wholly owned subsidiary of Peninsula Gaming LLC, as of December 31, 2003 and 2002, and the related statements of operations, changes in members' equity (deficit), and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of Diamond Jo, LLC as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ DELOITTE & TOUCHE LLP

October 25, 2004

 DIAMOND JO, LLC

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	December 31, 2003	December 31, 2002
CURRENT ASSETS:
Cash and cash equivalents	$12,655,641	$9,547,553
Accounts receivable, less allowance for doubtful accounts of $61,922 and $45,648, respectively	80,089	99,702
Receivables from Affiliates	5,060,894	3,539,682
Inventory	113,269	108,669
Prepaid expenses	570,563	346,171

Total current assets	18,480,456	13,641,777

PROPERTY AND EQUIPMENT, NET	15,014,293	16,906,474

OTHER ASSETS:
Deferred financing costs, net of amortization of $3,953,400 and $2,889,845, respectively	2,516,581	3,580,136
Goodwill	53,083,429	53,083,429
Deposits and other assets	670,022	33,807

Total other assets	56,270,032	56,697,372

TOTAL	$89,764,781	$87,245,623

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$804,581	$722,597
Accrued payroll and payroll taxes	1,569,224	1,209,225
Accrued interest	4,432,472	4,435,969
Other accrued expenses	2,568,794	2,758,038
Current maturity of long-term debt	600,000	600,000

Total current liabilities	9,975,071	9,725,829

LONG-TERM LIABILITIES:
12 1/4% Senior secured notes, net of discount	70,616,221	70,493,155
Senior secured facilities	10,650,000	11,250,000
Capital lease obligations		475,781
Other accrued expenses	300,000
Preferred members' interest, redeemable	4,000,000

Total long-term liabilities	85,566,221	82,218,936

Total liabilities	95,541,292	91,944,765

COMMITMENTS AND CONTINGENCIES
PREFERRED MEMBERS' INTEREST, REDEEMABLE		4,000,000
MEMBERS' EQUITY (DEFICIT)
Common members' interest	9,000,000	9,000,000
Accumulated deficit	(14,776,511)	(17,699,142)

Total members' equity (deficit)	(5,776,511)	(8,699,142)

TOTAL	$89,764,781	$87,245,623

See notes to financial statements.

 DIAMOND JO, LLC

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
REVENUES:
Casino	$53,567,052	$48,262,485	$47,710,208
Food and beverage	3,027,064	2,806,118	2,745,333
Management fees from affiliates	360,000	725,334
Other	421,907	144,817	131,916
Less promotional allowances	(3,011,987)	(2,615,355)	(2,470,310)

Total net revenues	54,364,036	49,323,399	48,117,147

EXPENSES:
Casino	21,624,237	20,554,920	20,375,265
Food and beverage	2,781,945	2,822,160	2,856,568
Boat operations	2,322,126	2,295,771	2,259,314
Other	383,030	27,471	21,801
Selling, general and administrative	8,890,080	7,285,166	6,680,581
Depreciation and amortization	2,499,597	2,766,543	3,963,350
Development costs	102,272
Referendum		771,111
State of Wisconsin government relations		55,000	147,163

Total expenses	38,603,287	36,578,142	36,304,042

INCOME FROM OPERATIONS	15,760,749	12,745,257	11,813,105

OTHER INCOME (EXPENSE):
Interest income	49,797	44,162	183,912
Interest income from affiliate		330,208
Interest expense	(10,920,493)	(10,840,480)	(9,639,947)
Interest expense related to preferred members' interest, redeemable	(180,000)
Loss on sale of assets	(49,735)	(8,000)	(151,415)

Total other expense	(11,100,431)	(10,474,110)	(9,607,450)

NET INCOME BEFORE PREFERRED MEMBER DISTRIBUTIONS	4,660,318	2,271,147	2,205,655
LESS PREFERRED MEMBER DISTRIBUTIONS	(180,544)	(373,050)	(386,174)

NET INCOME TO COMMON MEMBERS' INTEREST	$4,479,774	$1,898,097	$1,819,481

See notes to financial statements.

 DIAMOND JO, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	COMMON MEMBERS' INTEREST	ACCUMULATED DEFICIT	TOTAL MEMBERS' EQUITY (DEFICIT)
BALANCE, DECEMBER 31, 2000	$9,000,000	$(3,395,800)	$5,604,200
Net income to common members' interest		1,819,481	1,819,481
Distribution to OED Acquisition, L.L.C.		(500,000)	(500,000)
Member distributions		(1,760,908)	(1,760,908)

BALANCE, DECEMBER 31, 2001	9,000,000	(3,837,227)	5,162,773
Net income to common members' interest		1,898,097	1,898,097
Distribution to OED Acquisition, L.L.C.		(14,500,000)	(14,500,000)
Member distributions		(1,260,012)	(1,260,012)

BALANCE, DECEMBER 31, 2002	9,000,000	(17,699,142)	(8,699,142)
Net income to common members' interest		4,479,774	4,479,774
Member distributions		(1,557,143)	(1,557,143)

BALANCE, DECEMBER 31, 2003	$9,000,000	$(14,776,511)	$(5,776,511)

See notes to financial statements.

 DIAMOND JO, LLC

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,479,774	$1,898,097	$1,819,481
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	2,499,597	2,766,543	3,963,350
Provision for doubtful accounts	149,214	138,751	152,158
Amortization of deferred financing costs and bond discount	1,186,622	1,153,734	911,272
Loss on sale of assets	49,735	8,000	151,415
Changes in operating assets and liabilities:
Receivables	(129,601)	(1,188,515)	(183,479)
Receivables from affiliates	(1,521,211)	(1,719,341)	(764,800)
Inventory	(4,601)	(10,991)	15,906
Prepaid expenses and other assets	(861,222)	(37,509)	326,699
Accounts payable	58,670	36,605	(375,121)
Accrued expenses	465,755	5,225,837	468,743

Net cash flows from operating activities	6,372,732	8,271,211	6,485,624

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,495,407)	(1,399,798)	(1,602,930)
Proceeds from sale of property and equipment	387,906		51,378

Net cash flows from investing activities	(1,107,501)	(1,399,798)	(1,551,552)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs		(937,500)	(511,634)
Preferred members' interest redeemed			(3,000,000)
Principal payments on debt	(600,000)	(150,000)
Proceeds from senior credit facilities		12,000,000
Distribution to OED Acquisition L.L.C.		(14,500,000)	(500,000)
Member distributions	(1,557,143)	(1,260,012)	(1,760,908)

Net cash flows from financing activities	(2,157,143)	(4,847,512)	(5,772,542)

NET INCREASE (DECREASE) IN CASH	3,108,088	2,023,901	(838,470)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	9,547,553	7,523,652	8,362,122

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,655,641	$9,547,553	$7,523,652

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$9,737,253	$5,000,250	$8,728,788

See notes to financial statements

 DIAMOND JO, LLC

NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION, BUSINESS PURPOSE AND BASIS OF PRESENTATION

        Diamond Jo, LLC, a Delaware limited liability company ("DJL" or the "Company"), owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa, and was a wholly owned subsidiary of Peninsula Gaming Partners, LLC, a Delaware limited liability company ("PGP"). DJL had two direct wholly owned subsidiaries, (i) Peninsula Gaming Corp., which had no assets or operations and was formed solely to facilitate the offering of DJL's 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes"), and (ii) OED Acquisition, LLC, a Delaware limited liability company ("OEDA"), and the parent company of The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("OED"), that currently owns and operates a horse track in Lafayette, Louisiana and is constructing a new casino and racetrack facility in St. Landry Parish, Louisiana. The Old Evangeline Downs Capital Corp. was a wholly owned subsidiary of OED which has no assets or operations and was formed solely to facilitate the offering by OED of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes").

        On June 16, 2004, a corporate restructuring occurred, which is reflected in these financial statements, pursuant to which Peninsula Gaming, LLC, a Delaware limited liability company ("PGL"), became a new direct parent company of DJL, OED and Peninsula Gaming Corp. ("PGC", formerly known as The Old Evangeline Downs Capital Corp.), a Delaware limited liability company. In connection with the corporate restructuring, OEDA became a sister company to PGL and a wholly owned subsidiary of PGP in a corporate spin-off which was recorded as a distribution on June 16, 2004.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents—The Company considers all cash on hand and in banks, certificates of deposit and other highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

        Allowance for Doubtful Accounts—The allowance for doubtful accounts is maintained at a level considered adequate to provide for expected future losses. A provision for doubtful accounts of $149,214, $138,751 and $152,158 was recorded in 2003, 2002 and 2001, respectively.

        Inventories—Inventories consisting principally of food, beverage, retail items, and operating supplies are stated at the lower of first-in, first-out cost or market.

        Property and Equipment—Property and equipment are recorded at cost and capitalized lease assets are recorded at their fair market value at the inception of the lease. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on a straight-line basis over the following estimated useful lives:

Land improvements	20–40 years
Building and building improvements	9–40 years
Riverboat and improvements	5–20 years
Furniture, fixtures and equipment	3–10 years
Computer equipment	3–5 years
Vehicles	5 years

        Long-Lived Assets—Effective January 1, 2002, the Company assesses the impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, in accordance with Statements of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and also broadens the presentation of discontinued operations to include more disposal transactions. The Company evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. If the carrying value of the long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the asset. The adoption of SFAS No. 144 did not have an impact on our financial position or results of operations.

        Deferred Financing Costs—Costs associated with the issuance of debt (see Note 4) have been deferred and are being amortized over the life of the related indenture/agreement using the effective interest method. The amortization costs are included in "Interest Expense" on the Statement of Operations.

        Goodwill—At December 31, 2003 and 2002, "Goodwill" consists of goodwill associated with the purchase of the Diamond Jo. To the extent the purchase price exceeded the fair value of the net identifiable assets acquired, such excess has been recorded as goodwill. SFAS No. 142 "Goodwill and Other Intangible Assets" provides that goodwill and certain indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value. During the first quarter of 2002, the Company performed a transitional impairment test on goodwill in accordance with SFAS No. 142 and determined that the estimated fair value of the Company exceeded its carrying value as of that date. During the first quarter of 2003, the Company performed its annual impairment test on goodwill in accordance with SFAS No. 142 and determined that the estimated fair value of the Company exceeded its carrying value as of that date. Based on that review, management determined that there was no impairment of goodwill. Goodwill amortization during 2001 was $1,413,987. Assuming the non-amortization provisions of these standards had been adopted at the beginning of 2001, the Company's adjusted net income for 2001 would have been $3,233,468.

        Financial Instruments—The carrying amount for financial instruments included among cash and cash equivalents, accounts receivable, accounts payable and security deposits approximates their fair value based on the short maturity of those instruments.

        Revenue Recognition—In accordance with common industry practice, our casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses.

        Promotional Allowances—Food, beverage, and other items furnished without charge to customers are included in gross revenues at a value which approximates retail and then deducted as promotional allowances to arrive at net revenues. The cost of such complimentary services have been included as casino expenses on the accompanying statements of operations. Such estimated costs of providing complimentary services allocated from the food and beverage and other operating departments to the casino department were $618,750 and $34,850 for food and beverage and other, respectively, in 2003, $592,539 and $4,672, respectively, in 2002 and $568,098 and $8,977, respectively, in 2001.

        Selling, general and administrative—In October 2002, the Company entered into a charitable giving agreement with an Iowa non-for-profit organization in which the Company has agreed, subject to certain contingencies, to give such organization a total contribution of $450,000. The agreement calls for a payment of $50,000 upon the signing of the agreement and $50,000 on March 1 of each of the next seven years beginning on March 1, 2003. The first two payments were made by the Company in October 2002 and March 2003, respectively. As all significant contingencies surrounding the agreement were met during the third quarter of 2003, the Company expensed the remaining unpaid contribution of $350,000. Such expense is included in "Selling, general and administrative" expenses in the Statement of Operations.

        Development expense—During 2003, the Company entered into an exclusive agreement with the Worth County Development Authority pursuant to which the parties agreed to jointly submit an application for a license to operate a gaming facility in Worth County, Iowa. Under this agreement, the Company has agreed to design, construct, operate and manage a casino with no less than 700 gaming positions, a waterway, if necessary, a recreational vehicle park with a minimum capacity of 200 spaces, and, upon reaching a targeted rate of return on invested capital, a 100-room hotel development. During 2003, the Company incurred expenses of $102,272 related to its entering into this agreement.

        Referendum Expenses—In accordance with Iowa law, a referendum must be held every eight years in each of the counties where gambling games are conducted and the proposition to continue to allow gambling games in such counties must be approved by a majority of the county electorate voting on the proposition. Such a referendum took place on November 5, 2002. During 2002, the Company incurred various advertising, promotional and other referendum related expenses totaling $771,111 to promote the approval of continued gaming in Dubuque County. The measure was approved on November 5, 2002 with 79% of the electorate voting on the proposition favoring continued gaming on riverboats in Dubuque County. As the Company will not be required to be a part of another referendum until 2010, such referendum related costs are not expected to be incurred in the future until that time.

        State of Wisconsin Government Relations—During 2002 and 2001, the Company incurred expenses for a governmental relations services agreement with respect to gaming issues and developments in Wisconsin which might affect the Company and its gaming operations. Such expenses in 2002 and 2001 totaled $55,000 and $147,163, respectively.

        Income Taxes—The Company is a limited liability company. In lieu of corporate income taxes, the members of a limited liability company are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We periodically evaluate our policies and the estimates and assumptions related to these policies. We also periodically evaluate the carrying value of our assets in accordance with generally accepted accounting principles. We operate in a highly regulated industry and are subject to regulations that describe and regulate operating and internal control procedures. The majority of our revenues are in the form of cash, which by its nature, does not require complex estimates. In addition, we made certain estimates surrounding our application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        In addition, contingencies are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal matters requires us to use judgment. Many of these legal contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. However, an adverse outcome could have a material impact on our financial condition and operating results.

        Concentrations of Risk—The Company's customer base consists of eastern Iowa. Although the Company is directly affected by the economic viability of the area, management does not believe significant risk exists at December 31, 2003.

        The Company maintains deposit accounts at two banks. At December 31, 2003 and 2002, and various times during the years then ended, the balance at the banks exceeded the maximum amount insured by the FDIC. Management believes any credit risk related to the uninsured balance is minimal.

        Recently Issued Accounting Standards—In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. This statement requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions for this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company's results of operations or financial position of the Company.

        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands the disclosure requirements related to certain guarantees, including product warranties, and requires the Company to recognize a liability for the fair value of all guarantees issued or modified after December 31, 2002. FIN 45 did not impact the Company's financial position or net income.

        In 2003, the FASB issued Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities", which addresses the consolidation and related disclosures of these entities by business enterprises. These are entities in which either the equity investment at risk is not sufficient to absorb the probable loss without additional subordinated financial support from other parties, or the investors with equity at risk lack certain essential characteristics of a controlling interest. Under the Interpretation, the Company must consolidate any variable interest entities (VIEs) in which the Company holds variable interests and the Company is deemed the primary beneficiary. The effective date for the adoption of FIN 46 for interests in VIEs created prior to February 1, 2003 was July 1, 2003 and applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the Company obtains an interest after that date. The adoption of FIN 46 did not impact the Company's financial position or net loss available to common members' interest.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. As a result of the adoption of SFAS No. 150 on July 1, 2003, the Company reclassified its $4 million mandatorily redeemable preferred members' interest from the mezzanine section of the consolidated balance sheet to long-term debt. Further, preferred member distributions paid or accrued subsequent to adoption of SFAS No. 150 are required to be presented as interest expense separately from interest due to other creditors. The Company was not required to record a cumulative effect of change in an accounting principle as the redeemable preferred members' interest was recorded at fair value prior to July 1, 2003. We are precluded from reclassifying prior period amounts pursuant to this standard.

3.    PROPERTY AND EQUIPMENT

        Property and equipment at December 31 is summarized as follows:

	2003	2002
Land and land improvements	$800,000	$800,000
Building and improvements	6,380,680	6,672,761
Riverboats and improvements	8,305,022	8,300,776
Furniture, fixtures and equipment	7,259,886	6,717,678
Computer equipment	593,127	955,504
Vehicles	105,664	84,297
Equipment held under capital lease obligations		704,527
Construction in progress	170,527

Subtotal	23,614,906	24,235,543
Accumulated depreciation	(8,600,613)	(7,329,069)

Property and equipment, net	$15,014,293	$16,906,474

        Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $2,499,597, $2,766,543 and $2,549,363, respectively.

4.    DEBT

        The debt of the Company consists of the following at December 31:

	2003	2002
12 1/4% Senior Secured Notes due July 1, 2006, net of discount of $383,779 and $506,845, respectively, secured by assets of the Diamond Jo.	$70,616,221	$70,493,155
Line of Credit with Wells Fargo Foothill, Inc., interest rate at greater of LIBOR + 3% or Prime + .75%, however, at no time shall the interest rate be lower than 8.5%, (current rate of 8.5%) principal payments of $50,000 due monthly beginning October 2002 through February 2005, maturing March 12, 2005, secured by assets of the Company.	11,250,000	11,850,000
Preferred membership interests—redeemable, interest at 9%, due October 13, 2006	4,000,000

Total debt	85,866,221	82,343,155
Less current portion	(600,000)	(600,000)

Total long term debt	$85,266,221	$81,743,155

2004	$600,000
2005	10,650,000
2006	75,000,000

$86,250,000

        The weighted average interest rate on the DJL line of credit borrowings outstanding as of December 31, 2003 and 2002 was 8.5%.

        On July 15, 1999, the Company completed a private placement of $71 million aggregate principal amount of DJL Notes. The DJL Notes bear interest at a rate of 12 1/4% per year which is payable semi-annually on January 1 and July 1 of each year. The DJL Notes are secured by all of our current and future tangible and intangible assets (with the exception of certain excluded assets). The DJL Notes, which mature on July 1, 2006, are redeemable at DJL's option, in whole or in part at any time or from time to time, on and after July 1, 2003 at certain specified redemption prices set forth in the indenture governing the DJL Notes.

        The indenture governing the DJL Notes contains a number of restrictive covenants and agreements, including covenants that limit the Company's ability to, among other things: (1) incur more debt; (2) pay dividends, redeem stock or make other distributions; (3) issue stock of subsidiaries; (4) make investments; (5) create liens; (6) enter into transactions with affiliates; (7) merge or consolidate; and (8) transfer or sell assets. At December 31, 2003, the Company was in compliance with all such covenants. The events of default under the indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding DJL Notes may declare all unpaid principal and accrued interest on all of the DJL Notes to be immediately due and payable. Upon the occurrence of a change of control (as defined in the indenture governing the DJL Notes), each holder of DJL Notes will have the right to require DJL to purchase all or a portion of such holder's DJL Notes pursuant to the offer described in the indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

        The obligations of the Company under its senior secured credit facility dated February 23, 2001 (the "DJL Credit Facility") are senior to DJL's obligations under the DJL Notes. The DJL Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and the maintenance of certain financial ratios that limit our ability to make distributions and incur debt. At December 31, 2003 and 2002, the Company was in compliance with all such covenants. At December 31, 2003, the Company had outstanding borrowings of $11.3 million and outstanding letters of credit of $0.5 million under the DJL Credit Facility.

        On July 15, 1999, the Company authorized and issued $7.0 million of preferred membership units. The holders of all of the Company's preferred membership interests are entitled to receive, subject to certain restrictions contained in the indenture governing the DJL Notes, out of funds legally available therefor, cumulative preferred distributions payable semiannually at an annual rate of 9% of the original face amount thereof. Other than certain limited consent rights and as required by law, holders of the Company's preferred membership interests have no voting rights.

        The Company redeemed $3.0 million in original face amount of its preferred membership interests on January 19, 2001 at a redemption price of $3.0 million, plus a portion of accrued and unpaid interest thereon of $170,000, the balance of which, in an amount equal to $145,000 plus accrued interest on such amount (the "Accrued Preferred Distribution"), was agreed to be paid by the Company at such time that such payment is permitted to be made pursuant to the Company's existing financing arrangements, but in no event later than January 15, 2003. The Accrued Preferred Distribution totaling $171,100 was paid on January 15, 2003. The balance of preferred membership interests not redeemed by the Company must be redeemed by the Company 90 days after the seventh anniversary of the closing date of the acquisition at a redemption price of $4.0 million, plus any accrued and unpaid preferred interest through the date of redemption. Interest for the years ended December 31, 2003, 2002 and 2001 (other than the Accrued Preferred Distribution) was $360,544, $373,050 and $386,174, respectively. At December 31, 2003 and 2002, accrued interest related to the preferred membership interests was approximately $1.1 million and $0.9 million respectively. In accordance with the adoption of SFAS 150 on July 1, 2003, interest associated with preferred membership interests after July 1, 2003 has been recorded as "Interest expense related to preferred members' interest, redeemable" on the Statement of Operations.

5.    CAPITAL LEASE OBLIGATIONS

        Capital lease obligations at December 31 are as follows:

	2003	2002
Liability under capital leases	$0	$475,781

        On September 6, 2002, the Company entered into a purchase and license agreement (the "CDS Agreement") with Casino Data Systems ("CDS"). The CDS Agreement contains various requirements including upgrades to Diamond Jo's current slot information system, installation of the CDS slot information system as part of the racino project and equipment purchases. If and when such requirements are met, CDS agreed to waive any claimed liability or responsibility of the Company for payment of the outstanding capital lease liability of $475,781. As the Company substantially met all of the requirements included in the CDS Agreement as of December 31, 2003, DJL no longer has any obligation to CDS related to this capital lease. The capital lease liability was primarily offset against the capital assets acquired under the original capital lease as well as assets acquired under the CDS Agreement. Amortization of the capital lease asset was included in depreciation expense for the years ended December 31, 2003, 2002 and 2001.

6.    EMPLOYEE BENEFIT PLAN

        The Company has a qualified defined contribution plan under section 401(k) of the Internal Revenue Code for employees of the Diamond Jo. Under the plans, eligible employees may elect to defer up to 60% of their salary, subject to Internal Revenue Service limits. The Company may make a matching contribution to each participant based upon a percentage set by the Company, prior to the end of the plan year. Company matching contributions to the plan were $212,329, $216,529 and $227,596 in 2003, 2002 and 2001, respectively.

7.    LEASING ARRANGEMENTS

        The Company leases various equipment under noncancelable operating leases. The leases require fixed monthly payments to be made ranging from $60 to $2,553 and certain other gaming machines and tables require contingent monthly rental payments based on usage of the equipment. The leases expire on various dates during 2004. Rent expense in 2003, 2002 and 2001 was $911,737, $1,218,162 and $1,348,670, respectively.

        The future minimum rental payments required under these leases for the years ended December 31 are summarized as follows:

2004	$16,451

8.    COMMITMENTS AND CONTINGENCIES

        Under the Company's and PGP's operating agreements, the Company and PGP have agreed, subject to few exceptions, to indemnify and hold harmless the Company's members, PGP and PGP's members, as the case may be, from liabilities incurred as a result of their positions as sole manager of the Company and as members of the Company or PGP, as the case may be.

        The Company is involved in a lawsuit with a former employee. Management believes that such lawsuit is without merit and that the ultimate disposition of this action should not have a material adverse effect on the financial condition of the Company; however, no assurance can be given as to the ultimate disposition of such action.

        Other than as noted above, the Company is not a party to, and none of its property is the subject of, any other pending legal proceedings other than litigation arising in the normal course of business. Management does not believe that adverse determinations in any or all such other litigation would have a material adverse effect on the Company's financial condition, results of operations or cash flows.

9.    MEMBERS' EQUITY

        On July 15, 1999, the Company authorized and issued $9.0 million of common membership units. PGP, as the holder of all of the Company's issued and outstanding common membership interests, is entitled to vote on all matters to be voted on by holders of common membership interests of the Company and, subject to certain limitations contained in the Company's operating agreement and the indenture governing the DJL Notes, is entitled to dividends and other distributions if, as and when declared by the Company's managers out of funds legally available therefor.

        During the years ended December 31, 2002 and 2001 the Company made distributions of $14,500,000 and $500,000, respectively, to OED Acquisition L.L.C related to OED Acquisition L.L.C.'s acquisition of OED.

10.    DUBUQUE RACING ASSOCIATION, LTD. CONTRACT

        Dubuque Racing Association, Ltd. (the "Association"), a qualified sponsoring organization, presently holds a license to conduct gambling games under Chapter 99F and other Iowa statutes. The Association owns Dubuque Greyhound Park, a traditional greyhound racetrack with 600 slot machines and amenities including a gift shop, restaurant and clubhouse. DJL entered into a contract (the "Operating Agreement") with the Association relating to the operation of an excursion gambling riverboat for excursion seasons through December 31, 2008, under gambling licenses held jointly. Under the terms of the Operating Agreement, subject to certain conditions, the Association shall receive the greater of the Association's gaming revenues from the greyhound park for the period, or a percentage of the total combined gaming revenues of the Association from the greyhound park and the Company as follows:

  •
  32% of the first $30,000,000 of total combined gaming revenues, plus

  •
  8% of the total combined gaming revenues over $30,000,000, but less than $42,000,000, plus

  •
  8% of total combined gaming revenues between $42,000,000 and $46,000,000 during any period for which no excursion boat gambling or land based gambling operation is carried on from a Wisconsin or Illinois gambling operation in Grant County, Wisconsin, or Joe Davies County, Illinois.

        Gaming revenues under this contract means adjusted gross receipts, less gaming taxes.

        The Association's gaming revenues from the greyhound park in 2003, 2002 and 2001 were $34,688,572, $30,041,841, and $27,108,884, respectively, which are higher than the previously described thresholds, therefore, no payments have been made to the Association in 2003, 2002 and 2001 under the Operating Agreement.

        Commencing April 1, 2000, the Company had been obligated to pay, and has paid, the Association the sum of $.50 for each patron admitted on the boat, which, based upon recent annual attendance, approximates $500,000 annually. During 2003, 2002 and 2001, these payments approximated $527,000, $495,000 and $503,000, respectively.

        In the event the Company elects to sell or lease the excursion gambling boat, its furnishings and gambling equipment and/or its interest in any ticket sale facility or other buildings located in the Dubuque Ice Harbor used in connection with the operation of an excursion gambling boat to a third party that does not agree to operate these assets subject to the terms and conditions of the Operating

Agreement, and obtains an acceptable offer from such third party for the purchase or lease thereof, the Association shall have the option to purchase or lease these assets on the same terms as those offered by such third party.

11.    TRANSACTIONS WITH RELATED PARTIES

        During 2003, 2002 and 2001, the Company distributed $1,557,143, $1,260,012 and $1,760,908, respectively, to PGP primarily in respect of (i) certain consulting and financial advisory services related to PGP development expenses, (ii) board fees and actual out of pocket expenses incurred by members of board of managers of PGP in their capacity as a board member (iii) tax, accounting, legal and administrative costs and expenses of PGP. These amounts were recorded as member distributions and are included in "Accumulated Deficit" on the Balance Sheet.

        At December 31, 2003 and 2002, the Company had receivables from affiliates of $2,814,350 and $3,975,562 primarily related to development costs paid by the Company on behalf of the affiliates.

        At December 31, 2003 and 2002, the Company had receivables from affiliates of $725,332 and $1,085,332 related to a management services agreement for which the Company and OEDA together manage and operate OED's existing horse racetrack and the design, development, construction and operation of OED's racino that opened on December 19, 2003.

12.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	2003 Quarters Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands)
Net revenues	$11,942	$13,318	$15,541	$13,563
Income from Operations	2,967	3,645	5,221	3,928
Net income before preferred member distributions	148	905	2,511	1,096
Net income	$58	$815	$2,420	$1,187
	2002 Quarters Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands)
Net revenues	$11,463	$12,252	$12,832	$12,776
Income from Operations	2,752	3,340	3,826	2,827
Net income before preferred member distributions	253	726	1,175	117
Net income	$159	$633	$1,082	$24

13.    SUBSEQUENT EVENTS (UNAUDITED)

        In March 2004, the Company and OED announced that they intended to refinance the DJL Notes and the OED Notes with a proposed offering of $230 million (which subsequently was increased to $233 million) of senior secured notes due 2012 and a new credit facility.

        In March 2004, the Company amended the DJL Credit Facility (the "DJL Credit Facility Amendment"). Under the terms of the DJL Credit Facility Amendment, the minimum interest rate on all outstanding borrowings under the DJL Credit Facility less than $10.0 million was reduced 5.5% and the term of the DJL Credit Facility was extended by one year to March 12, 2006.

        On April 16, 2004, the Company and Peninsula Gaming Corp. ("PGC") (formerly known as Old Evangeline Downs Capital Corp.) completed a Rule 144A private placement of $233 million principal amount of 8 3/4% Senior Secured Notes due 2012 (the "Peninsula Gaming Notes"). The Peninsula Gaming Notes were issued a discount of approximately $3.3 million. Interest on the Peninsula Gaming Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2004. Upon the corporate restructuring, PGL became a co-issuer of the Peninsula Gaming Notes. As a result of the issuance of the Peninsula Gaming Notes, the Company incurred a loss of approximately $8.7 million. The Peninsula Gaming Notes are full and unconditional obligations of the Company as a co-issuer.

        On June 16, 2004, the Company and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits the Company and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million. Immediately upon the closing of the PGL Credit Facility, the Company and OED borrowed approximately $15.9 million to refinance outstanding obligations under the DJL Credit Facility and the OED Credit Facility and pay financing related fees and expenses. Of the initial borrowings under the PGL Credit Facility, DJL was allocated approximately $11.1 million and OED was allocated approximately $4.8 million based on each company's respective amounts being refinanced and their respective shares of financing related fees and expenses. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin 3% – 3.5% or Wells Fargo prime rate plus a margin of ..5% – 1% (current rate of 5.75%) however, at no time shall the interest rate be lower than 4%. As a result of the issuance of the PGL Credit Facility, the Company incurred a loss of approximately $0.1 million.

        The Company and OED are jointly and severally liable under the PGL Credit Facility. Borrowings under the PGL Credit Facility, are collateralized by substantially all assets of OED and the Company. Borrowings under the PGL Credit Facility are guaranteed by PGL and PGC.

 DIAMOND JO, LLC

PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

        The following pro-forma condensed statement of operations (unaudited) sets forth our results of operations for the year ended December 31, 2003 on an actual basis and on a pro-forma basis to give effect to the offering of the Peninsula Gaming Notes and the application of the net proceeds therefrom as set forth under the section entitled "Use of Proceeds" and the consummation of the other Transactions as set forth in the section entitled "The Transactions" as if such transactions had occurred on December 31, 2002.

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
NET REVENUES	$54,364,036			$54,364,036
EXPENSES	38,603,287			38,603,287

INCOME FROM OPERATIONS	15,760,749			15,760,749

OTHER INCOME (EXPENSE):
Interest income	49,797			49,797
Interest expense	(10,920,493)	$1,267,928	(1)	(9,652,565)
Interest expense related to preferred members' interest, redeemable	(180,000)			(180,000)
Loss on sale of assets	(49,735)			(49,735)

Total other expense	(11,100,431)	1,267,928		(9,832,503)

LESS PREFERRED MEMBER DISTRIBUTIONS	(180,544)			(180,544)

NET INCOME TO COMMON MEMBERS' INTEREST	$4,479,774	$1,267,928		$5,747,702

(1)
Represents elimination of (a) $8.7 million of contractual, fixed rate interest on the DJL Notes at 12 1/4% and (b) $1.0 million of amortization of deferred financing costs and bond discount related to redeemed DJL Notes, offset by (y) $7.7 million of contractual, fixed rate interest on the PGL Notes at 8 3/4% and (z) $0.7 million of amortization of deferred financing costs and bond discount on the PGL Notes.

 DIAMOND JO, LLC

CONDENSED BALANCE SHEET (UNAUDITED)

June 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,121,010
Accounts receivable, less allowance for doubtful accounts of $40,605	58,575
Receivables from affiliates	5,792,353
Inventory	94,417
Prepaid expenses	717,046

Total current assets	13,783,401

PROPERTY AND EQUIPMENT, NET	14,609,969

OTHER ASSETS:
Deferred financing costs, net of amortization of $146,461	5,323,261
Goodwill	53,083,429
Deposits and other assets	134,708

Total other assets	58,541,398

TOTAL	$86,934,768

LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$590,793
Accrued payroll and payroll taxes	1,282,482
Accrued interest	1,630,912
Other accrued expenses	1,666,512

Total current liabilities	5,170,699

LONG-TERM LIABILITIES:
8 3/4% Senior secured notes, net of discount	86,684,809
Senior secured credit facilities	10,117,690
Other accrued expenses	250,000
Preferred members' interest, redeemable	4,000,000

Total long-term liabilities	101,052,499

Total liabilities	106,223,198
COMMITMENTS AND CONTINGENCIES
MEMBERS' DEFICIT	(19,288,430)

TOTAL	$86,934,768

See notes to condensed financial statements (unaudited).

 DIAMOND JO, LLC

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
REVENUES:
Casino	$24,344,147	$24,979,954
Food and beverage	1,397,404	1,366,735
Affiliate management fees	736,459	180,000
Other	163,262	97,246
Less promotional allowances	(1,389,213)	(1,364,413)

Total net revenues	25,252,059	25,259,522

EXPENSES:
Casino	10,496,314	10,459,803
Food and beverage	1,298,973	1,320,659
Boat operations	1,119,047	1,142,348
Other	143,073	44,363
Selling, general and administrative	4,049,261	4,178,070
Depreciation and amortization	1,164,666	1,502,745
Development expense	59,231

Total expenses	18,330,565	18,647,988

INCOME FROM OPERATIONS	6,921,494	6,611,534

OTHER INCOME (EXPENSE):
Interest income	31,796	18,142
Interest expense	(5,294,368)	(5,471,744)
Loss on early retirement of debt	(8,839,695)
Interest expense related to preferred members' interest, redeemable	(180,000)
Loss on disposal of assets	(192)	(104,684)

Total other expense	(14,282,459)	(5,558,286)

NET INCOME (LOSS) BEFORE PREFERRED MEMBER DISTRIBUTIONS	(7,360,965)	1,053,248
LESS PREFERRED MEMBER DISTRIBUTIONS		(180,544)

NET INCOME (LOSS) TO COMMON MEMBERS' INTEREST	$(7,360,965)	$872,704

See notes to condensed financial statements (unaudited).

 DIAMOND JO, LLC

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(7,360,965)	$872,704
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	1,164,666	1,502,745
Provision for doubtful accounts	51,231	65,933
Amortization and write-off of deferred financing costs and discount on notes	3,061,534	593,482
Loss on disposal of assets	192	104,684
Changes in operating assets and liabilities:
Receivables	(29,716)	(53,333)
Receivables from affiliates	(731,459)	(641,210)
Inventory	18,852	5,216
Prepaid expenses and other assets	388,831	(210,581)
Accounts payable	(163,922)	68,942
Accrued expenses	(4,040,583)	(129,650)

Net cash flows from operating activities	(7,641,339)	2,178,932

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(812,198)	(966,170)
Proceeds from sale of property and equipment	1,800	384,406

Net cash flows from investing activities	(810,398)	(581,764)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(5,457,622)
Principal payments on debt	(83,250,000)	(300,000)
Proceeds from senior credit facilities	11,117,690
Proceeds from senior secured notes	86,657,993
Member distributions	(6,150,955)	(464,041)

Net cash flows from financing activities	2,917,106	(764,041)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,534,631)	833,127
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,655,641	9,547,553

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,121,010	$10,380,680

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$8,095,045	$4,869,641

See notes to condensed financial statements (unaudited).

 DIAMOND JO, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1.    Organization and Basis of Presentation

        Diamond Jo, LLC, a Delaware limited liability company ("DJL" or the "Company"), owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa, and, prior to the corporate restructuring described below, was a wholly owned subsidiary of Peninsula Gaming Partners, LLC, a Delaware limited liability company ("PGP"). DJL had two direct wholly owned subsidiaries, (i) Peninsula Gaming Corp., which had no assets or operations and was formed solely to facilitate the offering of DJL's 12 1/4% Senior Secured Notes due 2006 (the "DJL Notes"), and (ii) OED Acquisition, LLC, a Delaware limited liability company ("OEDA"), and the parent company of The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("OED"), that currently owns and operates a horse track in Lafayette, Louisiana and is constructing a new casino and racetrack facility in St. Landry Parish, Louisiana The Old Evangeline Downs Capital Corp. was a wholly owned subsidiary of OED which has no assets or operations and was formed solely to facilitate the offering by OED of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes").

        On June 16, 2004, a corporate restructuring occurred, which is reflected in these financial statements, pursuant to which Peninsula Gaming, LLC, a Delaware limited liability company ("PGL"), became a new direct parent company of DJL, OED and Peninsula Gaming Corp. ("PGC", formerly known as The Old Evangeline Downs Capital Corp.), a Delaware limited liability company. PGL is a wholly owned subsidiary of PGP. In connection with the corporate restructuring, OEDA became a sister company to PGL and a wholly owned subsidiary of PGP in a corporate spin-off which was recorded as a distribution on June 16, 2004.

        In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring entries unless otherwise disclosed, necessary to present fairly the financial information of the Company for the interim periods presented and have been prepared in accordance with accounting principles generally accepted in the United States of America. The interim results reflected in the financial statements are not necessarily indicative of results expected for the full year or other periods.

        The financial statements contained herein should be read in conjunction with the audited financial statements and accompanying notes to the financial statements included elsewhere in the registration statement. Accordingly, footnote disclosure which would substantially duplicate the disclosure in the audited financial statements have been omitted in the accompanying unaudited financial statements.

2.    Summary of Significant Accounting Policies

        Deferred Financing Costs—As of June 30, 2004, the Company incurred approximately $4.9 million of fees and expenses related to the refinancing of the DJL Notes and the OED Notes and approximately $0.6 million of fees and expenses related to the refinancing of the Company's senior secured credit facility with Wells Fargo Foothill, Inc. dated February 23, 2001 (as amended, the "DJL Credit Facility"), which refinancing was consummated in the second quarter (see Note 4 for further discussion on the refinancing).

        Goodwill—At June 30, 2004, "Goodwill" consists of goodwill associated with the purchase of the Diamond Jo. To the extent the purchase price exceeded the fair value of the net identifiable assets acquired, such excess has been recorded as goodwill. Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" provides that goodwill and indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value.

        During the first quarter of 2004 and 2003, the Company performed its annual impairment test on goodwill in accordance with SFAS No. 142 and determined that the estimated fair value of the Company exceeded its carrying value as of that date. Based on that review, management determined that there was no impairment of goodwill.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We periodically evaluate our policies and the estimates and assumptions related to these policies. We also periodically evaluate the carrying value of our assets in accordance with generally accepted accounting principles. We operate in a highly regulated industry and are subject to regulations that describe and regulate operating and internal control procedures. The majority of our revenues are in the form of cash, which by its nature, does not require complex estimates. In addition, we made certain estimates surrounding our application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        Concentrations of Risk—The Company maintains deposit accounts at one bank. At June 30, 2004 and various times during the period then ended, the balance at the bank exceeded the maximum amount insured by the Federal Deposit Insurance Corporation. Credit risk is managed by monitoring the credit quality of the banks.

        The Company's customer base is concentrated in eastern Iowa.

3.    Property and Equipment

        Property and equipment of the Company at June 30, 2004 is summarized as follows:

June 30, 2004
Land and land improvements	$802,980
Buildings and improvements	6,380,680
Riverboats and improvements	8,309,254
Furniture, fixtures and equipment	7,617,749
Computer equipment	837,680
Vehicles	105,664
Construction in progress	311,913

Subtotal	24,365,920
Accumulated depreciation	(9,755,951)

Property and equipment, net	$14,609,969

        Depreciation expense for the six-month periods ended June 30, 2004 and 2003 was $1,164,666 and $1,502,745 respectively.

4.    Debt

        The debt of the Company consists of the following:

June 30, 2004
8 3/4% Senior Secured Notes due April 15, 2012, net of discount of $1,207,188, secured by assets of DJL and OED.	$86,684,809
$35.0 million revolving line of credit under a Loan and Security Agreement of DJL and OED with Wells Fargo Foothill, Inc. dated June 16, 2004, interest rate at Prime + a margin of 0.5 – 1.0% (current rate of 5.75%), maturing June 16, 2008, secured by certain assets of DJL and OED.	10,117,690
Preferred membership interests-redeemable, interest at 9%, due October 13, 2006.	4,000,000

Total debt	100,802,499
Less current portion	0

Total long term debt	$100,802,499

        On April 16, 2004, the Company and Old Evangeline Downs Capital Corp. completed a Rule 144A private placement of $233 million principal amount of 8 3/4% Senior Secured Notes due 2012 (the "Peninsula Gaming Notes"). The Peninsula Gaming Notes were issued at a discount of approximately $3.3 million. Interest on the Peninsula Gaming Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2004. Upon the corporate restructuring PGL became a co-issuer of the Peninsula Notes.

        PGL used the net proceeds from the sale of the Peninsula Gaming Notes as follows (all payments based on outstanding balances as of April 16, 2004): (1) to irrevocably deposit funds into an escrow account to redeem all of the DJL Notes in an amount (including call premium and accrued interest) of approximately $79.9 million; (2) to repurchase approximately $116.3 million principal amount of OED Notes for an aggregate amount (including tender premium, accrued interest and contingent interest) of approximately $134.6 million; (3) to pay accrued distributions on DJL's outstanding preferred membership interests-redeemable of approximately $1.1 million; (4) to pay related fees and expenses of approximately $13.4 million; and (5) for general corporate purposes. As a result of the issuance of the Peninsula Gaming Notes, the Company incurred a loss of approximately $8.7 million consisting of the write-off of deferred financing fees of approximately $2.0 million, the payment of a call premium on the DJL Notes of approximately $5.7 million, interest on the DJL Notes of approximately $0.7 million and write-off of bond discount of approximately $0.3 million.

        In addition, OED and the Company wrote off $0.9 million of deferred financing fees related to the refinancing of the credit facilities discussed below of which approximately $.1 million was written off by the Company and $.8 million was written off by OED.

        The indenture governing the Peninsula Gaming Notes limits the Company's ability to, among other things:

    •
    incur more debt;

    •
    redeem stock;

    •
    pay dividends or make other distributions to PGP;

    •
    issue stock of restricted subsidiaries;

    •
    make investments;

    •
    create liens;

    •
    enter into transactions with affiliates;

    •
    merge or consolidate; and

    •
    transfer or sell assets.

        The Peninsula Gaming Notes are full and unconditional obligations of the Company as a co-issuer. PGL and PGC, also co-issuers, have no independent assets or operations. The Peninsula Gaming Notes are also guaranteed, subject to the prior lien of PGL's credit facility discussed below, by OED. Further, OED and the Company have pledged their equity interests as collateral. Neither the Peninsula Gaming Notes nor PGL's credit facility limit the Company's or OED's ability to transfer net assets to PGL. Proceeds received from the issuance of the Peninsula Gaming Notes were allocated between the Company and OED, based on each company's respective amount of senior debt being refinanced and their respective shares of financing related fees and expenses. The Company was allocated approximately $86.7 million of debt, net of $1.3 million discount and OED was allocated approximately $143.1 million, net of $2.0 million discount.

        On June 16, 2004, the Company and OED jointly entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. as the Arranger and Agent (the "PGL Credit Facility"). The PGL Credit Facility consists of a revolving credit facility which permits the Company and OED to request advances and letters of credit up to the lesser of the maximum revolver amount of $35 million (less amounts outstanding under letters of credit) and a specified borrowing base (the "Borrowing Base"). For the purposes of the PGL Credit Facility, the Borrowing Base is the lesser of the Combined EBITDA (as defined in the PGL Credit Facility) of OED and the Company for the twelve months immediately preceding the current month end multiplied by 150% and the Combined EBITDA of OED and the Company for the most recent quarterly period annualized multiplied by 150%. At June 30, 2004, the maximum revolver amount was $35.0 million. Immediately upon the closing of the PGL Credit Facility, the Company and OED borrowed approximately $15.9 million to refinance outstanding obligations under the DJL Credit Facility and the OED Credit Facility and pay financing related fees and expenses. Of the initial borrowings under the PGL Credit Facility, DJL was allocated approximately $11.1 million and OED was allocated approximately $4.8 million based on each company's respective amounts being refinanced and their respective shares of financing related fees and expenses. Advances under the PGL Credit Facility bear an interest rate based on the borrower's option of LIBOR plus a margin 3.0–3.5% or Wells Fargo prime rate plus a margin of 0.5–1.0% (current rate of 5.75%) however, at no time shall the interest rate be lower than 4%.

        The Company and OED are jointly and severally liable under the PGL Credit Facility for advances under the revolver portion of the facility and such borrowings are collateralized by substantially all assets of OED and the Company. Borrowings under the PGL Credit Facility are guaranteed by PGL and PGC.

        The PGL Credit Facility contains a number of restrictive covenants and agreements, including covenants that limit the Company's and OED's ability to, among other things: (1) incur more debt; (2) create liens; (3) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock; (4) dispose of certain assets; (5) guarantee debt of others; (6) pay dividends or make other distributions; (7) make investments; (8) enter into transactions with affiliates. The PGL Credit Facility also contains financial covenants including a minimum Combined EBITDA (as defined in the PGL Credit Facility) of OED and DJL, limitations to capital expenditure amounts at OED and DJL and minimum OED EBITDA (as defined in the PGL Credit Facility) plus the premium paid in connection with the April 2004 repurchase of a portion of the OED Notes.

        As of June 30, 2004 combined borrowings under the PGL Credit Facility were $14.9 million, of which approximately $10.1 million related to the Company and approximately $4.8 million related to OED. In addition, as of June 30, 2004, the Company had outstanding letters of credit of approximately $0.3 million.

        The DJL Credit Facility was terminated in connection with the refinancing discussed above.

5.    Commitments and Contingencies

        Under the Company's and PGP's operating agreements, the Company and PGP have agreed, subject to few exceptions, to indemnify and hold harmless its members, PGP and PGP members, as the case may be, from liabilities incurred as a result of their positions as our sole manager and as members of the Company or PGP.

        The Company is involved in a lawsuit with a former employee. Management believes that such lawsuit is without merit and that the ultimate disposition of this action should not have a material adverse effect on the financial condition, results of operations or cash flows of the Company; however, no assurance can be given as to the ultimate disposition of such action.

        Other than as noted above, we are not a party to, and none of our property is the subject of, any other pending legal proceedings other than litigation arising in the normal course of business. We do not believe that adverse determinations in any or all such other litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

6.    Related Party Transactions

        In May 2004, PGP repurchased 147,553 units of its convertible preferred membership interests from an unrelated third party for approximately $4.5 million. The repurchase was funded by a distribution of cash to PGP from the Company.

        During the six-months ended June 30, 2004 and 2003, the Company distributed $957,622 and $464,041, respectively, to PGP primarily in respect of (i) certain consulting and financial advisory services related to PGP development expenses, (ii) board fees and actual out of pocket expenses incurred by members of board of managers of PGP in their capacity as a board member (iii) tax, accounting, legal and administrative costs and expenses of PGP. These amounts were recorded as member distributions and are included in "Accumulated Deficit" on the Balance Sheet.

        At June 30, 2004, the Company had receivables from affiliates of $3,975,562 primarily related to development costs paid by the Company on behalf of the affiliates.

        At June 30, 2004, the Company had receivables from affiliates of $1,816,791 related to a management services agreement for which the Company and OEDA together manage and operate OED's existing horse racetrack and the design, development, construction and operation of OED's racino that opened on December 19, 2003.

 DIAMOND JO, LLC

PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

        The following pro-forma condensed statement of operations (unaudited) sets forth our results of operations for the six months ended June 30, 2004 on an actual basis and on a pro-forma basis to give effect to the offering of the Peninsula Gaming Notes and the application of the net proceeds therefrom as set forth under the section entitled "Use of Proceeds" and the consummation of the other Transactions as set forth in the section entitled "The Transactions" as if such transactions had occurred on December 31, 2003.

	Six Months Ended June 30, 2004
	Historical	Pro Forma Adjustments		Pro Forma
NET REVENUES	$25,252,059			$25,252,059
EXPENSES	18,330,565			18,330,565

INCOME FROM OPERATIONS	6,921,494			6,921,494

OTHER INCOME (EXPENSE):
Interest income	31,796			31,796
Interest expense	(5,294,368)	$328,689	(1)	(4,965,679)
Loss on early retirement of debt	(8,839,695)	8,839,695	(2)
Interest expense related to preferred members' interest, redeemable	(180,000)			(180,000)
Loss on sale of assets	(192)			(192)

Total other expense	(14,282,459)	9,168,384		(5,114,075)

NET INCOME (LOSS) TO COMMON MEMBERS' INTEREST	$(7,360,965)	$9,168,384		$1,807,419

(1)
Represents elimination of (a) $2.5 million of contractual, fixed rate interest on the DJL Notes at 12 1/4% and (b) $0.2 million of amortization of deferred financing costs and bond discount related to redeemed DJL Notes, offset by (y) $2.2 million of contractual, fixed rate interest on the PGL Notes at 8 3/4% and (z) $0.2 million of amortization of deferred financing costs and bond discount on the PGL Notes.

(2)
Represents elimination of loss on early retirement of debt (including call premium and write-off of deferred financing costs and bond discount) related to the early redemption of the DJL Notes.

SCHEDULE II

PENINSULA GAMING, LLC

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(IN THOUSANDS)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions(1)	Balance at End of Year
Year ended December 31, 2003:
Allowance for doubtful accounts	$46	$184	$(168)	$62
Year ended December 31, 2002:
Allowance for doubtful accounts	$57	$139	$(150)	$46
Year ended December 31, 2001:
Allowance for doubtful accounts	$43	$152	$(138)	$57

(1)
Amounts written off.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

DIAMOND JO, LLC
PENINSULA GAMING CORP.
PENINSULA GAMING, LLC

Offer to Exchange

$233,00,000

8 3/4% Senior Secured Notes Due 2010

                , 2004

        Until                        , 2004, all dealers effecting transactions in the old notes or the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Members and Managers

        (a)   Peninsula Gaming Corp. ("PGC") is a corporation organized under the laws of the State of Delaware pursuant to the Delaware General Corporation Law. PGC is empowered under Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations set forth in its Certificate of Incorporation (the "Certificate of Incorporation") and its By-Laws (the "By-Laws"), to indemnify directors, officers, employees and other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of PGC and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to PGC.

        Article Eighth of PGC's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of PGC shall not be liable to PGC or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of Article Eighth of the Certificate of Incorporation shall not adversely affect any right or protection of a director of PGC existing at the time of such repeal or modification.

        Section 9.1 of PGC's By-Laws provides that every person who was or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of PGC or is or was serving at the request of PGC or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Delaware Code, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under Article 9 of the By-Laws.

        Section 9.2 of PGC's By-Laws provides that its Board may cause PGC to purchase and maintain insurance on behalf of any person who is or was a director or officer of PGC, or is or was serving at the request of PGC as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not PGC would have the power to indemnify such person.

        Section 9.3 of PGC's By-Laws provides that its Board may from time to time adopt further by-laws with respect to indemnification and may amend the current By-Laws and such by-laws to provide at all times the fullest indemnification permitted by the Delaware Code.

        Section 9.4 of PGC's By-Laws provides that expenses incurred in defending a civil or criminal action or proceeding of the type described in Section 9.1 of the By-Laws shall be paid by PGC in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the person requesting such advance to repay such amount in the event that such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by PGC or allowed by a court exceed the indemnification to which such person is entitled.

        (b)   Peninsula Gaming, LLC ("PGL") is a limited liability company formed under the laws of the State of Delaware under the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101, et. seq., (as amended from time to time, the "Delaware Act"). PGL is empowered by Section 18-108 Delaware Act, subject to the standards and restrictions set forth in PGL's Amended and Restated Operating Agreement (the "PGL Operating Agreement"), to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Section 8(c) of the PGL Operating Agreement provides that, to the fullest extent permitted under applicable law, neither the sole member nor any officer of PGL shall be deemed to violate the PGL Operating Agreement or be liable, responsible or accountable in damages or otherwise to any other member or officer or PGL for any action or failure to act, including but not limited to, under any theory of fiduciary duty or obligation, unless such violation or liability is attributable to the sole member or such officer's gross negligence, willful misconduct, bad faith or a continuing material breach of the PGL Operating Agreement. Without limiting the generality of the foregoing, the sole member and each such officer shall, in the performance of his or its duties, be fully protected in relying in good faith upon the records of PGL and upon information, opinions, reports or statements presented to the sole member of such officer by any other person or entity as to matters the sole member or such officer reasonably believes are within the other person's or entity's professional or expert competence and that has been selected with reasonable care by or on behalf of PGL. The sole member shall be deemed by the execution of the PGL Operating Agreement to acknowledge and agree that each officer, in accepting its duties thereunder, disclaims, to the maximum extent permitted under applicable law, any fiduciary duty or obligation it may have to PGL and the sole member as a result of its acceptance of its duties, responsibilities and obligations thereunder.

        Section 8(d) of the PGL Operating Agreement provides that, to the fullest extent permitted under applicable law, PGL shall severally indemnify and hold harmless any person or entity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of PGL) by reason of or arising from any acts or omissions (or alleged acts or omissions) on behalf of PGL or in furtherance of the interests of PGL arising out of the indemnified party's activities as a member, officer, employee, trustee or agent of PGL against losses, damages or expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such indemnified party in connection with such action, suit or proceeding and for which such indemnified party has not otherwise been reimbursed, so long as such indemnified party did not act in bad faith or in a manner constituting gross negligence or willful misconduct or materially breach the PGL Operating Agreement. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as judgment, order, settlement or plea shall itself specifically provide) create a presumption that the indemnified party acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached the PGC Operating Agreement.

        Section 14 of the PGL Operating Agreement provides that, except as otherwise expressly provided in the applicable law, the debts, obligations and liabilities of PGL, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of PGL, and the sole member shall not be obligated personally for any such debt, obligation or liability of PGL solely by reason of being the sole member. Except as otherwise expressly provided in applicable law, the liability of the sole member shall be limited to the amount of capital contributions, if any, required to be made by the sole member in accordance with the provisions of the PGL Operating Agreement, but only when and to the extent the same shall become due pursuant to the provisions of the PGL Operating Agreement.

        (c)   Diamond Jo, LLC. ("DJL") is a limited liability company formed under the laws of the State of Delaware under the Delaware Act. DJL is empowered by Section 18-108 Delaware Act, subject to the standards and restrictions set forth in DJL's Amended and Restated Limited Liability Company Agreement (the "DJL LLC Agreement"), to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Section 2.2 of the DJL LLC Agreement provides that members shall not be liable under a judgment, decree or order of any court, or in any other manner, for a debt, obligation or liability of DJL, except as provided under applicable law. No member shall be required to make any contribution to DJL by reason of any negative balance in the member's capital account nor shall any negative balance in a member's capital account create any liability on the party of the member to any third party.

        Section 4.2 of the DJL LLC Agreement provides that, to the fullest extent permitted under applicable law, no member or managing member shall be deemed to violate the DJL LLC Agreement or be liable, responsible or accountable in damages or otherwise to any other member or managing member or DJL for any action or failure to act, unless such violation or liability is attributable to such member's or managing member's gross negligence, willful misconduct, bad faith or a continuing material breach of the DJL LLC Agreement. Without limiting the generality of the foregoing, each such member or managing member shall, in the performance of its duties, be fully protected in relying in good faith upon the records of DJL and upon information, opinions, reports or statements presented to such member or managing member by any other person or entity as to matters such member or managing member reasonably believes are within the other person's or entity's professional or expert competence and that has been selected with reasonable care by or on behalf of DJL. The sole member shall be deemed by the execution of the DJL Operating Agreement to acknowledge and agree that each officer, in accepting its duties thereunder, disclaims, to the maximum extent permitted under applicable law, any fiduciary duty or obligation it may have to DJL and the sole member as a result of its acceptance of its duties, responsibilities and obligations thereunder.

        Section 4.4 of the DJL LLC Agreement provides that, to the fullest extent permitted under applicable law, DJL shall severally indemnify and hold harmless any person or entity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of DJL) by reason of or arising from any acts or omissions (or alleged acts or omissions) on behalf of DJL or in furtherance of the interests of DJL arising out of the indemnified party's activities as a member, managing member, officer, employee, trustee or agent of DJL against losses, damages or expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such indemnified party in connection with such action, suit or proceeding and for which such indemnified party has not otherwise been reimbursed, so long as such indemnified party did not act in bad faith or in a manner constituting gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as judgment, order, settlement or plea shall itself specifically provide) create a presumption that the indemnified party acted in bad faith or in a manner constituting gross negligence or willful misconduct.

        Section 5.4(a) of the DJL LLC Agreement provides that no officer of DJL shall be liable to DJL or to the members for acts or omissions of such officer of DJL in connection with the business or affairs of DJL, including, without limitation, any breach of fiduciary duty of such officer as an officer of DJL, any mistake of judgment of such officer as an officer of DJL and any business decision of such officer as an officer of DJL, except for acts or omissions of such officer of DJL that a final adjudication establishes involved breach of such officer's duty of loyalty to DJL or its members, intentional misconduct, fraud or a knowing violation of the law that was material to the cause of action subject to such final adjudication.

        Section 5.5(b) of the DJL LLC Agreement provides that DJL and/or its successor, trustee or receiver may indemnify, defend and hold harmless every officer of DJL and every individual who at any time was but ceased to be an officer of DJL, and the heirs and personal representative of every officer of DJL and of every such individual, against all claims, demands, actions, losses, liabilities, damages, costs and expenses, which after the date of the DJL LLC Agreement arise out of DJL or its business or affairs, including reasonable attorneys' fees incurred in defending such matters.

        Section 5.5(c) of the DJL LLC Agreement provides that the satisfaction of the indemnification obligations of DJL shall be from and limited to the assets of DJL, and no member shall have any personal liability for the satisfaction of any such indemnification obligation.

        Section 5.5(d) of the DJL LLC Agreement provides that no amendment or repeal of any term or provision of the indemnification provisions in the DJL LLC Agreement that otherwise would restrict or limit any right or protection of an officer of DJL or other indemnified individuals shall apply to or have any effect on any such right or protection of any officer of DJL existing at the time of such amendment or repeal or of any individual who at any time before such amendment or repeal was but ceased to be an officer of DJL, or of the heirs and personal representative of any such officer of DJL or other individual.

        Section 15 of DJL's Operating Agreement provides that except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of DJL, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of DJL, and no member shall be obligated personally for any such debt, obligation or liability of DJL solely by reason of being a member. And, except as otherwise expressly provided in the Delaware Act, the liability of each member shall be limited to the amount of capital contributions, if any, required to be made by such member in accordance with the provisions of DJL's Operating Agreement, but only when and to the extent the same shall become due pursuant to the provisions of that agreement.

Item 21. Exhibits and Financial Statement Schedules

        See Index to Exhibits, which is incorporated by reference.

Item 22. Undertakings

        Each of the undersigned registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (5)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (6)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Diamond Jo, LLC has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on October 27, 2004.

DIAMOND JO, LLC
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on October 27, 2004.

By:	*
M. Brent Stevens Chief Executive Officer and Manager
By:	*
Michael Luzich President and Secretary
By:	*
Terrance W. Oliver Manager
By:	*
Andrew R. Whitaker Manager
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer (Principal Accounting Officer)
*By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, Peninsula Gaming Corp. has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Lafayette, State of Louisiana, on October 27, 2004.

PENINSULA GAMING CORP.
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on October 27, 2004.

By:	*
M. Brent Stevens Chief Executive Officer and Manager
By:	*
Michael Luzich President and Secretary
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer (Principal Accounting Officer)
*By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, Peninsula Gaming LLC has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Lafayette, State of Louisiana, on October 27, 2004.

PENINSULA GAMING, LLC
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on October 27, 2004.

By:	*
M. Brent Stevens Chief Executive Officer and Manager
By:	*
Michael Luzich President and Secretary
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer (Principal Accounting Officer)
*By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, Peninsula Gaming LLC has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Lafayette, State of Louisiana, on October 27, 2004.

THE OLD EVANGELINE DOWNS, L.L.C.
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on October 27, 2004.

By:	*
M. Brent Stevens Chief Executive Officer and Manager
By:	*
Michael Luzich President and Secretary
By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Chief Financial Officer (Principal Accounting Officer)
*By:	/s/ NATALIE A. SCHRAMM Natalie A. Schramm Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit*
1.1	Purchase Agreement, dated March 25, 2004, between Diamond Jo, LLC, The Old Evangeline Downs Capital Corp. and Jefferies & Company, Inc.
1.2	Joinder of Peninsula Gaming, LLC, dated June 16, 2004, to the Purchase Agreement, dated March 25, 2004, between Diamond Jo, LLC, The Old Evangeline Downs Capital Corp. and Jefferies & Company, Inc.
2.1	Certificate of Dissolution of Peninsula Gaming Corporation, dated June 17, 2004.
3.1A
Certificate of Formation of Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 3.1A of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999. (With regard to applicable cross-references in this registration statement, Peninsula Gaming Company, LLC's Form S-4, Current, Quarterly and Annual Reports were filed with the SEC under File No. 333-88829).
3.1B	Amendment to Certificate of Formation of Peninsula Gaming Company, LLC—incorporated by reference to Exhibit 3.1B of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
3.1C
Certificate of Amendment to the Certificate of Formation of Peninsula Gaming Company, LLC, dated March 10, 2004—incorporated herein by reference to Peninsula Gaming Company, LLC's Quarterly Report on Form 10-Q filed May 14, 2004.
3.2	Amended and Restated Operating Agreement of Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 3.2 of Peninsula Gaming Company, LLC's Form S-4 filed on October 12, 1999.
3.3A	Certificate of Formation of Peninsula Casinos, LLC, dated February 27, 2004.
3.3B	Certificate of Amendment to the Certificate of Formation of Peninsula Casinos, LLC, dated March 9, 2004.
3.4	Operating Agreement of Peninsula Gaming, LLC (formerly known as Peninsula Casinos, LLC), dated June 14, 2004.
3.5A
Certificate of Incorporation of The Old Evangeline Downs Capital Corp., dated January 20, 2003—incorporated herein by reference to Exhibit 3.4 of The Old Evangeline Downs Capital Corp.'s Form S-4 filed May 28, 2003. (With regard to applicable cross-references in this registration statement, The Old Evangeline Downs Capital Corp.'s Form S-4, Current, Quarterly and Annual Reports were filed with the SEC under File No. 333-105587).
3.5B	Certificate of Amendment to the Certificate of Incorporation of The Old Evangeline Downs Capital Corp., dated June 17, 2004.
3.6	By-laws of The Old Evangeline Downs Capital Corp.—incorporated herein by reference to Exhibit 3.5 of The Old Evangeline Downs Capital Corp.'s Form S-4 filed May 28, 2003.
3.7
Amended and Restated Articles of Organization of The Old Evangeline Downs, L.L.C. (formerly The Old Evangeline Downs, L.C.), dated February 19, 2003—incorporated herein by reference to Exhibit 3.1 of The Old Evangeline Downs, L.L.C.'s Form S-4 filed May 28, 2003. (With regard to applicable cross-references in this registration statement, The Old Evangeline Downs, L.L.C.'s Form S-4 was filed with the SEC under File No. 333-105587).
3.8A
Amended and Restated Operating Agreement of The Old Evangeline Downs, L.L.C., dated as of January 30, 2003—incorporated herein by reference to Exhibit 3.2 of The Old Evangeline Downs, L.L.C.'s Form S-4 filed May 28, 2003.

3.8B
First Amendment to Amended and Restated Operating Agreement of The Old Evangeline Downs, L.L.C., dated as of May 21, 2003—incorporated herein by reference to Exhibit 3.3 of The Old Evangeline Downs, L.L.C.'s Form S-4 filed May 28, 2003.
4.1	Specimen Certificate of Common Stock of Peninsula Gaming Corp. (formerly known as The Old Evangeline Downs Capital Corp.).
4.2A
Indenture, dated July 15, 1999, by and among Peninsula Gaming Company, LLC, Peninsula Gaming Corporation and Firstar Bank of Minnesota, N.A., as trustee—incorporated herein by reference to Exhibit 4.2 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
4.2B
First Supplemental Indenture, dated January 14, 2002, by and among Peninsula Gaming Company, LLC and Peninsula Gaming Corporation, as Issuers, the Subsidiary Guarantors referred to therein and U.S. Bank National Association, as trustee—incorporated herein by reference to Exhibit 4.3 of Peninsula Gaming Company, LLC's Form S-4 filed October 21, 1999.
4.3A
Indenture, dated February 25, 2003, by and among The Old Evangeline Downs, L.L.C., The Old Evangeline Downs Capital Corp. and U.S. Bank National Association—incorporated herein by reference to Exhibit 4.1 of The Old Evangeline Downs, L.L.C.'s Form S-4 filed May 28, 2003.
4.3B	Supplemental Indenture, dated as of March 25, 2004, by and among The Old Evangeline Downs, L.L.C., The Old Evangeline Downs Capital Corp. and U.S. Bank National Association.
4.4A
Indenture, dated as of April 16, 2004, by and among Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs Capital Corp., the Subsidiary Guarantors named therein and U.S. Bank National Association.
4.4B
Supplemental Indenture among Peninsula Gaming, LLC, Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs Capital Corp. and U.S. Bank National Association, dated as of June 16, 2004.
4.5A
Registration Rights Agreement, dated April 16, 2004, by and among Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs Capital Corp., the Guarantors named therein and Jefferies & Company, Inc.
4.5B
Joinder of Peninsula Gaming, LLC, dated June 16, 2004, to the Registration Rights Agreement, dated April 16, 2004, by and among Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs Capital Corp., the Guarantors named therein and Jefferies & Company, Inc.
4.6A
Pledge and Security Agreement, dated as of April 16, 2004, among Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs Capital Corp., OED Acquisition, LLC, Peninsula Gaming Corporation, The Old Evangeline Downs, L.L.C. and U.S. Bank National Association.
4.6B	Supplement to Security Agreement by Peninsula Gaming, LLC, dated June 16, 2004.
4.7	Trademark Security Agreement, dated April 16, 2004, by Diamond Jo, LLC in favor of U.S. Bank National Association.
4.8	Form of 8 3/4% Senior Secured Notes due 2012.
4.9A	Intercreditor Agreement between U.S. Bank National Association and Wells Fargo Foothill, Inc., dated April 16, 2004.

4.9B	Acknowledgement of Peninsula Gaming, LLC, dated June 16, 2004, to the Intercreditor Agreement between U.S. Bank National Association and Wells Fargo Foothill, Inc., dated April 16, 2004.
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP.
8.1**	Tax Opinion of Mayer, Brown, Rowe & Maw LLP.
10.1
Employment Agreement, dated April 1, 2000, by and among Natalie Schramm and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.1 of Peninsula Gaming Company, LLC's Form 8-K. Current Report filed March 4, 2002.
10.2
Indemnification Agreement, dated June 7, 1999, by and among Natalie Schramm and AB Capital, L.L.C. and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.2 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3A
Operating Agreement, dated February 22, 1993, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9A of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3B
Amendment to Operating Agreement, dated February 22, 1993, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9B of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3C
Amendment to Operating Agreement, dated March 4, 1993, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9C of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3D
Third Amendment to Operating Agreement, dated March 11, 1993, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9D of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3E
Fourth Amendment to Operating Agreement, dated March 11, 1993, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9E of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3F
Fifth Amendment to Operating Agreement, dated April 9, 1993, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9F of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3G
Sixth Amendment to Operating Agreement, dated November 29, 1993, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9G of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3H
Seventh Amendment to Operating Agreement, dated April 6, 1994, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9H of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.

10.3I
Eighth Amendment to Operating Agreement, dated April 29, 1994, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9I of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3J
Ninth Amendment to Operating Agreement, dated July 11, 1995, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9J of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.3K
Tenth Amendment to Operating Agreement, dated July 15, 1999, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.9K of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.4
Operating Agreement Assignment, dated July 15, 1999, by and among Greater Dubuque Riverboat Entertainment Company, L.C. and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.10 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.5
First Preferred Ship Mortgage, dated July 15, 1999, by Peninsula Gaming Company, LLC in favor of Firstar Bank of Minnesota, N.A., as trustee —incorporated herein by reference to Exhibit 10/11 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.6
Mortgage, Leasehold Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement dated July 15, 1999, by Peninsula Gaming Company, LLC in favor of Firstar Bank of Minnesota, N.A., as trustee—incorporated herein by reference to Exhibit 10.12 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.7
Ice Harbor Parking Agreement Assignment dated July 15, 1999, by and among Greater Dubuque Riverboat Entertainment Company, L.C. and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.13 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.8
First Amendment to Sublease Agreement, dated July 15, 1999, by and among Dubuque Racing Association, Ltd. and Greater Dubuque Riverboat Entertainment Company, L.C.—incorporated herein by reference to Exhibit 10.14 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.9
Sublease Assignment, dated July 15, 1999, by and among Greater Dubuque Entertainment Company, L.C. and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.15 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.10	Iowa Racing and Gaming Commission Gaming License, dated July 15, 1999—incorporated herein by reference to Exhibit 10.16 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.11
Assignment of Iowa IGT Declaration and Agreement of Trust, dated July 15, 1999 by and among Greater Dubuque Riverboat Entertainment Company, L.C. and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.17 of Peninsula Gaming Company, LLC's Form S-4 filed October 12, 1999.
10.12
Agreement of Sale, dated August 30, 2002, by and among Peninsula Gaming Partners, LLC, OED Acquisition, LLC, William E. Trotter II and William E. Trotter II Family, LLC—incorporated herein by reference to Exhibit 10.3 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2002.

10.13A
Loan and Security Agreement, dated February 23, 2001, by and between Foothill Capital Corporation and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.13 of Peninsula Gaming Company, LLC's Form 10-K Annual Report for the year ended December 31, 2002.
10.13B
Amendment Number One to Loan and Security Agreement, dated February 15, 2002, by and between Foothill Capital Corporation and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.1 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2002.
10.13C
Amendment Number Two to Loan and Security Agreement, dated October 16, 2002, by and between Foothill Capital Corporation and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.2 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2002.
10.13D
Amendment Number Three to Loan and Security Agreement, dated February 14, 2003, by and between Foothill Capital Corporation and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.14 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2003.
10.13E
Amendment Number Four to Loan and Security Agreement dated November 6, 2003, by and between Peninsula Gaming Company, LLC and Wells Fargo Foothill, Inc.—incorporated herein by reference to Exhibit 10.19 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2003.
10.14
Purchase Agreement, dated June 27, 2002, by and among Peninsula Gaming Partners, LLC, a Delaware limited liability company, The Old Evangeline Downs, L.C., a Louisiana limited company and BIM3 Investments, a Louisiana partnership—incorporated herein by reference to Exhibit 1.1 of Peninsula Gaming Company, LLC's Form 8-K Current Report filed March 4, 2002.
10.15
First Amendment to Purchase Agreement, dated January 1, 2002, by and among BIM3 Investments, a Louisiana partnership, The Old Evangeline Downs, L.C., a Louisiana limited company and OED Acquisition, LLC, a Delaware limited liability company—incorporated herein by reference to Exhibit 1.3 of Peninsula Gaming Company, LLC's Form 8-K Current Report filed March 4, 2002.
10.16
Assignment Agreement, dated October 23, 2001, by and between Peninsula Gaming Partners and OED Acquisition, LLC—incorporated herein by reference to Exhibit 1.2 of Peninsula Gaming Company, LLC's Form 8-K Current Report filed March 4, 2002.
10.17A
Loan and Security Agreement, dated June 24, 2003, by and among The Old Evangeline Downs, L.L.C., The Old Evangeline Downs Capital Corp., and Wells Fargo Foothill, Inc.—incorporated herein by reference to Exhibit 10.16 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2003.
10.17B
First Amendment, dated September 22, 2003, to Loan and Security Agreement, dated June 24, 2003, by and among The Old Evangeline Downs, L.L.C., The Old Evangeline Downs Capital Corp., and Wells Fargo Foothill, Inc.—incorporated herein by reference to Exhibit 10.18 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2003.
10.18
Loan and Security Agreement, dated September 22, 2003, by and among The Old Evangeline Downs, L.L.C., The Old Evangeline Downs Capital Corp., and Wells Fargo Foothill, Inc.—incorporated herein by reference to Exhibit 10.17 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2003.

10.19	Loan and Security Agreement, dated as of June 16, 2004, by and among Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs, L.L.C. and Wells Fargo Foothill, Inc.
10.20	Guarantor Security Agreement, dated as of June 16, 2004, by and among Peninsula Gaming, LLC, The Old Evangeline Downs Capital Corp. and Wells Fargo Foothill, Inc.
10.21
Intercompany Subordination Agreement, dated as of June 16, 2004, by and among The Old Evangeline Downs, L.L.C., Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), The Old Evangeline Downs Capital Corp., Peninsula Gaming, LLC and Wells Fargo Foothill, Inc.
10.22
Management Fees Subordination Agreement, dated as of June 16, 2004, by and among The Old Evangeline Downs, L.L.C., The Old Evangeline Downs Capital Corp., Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), OED Acquisition, LLC and Wells Fargo Foothill, Inc.
10.23	Post Closing Letter, dated June 16, 2004, from Wells Fargo Foothill, Inc. to The Old Evangeline Downs, L.L.C. and Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC).
10.24
Amended and Restated Management Services Agreement, dated as of February 25, 2003, by and among The Old Evangeline Downs, L.L.C., OED Acquisition, LLC and Peninsula Gaming Company, LLC—incorporated herein by reference to Exhibit 10.15 of Peninsula Gaming Company, LLC's Form 10-Q Quarterly Report for the quarter ended September 30, 2003.
10.24	Employment Agreement, dated July 14, 2004, by and between Jonathan Swain and Peninsula Gaming, LLC.
10.25	Form of Employment Agreement by and between Natalie A. Schramm and Peninsula Gaming, LLC.
10.26	Guaranty by The Old Evangeline Downs Capital Corp. in favor of Wells Fargo Foothill, Inc., dated June 16, 2004.
12.1†	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of the Registrants.
23.1†	Consents of Deloitte & Touche LLP dated October 25, 2004.
23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of signature page hereto).
25.1	Form T-1 of U.S. National Bank Association, Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to DTC Participants.

†
Filed herewith.

*
Except as otherwise indicated, all exhibits were previously filed with this Registration Statement.

**
To be filed by amendment.

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PROSPECTUS SUMMARY
TERMS OF THE EXCHANGE OFFER
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
REGULATORY MATTERS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF SENIOR SECURED CREDIT FACILITY
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
BOOK-ENTRY; DELIVERY AND FORM
SPECIFIC UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PENINSULA GAMING, LLC CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002
PENINSULA GAMING, LLC CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
PENINSULA GAMING, LLC CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT) YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
PENINSULA GAMING, LLC CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
PENINSULA GAMING, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PENINSULA GAMING, LLC PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
PENINSULA GAMING, LLC CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
PENINSULA GAMING, LLC CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
PENINSULA GAMING, LLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
PENINSULA GAMING, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
PENINSULA GAMING, LLC PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE OLD EVANGELINE DOWNS, L.L.C. BALANCE SHEETS DECEMBER 31, 2003 and 2002
THE OLD EVANGELINE DOWNS, L.L.C. STATEMENTS OF OPERATIONS THE YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD AUGUST 31 TO DECEMBER 31, 2002 (SUCCESSOR COMPANY) THE PERIOD JANUARY 1 TO AUGUST 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001 (PREDECESSOR COMPANY)
THE OLD EVANGELINE DOWNS, L.L.C. STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT) THE YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD AUGUST 31 TO DECEMBER 31, 2002 (SUCCESSOR COMPANY) THE PERIOD JANUARY 1 TO AUGUST 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001 (PREDECESSOR COMPANY)
THE OLD EVANGELINE DOWNS, L.L.C. STATEMENTS OF CASH FLOWS THE YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD AUGUST 31 TO DECEMBER 31, 2002 (SUCCESSOR COMPANY) THE PERIOD JANUARY 1 TO AUGUST 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001 (PREDECESSOR COMPANY)
THE OLD EVANGELINE DOWNS, L.L.C. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE OLD EVANGELINE DOWNS, LLC PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
THE OLD EVANGELINE DOWNS, L.L.C. CONDENSED BALANCE SHEET (UNAUDITED)
THE OLD EVANGELINE DOWNS, L.L.C. CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
THE OLD EVANGELINE DOWNS, L.L.C. CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
THE OLD EVANGELINE DOWNS, L.L.C. NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
THE OLD EVANGELINE DOWNS, LLC PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DIAMOND JO, LLC BALANCE SHEETS DECEMBER 31, 2003 AND 2002
DIAMOND JO, LLC STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
DIAMOND JO, LLC STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT) YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
DIAMOND JO, LLC STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
DIAMOND JO, LLC NOTES TO FINANCIAL STATEMENTS
DIAMOND JO, LLC PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
DIAMOND JO, LLC CONDENSED BALANCE SHEET (UNAUDITED)
DIAMOND JO, LLC CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
DIAMOND JO, LLC CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
DIAMOND JO, LLC NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
DIAMOND JO, LLC PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
PENINSULA GAMING, LLC VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (IN THOUSANDS)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Members and Managers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
INDEX TO EXHIBITS